           AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 1999
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                    SECURITY FIRST TECHNOLOGIES CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7379                            58-2395199
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)                    NO.)

                            ------------------------

                    SECURITY FIRST TECHNOLOGIES CORPORATION
                      3390 PEACHTREE ROAD, NE, SUITE 1700
                               ATLANTA, GA 30326
                                 (404) 812-6200
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              ROBERT F. STOCKWELL
                            CHIEF FINANCIAL OFFICER
                    SECURITY FIRST TECHNOLOGIES CORPORATION
                      3390 PEACHTREE ROAD, NE, SUITE 1700
                               ATLANTA, GA 30326
                                 (404) 812-6200
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

            STUART G. STEIN, ESQ.           GORDON K. DAVIDSON, ESQ.
            JAMES E. SHOWEN, ESQ.        KATHERINE TALLMAN SCHUDA, ESQ.
             KEVIN L. VOLD, ESQ.             DOUGLAS N. COGEN, ESQ.
            HOGAN & HARTSON L.L.P.           PHYLLIS E. ANDES, ESQ.
          555 THIRTEENTH STREET, NW            FENWICK & WEST LLP
             WASHINGTON, DC 20004             TWO PALO ALTO SQUARE
               (202) 637-5600                 PALO ALTO, CA 94306
                                                 (650) 494-0600

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Edify Transaction described herein.
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                                 PROPOSED MAXIMUM   PROPOSED MAXIMUM
                                                                 AGGREGATE PRICE       AGGREGATE        AMOUNT OF
             TITLE OF CLASS OF                  AMOUNT TO BE        PER COMMON          OFFERING       REGISTRATION
        SECURITIES BEING REGISTERED            REGISTERED (1)        SHARE(2)         PRICE (1)(2)      FEE(1)(2)
-------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share.....     7,619,277           $13.2815         $101,195,427       $28,132
-------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Based upon the maximum number of shares of common stock, par value $0.01 per share, of Security First Technologies Corporation that may be issued pursuant to the acquisition of Edify Corporation.

(2) Computed pursuant to Rules 457(f)(1) and (c) under the Securities Act based on the average of the high and low per share prices of common stock, par value $0.001 per share, of Edify Corporation on the Nasdaq National Market on July 2, 1999.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   [S1 LOGO]

To Our Stockholders:

     You are cordially invited to attend a special meeting of stockholders of
Security First Technologies Corporation, or S1, to be held at           on
          , 1999 at      , Eastern time.

     At the meeting, you will be asked to approve the issuance by S1 of common stock in two proposed transactions. In the proposed transactions, a subsidiary of S1 will acquire FICS Group N.V., and another subsidiary of S1 will merge with Edify Corporation. After the transactions, FICS and Edify will both become wholly owned subsidiaries of S1. Please review the proposed transactions, which are described in detail in the attached notice of special meeting of stockholders and prospectus/proxy statement.

     After careful consideration, your board of directors has approved our acquisitions of FICS and Edify and determined both of the transactions to be fair to and in the best interests of S1 and its stockholders. S1's board of directors has approved the issuances of shares of S1 common stock in these transactions and recommends that you vote in favor as well.

     You will also be asked to approve a name change for the new company from "Security First Technologies Corporation" to "S1 Corporation." Your board of directors has determined that this name change will also be in the best interests of S1 and its stockholders and recommends that you vote in favor of this proposal as well.

     It is important that you use this opportunity to take part in the affairs of S1 by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. YOUR VOTE IS VERY IMPORTANT. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

     PLEASE READ THE SECTION ENTITLED "RISK FACTORS" ON PAGE   BEFORE COMPLETING
YOUR PROXY CARD.

                                      Sincerely,

                                      ------------------------------------------

                                      James S. Mahan III
                                      Chairman of the Board,
                                      President and
                                      Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulators have approved the S1 stock to be issued under this prospectus/proxy statement or determined if this prospectus/proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

S1's common stock is listed on the Nasdaq National Market under the ticker symbol "SONE."

This prospectus/proxy statement is dated                     , 1999 and was
first mailed to stockholders on or about                     , 1999.

                                   [S1 LOGO]

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held                , 1999 at      Eastern time

To Our Stockholders:

     Notice is hereby given that a special meeting of stockholders of Security
First Technologies Corporation, or S1, will be held at                      on
               , 1999 at      Eastern time, for the following purposes:

     1. To consider the issuance of shares of S1 common stock in S1's acquisition of 100% of the capital stock of FICS Group N.V., a Belgian corporation. In the FICS transaction, S1 will issue, or grant options to purchase, a total of 20,000,000 shares of S1 common stock for all outstanding shares of FICS common stock. The FICS transaction is discussed in more detail in the sections of the attached prospectus/proxy statement entitled "The FICS Transaction" and "The FICS Agreements."

     2. To consider the issuance of shares of S1 common stock in S1's acquisition by merger of Edify Corporation. The merger agreement providing for S1's acquisition of Edify is included as Annex A to the attached prospectus/proxy statement. If you approve the issuance and Edify's stockholders approve the merger, S1 will issue 0.330969 shares of S1 common stock for each share of outstanding Edify common stock, or a total of approximately shares of S1 common stock. The Edify transaction is discussed in more detail in the sections of the attached prospectus/proxy statement entitled "The Edify Transaction" and "The Edify Agreements."

     3. To consider changing the name of S1 from "Security First Technologies Corporation" to "S1 Corporation."

     Neither transaction can be completed unless the holders of a majority of the shares of S1 common stock represented in person or by proxy at the S1 meeting approve the issuance of common stock for each transaction. The vote required for each of the issuances is set forth in the section of the prospectus/proxy statement entitled "The S1 Meeting." Similarly, the name change cannot be approved unless the holders of a majority of the shares of S1 common stock represented in person or by proxy at the S1 meeting approve the change of name.

     Only stockholders of record at the close of business on
          , 1999, the record date, are entitled to notice of and to vote at the meeting or any adjournment of the meeting.

                                      By Order of the Board of Directors
                                      of Security First Technologies Corporation

                                      ------------------------------------------
                                      Nancy Kenley
                                      Secretary and Corporate Counsel

Atlanta, Georgia

                    , 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

              [EDIFY LOGO]
              Edify Corporation
              2840 San Tomas Expressway
              Santa Clara, California 95051

                                             , 1999

Dear Stockholders:

     We will hold a special meeting of our stockholders at Edify's headquarters
located at 2840 San Tomas Expressway, Santa Clara, California, on           ,
1999 at      , Pacific time.

     At the meeting, you will be asked to consider and vote to approve and adopt a merger agreement with Security First Technologies Corporation, or S1, that will cause Edify to become a wholly owned subsidiary of S1. Based on the capitalization of Edify and S1 as of June 30, 1999, after the merger, Edify stockholders will own approximately 18.3% of the outstanding S1 common stock. If S1's proposed acquisition of FICS Group N.V. is also completed, Edify stockholders will own approximately 11.7% of the outstanding S1 common stock.

     You will be entitled to receive in the merger 0.330969 shares of S1's common stock for each share of Edify common stock you own.

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THIS TRANSACTION AND CONCLUDED THAT IT IS IN THE BEST INTERESTS OF EDIFY AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS TRANSACTION.

     Attached is a notice of a special meeting of stockholders and a prospectus/proxy statement relating to the merger. This document describes the merger in detail. We encourage you to read it carefully.

     THE MERGER AND AN INVESTMENT IN SHARES OF S1 STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS"
ON PAGE   OF THIS PROSPECTUS/PROXY STATEMENT.

     We cordially invite you to attend the meeting. However, whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy and return it to us in the enclosed envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy. YOUR VOTE IS VERY IMPORTANT.

     PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME.

                                      Sincerely,

                                      ------------------------------------------
                                      Jeffrey Crowe
                                      President and
                                      Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulators have approved the S1 stock to be issued under this prospectus/proxy statement or determined if this prospectus/proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

S1's common stock is listed on the Nasdaq National Market under the ticker symbol "SONE."

This prospectus/proxy statement is dated                     , 1999 and was
first mailed to stockholders on or about                     , 1999.

                [EDIFY LOGO]
                Edify Corporation
                2840 San Tomas Expressway
                Santa Clara, California 95051

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            ------------------------

To Our Stockholders:

     A special meeting of stockholders of Edify Corporation will be held at
     , Pacific time, on                   , 1999, at Edify's headquarters
located at 2840 San Tomas Expressway, Santa Clara, California, to consider and vote on a proposal to approve and adopt a merger agreement with Security First Technologies Corporation, or S1, and approve a merger that will cause Edify to become a wholly owned subsidiary of S1.

     No other business will be considered at the meeting.

     These proposals are more fully described in the prospectus/proxy statement that accompanies this notice, which you should read carefully.

     We have fixed the close of business on                     , 1999 as the
record date for the determination of our stockholders entitled to vote at this meeting. A complete list of stockholders entitled to vote at this meeting will be available for examination by any stockholder for any purpose relevant to the meeting, at Edify's offices at 2840 San Tomas Expressway, Santa Clara, California, during Edify's ordinary business hours for 10 days before the meeting.

                                          By Order of the Board of Directors
                                          of Edify Corporation

                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

Santa Clara, California

                    , 1999

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS................      1
SUMMARY OF THE PROSPECTUS/PROXY STATEMENT...................      6
  The Companies.............................................      6
  Summary of the Transactions...............................      7
  S1's Management Following the Transactions................      7
  Benefits of the Transactions..............................      8
  The FICS Transaction......................................      8
     What FICS Stockholders Will Receive....................      8
     Conditions to Completion of the FICS Transaction.......      8
     Votes Required For Approval of the FICS Transaction....      9
     Termination of the FICS Transaction....................     10
     No Breakup Fee for the FICS Transaction................     10
     No Other Negotiations Involving FICS...................     10
     The S1 Stockholders' FICS Voting Agreement.............     11
     Opinion of S1's Financial Advisor......................     11
     Accounting Treatment of the FICS Transaction...........     11
     Antitrust and Competition Filings and Approvals
      Required to Complete the FICS Transaction.............     11
     Restrictions on the Ability to Sell S1 Stock...........     11
  The Edify Transaction.....................................     12
     What Edify Stockholders Will Receive...................     12
     Conditions to Completion of the Edify Transaction......     12
     Votes Required for Approval of the Edify Transaction...     13
     Termination of the Edify Transaction...................     13
     Breakup Fee for the Edify Transaction..................     14
     No Other Negotiations Involving Edify..................     14
     The Stock Option Agreement.............................     15
     The Voting Agreements..................................     15
     Opinions of Financial Advisors.........................     16
     Accounting Treatment of the Edify Transaction..........     16
     Interests of Certain Persons in the Edify
      Transaction...........................................     17
     Antitrust and Competition Filings or Approvals Required
      to Complete the Edify Transaction.....................     17
     Restrictions on the Ability to Sell S1 Stock...........     17
     Comparative Per Share Market Price Information.........     17
  Selected Consolidated Financial Information...............     18
RISK FACTORS................................................     22
  Risks Related to the Transactions.........................     22
     Edify stockholders will receive a fixed ratio of
      0.330969 shares of S1 common stock for each Edify
      share they own even if there are changes in the
      comparative values of Edify common stock and S1 common
      stock before the closing of the Edify Transaction.....     22
     S1 will face technical, operational and strategic
      challenges that may prevent S1 from successfully
      integrating FICS and Edify with S1....................     22
     Because the transactions are not conditioned on each
      other, if S1 fails to close one or both of the
      transactions the value of the S1 common stock could
      decline...............................................     22
     Officers and directors of S1 and Edify have different
      interests from yours, and could exert their influence
      over the Edify Transaction in a way that may not
      benefit you...........................................     23
  Risks Related to the Combined Company's Business..........     23
     We do not expect to achieve profitable operations for
      the foreseeable future, and this may negatively impact
      the value of your S1 common stock.....................     23

                                                                PAGE
                                                                ----
     The combined company's quarterly operating results may
      fluctuate, and any fluctuations could adversely affect
      the price of your S1 common stock.....................     24
     The combined company will have three primary product
      lines and if demand for these products declines our
      revenues will decline.................................     24
     System failures or performance problems with the
      combined company's products could cause demand for
      these products to decrease, require the combined
      company to make significant capital expenditures or
      impair client relations...............................     25
     The combined company depends on a limited number of
      clients for most of its revenue and, if any of those
      clients terminate their contracts, the combined
      company's revenues and financial performance would
      decline...............................................     25
     The transactions could harm key third party
      relationships.........................................     26
     The combined company's failure to develop and expand
      its distribution channels would impede revenue
      growth................................................     26
     The combined company's market is highly competitive and
      if it is unable to keep pace with evolving technology,
      its revenue and future prospects may decline..........     26
     A significant portion of the combined company's clients
      are in the financial services industry which is
      subject to economic changes and is rapidly
      consolidating, which could reduce demand for the
      combined company's products and services..............     27
     Infringement of the combined company's proprietary
      technology could adversely affect our competitive
      position and income potential.........................     27
     The combined company may become involved in litigation
      over proprietary rights, which may be costly and time
      consuming.............................................     27
     If the combined company is unable to attract and retain
      technical employees, it may not be able to compete....     28
     If the combined company is unable to effectively manage
      our expected growth, it will not be able to
      successfully implement our business plan..............     28
     If the combined company fails to adequately address the
      year 2000 issue, it may lose revenue or incur
      significant additional costs..........................     28
     The combined company depends on external sources of
      capital for future growth.............................     29
     Future sales of the combined company's common stock in
      the public market could adversely affect our stock
      price and our ability to raise funds in new stock
      offerings.............................................     29
     Ownership of common stock by the combined company's
      officers, directors and principal stockholders may
      prevent a change in control...........................     30
     Market volatility may cause the price of your stock to
      decline...............................................     30
     International operations and currency exchange rate
      fluctuations may adversely affect the combined
      company...............................................     30
FORWARD LOOKING STATEMENTS IN THIS PROSPECTUS/PROXY
  STATEMENT.................................................     30
THE COMPANIES...............................................     32
  Security First Technologies Corporation...................     32
  FICS Group N.V............................................     32
  Edify Corporation.........................................     33
THE S1 MEETING..............................................     33
  Date, Time, Place and Purpose of S1's Meeting.............     33
  Record Date and Outstanding Shares........................     34
  Vote and Quorum Required..................................     34
  Abstentions; Broker Non-Votes.............................     34
  Stock Ownership of Management and Principal
     Stockholders...........................................     34
  Expenses of Proxy Solicitation............................     34
  Voting of Proxies.........................................     35
  No Appraisal Rights.......................................     35

                                                                PAGE
                                                                ----
THE EDIFY MEETING...........................................     35
  Date, Time, Place and Purpose of Edify's Meeting..........     35
  Record Date and Outstanding Shares........................     35
  Vote Required.............................................     36
  Abstentions; Broker Non-Votes.............................     36
  Stock Ownership of Management and Principal
     Stockholders...........................................     36
  Expenses of Proxy Solicitation............................     36
  Voting of Proxies.........................................     36
  No Appraisal Rights.......................................     37
BACKGROUND OF THE TRANSACTIONS..............................     37
INFORMATION ABOUT FICS GROUP N.V............................     40
  Description of FICS's Business............................     40
     The FICS Solution......................................     41
     Products and Services..................................     42
     Professional Services..................................     45
     FICS Customers.........................................     46
     Case Studies...........................................     46
     Sales and Marketing....................................     47
     Research and Development...............................     47
     Competition............................................     48
     Proprietary Rights.....................................     48
     Employees..............................................     49
     Facilities.............................................     49
     Legal Proceedings......................................     50
  Presentation of Financial and Other Information...........     50
  Exchange Rates............................................     50
  FICS Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................     51
     Overview...............................................     51
     Currency and Exchange Rates............................     53
     Results of Operations..................................     54
     Years Ended December 31, 1997 and 1998.................     55
     Years Ended December 31, 1996 and 1997.................     58
     Three Months Ended March 31, 1998 and 1999.............     59
     FICS Quarterly Results of Operations...................     61
     Liquidity and Capital Resources........................     62
     Year 2000 Considerations...............................     63
THE FICS TRANSACTION........................................     65
  S1's Reasons for the FICS Transaction.....................     65
  Recommendation of S1's Board of Directors.................     66
  Opinion of S1's Financial Advisor.........................     66
  Completion and Effectiveness of the FICS Transaction......     73
  Structure of the FICS Transaction and Conversion of FICS
     Common Stock...........................................     74
  United States Federal Income Tax Consequences of the FICS
     Transaction............................................     74
  Accounting Treatment of the FICS Transaction..............     75
  Regulatory Filings and Approvals Required to Complete the
     FICS Transaction.......................................     75
  Restrictions on Sales of Shares by Affiliates of FICS and
     S1.....................................................     76
  Listing on the Nasdaq National Market of S1 Common Stock
     to be Issued in the FICS Transaction...................     76
  Operations after the FICS Transaction.....................     76

                                                                PAGE
                                                                ----
THE FICS AGREEMENTS.........................................     76
  Representations and Warranties............................     76
  FICS's Conduct of Business before Completion of the FICS
     Transaction............................................     77
  FICS Stockholders' Conduct of Business before Completion
     of the FICS Transaction................................     78
  S1's Conduct of Business before Completion of the FICS
     Transaction............................................     78
  Conditions to Completion of the FICS Transaction..........     78
  Termination of the FICS Agreements........................     79
  Expenses; No Breakup Fee..................................     80
  Extension, Waiver and Amendment of the FICS Agreements....     80
  Related FICS Agreements...................................     80
     The Pledge Agreement...................................     80
     S1 Stockholder Voting Agreements.......................     80
     The Loan Agreement and Promissory Note.................     81
THE EDIFY TRANSACTION.......................................     81
  S1's Reasons for the Edify Transaction....................     81
  Recommendation of S1's Board of Directors.................     82
  Edify's Reasons for the Edify Transaction.................     83
  Recommendation of Edify's Board of Directors..............     84
  Opinion of S1's Financial Advisor.........................     84
  Opinion of Edify's Financial Advisor......................     93
  Interests of Certain Persons in the Edify Transaction.....    100
  Completion and Effectiveness of the Edify Transaction.....    100
  Structure of the Edify Transaction and Conversion of Edify
     Common Stock...........................................    100
  Exchange of Edify Stock Certificates for S1 Stock
     Certificates...........................................    101
  Material United States Federal Income Tax Consequences of
     the Edify Transaction..................................    101
  Accounting Treatment of the Edify Transaction.............    103
  Regulatory Filings and Approvals Required to Complete the
     Edify Transaction......................................    103
  Restrictions on Sales of Shares by Affiliates of Edify and
     S1.....................................................    103
  Listing on the Nasdaq National Market of S1 Common Stock
     to be Issued in the Edify Transaction..................    103
  Delisting and Deregistration of Edify Common Stock after
     the Edify Transaction..................................    104
  Operations after the Edify Transaction....................    104
THE EDIFY AGREEMENTS........................................    104
  The Merger Agreement......................................    104
     Representations and Warranties.........................    104
     Edify's Conduct of Business before Completion of the
      Edify Transaction.....................................    105
     S1's Conduct of Business before Completion of the Edify
      Transaction...........................................    106
     Edify's Employee Benefit Plans.........................    106
     Treatment of Edify Stock Options and Warrants; Grant of
      S1 Stock Options......................................    106
     Conditions to Completion of the Edify Transaction......    107
     Termination of the Merger Agreement....................    108
     Expenses; Breakup Fee..................................    109
     Extension, Waiver and Amendment of the Merger
      Agreement.............................................    109
  Related Agreements........................................    110
     The Stock Option Agreement.............................    110
     Edify Stockholders' Voting Agreements..................    111
     S1 Stockholder Voting Agreements.......................    111
COMPARATIVE PER SHARE MARKET PRICE DATA.....................    113
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.......    114
  Notes to the Unaudited Pro Forma Consolidated Financial
     Statements.............................................    119

                                                                PAGE
                                                                ----
COMPARISON OF RIGHTS OF HOLDERS OF S1 COMMON STOCK AND EDIFY
  COMMON STOCK..............................................    131
  Directors.................................................    131
  Indemnification and Limitation of Liability of
     Directors..............................................    132
  Call of Special Stockholder Meetings......................    132
  Stockholder Action without a Meeting......................    132
  Quorum for Stockholder Meetings...........................    133
  General Vote..............................................    133
  Authorized and Outstanding Common Stock...................    133
  Authorized and Outstanding Preferred Stock................    133
  Stockholder Rights Plan...................................    134
SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS, MANAGEMENT AND
  DIRECTORS OF S1...........................................    134
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY S1
  STOCKHOLDERS..............................................    135
  Proposal No. 1 -- Change of Corporate Name................    135
LEGAL OPINION...............................................    135
EXPERTS.....................................................    135
DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY
  STATEMENT.................................................    136
WHERE YOU CAN FIND MORE INFORMATION.........................    137
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................    F-1
PROSPECTUS/PROXY STATEMENT
ANNEX A -- AGREEMENT AND PLAN OF MERGER.....................    A-1
ANNEX B -- OPINION OF BANCBOSTON ROBERTSON STEPHENS INC. ...    B-1
ANNEX C -- OPINION OF BANCBOSTON ROBERTSON STEPHENS INC. ...    C-1
ANNEX D -- OPINION OF GOLDMAN, SACHS & CO...................    D-1

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

Q: I UNDERSTAND THAT SECURITY FIRST TECHNOLOGIES CORPORATION HAS AGREED TO MAKE TWO STRATEGIC ACQUISITIONS. CAN YOU TELL ME MORE ABOUT S1'S PROPOSED DEALS?

A: S1 has agreed that its Belgian subsidiary will acquire all of the outstanding capital stock of FICS Group N.V. FICS is a Belgium-based software company that develops remote electronic banking and regulatory financial reporting software products. FICS has operations in 10 countries:
     Belgium, Luxembourg, the Netherlands, France, the United Kingdom, Spain, Portugal, the United States, Australia and Singapore. FICS concentrates on two core activities: Electronic Services Delivery and Financial Reporting Systems. Electronic Services Delivery products provide solutions for electronic banking, both retail and corporate, running on Microsoft Windows operating systems and via the internet, as well as solutions for electronic commerce. Electronic Services Delivery products offer end-to-end functionality for account reporting, cash management, payments, custody, trade finance and netting, and embrace all forms of electronic banking, from conventional "electronic delivery systems" to internet, telephone, fax, hand-held computing and mobile phone services. Financial Reporting Systems offer banks, insurance companies, pension funds, mutual investment funds and brokers an international solution for legal, financial and management reporting. We refer to the transactions involved in this acquisition as the "FICS Transaction."

     In addition, on the same day that it entered into the FICS Transaction, S1 agreed that an S1 subsidiary will merge with Edify Corporation. As a result, Edify will become a wholly owned subsidiary of S1. Edify provides enterprise self service software products that enable organizations to automate, integrate and personalize interactions with customers through multiple channels, including the internet, corporate intranets and the telephone, yielding stronger, more profitable relationships. Edify's products enable organizations to develop more and better service to customers and employees while containing costs, capitalizing on emerging interactive media and leveraging existing investments. Edify's products are designed to support both the telephone-based self service features found in traditional, standalone interactive voice response, or "IVR," systems, and the broad range of interactive services that can be provided through the internet or an enterprise intranet. We refer to this merger as the "Edify Transaction."

Q:   DO I GET TO VOTE ON THE FICS TRANSACTION OR THE EDIFY TRANSACTION?

A:   If you held common stock in S1 at the close of business on
                          , 1999, you may vote on S1's proposed issuances of common stock in each of the two proposed transactions.

     If you held Edify common stock at the close of business on
                          , 1999, you may vote on Edify's approval and adoption of the merger agreement and approval of the Edify Transaction. Edify's stockholders will not vote on the FICS Transaction.

Q: IF STOCKHOLDERS OF S1 APPROVE THE ISSUANCES OF S1 COMMON STOCK IN BOTH THE FICS TRANSACTION AND THE EDIFY TRANSACTION, AND EDIFY STOCKHOLDERS APPROVE THE EDIFY TRANSACTION, WHAT WILL HAPPEN?

A: If the FICS Transaction is approved, FICS will become a wholly owned subsidiary of a Belgian subsidiary of S1. If the Edify Transaction is approved, Edify will become a wholly owned subsidiary of S1.

Q:   ARE THE FICS TRANSACTION AND THE EDIFY TRANSACTION CONDITIONED ON EACH
     OTHER?

A: No. If S1's stockholders approve the issuance of S1 common stock in the FICS Transaction, S1 will proceed to close that transaction, whether or not S1's stockholders approve the issuance of S1 common stock in the Edify Transaction. Similarly, if S1's stockholders approve the issuance of S1 common stock in the Edify Transaction and the Edify stockholders also approve the Edify Transaction, S1 and Edify will proceed to close that transaction, whether or not S1's stockholders approve the issuance of S1 common stock in the FICS Transaction.

Q: IF THE TRANSACTIONS CLOSE, WHAT PERCENTAGE OF THE COMBINED COMPANY WILL OUR COMPANY'S EXISTING STOCKHOLDERS OWN?

A: Based on the capitalization of S1, FICS and Edify as of June 30, 1999, the existing S1 stockholders, the former stockholders of FICS and the former stockholders of Edify will own the following percentages of S1's common stock if one or both of the transactions close:

                                                             S1            FICS          EDIFY
      TRANSACTION COMPLETED                             STOCKHOLDERS   STOCKHOLDERS   STOCKHOLDERS
      ---------------------                             ------------   ------------   ------------
      Both............................................     52.4%          35.9%          11.7%
      FICS Only.......................................     59.3%          40.7%            N/A
      Edify Only......................................     81.7%            N/A          18.3%

     For a more complete description of the transactions, see the sections
     entitled "The FICS Transaction" on page   and "The Edify Transaction" on
     page   .

Q:   WHAT WILL EDIFY STOCKHOLDERS RECEIVE IN THE EDIFY TRANSACTION?

A: Edify stockholders will receive 0.330969 shares of S1 common stock for each share of Edify common stock they own. S1 will not issue fractional shares of stock. Edify stockholders will receive cash based on the market price of S1 common stock instead of any fractional shares.

     For example, a holder of 100 shares of Edify common stock will receive 33 shares of S1 common stock and an amount of cash equal to .0969 times the market price of S1 common stock, calculated as of the effective time of the Edify Transaction.

     Holders of options or warrants to purchase shares of Edify common stock will hold options or warrants as appropriate to purchase shares of S1 common stock after completion of the Edify Transaction.

     The number of shares of S1 common stock to be issued for each share of Edify common stock is fixed and will not be adjusted based upon changes in the value of these shares. As a result, the value of the shares Edify stockholders will receive in the Edify Transaction will not be known prior to the closing time of the Edify Transaction and will go up or down as the market price of S1 common stock goes up or down. Edify may not terminate its obligations to complete the Edify Transaction or resolicit the vote of its stockholders based solely on changes in the value of S1 common stock.

     Since S1 reorganized in September 1998, S1's stock price has been volatile. The following table sets forth, as of the last trading day of the last seven calendar months, the closing sale price per share of S1 common stock on the Nasdaq National Market. This table also reflects the value to be received in the Edify Transaction for each share of Edify common stock, calculated by multiplying the closing price per share of S1 common stock by the exchange ratio. These numbers have been adjusted to give effect to a two-for-one split of S1's common stock that was paid on May 7, 1999.

                                            CLOSING SALE PRICE   VALUE PER SHARE
                                               PER SHARE OF         OF EDIFY
      DATE                                   S1 COMMON STOCK      COMMON STOCK
      ----                                  ------------------   ---------------
      June 30, 1999.......................        $45.13             $14.93
      May 28, 1999........................         38.38              12.70
      April 30, 1999......................         59.53              19.70
      March 31, 1999......................         36.75              12.16
      February 26, 1999...................         32.81              10.86
      January 29, 1999....................         16.50               5.46
      December 31, 1998...................         15.25               5.05

     For a more complete description of what you will receive in the Edify Transaction, see the section entitled "The Edify Transaction -- Structure
     of the Edify Transaction and Conversion of Edify Common Stock" on page   .

Q: DOES THE S1 BOARD OF DIRECTORS RECOMMEND VOTING IN FAVOR OF THE ISSUANCES OF S1 COMMON STOCK IN THE TWO TRANSACTIONS?

A: Yes. After careful consideration, the S1 board of directors unanimously recommends that its stockholders vote in favor of the issuances of S1 common stock in the two transactions. For a more complete description of the recommendation of the S1 board of directors, see the sections entitled
     "The FICS Transaction -- S1's Reasons for the FICS Transaction" on page   ,
     "The Edify Transaction -- S1's Reasons for the Edify Transaction" on page and "The FICS Transaction -- Recommendation of S1's Board of Directors"
     on page   and "The Edify Transaction -- Recommendation of S1's Board of
     Directors" on page   .

Q: DOES THE EDIFY BOARD OF DIRECTORS RECOMMEND VOTING IN FAVOR OF THE EDIFY TRANSACTION?

A: Yes. After careful consideration, Edify's board of directors unanimously recommends that its stockholders vote in favor of the merger agreement and the Edify Transaction. For a more complete description of the recommendation of the Edify board of directors, see the sections entitled "The Edify Transaction -- Edify's Reasons for the Edify Transaction" on
     page   and "The Edify Transaction -- Recommendation of Edify's Board of
     Directors" on page   .

Q:   ARE THERE RISKS I SHOULD CONSIDER IN MAKING MY VOTE?

A: Yes. For example, the number of shares of S1 common stock that Edify stockholders will receive will not change even if the market price of S1 common stock increases or decreases before the completion of the Edify Transaction. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS OF S1 COMMON STOCK AND EDIFY COMMON STOCK.

     In evaluating the transactions, you should carefully consider these and
     other factors discussed in the section entitled "Risk Factors" on page   .

Q:   WHAT DO I NEED TO DO NOW?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted "FOR" approval of the proposals on which you are entitled to vote.

     For a more complete description of voting at your company's meeting, see
     the sections entitled "The S1 Meeting -- Voting of Proxies" on page   and
     "The Edify Transaction -- Voting of Proxies" on page   .

Q:   WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: If you want to change your vote, send the secretary of Edify or S1, as appropriate, a later-dated, signed proxy card before your meeting or attend your meeting in person. You may also revoke your proxy by sending written notice to the secretary of Edify or S1, as appropriate, before your meeting.

     For a more complete description of how to change your vote, S1 stockholders should see the section entitled "The S1 Meeting -- Voting of Proxies" on
     page   and Edify stockholders should see the section entitled "The Edify
     Transaction -- Voting of Proxies" on page   .

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

     For a more complete description of voting shares held in "street name," see
     the section entitled "The S1 Meeting -- Voting of Proxies" on page   and
     "The Edify Meeting -- Voting of Proxies" on page   .

Q:   SHOULD I SEND IN MY EDIFY STOCK CERTIFICATES NOW?

A: No. After the transaction is completed, we will send you written instructions for exchanging your Edify stock certificates for S1 stock certificates.

Q:   WHEN DO YOU EXPECT THE TRANSACTIONS TO BE COMPLETED?

A: We are working toward completing the transactions as quickly as possible. Although the FICS Transaction and the Edify Transaction are independent of one another, we hope to complete both transactions simultaneously during the fourth quarter of 1999.

     For a more complete description of the conditions to the transactions, see the sections entitled "The FICS Agreements -- Conditions to Completion of
     the FICS Transaction" on page   and "The Edify Agreements -- The Merger
     Agreement -- Conditions to Completion of the Edify Transaction" on page   .

Q:   WILL I RECOGNIZE A GAIN OR A LOSS ON THE EDIFY TRANSACTION?

A: You will not recognize gain or loss for federal income tax purposes if you receive shares of S1 common stock in exchange for shares of Edify common stock in the Edify Transaction, except to the extent you receive cash instead of fractional shares. However, different tax consequences may apply to you because of your individual circumstances or because special tax rules apply to you. For example, different tax consequences may apply if you:

     - are a tax-exempt organization;

     - are a dealer in securities;

     - are a financial institution;

     - are an insurance company;

     - are a non-United States person;

     - acquired your shares of Edify common stock from the exercise of options or otherwise as compensation or through a qualified retirement plan; or

     - hold shares of Edify common stock as part of a straddle, hedge, or conversion transaction.

     For a more complete description of the tax consequences, see the section entitled "The Edify Transaction -- Material United States Federal Income
     Tax Consequences of the Edify Transaction" on page   .

Q:   AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

A: Under Delaware law, holders of S1 common stock and holders of Edify common stock are not entitled to dissenters' or appraisal rights in the transactions.

Q:   WHOM SHOULD I CALL WITH QUESTIONS?

A: S1 stockholders should call S1 Investor Relations at 404-812-6200 with any questions about the transactions. Edify stockholders should call Edify Investor Relations at 408-982-4000 with any questions about the transactions.

     You may also obtain additional information about S1 and Edify from documents each of our companies files with the Securities and Exchange Commission by following the instructions in the section entitled "Where You
     Can Find More Information" on page   .

                   SUMMARY OF THE PROSPECTUS/PROXY STATEMENT

     This summary may not contain all of the information that is important to you. You should read carefully this entire document, including the Annexes and the other documents we refer to for a more complete understanding of the transactions.

     In addition, we incorporate important business and financial information about S1 and Edify into this prospectus/proxy statement by reference. See "Documents Incorporated by Reference in This Prospectus/Proxy Statement" on page
  . You may obtain the information incorporated into this prospectus/proxy statement by reference without charge by following the instructions in the
section entitled "Where You Can Find More Information" on page   .

THE COMPANIES

[S1 LOGO]

SECURITY FIRST TECHNOLOGIES CORPORATION
3390 Peachtree Road, NE, Suite 1700
Atlanta, GA 30326
404-812-6200
http://www.s1.com

     S1 develops integrated, brandable internet applications that enable financial services companies to create their own financial portals. S1's Virtual Financial Manager suite of software applications integrates banking, investment, loan and credit card accounts at an institution, with content such as news, weather and sports personalized by the end-user. We license our Virtual Financial Manager software, provide installation and integration services and offer outsourced internet transaction processing through our data center. We target organizations that view providing their products and services on the internet as a strategic competitive advantage and an integral component of their business.

[FICS LOGO]

FICS GROUP N.V.
Excelsiorlaan 87
1930 Zaventem, Belgium
(011) 32-2-714-4211

     FICS is a leading software provider for the global financial services industry. FICS designs, develops, markets and supports software products that enable banks and financial institutions to interact electronically with their customers. The FICS Electronic Services Delivery products include both corporate and retail banking solutions. FICS's corporate banking products enable banks and financial institutions to offer cash management, trade finance, custody and other corporate banking services over the internet and/or through a direct connection to the bank or financial institution. FICS's retail banking products enable banks and financial institutions to offer checking, savings, portfolio management and other retail banking services over the internet. FICS's Financial Reporting Systems products enable banks and financial institutions to meet regulatory reporting requirements and perform internal information management and consolidation activities in 22 countries.

[EDIFY LOGO]

EDIFY CORPORATION
2840 San Tomas Expressway
Santa Clara, CA 95051
(408) 982-2000
http://www.edify.com

     Edify Corporation provides enterprise self service software products that enable organizations to automate, integrate and personalize interactions with customers through multiple channels, including the internet, corporate intranets and the telephone. Over the past seven years, Edify has licensed its Electronic Workforce application development and runtime platform to over 1,250 customers for custom development of internet and telephone self service applications such as bank account inquiries. In the last three years, Edify has licensed its software application product, the Electronic Banking System, which offers financial institutions the means to deploy a suite of automated banking services over the internet.

SUMMARY OF THE TRANSACTIONS

     In the FICS Transaction, a Belgian subsidiary of S1 will purchase all of the outstanding capital stock of FICS. In acquiring FICS, S1 expects to issue to the former FICS stockholders approximately 18,000,000 shares of S1 common stock and to assume options of FICS which will convert into options to purchase approximately 2,000,000 additional shares of S1 common stock. As a result of the FICS Transaction, FICS indirectly will become a wholly owned subsidiary of S1.

     In the Edify Transaction, Edify and a wholly owned subsidiary of S1 will merge. As a result, Edify will become a wholly owned subsidiary of S1.

     The merger agreement for the Edify Transaction is attached to this prospectus/proxy statement as Annex A. We encourage you to read the merger agreement carefully. The merger agreement is more fully discussed beginning on
page   .

S1'S MANAGEMENT FOLLOWING THE TRANSACTIONS

     If the FICS Transaction closes, S1 has agreed to increase the size of its board of directors by at least four members and to appoint four individuals designated by Michel Akkermans, the Chairman of the Board and Chief Executive Officer of FICS, to serve for three-year terms. In addition, the parties have agreed that two incumbent S1 directors will tender their resignations effective within two years from the closing of the FICS Transaction, to be replaced by two individuals selected jointly by Mr. Akkermans and James S. Mahan III, the Chief Executive Officer of S1. Mr. Akkermans has agreed to become the President and Chairman of the Board of Directors of S1 if the FICS Transaction closes. Mr. Mahan will continue as Chief Executive Officer of S1.

     If the Edify Transaction closes, Jeffrey M. Crowe, the President and Chief Executive Officer of Edify, will be appointed to serve for a three-year term on the S1 board of directors. Mr. Crowe has also agreed to serve as Vice Chairman of the Board of Directors of S1 if the Edify Transaction closes.

BENEFITS OF THE TRANSACTIONS

     We believe the two transactions will provide the combined company with the opportunity to realize several benefits, including:

     - combining our operations into a single company that is well positioned to take advantage of potential growth in online financial services

     - enhancing S1's products to span the full range of a financial institution's enterprise, from

       - consumer banking, brokerage and insurance applications, to

       - small business and corporate electronic banking products, to

       - financial reporting solutions

     - expanding delivery of S1's solutions across additional delivery channels like the internet, wireless communication devices and interactive voice response systems

     - adding sales and marketing personnel

     - growing the number of bank relationships to 26 of the 50 top banks in the United States, and 35 of the 100 top financial institutions worldwide

     - increasing the total number of employees to approximately 1,500

     There are potential detriments to the two transactions, including:

     - technical, operational and strategic challenges to the integration of S1, FICS and Edify

     - the effect of the transactions on key third party relationships

     - the effect of the transactions on key customer relationships

     The potential benefits of the transactions may not be achieved. See the sections entitled "Risk Factors" on page , "The FICS Transaction -- S1's
Reasons for the FICS Transaction" on page   , "The Edify Transaction -- S1's
Reasons for the Edify Transaction" on page   and "The Edify
Transaction -- Edify's Reasons for the Edify Transaction" on page   .

THE FICS TRANSACTION

  What FICS Stockholders Will Receive

     In acquiring FICS, S1 expects to issue approximately 18,000,000 shares of S1 common stock to the former FICS stockholders, if S1's stockholders approve this issuance. S1 has also agreed to assume options of FICS which will convert into options to purchase approximately 2,000,000 additional shares of S1 common stock.

  Conditions to Completion of the FICS Transaction

     The obligations of S1 and the FICS stockholders to complete the FICS Transaction require the prior satisfaction or waiver of a number of conditions. The conditions that must be satisfied or waived before the completion of the FICS Transaction include the following, with some customary exceptions and qualifications:

     - the issuance of S1 common stock in the FICS Transaction must be approved by S1 stockholders

     - the waiting periods, if any, under applicable antitrust and competition laws must expire or be terminated

     - no order or injunction or governmental action or proceeding preventing the completion of the FICS Transaction may be in effect

     - the parties' representations and warranties in the stock purchase agreements comprising the FICS Transaction must be true and correct

     - the parties must have complied in all material respects with their agreements in the stock purchase agreements

     - the shares of S1 common stock to be issued in the FICS Transaction must have been approved for listing on the Nasdaq National Market

     - a registration statement covering the resale of some of the shares of S1 common stock received by Michel Akkermans, the FICS chief executive officer, must be ready to be declared effective by the SEC

     - an underwriting agreement in reasonable and customary form must be available for use upon execution by Mr. Akkermans in connection with the offering described in his resale registration statement

     - S1 must have received letters of resignation from two of its incumbent directors, to take effect before the second anniversary of the FICS Transaction

     - all required regulatory approvals needed to complete the FICS Transaction must have been obtained and must be in effect

     - S1's Belgian subsidiary must have received necessary financing for its purchase of the FICS stock

     - no material adverse change shall have occurred with respect to FICS or S1

     - the five majority FICS stockholders must have received an opinion as to the tax-free nature of the FICS Transaction

     - all required consents of third parties must be obtained

     If any party to the FICS Transaction waives any conditions, S1 will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from S1's stockholders is appropriate.

     For a more complete description of the conditions to completion of the FICS Transaction, see the section entitled "The FICS Agreements -- Conditions to
Completion of the FICS Transaction" on page   .

  Votes Required For Approval of the FICS Transaction

     The holders of a majority of the outstanding shares of S1 common stock represented in person or by proxy at the S1 meeting must approve the issuance of S1 common stock in the FICS transaction. S1 stockholders are entitled to cast one vote per share of S1 common stock.

     The directors and executive officers of S1, who hold      % of the
outstanding S1 common stock as of the record date, have agreed to vote in favor of the FICS Transaction.

     All FICS stockholders have previously approved the FICS Transaction. No vote of the Edify stockholders is required to approve the FICS Transaction.

     For a more complete description of the vote required for approval of the FICS Transaction see the sections entitled "The S1 Meeting -- Vote and Quorum
Required" on page   .

  Termination of the FICS Transaction

     The stock purchase agreements making up the FICS Transaction may be terminated under some circumstances at any time before the completion of the FICS Transaction, as summarized below.

     The stock purchase agreements may be terminated by the mutual consent of the parties.

     The stock purchase agreements may also be terminated by a party if, with some qualifications, the conditions to completion of the FICS Transaction would not be satisfied (1) because of a material breach of an agreement in the agreements by the other or (2) subject to a materiality qualification, because a representation or warranty of the other in the agreements becomes untrue.

     In addition, with some qualifications, the stock purchase agreements may be terminated by a party under any of the following circumstances:

     - if the FICS Transaction is not completed by March 31, 2000

     - if a final court order prohibiting the FICS Transaction is issued and is not appealable

     - if the S1 stockholders do not approve the issuance of shares in the FICS Transaction at the S1 meeting

     The stock purchase agreements may be terminated by the five majority holders of FICS stock if, without the consent of these "majority holders," S1 engages in an extraordinary transaction, such as (1) the sale, issuance or delivery of more than 50% of S1's outstanding voting capital stock, (2) the acquisition or purchase by a third party of more than 50% of any class or series of S1's capital stock or S1's assets, (3) any lease or sale of more than 50% of S1's assets, or (4) any liquidation or dissolution of S1.

     The five majority FICS stockholders may terminate the FICS Transaction if S1 fails to provide Michel Akkermans with a resale registration statement and an underwriting agreement in reasonable and customary form for his use in reselling 18% of the S1 shares he will receive in the FICS Transaction.

     For a more complete description of the manner in which the stock purchase agreements may be terminated, see the section entitled "The FICS
Agreements -- Termination of the FICS Agreements" on page   .

  No Breakup Fee for the FICS Transaction

     No breakup fee will be paid by any of the parties if the FICS Transaction is not closed.

  No Other Negotiations Involving FICS

     Until the FICS Transaction is completed or the merger agreement is terminated, the FICS stockholders have agreed not to solicit, initiate or encourage submission of proposals or offers from other persons, either directly or through the corporate officers, directors or employees, relating to (1) mergers, (2) consolidations or (3) purchases of all or substantially all of the assets or equity of FICS. FICS has agreed to promptly inform S1 as to any proposal, offer or inquiry to this effect, and has agreed to inform S1 of the status and details of the terms of any proposal, offer or inquiry received.

     For a more complete description of these limitations, see the section entitled "The FICS Agreements -- FICS's Conduct of Business before Completion of the FICS Transaction" and "The FICS Agreements -- FICS Stockholders' Conduct of
Business before Completion of the FICS Transaction" on page   of this
prospectus/proxy statement and the corresponding sections of the stock purchase agreements.

  The S1 Stockholders' FICS Voting Agreement

     All FICS stockholders have agreed to the FICS Transaction and executed the stock purchase agreements.

     In addition, S1 stockholders James S. Mahan III, Robert F. Stockwell, Daniel H. Drechsel, Robert W. Copelan, D.V.M., Dorsey R. Gardner, Joseph S. McCall and Howard J. Runnion, Jr. entered into a voting agreement with the FICS stockholders. The voting agreement requires these S1 stockholders to vote all shares of S1 common stock which they may vote in favor of the issuance of shares of common stock of S1 in the FICS Transaction. These S1 stockholders were not paid additional consideration in connection with the voting agreements.

     The S1 stockholders who entered into this voting agreement held
approximately      % of the outstanding S1 common stock as of the record date.

     For a more complete description of S1 stockholder voting agreements see the section entitled "The FICS Transaction -- S1 Stockholders' FICS Voting
Agreement" on page   .

  Opinion of S1's Financial Advisor

     In deciding to approve the FICS Transaction, S1's board of directors considered an opinion from its financial advisor, BancBoston Robertson Stephens Inc. On May 16, 1999, BancBoston Robertson Stephens delivered its oral opinion to the board of directors of S1, which was subsequently confirmed in writing, that, as of such date, the exchange consideration in the FICS Transaction was fair from a financial point of view to S1. The opinion of BancBoston Robertson Stephens does not constitute a recommendation as to how any S1 stockholder should vote with respect to the FICS Transaction. The full text of the written opinion of BancBoston Robertson Stephens, dated May 16, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. S1 stockholders should read this opinion in its entirety. A more detailed summary of the opinion is included in the section entitled "The FICS Transaction -- Opinion of S1's Financial Advisor" on page .

  Accounting Treatment of the FICS Transaction

     S1 intends to account for the FICS Transaction as a "purchase" for financial accounting purposes, in accordance with generally accepted accounting principles.

     For a more complete description of the accounting treatment of the transactions see the section entitled "The FICS Transaction -- Accounting
Treatment of the FICS Transaction" on page   .

  Antitrust and Competition Filings and Approvals Required to Complete the FICS Transaction

     The issuance of S1 common stock to the three largest FICS stockholders is subject to antitrust and competition laws, including merger notification laws. S1 made the required filings with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The Antitrust Division or the FTC, as well as a state or private person, may challenge the issuance of S1 common stock to these FICS stockholders before or after completion of the FICS Transaction.

     For a more complete description of the antitrust and competition notifications required in connection with the FICS Transaction see the section entitled "The FICS Transaction -- Regulatory Filings and Approvals Required to
Complete the FICS Transaction" on page   .

  Restrictions on the Ability to Sell S1 Stock

     All shares of S1 common stock received by FICS stockholders in connection with the FICS Transaction will constitute "restricted securities" under the Securities Act and will not be freely transferable. S1 has agreed to prepare and file a registration statement covering the resale by all former FICS stockholders of all of the shares of S1 common stock received by them in the FICS Transaction, including shares of S1 common stock issuable upon exercise of FICS options assumed by S1, promptly following the closing of the FICS Transaction. This is in addition to the requirement that S1 provide an effective registration statement for Michel Akkermans' use immediately after closing.

     For a more complete description of transfer restrictions applicable to former FICS stockholders see the section entitled "The FICS
Transaction -- Restrictions on Sales of Shares by Affiliates of FICS and S1" on
page   .

THE EDIFY TRANSACTION

  What Edify Stockholders Will Receive

     Holders of outstanding Edify common stock will receive 0.330969 shares of S1 common stock for each Edify share they own. S1 will not issue fractional shares of stock. Edify stockholders will receive cash based on the market price of S1 common stock instead of any fractional shares. For example, a holder of 100 shares of Edify common stock will receive 33 shares of S1 common stock and an amount of cash equal to .0969 times the average daily closing price of S1 common stock for the twenty trading days ending three days before closing.

     Holders of options or warrants to purchase shares of Edify common stock will hold options or warrants as appropriate to purchase shares of S1 common stock after completion of the Edify Transaction.

     The number of shares of S1 common stock to be issued for each share of Edify common stock is fixed and will not be adjusted based upon changes in the value of these shares. As a result, the value of the shares Edify stockholders will receive in the Edify Transaction will not be known prior to the closing time of the Edify Transaction and will go up or down as the market price of S1 common stock goes up or down. Edify may not terminate its obligations to complete the Edify Transaction or resolicit the vote of its stockholders based solely on changes in the value of S1 common stock.

  Conditions to Completion of the Edify Transaction

     Our respective obligations to complete the Edify Transaction require the prior satisfaction or waiver of a number of conditions. The conditions that must be satisfied or waived before the completion of the Edify Transaction include the following, with some customary exceptions and qualifications:

     - the merger agreement must be approved and adopted and the Edify Transaction must be approved by Edify stockholders

     - the issuance of shares of S1 common stock in the Edify Transaction must be approved by S1 stockholders

     - the waiting periods, if any, under applicable antitrust and competition laws must expire or be terminated

     - no injunction or order preventing the completion of the Edify Transaction may be in effect

     - subject to a materiality standard, the parties' representations and warranties in the merger agreement must be in all material respects true and correct

     - no material adverse effect shall have occurred with respect to S1 or Edify

     - subject to a materiality standard, we must have complied in all material respects with our agreements in the merger agreement

     - S1 and Edify must each receive an opinion from Hogan & Hartson L.L.P., S1's special counsel, substantially to the effect that the Edify Transaction will qualify as a reorganization for federal income tax purposes

     - the shares of S1 common stock to be issued to Edify stockholders in the Edify Transaction must have been approved for listing on the Nasdaq National Market

     - the registration statement by which S1 has registered the shares of S1 common stock to be issued in the Edify Transaction must have been declared effective by the SEC, and this prospectus/proxy statement must be available for use by S1 and Edify.

     If either S1 or Edify waives any conditions, we will each consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from stockholders is appropriate.

     For a more complete description of the conditions to completion of the Edify Transaction, see the section entitled "The Edify Agreements -- The Merger
Agreement -- Conditions to Completion of the Edify Transaction" on page   .

  Votes Required for Approval of the Edify Transaction

     The holders of a majority of the shares of S1 common stock represented in person or by proxy at the S1 meeting must approve the issuance of S1 common stock in the Edify Transaction. S1 stockholders are entitled to cast one vote per share of S1 common stock.

     The directors and executive officers of S1, who hold      % of the
outstanding S1 common stock as of the record date, have agreed to vote in favor of the Edify Transaction.

     The holders of a majority of the outstanding shares of Edify common stock must approve and adopt the merger agreement and approve the Edify Transaction. Edify stockholders are entitled to cast one vote per share of Edify common stock
owned as of                     , 1999, the record date.

     Edify stockholders holding      % of Edify common stock outstanding as of
the record date have agreed to vote in favor of the Edify Transaction. Directors and executive officers of Edify collectively beneficially owned approximately
     % of the outstanding Edify common stock as of the record date.

     For a more complete description of the votes required for approval of the transactions see the sections entitled "The S1 Meeting -- Vote and Quorum
Required" on page   and "The Edify Meeting -- Vote Required" on page   .

  Termination of the Edify Transaction

     The merger agreement may be terminated under some circumstances at any time before the completion of the Edify Transaction, as summarized below.

     The merger agreement may be terminated by the mutual consent of the parties.

     The merger agreement may also be terminated by either S1 or Edify if, subject to qualifications, the conditions to completion of the Edify Transaction would not be satisfied (1) because of a material breach of an agreement in the merger agreement by the other or (2) subject to a materiality qualification, because a representation or warranty of the other in the merger agreement becomes untrue.

     In addition, subject to qualifications, the merger agreement may be terminated by either of us under any of the following circumstances:

     - if the Edify Transaction is not completed by March 31, 2000

     - if a final court order prohibiting the Edify Transaction is issued and is not appealable

     - if the Edify stockholders do not approve and adopt the merger agreement and approve the Edify Transaction at the Edify special meeting

     - if the S1 stockholders do not approve the issuance of shares in the Edify Transaction.

     The merger agreement may be terminated by S1 if the Edify board either:

     - fails to recommend that Edify stockholders approve and adopt the merger agreement

     - makes any recommendation or approval of certain "extraordinary transactions" involving Edify and a party other than S1, such as a merger or a sale of 20% or more of Edify's assets or stock

     The merger agreement may be terminated by Edify if:

     - the S1 board fails to recommend that S1 stockholders approve the issuance of shares in the Edify transaction

     - on or after December 1, 1999, Edify's board authorizes Edify to enter into an extraordinary transaction, such as a merger or a sale of 20% or more of Edify's assets or stock, with a party other than S1 that the Edify board determines is more favorable to Edify's stockholders than the Edify Transaction, and S1 does not, upon notice of such decision, meet or exceed the competing proposal.

     For a more complete description of the manner in which the merger agreement may be terminated, see the section entitled "The Edify Agreements -- The Merger
Agreement -- Termination of the Merger Agreement" on page   .

  Breakup Fee for the Edify Transaction

     If the merger agreement is terminated because either the S1 stockholders or the Edify stockholders do not approve and adopt the merger agreement and approve the Edify Transaction, the party that did not approve the merger agreement will pay the other $1 million in addition to up to $500,000 in costs and expenses. If the merger agreement is terminated (1) because of a material breach of an agreement in the merger agreement by the other, (2) subject to a materiality qualification, because a representation or warranty of the other in the merger agreement becomes untrue, or (3) because the board of directors of one party fails to recommend to its stockholders to approve and adopt the merger agreement, the party in breach will pay the other $5 million in addition to up to $500,000 in costs and expenses. If Edify terminates the merger agreement because its board of directors has authorized entering into an extraordinary transaction of the nature specified in the merger agreement, such as a merger or sale of assets to a party other than S1, Edify will pay S1 $5 million in addition to up to $500,000 in costs and expenses.

     For a more complete description of the payment of the termination fee, see the section entitled "The Edify Agreements -- The Merger Agreement -- Expenses;
Breakup Fee" on page   .

  No Other Negotiations Involving Edify

     Until the Edify Transaction is completed or the merger agreement is terminated, Edify has agreed, with limited exceptions, not to directly or indirectly take any action with respect to an extraordinary transaction such as a merger with or a sale of 20% or more of Edify's assets or stock to someone other than S1.

     Edify may, however, enter into negotiations regarding an extraordinary transaction with someone other than S1 if Edify's board determines in the exercise of its fiduciary duties that it should do so.

     Edify has agreed to promptly inform S1 as to any proposals for an extraordinary transaction, request for non-public information or inquiry which Edify believes would lead to a proposal for an extraordinary transaction. Edify has also agreed to inform S1 of the status and details of any proposal.

     For a more complete description of these limitations on Edify's actions with respect to an Acquisition Proposal, see the sections entitled "The Edify Agreements -- The Merger Agreement -- Termination of the Merger Agreement," on
page   , "The Edify Agreements -- The Merger Agreement -- Expenses; Breakup Fee"
on page   and "The Edify Agreements -- The Merger Agreement -- Edify's Conduct
of Business before Completion of the Edify Transaction" on page   of this
prospectus/proxy statement and the corresponding sections of the merger agreement.

  The Stock Option Agreement

     Edify entered into a stock option agreement with S1 which grants S1 the option, under certain conditions, to buy up to a number of shares of Edify common stock equal to 19.9% of the issued and outstanding shares of Edify common stock as of the first date, if any, upon which the option may be exercised. The exercise price of the option is $17.87 per share.

     The option is not currently exercisable and S1 may only exercise the option under the following circumstances:

     - if Edify's board of directors takes or fails to take certain actions inconsistent with its recommendation in favor of the adoption and approval of the merger agreement and approval of the Edify Transaction

     - upon the acquisition by any person or group of 20% or more of the outstanding voting securities of Edify

     - upon termination of the merger agreement:

       - by S1 due to an intentional, material breach by Edify of a representation, warranty or covenant made by Edify in the merger agreement

       - by Edify after Edify's board authorizes Edify to enter into an extraordinary transaction, such as a merger or a sale of significant assets, with someone other than S1.

     S1 required Edify to grant the option as a prerequisite to entering into the merger agreement. The option may discourage third parties who are interested in acquiring a significant stake in Edify and is intended by S1 to increase the likelihood that the Edify Transaction will be completed.

     For a more complete description of the stock option agreement see the section entitled "The Edify Agreements -- The Stock Option Agreement" on page
  .

  The Voting Agreements

     Edify stockholders Alvin S. Begun, Joseph G. Brown, Jeffrey M. Crowe, Charles H. Jolissant, Steven S. Pollock, William A. Soward, Jimmy A. Sutton, Patricia A. Tomlinson, Stephen M. Berkley, Kelly D. Conway, Tench Coxe, Donald
R. Hollis and Stewart A. Schuster entered into voting agreements with S1. The voting agreements require these Edify stockholders to vote in favor of the merger agreement and approval of the Edify Transaction. These Edify stockholders were not paid additional consideration in connection with the voting agreements.

     The Edify stockholders who entered into the voting agreements collectively
held approximately      % of the outstanding Edify common stock as of the record
date.

     For a more complete description of the Edify stockholders' voting agreements see the section entitled "The Edify Agreements -- Edify Stockholders'
Voting Agreements" on page   .

     In addition, S1 stockholders James S. Mahan III, Robert F. Stockwell, Daniel H. Drechsel, Robert W. Copelan, D.V.M., Dorsey R. Gardner, Joseph S. McCall and Howard J. Runnion, Jr. entered into voting agreements with Edify. The voting agreements require these S1 stockholders to vote all shares of S1 common stock they may vote in favor of the issuance of shares of common stock of S1 in the Edify Transaction. These S1 stockholders were not paid additional consideration in connection with the voting agreements.

     The S1 stockholders who entered into the voting agreements held
approximately      % of the outstanding S1 common stock as of the record date.

     For a more complete description of S1 stockholder voting agreements see the section entitled "The Edify Agreements -- S1 Stockholders' Voting Agreements" on
page   .

  Opinions of Financial Advisors

     In deciding to approve the Edify Transaction, our boards of directors considered opinions from our respective financial advisors. On May 16, 1999, BancBoston Robertson Stephens delivered its oral opinion (subsequently confirmed in writing) to the board of directors of S1 that, as of such date, the exchange ratio in the Edify Transaction is fair from a financial point of view to S1. On May 16, 1999, Goldman, Sachs & Co. delivered its oral opinion (subsequently confirmed in writing) to the board of directors of Edify, that, as of such date, the exchange ratio in the Edify Transaction was fair from a financial point of view to holders of Edify common stock. The opinions of BancBoston Robertson Stephens and Goldman, Sachs & Co. do not constitute recommendations as to how any S1 or Edify stockholder should vote with respect to the Edify Transaction. The full texts of the written opinions of BancBoston Robertson Stephens and Goldman, Sachs & Co., dated May 16, 1999, in connection with such opinions, are attached as Annex C and Annex D. These opinions set forth assumptions made, matters considered and limitations on the review undertaken by the financial advisors. S1 stockholders should read the BancBoston Robertson Stephens opinion in its entirety and Edify stockholders should read the Goldman, Sachs & Co. opinion in its entirety. More detailed summaries of the opinions are included in the sections entitled "The Edify Transaction -- Opinion of S1's Financial
Advisor" on page   and "The Edify Transaction -- Opinion of Edify's Financial
Advisor" on page   .

  Accounting Treatment of the Edify Transaction

     We intend to account for the Edify Transaction as a "purchase" for financial accounting purposes, in accordance with generally accepted accounting principles.

     For a more complete description of the accounting treatment of the transactions see the section entitled "The Edify Transaction -- Accounting
Treatment of the Edify Transaction" on page   .

  Interests of Certain Persons in the Edify Transaction

     When considering the recommendations of S1's and Edify's boards of directors, you should be aware that certain S1 and Edify directors and officers have interests in the Edify Transaction that are different from, or are in addition to, yours. These interests include:

     - Jeffrey M. Crowe, the President and Chief Executive Officer of Edify, will become Vice Chairman and a member of the S1 board of directors and an executive officer of S1 after the Edify Transaction.

     - Some of the other executives of Edify will become executive officers of S1.

     - As of the S1 record date, directors and executive officers of S1 and
       their affiliates beneficially owned approximately      % of the
       outstanding shares of S1 common stock, and, as of the Edify record date, directors and executive officers of Edify and their affiliates
       beneficially owned approximately      % of the outstanding shares of
       Edify common stock.

     - Some Edify executives have recently been granted stock options that will, if the Edify Transaction closes, be assumed by S1. In addition, S1 has agreed, if the Edify Transaction closes, to grant additional options to purchase S1 common stock to some Edify executives.

     - Some Edify executives will be paid substantial severance packages if the Edify Transaction closes and their employment is terminated.

     For a more complete description of the interests of persons in the transactions, see the section entitled "The Edify Transaction -- Interests of
Certain Persons in the Edify Transaction" on page   .

  Antitrust and Competition Filings or Approvals Required to Complete the Edify Transaction

     The Edify Transaction is subject to antitrust and competition laws, including merger notification laws. S1 made the required filings with the Antitrust Division and the FTC as well as foreign regulatory agencies. However, the Antitrust Division or the FTC, as well as a state or private person, may challenge the Edify Transaction at any time before or after its completion.

     For a more complete description of the antitrust and competition notifications required in connection with the Edify Transaction see the section entitled "The Edify Transaction -- Regulatory Filings and Approvals Required to
Complete the Edify Transaction" on page   .

  Restrictions on the Ability to Sell S1 Stock

     All shares of S1 common stock received by Edify stockholders in connection with the Edify Transaction will be freely transferable unless the holder is considered an affiliate of either of us under the Securities Act or the holder is an officer of Edify who has signed a voting agreement with S1 providing for limitations on the transfer of that person's S1 common stock.

     For a more complete description of transfer restrictions applicable to our affiliates see the section entitled "The Edify Transaction -- Restrictions on
Sales of Shares by Affiliates of Edify and S1" on page   .

  Comparative Per Share Market Price Information

     Shares of both S1 common stock and Edify common stock are listed on the Nasdaq National Market. On May 14, 1999, the last full trading day prior to the public announcement of the proposed transactions, S1's common stock closed at $54.00 per share, and Edify's common stock closed at $15.56 per share. On
                    , 1999, S1's common stock closed at $          per share,
and Edify's common stock closed at $          per share. We urge you to obtain
current market quotations.

     For a more complete description of market price information see the section
entitled "Comparative Per Share Market Price Data" on page   .

SELECTED CONSOLIDATED FINANCIAL INFORMATION

     Shown on the following pages are:

     - selected historical financial and other data of S1, FICS and Edify,

     - selected unaudited pro forma financial information of S1 after giving effect to the FICS Transaction and the Edify Transaction,

     - selected unaudited pro forma financial information of S1 after giving effect to the FICS Transaction, assuming the Edify Transaction is not consummated, and

     - selected unaudited pro forma financial information for S1 after giving effect to the Edify Transaction, assuming the FICS Transaction is not consummated.

     The selected historical financial data should be read in conjunction with the historical audited and unaudited financial statements of S1 and Edify and notes thereto that are incorporated into this proxy statement/prospectus by reference and the historical audited financial statements of FICS which are included elsewhere in this proxy statement/prospectus. The selected unaudited pro forma data should be read in conjunction with the "Pro Forma Consolidated Financial Statements" appearing elsewhere in this proxy statement/prospectus.

     The selected consolidated financial information presented below for, and as of the end of, each of the years in the three-year period ended December 31, 1998 are derived from audited consolidated financial statements of S1, FICS and Edify. The selected consolidated financial information for FICS for, and as of the end of, each of the years in the two-year period ended December 31, 1995 are derived from FICS's unaudited consolidated financial statements, which have been prepared by FICS's management on the same basis as FICS's audited consolidated financial statements. The selected consolidated financial information for Edify for, and as of the end of, each of the years in the two-year period ended December 31, 1995 are derived from audited consolidated financial statements of Edify. The selected consolidated financial information for, and as of the end of, the three-month periods ended March 31, 1998 and 1999 are derived from the unaudited interim consolidated financial statements of S1, FICS and Edify, which have been prepared by management on the same basis as the audited consolidated financial statements. In the opinion of S1's management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, which S1's management considers necessary for a fair presentation of the financial position and results of operations for these unaudited periods. Results of operations of interim periods are not necessarily indicative of the results to be expected for the final year.

     Amounts for FICS have been restated from the prior reporting currency, Belgian Francs (BEF) to euro (E), using the fixed exchange rate of BEF 40.3399 to E1.00.

                    SECURITY FIRST TECHNOLOGIES CORPORATION
                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA

                                                       THREE MONTHS
                                                      ENDED MARCH 31,           YEAR ENDED DECEMBER 31,
                                                     -----------------   -------------------------------------
                                                      1999      1998       1998       1997       1996     1995
                                                     -------   -------   --------   --------   --------   ----
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues...........................................  $12,000   $ 3,428   $ 24,180   $ 10,830   $  1,267   $ --
Loss from continuing operations....................   (3,258)   (8,113)   (28,558)   (27,302)   (17,823)    55
Basic net loss per common share from continuing
  operations.......................................    (0.13)    (0.39)     (1.30)     (1.53)     (1.52)    --
Diluted net loss per common share from continuing
  operations.......................................    (0.13)    (0.39)     (1.30)     (1.53)     (1.52)    --
Cash dividends declared............................       --        --         --         --      3,000    300

                                                                                      DECEMBER 31,
                                                              MARCH 31,   ------------------------------------
                                                                1999       1998      1997      1996      1995
                                                              ---------   -------   -------   -------   ------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Total assets................................................   $50,226    $48,293   $36,192   $45,941   $3,948
Capital lease obligation, excluding current portion.........       107        159        --        --       --
Book value per common share.................................      0.24       0.22      1.07      2.35     0.72

                                FICS GROUP N.V.
                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA

                                       THREE MONTHS ENDED
                                            MARCH 31,                     YEAR ENDED DECEMBER 31,
                                      ---------------------   ------------------------------------------------
                                        1999        1998        1998      1997      1996      1995      1994
                                      ---------   ---------   --------   -------   -------   -------   -------
                                           (UNAUDITED)                                          (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues............................   E13,259     E11,347    E 49,753   E35,681   E23,706   E16,372   E11,976
Income (loss) from continuing
  operations........................    (2,697)     (2,565)    (10,076)   (3,495)   (3,653)     (902)    1,294
Basic net income (loss) per common
  share from continuing
  operations........................    (18.40)     (18.81)     (73.44)   (26.61)   (29.17)    (8.33)    12.94
Diluted net income (loss) per common
  share from continuing
  operations........................    (18.40)     (18.81)     (73.44)   (26.61)   (29.17)    (8.33)    12.94

                                                                               DECEMBER 31,
                                                  MARCH 31,   -----------------------------------------------
                                                    1999        1998      1997      1996      1995      1994
                                                  ---------   --------   -------   -------   -------   ------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Total assets....................................  E 34,614    E 34,611   E16,701   E14,032   E17,657   E8,053
Short-term debt, current portion of long-term
  debt and capital lease obligations............    10,095       7,682     3,322     1,515       759      218
Long-term debt and capital lease obligations,
  net of current portion........................     1,180         710       488       639     1,961    1,270
Book value per common share.....................   (163.30)    (134.20)   (48.74)   (21.70)    13.89    17.82

                               EDIFY CORPORATION
                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA

                                          THREE MONTHS ENDED
                                               MARCH 31,                     YEAR ENDED DECEMBER 31,
                                         ---------------------   -----------------------------------------------
                                           1999        1998       1998      1997      1996      1995      1994
                                         ---------   ---------   -------   -------   -------   -------   -------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues...............................   $15,965     $13,758    $70,886   $57,052   $33,017   $16,003   $ 8,363
Income (loss) from continuing
  operations...........................    (6,368)     (1,542)    (6,675)    3,952      (755)     (104)   (1,744)
Basic net income (loss) per common
  share from continuing operations.....     (0.36)      (0.09)     (0.39)     0.24     (0.07)    (0.05)       --
Diluted net income (loss) per common
  share from continuing operations.....     (0.36)      (0.09)     (0.39)     0.22     (0.07)    (0.05)       --

                                                                                 DECEMBER 31,
                                                   MARCH 31,   ------------------------------------------------
                                                     1999        1998       1997      1996      1995      1994
                                                   ---------   ---------   -------   -------   -------   ------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Total assets.....................................   $63,033     $67,004    $68,480   $60,721   $15,372   $6,214
Capital lease obligation, excluding current
  portion........................................         5          20        277       674       510      148
Book value per common share......................      2.63        2.98       3.36      3.05     (5.64)   (6.07)

     SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION -- S1, EDIFY, FICS

                                                            THREE MONTHS ENDED         YEAR ENDED
                                                              MARCH 31, 1999        DECEMBER 31, 1998
                                                            ------------------      -----------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..................................................      $  38,572               $ 131,090
Loss from continuing operations before amortization of
  intangible assets and acquisition charges...............        (14,532)                (55,338)
Loss from continuing operations...........................       (126,913)               (508,609)
Basic and diluted loss per common share from continuing
  operations before amortization of intangible assets and
  acquisition charges.....................................          (0.30)                  (1.21)
Basic and diluted loss per common share from continuing
  operations..............................................          (2.61)                 (11.09)

                                                              MARCH 31,
                                                                 1999
                                                              ----------
BALANCE SHEET DATA:
Total assets................................................  $1,484,527
Short-term debt, current portion of long-term debt and
  capital lease obligations.................................      11,429
Capital lease obligation, excluding current portion.........       1,379

         SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION -- S1, FICS

                                                            THREE MONTHS ENDED         YEAR ENDED
                                                              MARCH 31, 1999        DECEMBER 31, 1998
                                                            ------------------      -----------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..................................................       $ 26,878               $  82,235
Loss from continuing operations before amortization of
  intangible assets and acquisition charges...............          6,033                 (35,568)
Loss from continuing operations...........................        (90,598)               (377,575)
Basic and diluted loss per common share from continuing
  operations before amortization of intangible assets and
  acquisition charges.....................................          (0.14)                  (0.89)
Basic and diluted loss per common share from continuing
  operations..............................................          (2.12)                  (9.43)

                                                              MARCH 31,
                                                                 1999
                                                              ----------
BALANCE SHEET DATA:
Total assets................................................  $1,094,126
Short-term debt, current portion of long-term debt and
  capital lease obligations.................................      11,249
Capital lease obligation, excluding current portion.........       1,374

        SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION -- S1, EDIFY

                                                            THREE MONTHS ENDED         YEAR ENDED
                                                              MARCH 31, 1999        DECEMBER 31, 1998
                                                            ------------------      -----------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..................................................       $ 23,694               $  73,035
Loss from continuing operations before amortization of
  intangible assets and acquisition charges...............        (11,654)                (43,944)
Loss from continuing operations...........................        (39,582)               (159,628)
Basic and diluted loss per common share from continuing
  operations before amortization of intangible assets and
  acquisition charges.....................................          (0.38)                  (1.58)
Basic and diluted loss per common share from continuing
  operations..............................................          (1.30)                  (5.73)

                                                              MARCH 31,
                                                                1999
                                                              ---------
BALANCE SHEET DATA:
Total assets................................................  $440,627
Short-term debt, current portion of long-term debt and
  capital lease obligations.................................       593
Capital lease obligation, excluding current portion.........       112

                                  RISK FACTORS

     The transactions involve a high degree of risk. Also, by voting in favor of the Edify Transaction, Edify stockholders will be choosing to invest in S1 common stock. An investment in S1 common stock involves a high degree of risk. In addition to the other information contained or incorporated by reference in this prospectus/proxy statement, Edify and S1 stockholders should carefully consider the following risk factors in deciding whether to vote for the proposals to be presented at their respective special meetings.

RISKS RELATED TO THE TRANSACTIONS

  Edify stockholders will receive a fixed ratio of 0.330969 shares of S1 common stock for each Edify share they own even if there are changes in the comparative values of Edify common stock and S1 common stock before the closing of the Edify Transaction

     There will be no adjustment to this exchange ratio if the market price of either Edify common stock or S1 common stock fluctuates. The specific dollar value of S1 common stock that Edify stockholders will receive upon completion of the transaction will depend on the market value of S1 common stock at the time of completion of the Edify Transaction. The share prices of both Edify common stock and S1 common stock are subject to price fluctuations in the market for publicly traded equity securities and have each experienced significant volatility. We cannot predict the market prices for either Edify common stock or S1 common stock at any time before the completion of the transaction or the market price for S1 common stock after the completion of the transaction. We encourage you to obtain current market quotations of S1 common stock and Edify common stock before making your decision on the Edify Transaction.

  S1 will face technical, operational and strategic challenges that may prevent S1 from successfully integrating FICS and Edify with S1

     The transactions involve risks related to the integration and management of acquired technology, operations and personnel. S1's integration of FICS and Edify will be a complex, time consuming and expensive process and may disrupt S1's business if not completed in a timely and efficient manner. Following the transactions, S1 must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. S1 may encounter substantial difficulties, costs and delays involved in integrating the FICS and Edify operations with S1's own, including:

     - potential incompatibility of business cultures;

     - potential difficulties in coordinating geographically separated organizations, with FICS's operations primarily abroad, Edify's operations in Silicon Valley and S1's own operations headquartered in Atlanta;

     - perceived adverse changes in business focus;

     - potential conflicts in third-party relationships; and

     - the loss of key employees and diversion of the attention of management from other ongoing business concerns.

  Because the transactions are not conditioned on each other, if S1 fails to close one or both of the transactions the value of the S1 common stock could decline

     S1 stockholders may not approve each issuance in the proposed transactions, and Edify stockholders may not approve the merger agreement or the Edify Transaction. Moreover, regulatory approvals may not be obtained for one or both transactions. As a result, one of the transactions may close, even though the other does not. If S1 fails to close one or both transactions, this failure could be perceived negatively by the market, which in turn could adversely affect S1, its future prospects or the price of the S1 common stock.

  Officers and directors of S1 and Edify have different interests from yours, and could exert their influence over the Edify Transaction in a way that may not benefit you

     The directors and officers of S1 and Edify have interests in the Edify Transaction and may participate in arrangements that are different from, or are in addition to, those of S1 and Edify stockholders generally. These include:

     - Jeffrey M. Crowe, the President and Chief Executive Officer of Edify will become Vice Chairman and a member of the S1 board of directors and an executive officer of S1 upon closing of the Edify Transaction. In addition, some other executive officers of Edify will become executive officers of S1.

     - Edify has recently granted options to some of its key executives. Some holders of stock options granted under Edify's Stock Option Plans, including these executives, will have the benefit of accelerated vesting
       if the Edify Transaction closes. As of                     , 1999,
                 shares of Edify common stock are subject to unvested options granted under this plan, which vesting could accelerate if holders of those options are not retained by S1 after closing of the Edify Transaction. In addition, S1 has agreed to grant additional options to purchase S1 common stock to some Edify executives if the Edify Transaction closes.

     - Some Edify executives will receive substantial severance packages if the Edify Transaction closes and their employment is terminated.

     - Edify and S1 officers and directors have continuing indemnification against specified liabilities.

     As a result, these executive officers and directors could be more likely to vote to approve the merger agreement and the Edify Transaction than if they did not have these interests.

RISKS RELATED TO THE COMBINED COMPANY'S BUSINESS

  We do not expect to achieve profitable operations for the foreseeable future, and this may negatively impact the value of your S1 common stock

     Each of S1, FICS and Edify incurred operating losses in 1998. In addition,
as a result of the transactions, S1 expects to incur approximately $          of
goodwill and other non-cash charges. Therefore, we expect amortization of this
goodwill and other non-cash charges to range from $          to $
annually for           years. Moreover, we expect that the combined company's
expenses associated with sales, marketing, research and development, customer support and executive offices will continue to increase over the near term, even though its revenues may not keep pace with these expenses. As a result, we expect to continue to incur net losses for the foreseeable future.

     The combined company's future operating results will depend on many factors, including:

     - the demand for our products,

     - our success in attracting and retaining motivated and qualified personnel, and

     - the amount of price and product competition we face as a result of the growth of financial services activity on the internet.

  The combined company's quarterly operating results may fluctuate, and any fluctuations could adversely affect the price of your S1 common stock

     The quarterly operating results of S1, FICS and Edify have each fluctuated significantly to date. If the combined company fails to meet the expectations of securities analysts or investors as a result of any future fluctuations in our quarterly operating results, the market price of the S1 common stock would likely decrease. We expect that the combined company may experience fluctuations in the future because:

     - We cannot accurately predict the number and timing of contracts we will sign, in part because the budget constraints and internal review processes of existing and potential clients are not within our control.

     - Our clients' orders tend to be relatively large and in any given period a substantial portion of our revenues may be attributable to a few clients.

     - If we fail to introduce new or enhanced products, or if our competitors introduce new or enhanced products, sales of our products and services may not achieve expected levels and may even decline.

     - Our ability to expand the mix of distribution channels through which our products are sold may be limited.

     - Our sales may be constrained by the timing of releases of third party software that works with our products.

     - A significant percentage of our expenses is relatively fixed and we may be unable to reduce expenses if revenues decrease.

  The combined company will have three primary product lines and if demand for these products declines our revenues will decline

     Prior to the transactions, S1 derived substantially all of its revenue from licenses of its Virtual Financial Manager software suite and fees for services related to those licenses. We expect these licenses and the related service fees to account for a substantial portion of the combined company's total revenue for the foreseeable future. After the transactions, we will also derive substantial portions of our total revenue from FICS's Financial Reporting Systems and Corporate Internet Banking products and services and Edify's IVR and Electronic Banking System products and services. A decline in demand for, or a failure to achieve broad market acceptance of, Virtual Financial Manager or the other products offered by the combined company would negatively impact our revenue.

     The combined company's product demand also relies on continued internet expansion. Factors which will impact acceptance, improvement and growth in use of the internet are:

     - the development or adoption of technical standards and protocols designed to support increased activity;

     - the development and availability of high speed access to the internet through broadband mediums such as cable television;

     - consumer and business concerns regarding the performance and reliability of the internet, especially in light of highly publicized outages and temporary down-times recently experienced by large internet brokerage firms;

     - consumer and business concerns about privacy and the ability of products like those offered by the combined company to develop and maintain individual profiles based on activity over the internet;

     - consumer and business concerns about internet security, especially as it relates to providing a secure and confidential way for people to take care of their personal financial needs;

     - government regulation of the internet and internet banking, particularly the possibility that new laws or regulations could decrease acceptance of the internet as a communications and commercial medium, or require us to modify our products and services or incur other compliance costs; and

     - the cost of internet access, including any access fees which may in the future be imposed by the FCC.

     If any of these or other factors adversely impact development of the internet or demand for financial services on the internet, demand for Virtual Financial Manager and S1's data center services, as well as the other internet-related products and services offered by the combined company, will likely decline.

  System failures or performance problems with the combined company's products could cause demand for these products to decrease, require the combined company to make significant capital expenditures or impair client relations

     There are many factors which could adversely affect the performance, quality and desirability of the combined company's products and could delay or prevent the combined company's products from gaining market acceptance. These factors include:

     - Extraordinary end-user volumes or other events could cause systems to fail or to operate at an unacceptably low speed, causing transaction delays for end-users.

     - The combined company's products could contain errors, or "bugs," which could impair the services the combined company provides.

     - Despite the combined company's security measures, its software products may be vulnerable to break-ins and similar disruptive problems which could compromise the security of information stored in or transmitted through the computer systems of its clients.

     - During the initial implementation of some products, S1, FICS and Edify each experienced significant delays integrating software and bringing banks online, and the combined company may experience similar difficulties or delays in connection with future implementations and upgrades to new versions.

     - Many of the combined company's products require integration with third-party products and systems, and we may not be able to integrate these products with new or existing products.

     The occurrence of any of these problems could reduce product demand from potential customers and cause existing customers to terminate their license or data center contracts with the combined company. These problems could also require us to spend significant capital to remedy any failure and could subject the combined company to costly litigation with clients or their end-users.

  The combined company will depend on a limited number of clients for most of its revenue and, if any of those clients terminate their contracts, the combined company's revenues and financial performance would decline

     The combined company's business success depends on its relationships with a limited number of large clients. On a pro forma basis, assuming consummation of both transactions, the combined
company's           largest revenue contributing clients in 1998 accounted for
     %,      % and      % of revenue for that year, and accounted for      %,
     % and      % of revenue for the six months ended June 30, 1999. On a pro forma basis assuming consummation of both transactions, the ten largest clients
combined accounted for      % of revenue in 1998, and accounted for      % of
revenue for the six months ended June 30, 1999. We expect that a significant portion of the combined company's revenue will remain similarly concentrated in the near future.

     The combined company's clients may terminate their contracts for any reason at any time. Early termination of a contract by a significant client would likely cause the combined company's revenue to decrease.

  The transactions could harm key third party relationships

     The present and potential future relationships of the combined company with customers, resellers and third party product and service providers may be harmed if the combined company decides to discontinue products or services the three companies currently provide. As a result, customers, resellers and product and service providers which currently have relationships with S1, FICS and Edify may alter or terminate their relationships with the combined company. Any changes in these relationships could harm the combined company's business following the closing of the transactions.

  The combined company's failure to develop and expand its distribution channels would impede revenue growth

     An integral part of the combined company's strategy is to develop multiple distribution channels, including a field sales force, value added resellers and original equipment manufacturers. The combined company intends to continue to expend resources to develop the reseller channel. Value added resellers and original equipment manufacturers are not, however, subject to any minimum purchase or resale requirements and could cease marketing the combined company's products at any time. Many of them also offer competing products that they produce or that are produced by third parties. The combined company's existing resellers could cease to provide an acceptable level of services and technical support to the combined company's customers, could fail to transition smoothly to sales of new products or enhancements of existing products, or could emphasize their own or third-party products to the detriment of the combined company's products. The loss of resellers, their failure to perform under agreements with the combined company, or the inability of the combined company to attract and retain new resellers with the technical, industry and application expertise required to market the combined company's products successfully in the future could harm the combined company's business. To the extent that the combined company is successful in increasing its sales through resellers, those sales will be at discounted rates, and revenue to the combined company for each sale will be less than if the combined company had licensed the same products to the customer directly.

     Expansion of the combined company's direct distribution channel depends upon the increased productivity of existing field sales forces and the combined company's ability to integrate and train new sales personnel. The cost of these efforts could exceed the revenue generated and the combined company's sales and marketing organization may not be able to compete successfully against the significantly more extensive and well-funded sales and marketing operations of many of the combined company's current or potential competitors.

  The combined company's market is highly competitive and if it is unable to keep pace with evolving technology, its revenue and future prospects may decline

     The market for the combined company's products and services is characterized by rapidly changing technology, intense competition and evolving industry standards. The combined company has many competitors who offer various components of its suite of applications or who use a different technology platform to accomplish similar tasks. In some cases the combined company's existing clients also use some of its competitors' products. The combined company's future success will depend on its ability to develop, sell and support enhancements of current products and new software products in response to changing client needs. For example, S1 believes that some potential clients may not license the combined company's products until it completes the next major version of its software. If the completion of the next version of any of the combined company's products is delayed, its revenue and future prospects could be harmed. In addition, competitors may develop products or technologies that the industry considers more attractive than those offered by the combined company or that render the combined company's technology obsolete.

  A significant portion of the combined company's clients are in the financial services industry which is subject to economic changes and is rapidly consolidating, which could reduce demand for the combined company's products and services

     For the foreseeable future, the combined company expects to derive most of its revenue from products and services it provides to the banking industry and other financial services firms such as insurance companies. Changes in economic conditions and unforeseen events, like recession or inflation, could occur and reduce consumers' use of bank services. Any event of this kind, or implementation for any reason by banks of cost reduction measures, could result in significant decreases in demand for the combined company's products and services.

     Mergers and acquisitions are pervasive in today's banking industry. The combined company's existing clients may be acquired by or merged into other financial institutions which already have their own financial internet software solution or which decide to terminate their relationships with the combined company for other reasons. As a result, the combined company's sales could decline if an existing client is merged into or acquired by another company.

  Infringement of the combined company's proprietary technology could adversely affect our competitive position and income potential

     The combined company's success depends upon its proprietary technology and information. It relies on a combination of copyright, trademark and trade secret laws and confidentiality procedures to protect its proprietary technology and information. Because it is difficult to police unauthorized use of software, the steps we have taken to protect our services and products may not prevent misappropriation of the combined company's technology. Any misappropriation of the combined company's proprietary technology or information could reduce any competitive advantages it may have as a result of ownership of its technology or result in costly litigation if necessary to protect its technology.

     The combined company will also have a significant international presence. The laws of some foreign countries, including the laws of Belgium, where FICS is headquartered, may not protect the combined company's proprietary technology to the extent of the laws of the United States. The combined company's means of protecting our proprietary technology abroad may not be adequate and our competitors may independently develop comparable or superior technologies.

  The combined company may become involved in litigation over proprietary rights, which may be costly and time consuming

     In the past, Edify has received communications from other parties asserting that Edify's products, trademarks or other proprietary rights require a license of intellectual property rights or infringe, or may infringe, on their property rights. Edify may receive additional communications of this nature in the future. S1 expects software to be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Third parties may have, or may eventually be issued, patents that would be infringed by the combined company's products or technology. Any of these third parties could make a claim of infringement against the combined company with respect to its products or technology.

     Any claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require the combined company to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to the combined company, or at all, which could harm the combined company's business, financial condition and results of operations. Litigation to determine the validity of any claims could result in significant expense to the combined company and divert the efforts of the combined company's technical and management personnel from productive tasks, whether or not the litigation is determined in favor of the combined company. In the event of an adverse ruling, the combined company may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology, or obtain licenses to infringing technology. The failure of the combined company to develop or license a substitute technology could significantly harm the combined company's business, financial condition and results of operations.

  If the combined company is unable to attract and retain technical employees, it may not be able to compete

     Based on the significant growth in operations the three companies have experienced, we believe that the combined company's future success will depend in large part on the combined company's ability to attract and retain highly skilled technical personnel. Because the development of the combined company's software requires knowledge of computer hardware as well as a variety of software applications, we need to attract and retain technical personnel who are proficient in all these disciplines. There is substantial competition for employees with the technical skills we require. If we cannot hire and retain talented technical personnel, this failure could adversely affect the combined company's growth prospects and future success.

  If the combined company is unable to effectively manage its expected growth, it will not be able to successfully implement its business plan

     S1 expects the combined company to grow rapidly. The combined company's growth will place additional demands on its management, operational capacity and financial resources, including its ability to recruit non-technical personnel for management, sales, marketing and delivery positions. In addition, the combined company's systems, procedures, controls and resources, particularly its client service resources, may not be adequate to support continued expansion of our operations. Because many of its implementation and service engagements are large in scale, the combined company must maintain numerous teams of qualified technical personnel to serve its clients efficiently. The combined company's failure to manage its growth effectively could have a material adverse effect on its ability to successfully implement its business plan.

  If the combined company fails to adequately address the year 2000 issue, we may lose revenue or incur significant additional costs

     The year 2000 problem relates to the inability of computer hardware and software that use only the last two digits of a year to recognize and correctly process date data for years beginning after December 31, 1999. If not corrected, the year 2000 problem could materially and adversely affect the combined company's business, financial condition and results of operations.

     The failure of the combined company's software on or after January 1, 2000 would reduce its revenue and could subject it to litigation and damage its reputation in the market. Also, the need to address the year 2000 problem will require a significant portion of the combined company's implementation resources, thereby adversely impacting its ability to service new clients.

  The combined company depends on external sources of capital for future growth

     Following the closing of the transactions, the combined company may require additional financing to support its continued operations and for general corporate purposes. The combined company may not be able to fund all of its future capital needs from income from operations. The combined company therefore may have to rely on third party sources of capital which may not be available to it on favorable terms, if at all. The combined company's access to third party sources of capital depends on a number of factors, including the market's perception of its growth potential and its present and future revenue. It may also pursue equity investments from strategic partners in the future. If it pursues additional equity offerings, its existing stockholders' interests will be diluted. Debt financing, should the combined company elect to pursue it, may subject it to onerous limits on its range of operations.

  Future sales of the combined company's common stock in the public market could adversely affect our stock price and our ability to raise funds in new stock offerings

     If the combined company's stockholders sell substantial amounts of S1 common stock, including shares issued upon the exercise of options and warrants or upon the conversion of shares of our preferred stock into common stock, in the public market following this offering, the market price of the S1 common stock could fall. These sales also might make it more difficult for the combined company to sell equity or equity-related securities in the future at a time and price that it deems appropriate. As a condition to completing the FICS Transaction, S1 has agreed to register the resale of S1 common stock received by Michel Akkermans. Mr. Akkermans intends to sell approximately 18% of the S1 common stock he receives in the FICS Transaction, plus an additional $15 million worth of S1 common stock. In addition, S1 has agreed to register the resales of S1 common stock to be issued to other FICS stockholders, including shares of S1 common stock issuable upon exercise of FICS options assumed by S1, promptly following the closing of the FICS Transaction.

     Including S1 common stock issued in the transactions, after the closing of
the transactions, the combined company will have           shares of common
stock outstanding, assuming no exercise of outstanding options or warrants.
          of these shares constitute "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, and may be sold in compliance with Rule 144.

     As of the date of this prospectus, holders of          of these shares have
rights to require the combined company to register their shares with the SEC. By exercising their registration rights and causing a large number of shares to be sold in the public market, these stockholders could cause the market price of the S1 common stock to fall. In addition, if these stockholders demand to include their shares in one of S1's registration statements, the combined company's ability to raise needed capital could be adversely affected.

     As of             , 1999, there were outstanding options to purchase
          shares of S1 common stock, warrants to acquire           shares of S1
common stock, and           shares of preferred stock convertible into an
aggregate of           shares of S1 common stock. The common stock issuable upon
exercise of these options and warrants and upon conversion of this preferred stock will be eligible for sale in the public market from time to time upon vesting. The options and warrants generally have exercise prices significantly below the current market price of the S1 common stock. The possible sale of a significant number of these shares may cause the market price of the S1 common stock to fall.

  Ownership of common stock by the combined company's officers, directors and principal stockholders may prevent a change in control

     After the closings of the transactions described by this prospectus/proxy statement, the combined company's directors, executive officers, principal stockholders and their affiliates will beneficially own a total of approximately
     % of the outstanding S1 common stock on a fully diluted basis. This concentration of ownership may delay, defer or prevent a change in control, impede a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control, and may cause the market price of the combined company's common stock to fall.

  Market volatility may cause the price of your stock to decline

     The stock market in general, and the market for technology and internet-related stocks in particular, have experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price or the combined company's common stock regardless of the combined company's actual operating performance.

  International operations and currency exchange rate fluctuations may adversely affect the combined company

     The combined company will conduct its business worldwide and may be affected by changes in demand resulting from:

     - fluctuations in currency exchange rates;

     - governmental currency controls; and

     - other risks associated with international sales, including:

          - changes in various regulatory requirements;

          - political and economic changes and disruptions;

          - export/import controls;

          - tariff regulations;

          - difficulties in staffing and managing foreign sales and support operations;

          - greater difficulties in trade accounts receivable collection; and

          - possible adverse tax consequences.

     In addition, the combined company will maintain a set of international executive offices and a significant portion of its maintenance, consulting, and research and development operations in Belgium. Therefore, the combined company's operations may also be affected by economic conditions in Belgium. These risks associated with international operations may harm the combined company's business.

         FORWARD LOOKING STATEMENTS IN THIS PROSPECTUS/PROXY STATEMENT

     This prospectus/proxy statement and the documents incorporated into this prospectus/proxy statement by reference contain forward-looking statements within the safe harbor provisions of the

Private Securities Litigation Reform Act. These statements include statements with respect to S1's, FICS's and Edify's financial condition, results of operations and business and on the expected impact of the FICS Transaction and the Edify Transaction on S1's financial performance. Words such as anticipates, expects, intends, plans, believes, seeks, estimates and similar expressions identify forward-looking statements.

     These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

     - the possibility that the value of the S1 common stock to be issued to Edify stockholders in the Edify Transaction will increase or decrease prior to completion of the Edify Transaction;

     - the possibility that the FICS Transaction or the Edify Transaction will not be consummated;

     - the possibility that the anticipated benefits from the FICS Transaction or the Edify Transaction will not be fully realized;

     - the possibility that costs or difficulties related to the integration of our businesses will be greater than expected;

     - our dependence on the timely development, introduction and customer acceptance of new internet services;

     - rapidly changing technology and shifting demand requirements and internet usage patterns;

     - other risks and uncertainties, including the impact of competitive services, products and prices, the unsettled conditions in the internet and other high-technology industries and the ability to attract and retain key personnel; and

     - other risk factors as may be detailed from time to time in Edify's and S1's public announcements and filings with the SEC.

     In evaluating the transactions, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" on
page   .

                                 THE COMPANIES

SECURITY FIRST TECHNOLOGIES CORPORATION

     S1 develops integrated, brandable internet applications that enable financial services companies to create their own financial portals. S1's Virtual Financial Manager suite of software applications integrates banking, investment, loan and credit card accounts at an institution, with content such as news, weather and sports personalized by the end-user. S1 licenses its Virtual Financial Manager software, provides installation and integration services and offers outsourced internet transaction processing through our data center. S1 targets organizations that view providing their products and services on the internet as a strategic competitive advantage and an integral component of their business.

     In recent years, as use of the internet has grown, internet commerce, including banking, insurance and securities trading, has increased in popularity. An April 1998 report by the U.S. Department of Commerce estimated that approximately 4.5 million households were banking online in 1997 and projected that number to increase to between 10 and 16 million households by 2000. To capitalize on this trend, S1 believes financial institutions need an integrated internet solution that satisfies the service demands of their customers while providing the financial institutions with a channel to market additional products and services directly to their customers. Because of the technological challenges, development times and risks associated with building internet solutions internally, many financial institutions are seeking third-party software providers to implement internet solutions.

     S1's Virtual Financial Manager addresses the requirements of both financial institutions and end-users by integrating multiple financial applications in one comprehensive product suite that can also include personalized information. Virtual Financial Manager creates a powerful financial portal through which end-users can conduct many of their daily financial, commercial and personal activities online. At the same time, Virtual Financial Manager allows S1's clients to perform one-to-one marketing to their customers through a branded, secure internet solution.

     S1's principal executive offices are located at 3390 Peachtree Road, NE, Suite 1700, Atlanta, Georgia 30326, and its telephone number is (404) 812-6200. S1's web site is www.s1.com. That web site is not a part of this prospectus/proxy statement.

FICS GROUP N.V.

     FICS is a leading software solutions provider for the global financial services industry. FICS designs, develops, markets and supports corporate and retail banking solutions that enable banks and financial institutions to interact electronically with their customers. FICS believes that its products are among the most technologically advanced electronic banking solutions available. FICS sells these products as pre-packaged solutions and also customizes these solutions to specific customer requirements.

     The FICS Electronic Services Delivery products include both corporate and retail banking solutions. FICS's corporate banking products enable banks and financial institutions to offer cash management, trade finance, custody and other corporate banking services over the internet and/or through a direct connection to the bank or financial institution. FICS's retail banking products enable banks and financial institutions to offer checking, savings, portfolio management and other retail banking services over the internet. FICS's Financial Reporting Systems products enable banks and financial institutions to meet regulatory reporting requirements and perform internal information management and consolidation activities in 22 countries.

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

     FICS was founded in 1989 and until 1995 provided primarily software services for banks and financial institutions. In 1995, FICS began developing its Electronic Services Delivery products, and in 1998, introduced its internet-enabled Electronic Services Delivery products. As of March 31, 1999, FICS had sold Electronic Services Delivery products and services to approximately 50 customers and had sold Financial Reporting Systems products to more than 600 customers in more than 20 countries, including many of the world's largest financial institutions.

EDIFY CORPORATION

     Edify Corporation provides enterprise self service software products that enable organizations to automate, integrate and personalize interactions with customers through multiple channels, including the internet, corporate intranets and the telephone, yielding stronger, more profitable relationships. Originally, Edify's self service solutions enabled organizations to contain costs, to capitalize on emerging interactive media, and to leverage investments in enterprise systems and communications infrastructure. Over the past seven years, Edify has licensed its Electronic Workforce application development and runtime platform to over 1,250 customers for custom development of internet and telephone self service applications such as bank account inquiries and employee benefit enrollments. In the last three years, Edify has licensed its software application product, the Electronic Banking System, as part of its strategy to establish leadership in the market for self service applications in the financial services market segment.

     Edify's Electronic Workforce is a full-featured, scalable and flexible application development and runtime system that enables organizations to create and deploy custom self service applications through which users can conveniently and easily obtain access to a broad range of valuable information and services. Electronic Workforce's object-oriented architecture allows the incorporation of multiple media, enabling service applications through internet browsers, telephones, facsimiles, electronic mail and alphanumeric pagers. It also facilitates interaction with information content assembled from a variety of sources, including mainframe and client/server applications and relational databases. Electronic Workforce also includes a "visual" development environment that enables rapid development and adaptation of self service applications without writing lines of code.

     Edify's Electronic Banking System is a software application product which offers financial institutions the means to deploy a suite of automated banking services via the internet. The Electronic Banking System offers a fully integrated application suite, multiple access options including the internet and telephone and visual customization tools for rapid customization and integration with a wide range of back-office systems. The Electronic Banking System is built on Edify's Electronic Workforce and utilizes internet browser, Java and other technologies that address the customization requirements necessary for the application products market.

                                 THE S1 MEETING

DATE, TIME, PLACE AND PURPOSE OF S1'S MEETING

     The special meeting of stockholders of S1 will be held at           ,
Eastern time, on              , 1999 at                . At the meeting,
stockholders at the close of business on                      , 1999 will be
asked:

          1. To approve the issuance of shares of S1 common stock in the FICS Transaction.

          2. To approve the issuance of shares of S1 common stock in the Edify Transaction. The merger agreement is attached as Annex A to this prospectus/proxy statement.

          3. To approve changing the corporate name of S1 from "Security First Technologies Corporation" to "S1 Corporation."

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

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of S1 common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the
close of business on the record date, there were      shares of S1 common stock
outstanding and entitled to vote, held of record by approximately stockholders, although S1 has been informed that there are in excess of beneficial owners.

VOTE AND QUORUM REQUIRED

     Holders of S1's common stock are entitled to one vote for each share held as of the record date. S1's bylaws require a quorum of one-third of the outstanding shares of S1 stock eligible to vote be present, either in person or by proxy, at any stockholder meeting.

     Approval of the FICS Transaction requires the affirmative vote of a majority of the shares of S1 common stock eligible to vote and present, either in person or by proxy, at the stockholder meeting.

     Approval of the Edify Transaction requires the affirmative vote of a majority of the shares of S1 common stock eligible to vote and present, either in person or by proxy, at the stockholder meeting.

     Approval of the name change requires the affirmative vote of the majority of the shares of S1 common stock eligible to vote and present, either in person or by proxy, at the stockholder meeting.

ABSTENTIONS; BROKER NON-VOTES

     Abstentions will be included in determining the number of shares present and voting at the meeting and will have the same effect as votes against the Edify Transaction. If a broker, bank, custodian, nominee or other record holder of S1 common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which we call a "broker non-vote," those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     On the record date, directors, executive officers and affiliates of S1 as a
group beneficially owned      shares of S1 common stock. These shares
constituted approximately      % of all of the outstanding S1 common stock and
approximately      % of the voting power of S1's common stock, as of the record date. These S1 stockholders have executed voting agreements in which they have agreed to vote all shares of S1 common stock owned by them in favor of the proposals.

EXPENSES OF PROXY SOLICITATION

     S1 will pay the expenses of soliciting proxies to be voted at the S1 meeting. Following the original mailing of the proxies and other soliciting materials, S1 and its agents also may solicit proxies by mail, telephone, telegraph or in person. S1 has retained a proxy solicitation firm,
                          , to aid it in the solicitation process. S1 will pay
that firm a fee equal to $          plus an additional amount for each
stockholder contacted by                , plus expenses. Following the original
mailing of the proxies and other soliciting materials, S1 will request brokers, custodians, nominees and other record holders of S1 common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of S1 common stock and to request authority for the exercise of proxies. In these cases, S1 upon the request of the record holders, will reimburse them for their reasonable expenses.

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

VOTING OF PROXIES

     The proxy accompanying this prospectus/proxy statement is solicited on behalf of the S1 board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to S1. All properly signed proxies that S1 receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the issuances of S1 common stock in the two transactions and in favor of the name change. You may revoke it at any time before it is exercised at the meeting by taking any of the following actions:

     - delivering to the secretary of S1, by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked,

     - signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting, or

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

     Please note, however, that if your shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

     S1's board of directors does not know of any matter that is not referred to in this prospectus/ proxy statement to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

NO APPRAISAL RIGHTS

     Holders of S1 common stock are not entitled to dissenters' rights or appraisal rights with respect to the transactions to be considered at the meeting.

                               THE EDIFY MEETING

DATE, TIME, PLACE AND PURPOSE OF EDIFY'S MEETING

     The special meeting of stockholders of Edify will be held at           ,
Pacific time, on                   , 1999 at Edify's headquarters located at
2840 San Tomas Expressway, Santa Clara, CA 95051. At the meeting, stockholders
at the close of business on                      , 1999 will be asked to approve
and adopt the merger agreement and approve the Edify Transaction.

     The merger agreement is attached to this prospectus/proxy statement as Annex A.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Edify common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the
close of business on the record date, there were      shares of Edify common
stock outstanding and entitled to vote, held of record by approximately stockholders, although Edify has been informed that there are in excess of beneficial owners. Each stockholder is entitled to one vote for each share of Edify common stock held as of the record date. A majority of the shares outstanding on the record date will constitute a quorum for the transaction of business at the meeting.

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

VOTE REQUIRED

     The affirmative vote of a majority of the outstanding shares of Edify common stock is required to approve and adopt the merger agreement and to approve the Edify Transaction.

ABSTENTIONS; BROKER NON-VOTES

     Abstentions will be included in determining the number of shares present and voting at the meeting and will have the same effect as votes against the Edify Transaction. Broker non-votes will have the same effect as votes against the Edify Transaction.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     On the record date, directors, executive officers and affiliates of Edify
as a group beneficially owned      shares of Edify common stock. These shares
constituted approximately      % of the outstanding shares of Edify common stock
on that date. Directors, executive officers and their affiliates beneficially
owning      shares of Edify common stock, or approximately      % of the
outstanding shares on the record date, have executed voting agreements with S1, under which these persons have agreed to vote their shares in favor of the Edify Transaction. See "The Edify Agreements -- Edify Stockholders' Voting Agreements"
on page   .

EXPENSES OF PROXY SOLICITATION

     S1 has agreed to pay the expenses of soliciting proxies to be voted at the
Edify meeting. S1 has retained a proxy solicitation firm,                      ,
to aid it in the solicitation process. S1 will pay that firm a fee equal to
$          plus an additional amount for each stockholder contacted by
               , plus expenses. Following the original mailing of the proxies and other soliciting materials, Edify will request brokers, custodians, nominees and other record holders of Edify common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Edify common stock and to request authority for the exercise of proxies. In these cases, S1 upon the request of the record holders, will reimburse them for their reasonable expenses.

VOTING OF PROXIES

     The proxy accompanying this prospectus/proxy statement is solicited on behalf of the Edify board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Edify. All properly signed proxies that Edify receives before the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the Edify Transaction. You may revoke your proxy at any time before it is exercised at the meeting, by taking any of the following actions:

     - delivering to the secretary of Edify, by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked,

     - signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting, or

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

     Please note, however, that if your shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

NO APPRAISAL RIGHTS

     Holders of Edify common stock are not entitled to dissenters' rights or appraisal rights with respect to the Edify Transaction.

     HOLDERS OF EDIFY COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING EDIFY COMMON STOCK. FOLLOWING THE EFFECTIVE TIME OF THE EDIFY TRANSACTION, HOLDERS OF EDIFY COMMON STOCK WILL RECEIVE INSTRUCTIONS FOR THE SURRENDER AND EXCHANGE OF THEIR STOCK CERTIFICATES.

                         BACKGROUND OF THE TRANSACTIONS

     Since S1 began its operations in 1996, it has consistently looked to strategic alliances and equity agreements to solidify its market presence and acquire resources for operations. On March 25, 1999, Frederick Dumas, the head of FICS's United States subsidiary, met with James S. Mahan III, President and Chief Executive Officer of S1, to discuss possible strategic alliances, including joint marketing and product development efforts. As those discussions progressed, Mr. Mahan suggested that a better strategy might be for the companies to consider a merger.

     Following the March 25, 1999 meeting, Mr. Mahan contacted Michel Akkermans, President and Chief Executive Officer of FICS to discuss whether S1 and FICS should consider a merger transaction. Separately, and without discussing the possibility of the FICS transaction, Mr. Mahan also contacted Jeffrey M. Crowe, President and Chief Executive Officer of Edify, regarding the possibility of a business combination between S1 and Edify. Based on the call to Mr. Akkermans, a meeting of S1 personnel and FICS personnel was arranged for the following week in Brussels.

     On March 30, 1999, Mr. Mahan, along with Dan Dreschel, Chief Operating Officer of S1, and Jeffrey Lunsford, Senior Vice President of S1, went to Brussels to meet with Mr. Akkermans and other executives of FICS. At that time, FICS was in the process of preparing for an initial public offering of capital stock. As a result of those preliminary discussions, the parties determined to further explore a possible merger transaction. On March 31, 1999, FICS and S1 executed a confidentiality agreement, providing for the confidential treatment by each party of the other's non-public information. Nonetheless, FICS continued to work toward its initial public offering. S1 also contacted its investment advisor, BancBoston Robertson Stephens, to assist in analyzing a possible transaction, as well as to assist in S1's corporate diligence of FICS.

     On April 1 and 2, 1999, Mr. Mahan and Mr. Crowe continued to have discussions regarding the possibility of exploring a business combination.

     On April 2, 1999, the S1 board met to discuss and review in detail the various strategic alternatives being pursued by management.

     At a meeting of the Edify board held on April 4, 1999, Mr. Crowe reported on his discussions with Mr. Mahan and the Edify board instructed Mr. Crowe to pursue further discussions with S1. Mr. Crowe informed Mr. Mahan that Edify was interested in pursuing merger discussions.

     This decision of the Edify board was consistent with previous actions of the Edify board, which in the Spring of 1999 had begun to review potential strategic alternatives involving Edify, including a potential business combination transaction. On March 19, 1999, Edify engaged Goldman, Sachs & Co. as its exclusive financial advisor to assist the Edify board and management in evaluating strategic alternatives. In late March and early April 1999, Mr. Crowe held a series of meetings with executives of another company interested in acquiring Edify's server-based applications and potentially entering into a business combination with Edify. These preliminary discussions continued through April 16, 1999, when they were discontinued by the parties due to valuation issues.

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

     On April 6, 1999, Messrs. Mahan and Drechsel, along with Robert F. Stockwell, Chief Financial Officer of S1, went to Brussels for further meetings with and investigation of FICS. Following those meetings, Mr. Akkermans, along with Steven Sipowicz, Chief Financial Officer of FICS, and representatives of FICS's investment advisor, Credit Suisse First Boston, went to Atlanta, Georgia to meet with S1 executives and to begin FICS's corporate investigation of S1.

     Also following his return from Brussels, on April 10, 1999, Mr. Mahan called Mr. Crowe to discuss further a merger transaction. For the first time, Mr. Mahan also discussed with Mr. Crowe the possibility of a transaction with FICS.

     From April 11 through April 13, 1999, Mr. Crowe, William A. Soward, Vice President of Business Development of Edify, and Charles H. Jolissaint, Vice President and Chief Technology Officer of Edify, as well as Messrs. Akkermans and Sipowicz, met extensively with the officers of S1. These meetings also were attended by various legal, financial and other advisors of the parties. Preliminary financial and other terms of transactions with each of Edify and FICS were discussed.

     The Edify board, at a meeting held on April 11, reviewed with Messrs. Crowe, Soward and Jolissaint the issues raised by these discussions and encouraged Edify's management to continue to evaluate such a transaction. On April 12, 1999, Edify and S1 executed a confidentiality agreement providing for the confidential treatment by each party of the other's non-public information.

     The S1 board, at a meeting held on April 14, reviewed the discussions to date and the possible transactions with S1's management team, along with counsel, financial and other advisors. The S1 board also met with Mr. Akkermans. The board, after an extensive review of various transaction scenarios, authorized management to proceed with discussions on the basis of terms and conditions discussed by the board at that meeting. The board also gave direction on a broad diligence review of FICS and Edify.

     On April 14 and 15, 1999, the Edify board held meetings to review the status of discussions with S1, as well as with the other party interested in pursuing a business combination with Edify. The board also discussed extensively the pursuit of an independent business strategy for Edify and the potential execution risks and stockholder values associated with each course.

     On April 16, the S1 board met to review the status of discussions and possible deal terms. The board also reviewed extensively the potential risks to S1 and potential stockholder values associated with each transaction.

     Messrs. Crowe and Soward met with Messrs. Mahan and Lunsford in Menlo Park, California on April 19, 1999, to discuss issues relating to the transaction, including Edify's valuation and the integration of the companies. Messrs. Crowe and Mahan had numerous telephone conversations regarding various issues over the following few days.

     On April 22, 1999, the Edify board held a meeting to discuss the status of the S1 transaction. Goldman, Sachs & Co. made an extensive presentation regarding a business combination of S1 and Edify. Following discussion, the Edify board authorized management to continue discussions with S1.

     From April 26 to April 28, 1999, Mr. Soward and representatives of Edify's legal counsel and financial advisors met with Messrs. Mahan, Stockwell, Drechsel and Lunsford of S1, and representatives of S1's legal counsel and financial advisors at S1's headquarters in Atlanta, to discuss various issues in a business combination between the companies, and to perform due diligence reviews of the other party. From April 29 to May 1, representatives of Edify's financial advisors conducted a due diligence review of FICS at its headquarters in Belgium. Also during late April and early May of 1999, special Belgian counsel to Edify conducted a legal due diligence investigation of FICS.

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

     Commencing May 1, 1999, under the direction of Messrs. Drechsel and Stockwell, a team of financial and technology officers of S1 went to Brussels and other FICS locations to complete due diligence. They were joined by S1's legal counsel, including Belgian counsel, and financial advisors.

     On April 30, 1999, S1's legal counsel sent to FICS's and Edify's legal counsels draft acquisition agreements and ancillary agreements. The terms of these agreements were negotiated by the parties and their counsel over the course of the next two weeks.

     On May 2, 1999, the Edify board held a meeting to review the ongoing negotiations regarding the terms of the Edify Transaction, as well as the results to date of the due diligence investigation of S1 and FICS.

     From May 3 through May 5, 1999, Edify executives and technical staff met with S1 executives and technical staff at S1's headquarters in Atlanta to review financial, business and technical issues related to the proposed transactions. On May 5 and 6, 1999, Edify technical staff performed a due diligence review of FICS's technology at FICS's facilities in Belgium. The Edify board met on May 7, 1999, to review with Edify management and legal and financial advisors the status of the open issues in the transaction agreements and the business, operational and technical issues involved in integrating the companies.

     Also during that first week of May 1999, under the direction of Messrs. Lunsford and Michael Karlin, a team of financial and technology officers of S1 went to Edify's offices to complete due diligence. They were joined by S1's legal counsel and financial advisors.

     On May 4 and 5, 1999, S1 legal counsel met with FICS's legal counsel to negotiate terms of the transaction documents.

     On May 6, 1999, the S1 board met and held extensive discussions regarding the financial terms and conditions of the proposed transactions. They also discussed integration and execution issues. There was extensive review by management of the status of the due diligence investigations of Edify and FICS.

     On May 7, 1999, the FICS board met in North Carolina to discuss the possible transaction. Mr. Mahan attended part of the meeting to discuss S1's proposal.

     From May 10 through May 12, 1999, S1 executives and their legal counsel met with Edify executives and their legal counsel in Menlo Park to negotiate terms of the transaction documents and discuss issues regarding the integration of the companies. On May 14, Messrs. Crowe and Soward met with S1 executives in Atlanta to discuss aspects of the proposed transaction.

     At a meeting of the Edify board held on May 14, 1999, the board reviewed the results of legal counsels' due diligence investigation of S1 and FICS. Legal counsel reviewed in detail the principal terms of the draft merger agreement, stock option agreement and related agreements. Representatives of Goldman, Sachs & Co. presented to the board a detailed financial analysis of the proposed transactions.

     Throughout May 14, 15 and 16, 1999, legal and financial advisers to FICS and S1 continued to negotiate the terms and structure of the FICS Transaction. The structure of the FICS Transaction was agreed upon late on May 15, 1999, and the parties continued to negotiate the final terms and conditions though May 16, 1999.

     At a meeting of the S1 board held on May 14, 1999, the S1 board reviewed the results of the legal and business due diligence investigation of Edify and FICS. Legal counsel reviewed in detail the principal terms of the draft transaction and related agreements. Representatives of BancBoston Robertson Stephens presented to the board a detailed financial analysis of the proposed transactions.

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

     Mr. Mahan and other S1 executives met with Mr. Crowe and Edify's executives on May 15 and 16, 1999, in Menlo Park to negotiate the remaining unresolved issues in the transaction. The parties and their legal counsel finalized all of the transaction documents during the evening of May 16, 1999.

     The Edify board held a meeting on the evening of May 16, 1999. Representatives of Goldman, Sachs & Co. rendered its oral opinion to the Edify board, subsequently confirmed in writing, that the exchange ratio to be received by Edify stockholders in the Edify Transaction was fair from a financial point of view to the holders of Edify common stock. Following a discussion, the Edify board of directors unanimously resolved that the Edify Transaction was fair to, and in the best interests of, Edify's stockholders, approved the final terms of the merger agreement, stock option agreement and related agreements and transactions, and determined to recommend that the merger agreement be approved and adopted and the Edify Transaction be approved by Edify's stockholders.

     The S1 board also held a meeting on the evening of May 16, 1999. Legal counsel reviewed in detail the final forms of agreements and understandings of the parties. BancBoston Robertson Stephens delivered its oral opinions to the S1 board of directors, which it subsequently confirmed in writing, that, as of such date and based on the assumptions made, matters considered and limits on the review undertaken as set forth in its opinions, (i) the exchange consideration in the FICS Transaction was fair from a financial point of view to S1 and (ii) the exchange ratio in the Edify Transaction was fair from a financial point of view to S1. Following a discussion, the S1 board of directors unanimously resolved that the transactions were fair to, and in the best interests of, S1's stockholders, approved the final terms of the various agreements and transactions, and determined to recommend that the issuance of S1 common stock in the transactions be approved by S1's stockholders.

     The parties, including each of the FICS stockholders, executed the transaction agreements late in the evening of May 16, 1999 and in the early morning hours of May 17, 1999. The parties publicly announced the transactions on May 17, 1999.

                       INFORMATION ABOUT FICS GROUP N.V.

DESCRIPTION OF FICS'S BUSINESS

     FICS is a leading software solutions provider for the global financial services industry. FICS designs, develops, markets and supports corporate and retail banking solutions that enable banks and financial institutions to interact electronically with their customers. FICS sells its products as pre-packaged solutions and also customizes these solutions to specific customer requirements.

     The FICS Electronic Services Delivery products include both corporate and retail banking solutions. FICS's corporate banking products enable banks and financial institutions to offer cash management, trade finance, custody and other corporate banking services over the internet and/or through a direct connection to the bank or financial institution. The FICS retail banking products enable banks and financial institutions to offer checking, savings, portfolio management and other retail banking services over the internet. FICS's Financial Reporting Systems products enable financial institutions to meet regulatory reporting requirements and perform internal information management and consolidation activities in 22 countries.

     FICS was founded in 1989 and until 1995 provided primarily software services for banks and financial institutions. In 1995, FICS began developing its Electronic Services Delivery products, and in 1996 FICS recorded its first Electronic Services Delivery product revenues. In 1998, FICS introduced its internet-enabled Electronic Services Delivery products. As of March 31, 1999, FICS had sold its Electronic Services Delivery products and services to approximately 50 customers and had sold its Financial Reporting Systems products to more than 600 customers in more than 20

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

countries. FICS's total revenues were E49.8 million in 1998, compared to E35.7 million in 1997. In 1998, the FICS Electronic Services Delivery products and services generated approximately 76% of FICS's total revenues. FICS's customers include ABN AMRO Bank, Bankers Trust, Bank One, Banque National de Paris, Bank of America, Citibank, Commonwealth Bank of Australia, CIBC and United Overseas Bank.

  The FICS Solution

     FICS believes that its solution provides the following key advantages:

     Comprehensive product and services offering

        FICS believes that its product offering is one of the broadest and most comprehensive in the financial services industry. In addition, the FICS customization, enhancement, maintenance, consulting and training services enable its customers to effectively implement its product offering. The FICS Electronic Services Delivery products provide a wide range of electronic banking solutions for both corporate and retail customers, such as transaction processing, payment authentication, account reporting, cash management, portfolio management, custody and trade finance. FICS's Electronic Delivery Server links a bank's or financial institution's back office through multiple delivery channels, including the internet, to a range of front-end communication devices, such as personal computers, hand-held computing devices and telephones. FICS's experience in the banking industry has enabled it to design global products which support multiple languages, currencies and messaging protocols.

     Expertise in the financial services industry

        Since its inception, FICS has developed software solutions exclusively for banks and other financial institutions. In addition, the majority of FICS's senior management team previously worked in the financial services industry and FICS hires its sales and marketing staff principally from that industry. This expertise has enabled FICS to develop leading-edge products which comprehensively address the needs of the financial services industry for electronic banking. Moreover, FICS incorporates its financial regulatory experience in the design and customization of its Financial Reporting Systems products for numerous local markets.

     Products tailored for leading-edge technologies

        FICS uses advanced technologies to develop products that interface with its customers' existing systems. In addition, FICS has successfully recognized emerging technologies, such as Java, before their widespread acceptance and has developed components when available technologies have not been acceptable. FICS's relationships with strategic banking and financial organizations, such as S.W.I.F.T., enable FICS to remain a leader in technological innovation in the financial services industry.

     Scalability

        FICS designs its products with a scalable architecture that allows them to meet the needs of growing banks and financial institutions and to be implemented in banks and financial institutions of various sizes. In addition, as its customers expand their operations, FICS's products accommodate increases in the number of end-users, the addition of users at multiple sites and increases in the number of transactions, without requiring significant modification of the underlying software.

     Global reach

        FICS has sold its products and services to banks and financial institutions throughout the world. FICS has offices in Europe, the United States and Asia/Pacific to support its customers as they grow globally. FICS's Electronic Services Delivery products support multiple languages and currencies and its Financial Reporting Systems products support the regulatory schemes in 22 countries.

  Products and Services

     FICS's Electronic Services Delivery products enable banks to provide corporate and retail electronic banking products and services over the internet. These products also provide solutions for connecting a bank's back office to its customers through multiple delivery channels to a range of front-end communications devices, such as personal computers, hand-held computing devices and telephones. FICS's Financial Reporting Systems products assist banks and financial institutions to efficiently satisfy regulatory reporting requirements and to perform internal information management and consolidation activities.

     The FICS solution includes the following products:

             PRODUCT                           DESCRIPTION                             BENEFITS
ELECTRONIC SERVICES DELIVERY
- Corporate Internet Banking       - Enables secure browser-based        - Reduces the cost of delivery and
  (Latest version: Release 1.2,      corporate banking over the internet   maintenance
  January 1999)                    - Provides database support,          - Extends reach to customers and
  Modules:                           broadcast messages, user profiling    enhances range of services
    Core administration services     and billing                         - Supports multiple currencies and
    Balance and transaction        - Provides account balances,            languages
      reporting                      intra-day reporting, transaction    - Enables users to download modules
    Payments                         searching and account                 as Java applets
                                     reconciliation                      - Enhances customer branding
                                   - Supports cross-border and local     - Common administration interface
                                     payment processing and transaction    with Retail Internet Banking
                                     initiation                          - Highly scalable

- Retail Internet Banking          - Enables secure browser-based        - Reduces the cost of delivery and
  (Latest version: Release 2.1,      retail banking over the internet      maintenance
  March 1999)                      - Provides cash and portfolio         - Extends reach to customers and
  Modules:                           management with a unified             enhances range of services
    Cash management                  presentation                        - Supports multiple currencies and
    Portfolio management           - Provides account balances and cash    languages
                                     and payment transactions (including - Enables users to download modules
                                     salary and international payments)    as Java applets
                                   - Supports purchases and sales of     - Enhances customer branding
                                     securities, transaction             - Common administrative interface
                                     simulations and analysis of           with Corporate Internet Banking
                                     multiple portfolio performance      - Highly scalable

             PRODUCT                           DESCRIPTION                             BENEFITS
- Corporate Banking for Windows    - Enables secure client/server-based  - Permits data to be shared across a
  (Latest version: Release 4.1,      corporate banking from remote         corporate intranet
  April 1999)                        locations                           - Requires only a PC and modem
Modules:                           - Provides cash management, trade     - Reduces the cost of delivery and
    Balance and transaction          finance and custody business          maintenance
      reporting                      functions with a unified            - Extends reach to customers and
    Payments                         presentation                          enhances range of services
    Trade finance                  - Provides database support, user     - Supports multiple currencies and
    Custody                          profiling, receiving and sending      languages
                                     e-mail, file import and export,     - Enhances customer branding
                                     task scheduling and billing         - Highly scalable
                                   - Supports cross-border payment
                                     processing, import and export
                                     letters of credit, documentary
                                     collections, bonds and guarantees,
                                     and purchase orders

- Electronic Services Delivery     - Manages transaction processing,     - Enables multiple client channels
Server                               security, audit trails, customer      to use a single point of connection
  (Latest versions: Release Unix     profiling, disaster recovery,         to the bank 24 hours per day/7
  4.3, March 1999, and NT 3.0,       administration and maintenance        days per week
  April 1999)

FINANCIAL REPORTING SYSTEMS
- ABACUS                           - Enables automated regulatory        - Supports regulatory reporting in
  (Latest version: Release 2.4,      reporting, internal reporting,        22 countries
  June 1998)                         management reporting and            - Automatically validates reports
                                     consolidation in either a           - Delivers reports electronically to
                                     client/server or stand-alone          regulator
                                     environment                         - Supports report audits
                                   - Provides integrated risk
                                     measurement capabilities

     Electronic Services Delivery Products

     The FICS Electronic Services Delivery products enable banks to provide corporate and retail electronic banking products and services over the internet or through a direct connection. FICS's products provide solutions for connecting a bank's back office via multiple communication channels to its customers through a variety of front-end mechanisms, such as personal computers, hand-held computing devices and telephones.

          Corporate Internet Banking

     Corporate Internet Banking is FICS's latest generation remote electronic banking product. FICS developed Corporate Internet Banking using Java and CORBA technology, which enables browser-based corporate banking through a variety of front-end mechanisms. FICS's customers may configure the Corporate Internet Banking product to deliver banking services through a thin, fat or hybrid architecture, enhancing the delivery of financial services through existing and emerging front-end devices, which may include mobile telephones and interactive television. End-users of FICS's Corporate Internet Banking product can log on to their bank's internet website and conduct financial transactions from different physical locations because the product uses "applets," which are small Java programs that may be incorporated in a web page and downloaded quickly to the user's PC. Corporate Internet Banking is designed to permit end-users to process transactions offline before beginning a communication session with their bank.

     Corporate Internet Banking also provides a suite of business application modules that banks may tailor to their needs as well as to those of their customers. The modules may be downloaded as Java applets with a standard internet browser. Corporate Internet Banking is available in multiple languages and currencies.

          Retail Internet Banking

     Retail Internet Banking is a browser-based product designed to deliver core financial services to residential and small office end-users over the internet. Because the product has been developed using Java, it is supported by all leading browsers and may be downloaded (together with any updates) from the internet.

     FICS's Retail Internet Banking product allows end-users to conduct day-to-day banking operations and to obtain reporting for multiple accounts and in multiple currencies. Retail Internet Banking supports various payment transactions including standing orders, one-time payments, recurrent payments and inter-account transfers. Retail Internet Banking offers services such as buying and selling of securities, simulations of potential transactions, daily reports of security closing prices, transactions and holdings, and graphical portfolio analysis. A bank may promote its own additional products or those of a third party, such as investment services, pension funds, online ticket purchases or home shopping. Customers can e-mail inquiries or requests directly to the bank. In addition, end-users can log on to their bank's internet web site and conduct financial transactions from different physical locations. The bank may also provide information services, including exchange rates, interest rates, marketing materials, mailings and announcements.

     Because of its modular design, banks may tailor the FICS Retail Internet Banking product to their needs as well as those of their customers and may also easily add services or features after their initial purchase of the product. The product is available in multiple languages and currencies.

          Corporate Banking for Windows

     Corporate Banking for Windows is a client/server-based remote electronic banking product. End-users of Corporate Banking for Windows product can log on to their bank's communication server through a direct connection using a personal computer and a modem to conduct financial transactions.

     As with FICS's Corporate Internet Banking and Retail Internet Banking products, Corporate Banking for Windows is a modular system that banks may tailor to their needs and to the needs of their customers by adding modules as their systems grow. It is also available in multiple languages and currencies.

          Electronic Services Delivery Server

     The Electronic Services Delivery Server acts as the middleware and the control center for communication and interaction between a bank's back office and its customers. The server manages security, load balancing, audit trails, customer profiling, disaster recovery, administration and maintenance.

     The Electronic Services Delivery Server acts as a repository for end-user customer data to reduce workload on legacy systems, provide additional business functions and permit greater operational availability. The Electronic Services Delivery Server supports a range of industry standard messaging protocols. The Electronic Services Delivery Server also operates under IBM-AIX, Sun Solaris and Microsoft Windows NT platforms and offers a Java administration interface, which permits bank staff to monitor electronic services with the latest generation browsers.

     Although the Electronic Services Delivery Server is not required for the implementation of FICS's Corporate Internet Banking, Retail Internet Banking or Corporate Banking for Windows products, FICS generally licenses the Electronic Services Delivery Server with its other products.

     Financial Reporting Systems Products

     FICS's primary Financial Reporting Systems product is ABACUS, a software product that permits banks and financial institutions to automate and fulfill their regulatory reporting requirements to central banks and regulators, head offices and internal departments. ABACUS is a Microsoft Windows-based product that runs both in a client/server and stand-alone environment, integrating (if required) UNIX-based data processing functions under Sun Microsystems, Hewlett Packard, DEC and IBM platforms. It also manages data from different types of relational databases, such as Oracle, Sybase and Microsoft SQL Server. In addition, ABACUS is able to link to different networks, including local area networks, the internet and intranets. FICS intends to introduce a new Financial Reporting Systems product, FiRE, in the fourth quarter of 1999 to replace its ABACUS product.

     ABACUS incorporates a risk measurement tool that provides mathematically generated information for risk-related reports. It calculates complex cash flows, market values, net present values and the sensitivities of financial instruments, such as duration and modified duration for options. The calculator permits financial institutions to generate their own risk measurement models for regulatory reports.

     FICS has developed country-specific modules which satisfy the regulatory requirements in 22 countries. Each module is tailored to the rules and parameters for producing legal financial reports for the local regulator or central bank. FICS develops and maintains these modules in conjunction with specialists in local regulatory reporting.

  Professional Services

     In addition to the products described above, FICS provides the following customization, enhancement, maintenance, consulting and training services:

     Consulting

        FICS offers its customers high-quality consulting services, including industry-specific systems integration, configuration, installation and project development and management services. FICS works closely with customers to identify their unique business needs and to tailor its solution to these needs in an efficient, cost-effective manner. FICS provides ongoing business consulting to help its customers optimize the use of FICS solutions over time.

     Support

        FICS has implemented a comprehensive customer support program to assist its customers to use FICS's products and to identify, analyze and solve any problems that may occur. To provide responsive local service support, FICS maintains service representatives at each of its international offices. To support their efforts, FICS maintains help desks at its offices to address customer issues and inquiries. FICS provides 24 hours per day/7 days per week customer support for its Electronic Services Delivery products.

     Training

        FICS offers a number of educational classes in conjunction with its products, including end-user training and in-depth technical training regarding the implementation and administration of FICS's solutions.

     FICS prices its consulting and customization services based on the time spent and resources used. Maintenance contracts typically run for a year, and are priced at a fixed price of approximately 18% of the underlying list price of the software licensed. Customers of FICS's maintenance services are entitled to receive regularly scheduled maintenance releases, product upgrades and updates. FICS prices training services on a per-class basis.

  FICS Customers

     FICS has sold its products and provided services to over 600 banks and financial institutions. FICS has approximately 50 Electronic Services Delivery customers. Representative Electronic Services Delivery customers who have purchased at least $250,000 of FICS's products and services in the two years ended March 31, 1999, include:

   NORTH AMERICA          EUROPE, MIDDLE EAST & AFRICA                   ASIA/PACIFIC
- BancBoston (U.S.)  - ABN AMRO Bank (The Netherlands)       - Bank Central Asia (Singapore)
- Bank One (U.S.)    - ABSA (South Africa)                   - Bank of East Asia (Hong Kong)
- CIBC (Canada)      - Arab National Bank (Saudi Arabia)     - Commonwealth Bank of Australia
- Firstar (U.S.)     - Artesia Bank (Belgium)                (Australia)
- Fleet Bank (U.S.)  - Banco Espirito Santo (Portugal)       - National Australia Bank (Australia)
                     - Banksys (Belgium)                     - United Overseas Bank (Singapore)
                     - Banque Nationale de Paris (France)    - Westpac (Australia)
                     - Coutts & Co. (U.K.)
                     - Credit Commercial de France (France)
                     - Girobank (U.K.)
                     - Robeco Bank Luxembourg
                       (Luxembourg)
                     - SNS Bank (Netherlands)
                     - Standard Chartered Bank (U.K.)
                     - Yapi Kredi Bank (Turkey)

     Representative Financial Reporting Systems customers who have purchased at least $50,000 of FICS's products in the two years ended March 31, 1999, include BancBoston (U.S.), Bank of America (U.S.), Bankers Trust (U.S.), Banque Nationale de Paris (France), Citibank (U.S.), Commerzbank (Germany), J.P. Morgan (U.S.), KBC Bank (Belgium), Lloyds Bank (U.K.), Rabobank (Netherlands) and Royal Bank of Scotland (U.K.).

     In 1998 and the first three months of 1999, sales to ABN AMRO Bank represented approximately 29% and 11%, respectively, of FICS's total revenues. No other single customer accounted for more than 10% of FICS's revenues in these periods.

  Case Studies

     The following case studies describe how certain FICS customers have adopted and are implementing FICS's products. Each of these customers has implemented electronic banking solutions to extend customer reach, improve operational efficiency, reduce costs and enhance their customer services. In each case, the customer selected FICS's Electronic Services Delivery products after a competitive evaluation. There can be no assurance that new or existing customers will achieve any of the potential benefits described below.

     BankOne Corporation, based in Chicago, Illinois, was looking for a browser-based solution to enable it to offer its corporate banking customers comprehensive cash and treasury management services via the internet. Bank One needed a solution that would enable it to bring new features and functions to market quickly and cost-effectively. The bank also needed a solution that gave them flexibility as their customer base continues to expand internationally, including extensive international capabilities such as global payments and multiple language and currency support. In November 1998, they chose FICS's Corporate Internet Banking product.

     National Australia Bank, based in Melbourne, Australia, needed a secure medium through which to offer global internet-based banking services to its customers. In 1997, the bank chose two of

FICS's products as the underlying architecture for the project: FICS's Electronic Services Delivery Server, running under an AIX platform, and a customized version of FICS's Retail Internet Banking product. FICS customized the product to reflect certain local features, including BPAY payments (the Australian standard for electronic bill payments) and Australian accounting standards. FICS plans to add direct payroll payments, conforming with Australian Payments Clearing Association standards, in the future.

     ABN AMRO Bank, one of the world's largest banks, based in the Netherlands, has been a FICS customer since 1991. FICS has developed an extensive range of international electronic banking solutions for them, including corporate and retail banking products used in 28 countries and trade finance products. FICS has a dedicated development team of 48 people focusing on updating and maintaining the bank's electronic banking products and services. The development team includes personnel with a wide range of expertise that work closely with the bank's IT staff to provide the most up-to-date and complete range of solutions available.

  Sales and Marketing

     FICS markets and licenses its products to banks and other financial institutions using a combination of direct and indirect distribution channels, including a direct salesforce, distributors, and strategic partners. Because the sale of Electronic Services Delivery products is highly technical and requires customization, the sales cycle can be as long as six to eighteen months, varying by product and customer.

     FICS's distributors are systems integrators, value-added resellers or agents. Systems integrators principally distribute Electronic Services Delivery products. Value-added resellers and agents distribute Financial Reporting Systems products. FICS's distributors serve as an integral part of FICS's marketing and service network worldwide. They have contributed significantly to FICS's growth through cross-selling FICS products to their existing client base and extensive marketing and promotion of FICS's name and brands. FICS's distributors include IBM, Compaq and Sun Microsystems, as software integrators of Electronic Services Delivery products, and KPMG and Sungard Data Systems, as value-added resellers of Financial Reporting Systems products. Most of FICS's sales and marketing staff promote sales of Electronic Services Delivery products.

     FICS's backlog consists of work FICS has not yet completed under contracts, in accordance with its revenue recognition policy. Customers generally license FICS's software products and contract for customization, enhancement, maintenance and training services at the same time. FICS typically commences customization and enhancement services on such contracts within 30 days of executing the contract. Contracts for customization and enhancement are typically on a time and materials basis and for maintenance and training services are typically fixed price. Because certain customers may cancel contracts with FICS on short notice with limited penalties, FICS's backlog as of any particular date may not be indicative of its total revenues in any future period.

  Research and Development

     FICS has designed its existing products after extensive consultation with potential customers to assess their needs. FICS also supplements its research and development efforts by reviewing customer feedback on existing products and working with customers and potential customers to anticipate future functionality needs. As of March 31, 1999, FICS's research and development department consisted of 115 employees and subcontractors, of which 87 were located in Brussels, Belgium at FICS's research and development headquarters.

     The goal of FICS's research and development team is to develop practical applications of both mature and emerging electronic banking and reporting technologies. FICS's engineering, marketing, operations and management teams have developed close relationships with many of their customer counterparts and use these relationships to identify market demands and target FICS's research and development efforts to meet those demands.

     FICS's current Electronic Services Delivery research and development projects include:

     - mobile delivery channels for portfolio management and asset management, including personal digital assistants and mobile telephones;

     - security technologies; and

     - smart card and electronic purse applications.

     FICS's research and development expenditures were E6.3 million, E6.3 million and E12.7 million for 1996, 1997 and 1998, respectively.

  Competition

     FICS faces competition in providing electronic banking solutions primarily from:

     - corporate banking solutions providers such as Credo Group (Ireland), ICM Electronic Banking Services (U.S.), Pulitzer & Haney (U.S.), and Omikron Systems (Germany); and

     - retail banking solutions providers such as Brokat (Germany).

     Many of FICS's competitors in providing electronic banking solutions have substantially greater resources than FICS does, which could adversely affect FICS's ability to compete successfully.

     Providing financial reporting systems is also highly competitive. FICS faces competition for financial reporting systems on a global level primarily from SOPRA (France) and CMG (U.K.). FICS also faces competition from regional software providers such as Financial Architects (Belgium) as well as competitors that restrict their sales to a single country or a limited group of countries. In addition to FICS competing with third parties, FICS's customers and potential customers may develop, implement and maintain applications rather than purchasing FICS's software products and services.

  Proprietary Rights

     FICS relies upon a combination of contractual rights, trade secrets, copyrights, technical measures, non-disclosure agreements and trademarks to establish and protect its proprietary rights in products and technologies. FICS has no registered patents or pending patent applications. FICS cannot assure that the steps it takes to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development or sale by others of software products with features based upon, or otherwise similar to, those of FICS products.

     FICS presently enters into invention assignment and confidentiality agreements with its employees and independent contractors and confidentiality agreements with certain of its customers. FICS also limits access to the source codes for its software and other proprietary information. Due to the rapid pace of innovation within the software industry, FICS believes that the following factors are more important in establishing and maintaining a technological advantage than the various legal protections available for its technology:

     - the technological and creative expertise of FICS personnel;

     - the quality of FICS's solutions, technical support and training services; and

     - the frequency of releases of technology enhancements.

     FICS is not aware that it is infringing any proprietary rights of third parties. FICS relies upon certain software that it licenses from third parties, including software that is integrated with FICS's internally developed software and used in its solutions to perform key functions.

  Employees

     As of March 31, 1999, FICS had 605 employees. The following table sets out the distribution of its employees:

                                                   EUROPE   U.S.   ASIA/PACIFIC   TOTAL
                                                   ------   ----   ------------   -----
Maintenance and Consulting Services..............   323      36         26         385
Research and Development.........................    94       1          3          98
General and Administration.......................    68       8          7          83
Sales and Marketing..............................    32       4          3          39
                                                    ---      --         --         ---
     Total.......................................   517      49         39         605
                                                    ===      ==         ==         ===

     As of December 31, 1996, 1997 and 1998, FICS had approximately 366, 454 and 587 employees, respectively.

     Every industry sector in Belgium has its own Joint Labor Committee in which employee and employer representatives on a national level negotiate certain terms and conditions of employment in the sector, including minimum wages, working hours and work rules. The collective bargaining agreements concluded by the Joint Labor Committee applicable to FICS's industry sector apply to FICS and its employees in Belgium. Moreover, Belgian law requires companies employing a weighted average of 100 or more employees to periodically organize elections with a view to setting up a workers' council, composed of representatives of the company's employees and management. Workers' councils have an advisory function, are entitled to certain corporate, financial, commercial and personnel information, and are involved in cases of collective dismissal procedures.

     The number of employees for purposes of setting up a workers' council is determined based on a one-year period preceding the quarter in which the election procedure must be initiated. FICS does not presently have a workers' council due to the absence of candidates for election.

     In addition, Belgian employment law imposes substantial minimum terms of notice in connection with the termination of employment agreements. The actual length of such terms depends on the age, seniority and salary level of the employee, and in certain instances may exceed one year. In the event that FICS terminates an employee, FICS must pay the employee an amount equal to the salary (including bonuses, vacation and year-end pay and computed by reference to the salary and bonuses that were paid to the relevant employee in the twelve months preceding the termination of his contract) that otherwise would have been payable during the term of notice.

  Facilities

     FICS's principal administrative, sales, marketing, support and research and development facilities are located in approximately 44,600 square feet of space in Zaventem, Belgium. FICS's principal lease expires on January 31, 2000. FICS plans to relocate those facilities to a new location in

Zaventem, Belgium with approximately 58,300 square feet, pursuant to a nine-year lease that will expire in 2008. The lease for the new location provides for an option to lease an additional 18,000 square feet. FICS leases approximately 26,200 square feet of space for its United States headquarters in Charlotte, North Carolina under a lease that expires in 2004. FICS currently leases other sales and support offices in Australia, Belgium, France, the Netherlands, Singapore, Spain and the United Kingdom.

  Legal Proceedings

     FICS is not a party to any material legal proceedings. From time to time, FICS may become involved in litigation relating to claims arising out of its operations in the normal course of business.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

     FICS prepares its consolidated financial statements in euro in accordance with U.S. GAAP. In this prospectus/proxy statement, including the FICS financial statements and notes which accompany them, references to "euro" or "E" are to euro, references to "Belgian francs" and "BEF" are to Belgian francs and references to "U.S. dollars" or "$" are to United States dollars. The translations of Belgian francs into euro have been made at the fixed exchange rate of BEF 40.3399 to 1.00. These translations should not be construed as a representation that the Belgian franc amounts represent such euro amounts or could be converted into euros at the rate indicated.

EXCHANGE RATES

     FICS publishes its financial statements in euro. FICS published its financial statements prior to 1999 in Belgian francs. A significant portion of FICS's revenues are denominated in U.S. dollars and the majority of its expenses and debt are denominated in euro.

     The Treaty Establishing the European Community, as amended by the Treaty on European Union, commonly referred to as the "Maastricht Treaty," to which the Kingdom of Belgium is a signatory, provided that on January 1, 1999, the euro became legal tender in those member states of the European Economic and Monetary Union that satisfied the convergence criteria set forth in the Maastricht Treaty, including Belgium. The conversion rate between the Belgian franc, which continues to be legal tender through a transition period ending June 30, 2002, at the latest, and the euro was fixed by the Council of the European Union at BEF 40.3399.

     The following tables set forth, for the periods indicated, certain information concerning the noon buying rates expressed in BEF per $1.00. The Average Rate set forth below is the average of the noon buying rates on the last business day of each month during the year. FICS does not use these rates in the preparation of its consolidated financial statements.

                                                                     AVERAGE   END OF
                       YEAR                          HIGH     LOW     RATE     PERIOD
                       ----                          -----   -----   -------   ------
                                                          (BEF PER U.S. DOLLAR)
1994...............................................  36.53   30.73    33.17    31.85
1995...............................................  32.14   27.94    29.28    29.43
1996...............................................  32.27   29.50    31.02    31.71
1997...............................................  38.82   31.76    35.90    37.08
1998...............................................  38.50   33.19    36.29    34.36

     The following table sets forth, for the period indicated, certain information concerning the noon buying rate expressed in dollars per euro. The Average Rate set forth below is the average of the noon buying rates on each business day of the month. FICS does not use these rates in the preparation of its consolidated financial statements.

                                                                            AVERAGE   END OF
                           MONTH                              HIGH   LOW     RATE     PERIOD
                           -----                              ----   ---    -------   ------
                                                                 (U.S. DOLLARS PER EURO)
January 1999................................................  1.18   1.14    1.16      1.14
February 1999...............................................  1.13   1.10    1.12      1.10
March 1999..................................................  1.10   1.07    1.09      1.08

FICS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of FICS's financial condition and results of operations should be read in conjunction with its consolidated financial statements and the related notes, and the other financial information included in this prospectus/proxy statement. FICS's consolidated financial statements and its quarterly financial results included in this discussion have been prepared in accordance with U.S. GAAP.

     On January 1, 1999, the euro was introduced as the common legal currency of eleven member states of the European Economic and Monetary Union, including Belgium. FICS has adopted the euro as its reporting currency in its consolidated financial statements and translated all Belgian franc amounts at the fixed exchange rate for Belgian francs to euro. Although these statements depict the same trends as would have been shown had FICS presented them in Belgian francs, you should be aware that they may not be directly comparable to the financial statements of other companies that have also been restated in euro. Prior to the adoption of the euro, the currencies of other countries fluctuated against the Belgian franc, but because the euro did not exist prior to January 1, 1999, historical exchange rates for euro are not available. A comparison of FICS's financial statements and those of another company that had historically used a reporting currency other than the Belgian franc that takes into account actual fluctuations in exchange rates could give you a much different impression than a comparison of FICS's financial statements and those of another company as translated into euro. Note 2 of Notes to FICS's consolidated financial statements explains how the amounts in these statements were translated.

  Overview

     FICS is a leading software solutions provider for the global banking and financial services industry. FICS designs, develops, markets and supports corporate and retail banking solutions that enable banks and financial institutions to interact electronically with their customers.

     FICS was founded in 1989. In its first five years of operation, FICS focused primarily on developing custom software for banks and financial institutions, using fax-based and phone-based banking and DOS-based and Windows-based banking software for PCs. In 1991, FICS formed a joint venture to develop financial reporting systems products and in late 1994, FICS acquired its joint venture partner. Beginning in late 1995, FICS substantially expanded its operations to capitalize on the opportunity within the rapidly emerging market for electronic banking solutions. At that time, FICS invested in its research and development, marketing, domestic and international sales channels and professional services relating to its Electronic Services Delivery products. FICS released its first Electronic Services Delivery products in the third quarter of 1996 and its first internet-enabled versions of those products in the third quarter of 1998. In January 1999, FICS released the latest version of its Corporate Internet Banking product. In addition, the first version of its Financial Reporting Systems product, which supported one country, was introduced in 1993. In December 1998, FICS released the latest version of ABACUS, which currently supports 22 countries.

     The following table illustrates FICS's software license revenues and services revenues for its Electronic Services Delivery products and Financial Reporting Systems products and as a percentage of total revenues for 1996, 1997 and 1998:

                                                           YEAR ENDED DECEMBER 31,
                                        --------------------------------------------------------------
               PRODUCTS                        1996                  1997                  1998
               --------                 ------------------    ------------------    ------------------
                                                (IN THOUSANDS, PERCENTAGES OF TOTAL REVENUES)
Electronic Services Delivery Products
  Software licenses...................  E 3,099     13.1%     E 3,123      8.8%     E 6,759     13.6%
  Services............................   13,384     56.4       23,836     66.8       30,956     62.2
                                        -------     ----      -------     ----      -------     ----
     Total............................   16,483     69.5       26,959     75.6       37,715     75.8
Financial Reporting Systems Products
  Software licenses...................    3,168     13.4        3,036      8.5        4,242      8.5
  Services............................    4,055     17.1        5,686     15.9        7,796     15.7
                                        -------     ----      -------     ----      -------     ----
     Total............................  E 7,223     30.5%     E 8,722     24.4%     E12,038     24.2%
                                        =======     ====      =======     ====      =======     ====

     FICS derives its revenues exclusively from software licenses and services. FICS receives software license revenues from licensing its products directly to its customers and indirectly through resellers. Its license fees are based generally on user count and, in the case of its Electronic Services Delivery products, size and location of the licensee and the number of modules incorporated. During 1998, license fees from its Electronic Services Delivery products ranged from E100,000 to E4.3 million per customer and license fees from its Financial Reporting Systems products averaged approximately E20,000 per customer. FICS receives service revenues from customization and enhancement services, maintenance services, and consulting and training services that FICS performs for customers that license its products either directly from FICS or indirectly through resellers.

     FICS generally recognizes revenues from services and from the licensing of software with significant customization or modification as work is performed under the percentage of completion method, with progress being measured using costs incurred to date compared to total estimated costs to be incurred. This revenue generally includes licensing of software and services (1) which are essential to the functionality of the software, or (2) which include significant customization or modification of the software. FICS recognizes time and materials based revenue as fees are earned, based on hours incurred and expenditures made. FICS generally recognizes revenues from the licensing of software having no significant ongoing obligations upon delivery of the product, provided that FICS has persuasive evidence of an agreement, the fee is fixed and determinable and collectability is probable. Revenues from maintenance services are recognized over the contract term, typically one year. FICS recognizes losses on contracts in the period in which the liability is identified.

     FICS enters into reseller arrangements that typically provide for sublicense fees payable to it based on a percentage of its list price. FICS recognizes sublicense fees as they are reported by the reseller when it re-licenses its products to their customers.

     Capitalization of software development costs begins upon establishment of technological feasibility and ends upon general release of the software to the public. FICS has defined technological feasibility as the completion of a working model. Its time between completion of a working model and general release of the software to the public is short. As a result, its costs qualifying for capitalization are not material and have been expensed.

     In December 1998, FICS acquired HAL5 S.A., a French company, for E2.0 million in cash. At the same time, FICS also acquired Open Systems Interconnection Ingenierie S.A., a French company, for E915,000 in cash. Both companies sell server products to the financial services industry in France. These acquisitions have been accounted for under the purchase method of accounting, and, accordingly, the results of operations of both companies will be included in FICS's consolidated financial statements in the period beginning on January 1, 1999, since the amounts between the date of acquisition and the year end were not significant. In connection with these acquisitions, FICS acquired assets with an estimated fair market value of E84,000. The difference between the net asset value and the purchase price has been recorded as intangible assets in the amount of E2.8 million, of which E302,000 has been written off in its 1998 statement of operations. The remaining amount is to be amortized over an estimated useful life of five years.

     FICS accounts for deferred income taxes using the liability method, which requires deferred taxes to be recognized for all temporary differences between the book and tax basis of assets and liabilities. FICS evaluates deferred tax assets for probable recoverability on the basis of whether it is more likely than not that sufficient taxable income will be generated in the foreseeable future. FICS provides a valuation allowance against any assets which are not likely to be recovered on that basis. As of December 31, 1998, FICS had accumulated tax losses in Belgium and the United Kingdom of approximately E8.0 million, which FICS is permitted to carry forward to future years. A valuation allowance has been established to offset the deferred tax assets for its accumulated tax losses due to uncertainty surrounding the ultimate use of such losses.

     In 1991, ABN AMRO Bank became one of FICS's customers. ABN AMRO Bank accounted for 22.8% of its revenues in 1996, 19.6% of its revenues in 1997, and 28.8% of its revenues in 1998. The substantial majority of these revenues resulted from customization, enhancement and maintenance services.

     FICS has expanded its operations in all major geographic areas, with a significant portion of its revenue growth occurring in North America and Europe. The following table illustrates its revenues for 1996, 1997 and 1998 by customer location.

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1996      1997      1998
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
Europe, Middle East and Africa..............................  E21,469   E30,523   E39,782
North America...............................................    1,023     3,344     6,770
Asia/Pacific................................................    1,214     1,814     3,201
                                                              -------   -------   -------
     Total..................................................  E23,706   E35,681   E49,753
                                                              =======   =======   =======

     As of December 31, 1998, FICS had an accumulated deficit of E16.5 million.

  Currency and Exchange Rates

     As a result of its multinational operations, FICS's operating results are subject to significant fluctuations based upon changes in the exchange rates of certain currencies, particularly the euro in relation to the U.S. dollar. Its operations in Europe generate revenues denominated primarily in euro. Revenues in North America and in the Asia/Pacific region are denominated to a large extent in U.S. dollars. Fluctuations in the value of the U.S. dollar relative to the euro could harm FICS's business.

     The majority of its expenses are denominated in euro. Some of FICS's subsidiaries use a functional currency other than euro, namely the currency of the country in which the subsidiary is located. FICS's consolidated financial statements reflect a translation from the functional currencies of such operating subsidiaries into euro, its reporting currency, using the current rate method. Accordingly, monetary assets and liabilities are translated at exchange rates in effect at the end of the reporting period, and revenues and expenses are translated at the average exchange rate during the period. The adjustment resulting from translating the financial statements of such subsidiaries is reflected as a separate component of stockholders' equity. Transaction gains or losses are reported in results of operations. Fluctuations in the U.S. dollar and other currencies relative to the euro will affect period-to-period comparisons of its reported results of operations.

     FICS entered into option contracts during 1996 and 1997 to manage its foreign currency exposure, principally resulting from exchange rate fluctuations of the U.S. dollar compared to the Belgian franc. Since 1997, FICS has not entered into any other hedging transactions. FICS may, however, enter into hedging contracts in the future. Its decision not to enter into hedging transactions has been primarily attributable to:

     - its perception of the strength of the U.S. dollar compared to the euro;
       and

     - its receipt of substantial sums of Belgian francs (and currencies which are historically stable against the Belgian franc) from revenues particularly under its agreements with ABN AMRO Bank (which paid us in Dutch guilders) and Banksys (which paid us in Belgian francs).

     Exchange rate fluctuations may harm its business, whether or not FICS enters into hedging transactions.

  Results of Operations

     The following table presents certain consolidated statement of operations data:

                                                    YEAR ENDED            THREE MONTHS ENDED
                                                   DECEMBER 31,                MARCH 31,
                                           ----------------------------   -------------------
                                            1996      1997       1998       1998       1999
                                           -------   -------   --------   --------   --------
                                                                              (UNAUDITED)
                                                             (IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues
  Software licenses......................  E 6,267   E 6,159   E 11,001   E 1,749    E 3,610
  Services...............................   17,439    29,522     38,752     9,598      9,649
                                           -------   -------   --------   -------    -------
     Total revenues......................   23,706    35,681     49,753    11,347     13,259
                                           -------   -------   --------   -------    -------
Cost of revenues
  Software licenses......................      407       397        398        64         34
  Services...............................   15,651    22,268     32,038     7,771      8,179
                                           -------   -------   --------   -------    -------
     Total cost of revenues..............   16,058    22,665     32,436     7,835      8,213
                                           -------   -------   --------   -------    -------
     Gross profit........................    7,648    13,016     17,317     3,512      5,046
Operating expenses:
  Sales and marketing....................    1,603     3,762      5,401       936      2,210
  Research and development...............    6,314     6,325     12,659     2,800      3,453
  General and administrative.............    3,491     5,012      7,829     2,015      1,587
  Stock-based compensation...............       --        --      1,241       281        153
  Amortization of intangibles............      294       890        310         1        131
                                           -------   -------   --------   -------    -------
     Total operating expenses............   11,702    15,989     27,440     6,033      7,534
                                           -------   -------   --------   -------    -------
Loss from operations.....................   (4,054)   (2,973)   (10,123)   (2,521)    (2,488)
Interest and other income (expense)......      412      (460)       109       (28)      (208)
                                           -------   -------   --------   -------    -------
Loss before income taxes.................   (3,642)   (3,433)   (10,014)   (2,549)    (2,696)
Income tax provision.....................       11        62         62        16          1
                                           -------   -------   --------   -------    -------
Net loss.................................  E(3,653)  E(3,495)  E(10,076)  E(2,565)   E(2,697)
                                           =======   =======   ========   =======    =======

     The following table presents certain items in FICS's consolidated statement of operations reflected as a percentage of total revenues:

                                                                                    THREE MONTHS
                                                       YEAR ENDED                       ENDED
                                                      DECEMBER 31,                    MARCH 31,
                                              -----------------------------       -----------------
                                              1996        1997        1998        1998        1999
                                              -----       -----       -----       -----       -----
                                                                                     (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues
  Software licenses.........................   26.4%       17.3%       22.1%       15.4%       27.2%
  Services..................................   73.6        82.7        77.9        84.6        72.8
                                              -----       -----       -----       -----       -----
     Total revenues.........................  100.0       100.0       100.0       100.0       100.0
                                              -----       -----       -----       -----       -----
Cost of revenues Software licenses..........    1.7         1.1         0.8         0.6         0.3
  Services..................................   66.0        62.4        64.4        68.5        61.7
                                              -----       -----       -----       -----       -----
     Total cost of revenues.................   67.7        63.5        65.2        69.1        62.0
                                              -----       -----       -----       -----       -----
     Gross profit...........................   32.3        36.5        34.8        30.9        38.0
Operating expenses:
  Sales and marketing.......................    6.8        10.5        10.9         8.2        16.7
  Research and development..................   26.6        17.7        25.4        24.7        26.0
  General and administrative................   14.7        14.0        15.7        17.8        12.0
  Stock-based compensation..................     --          --         2.5         2.5         1.1
  Amortization of intangibles...............    1.2         2.5         0.6         0.0         1.0
                                              -----       -----       -----       -----       -----
     Total operating expenses...............   49.3        44.7        55.1        53.2        56.8
                                              -----       -----       -----       -----       -----
Loss from operations........................  (17.1)       (8.2)      (20.3)      (22.3)      (18.8)
Interest and other income (expense).........    1.7        (1.3)        0.2        (0.2)       (1.5)
                                              -----       -----       -----       -----       -----
Loss before income taxes....................  (15.4)       (9.5)      (20.1)      (22.5)      (20.3)
Income tax provision........................    0.0        (0.2)       (0.1)       (0.1)          0
                                              -----       -----       -----       -----       -----
Net loss....................................  (15.4)%      (9.7)%     (20.2)%     (22.6)%     (20.3)%
                                              =====       =====       =====       =====       =====

YEARS ENDED DECEMBER 31, 1997 AND 1998

  Revenues

     Total revenues, which consist of software license and service revenues, increased 39.5%, from E35.7 million in 1997 to E49.8 million in 1998. Total revenues for Electronic Services Delivery products increased 39.6%, from E27.0 million in 1997 to E37.7 million in 1998, and total revenues for Financial Reporting Systems products increased 37.9%, from E8.7 million in 1997 to E12.0 million in 1998. ABN AMRO Bank accounted for 19.6% of its total revenues in 1997 and 28.8% of its total revenues in 1998. No other single customer accounted for more than 10% of FICS's revenues in 1997 or 1998.

     Software license revenues consist of license revenues of Electronic Services Delivery products and Financial Reporting Systems products. Software license revenues increased 77.4%, from E6.2 million in 1997 to E11.0 million in 1998. The increase in software license revenues was primarily attributable to the introduction of FICS's Corporate Internet Banking product and new versions of its other products. Software license revenues from its Electronic Services Delivery products increased from E3.1 million in 1997 to E6.8 million in 1998 and increased as a percentage of total revenues from 8.8% in 1997 to 13.6% in 1998.

     Service revenues consist of customization, enhancement, maintenance, consulting and training services. Service revenues increased 31.5%, from E29.5 million in 1997 to E38.8 million in 1998. Of this increase, E7.1 million was due to increases in services related to its Electronic Services Delivery products and E2.1 million was due to increases in services related to its Financial Reporting Systems products. The increase in service revenues in absolute terms, but decrease as a percentage of total revenues, reflects an increase in its software license revenues and the overall growth of its installed base of customers during these periods. Service revenues from Electronic Services Delivery products increased from E23.8 million in 1997 to E31.0 million in 1998 and decreased as a percentage of total revenues from 66.8% in 1997 to 62.2% in 1998. Service revenues in 1998 include E2.0 million in non-recurring revenues related to the sub-license of third party software.

     Revenues outside of Europe, the Middle East and Africa increased 92.3% from E5.2 million in 1997 to E10.0 million in 1998. Revenues in North America increased from E3.3 million in 1997 to E6.8 million in 1998. The increase in non-European revenues resulted from its investment in direct sales channels, primarily in North America, Australia and Singapore, in 1998.

  Cost of Revenues

     Cost of license revenues

     Cost of license revenues consists primarily of the cost of product media, duplication and manuals. Cost of license revenues remained essentially the same, E397,000 in 1997 and E398,000 in 1998. Cost of license revenues as a percentage of total revenues was negligible in both 1997 and 1998.

     Cost of service revenues

     Cost of service revenues consists of personnel and third-party service provider costs related to customization, enhancement, maintenance, consulting and training. Cost of service revenues increased 43.5%, from E22.3 million in 1997 to E32.0 million in 1998. This increase resulted primarily from the cost of hiring, training and compensating personnel to support its growing customer base. Cost of service revenues as a percentage of total revenues was 62.4% in 1997 and 64.4% in 1998. The cost of service revenues as a percentage of total revenues may vary between periods for two reasons: (a) the services FICS provides (customization, enhancement, maintenance, consulting and training services) have different cost and pricing structures, and (b) the resources FICS uses to deliver these services (internal versus third parties). The increase in cost of service revenues as a percentage of service revenues reflected the execution of low-margin service contracts to extend or strengthen present customer relationships, provisions to cover potential losses on certain existing contracts, and the early termination of a contract to customize third-party software. In addition, cost of service revenues in 1998 includes E1.8 million in non-recurring fees related to the sub-license of third-party software.

  Operating Expenses

     Sales and marketing

     Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, travel and promotional expenses and facility and communication costs for direct sales offices. Sales and marketing expenses increased 42.1%, from E3.8 million in 1997 to E5.4 million in 1998. This increase was attributable to salaries and benefits for additional sales and marketing personnel and salary increases for existing personnel, and other costs associated with the expansion of its worldwide sales and marketing organization.

     Sales and marketing expenses represented 10.5% of its total revenues in 1997 and 10.9% in 1998.

     Research and development

     FICS's research and development expenses consist primarily of salaries, benefits and equipment for software developers, quality assurance personnel, program managers and technical writers and payments to outside contractors. Research and development expenses increased from E6.3 million in 1997 to E12.7 million in 1998. This increase was due to an increase in the number of development personnel, salary increases for existing personnel and an increase in the use of outside contractors to support its product development and testing activities. Research and development costs represented 17.7% of its total revenues in 1997 and 25.4% in 1998. The increase in research and development expenses as a percentage of total revenues reflects primarily the increased investment in its research and development activities necessary to complete its internet-enabled Electronic Services Delivery products.

     General and administrative

     FICS's general and administrative expenses consist primarily of salaries, benefits and related costs for executive, finance, human resources, administrative and information services personnel and professional services fees. General and administrative expenses increased 56.0%, from E5.0 million in 1997 to E7.8 million in 1998. The increase primarily resulted from the opening of new offices in the United Kingdom, Singapore and Australia. The remaining increase resulted from the addition of finance, executive and administrative personnel to support the growth of its business, salary increases for existing personnel, an increase in professional services fees and other administrative expenses. General and administrative costs represented 14.0% of its total revenues in 1997 and 15.7% in 1998.

     Stock-based compensation

     FICS recorded deferred stock-based compensation of E2.2 million in 1998, representing the difference between the exercise prices of options granted to acquire shares of common stock during 1998 and the deemed fair market value for financial reporting purposes of its common stock on the grant dates. FICS amortized stock-based compensation expense of E1.2 million during 1998. Deferred stock-based compensation is amortized over the vesting periods of the options. Amortization of the deferred stock-based compensation balance of E987,000 at December 31, 1998 will be approximately E611,000, E280,000 and E63,000 for 1999, 2000 and 2001, respectively.

     Amortization of intangibles

     Amortization of intangibles decreased 65.2% from E890,000 in 1997 to E310,000 in 1998. In 1997, FICS incurred a charge of E590,000 to reflect a write-down of intangible assets associated with acquisitions made in prior years. In 1998, FICS incurred a charge of E302,000 to reflect a write-down in intangible assets associated with the acquisition of HAL5 S.A. and Open Systems Interconnection Ingenierie S.A. in December 1998. FICS periodically evaluates intangibles to assess recoverability and any permanent impairments are charged to operating results.

     Interest and other income (expense)

     FICS had interest and other expense of E460,000 in 1997 and interest and other income of E109,000 in 1998. The change from an expense position to an income position resulted primarily from E528,000 in other income related to foreign currency exchange gain not fully offset by E509,000 in interest expense associated with increased average borrowings to fund operations.

     Income tax provision

     FICS incurred operating losses in 1997 and 1998 and therefore did not incur any income tax obligations in Belgium for such periods. Its income tax provisions of E62,000 in each of 1997 and

1998 resulted principally from its foreign operations and withholding tax on interest income. See note 9 of notes to FICS's consolidated financial statements.

YEARS ENDED DECEMBER 31, 1996 AND 1997

  Revenues

     Total revenues increased 50.6%, from E23.7 million in 1996 to E35.7 million in 1997. Total revenues from Electronic Services Delivery products increased 63.6%, from E16.5 million in 1996 to E27.0 million in 1997 and total revenues from Financial Reporting Systems products increased 20.8%, from E7.2 million in 1996 to E8.7 million in 1997. ABN AMRO Bank accounted for 22.8% of total revenues in 1996 and 19.6% of total revenues in 1997. No other single customer accounted for more than 10% of total revenues in 1996 or 1997.

     Software license revenues decreased 1.6%, from E6.3 million in 1996 to E6.2 million in 1997. Software license revenues from Electronic Services Delivery products were E3.1 million in 1996 and 1997 and decreased as a percentage of total revenues from 13.1% in 1996 to 8.8% in 1997. This decrease primarily resulted from higher service revenues as a result of services performed on customer specified projects in 1997 that did not generate software license revenues and its preparation in 1997 for future product releases, including the release of its internet-enabled products in 1998.

     Service revenues increased 69.5%, from E17.4 million in 1996 to E29.5 million in 1997. The increase in service revenues reflects an increase in its software application sales and the overall growth of its installed base of customers during these periods. Service revenues represented 73.6% of its total revenues in 1996 and 82.7% in 1997.

     Revenues outside of Europe, the Middle East and Africa totaled E2.2 million in 1996 and E5.2 million in 1997. Revenues in North America increased from E1.0 million in 1996 to E3.3 million in 1997. Principally, this increase resulted from its commencement of marketing of its Electronic Services Delivery products in mid-1996. The increase in non-European revenues resulted from its investment in direct and indirect sales channels, primarily in North America, Australia and Singapore, in 1997.

  Cost of Revenues

     Cost of license revenues

     Cost of license revenues decreased 2.5%, from E407,000 in 1996 to E397,000 in 1997. Cost of license revenues as a percentage of total revenues was negligible in both 1996 and 1997.

     Cost of service revenues

     Cost of service revenues increased 42.0%, from E15.7 million in 1996 to E22.3 million in 1997. The increase was the result of additional costs associated with hiring and training consulting, support and training personnel to support its growing customer base and salary increases for existing personnel. Cost of service revenues as a percentage of total revenues was 66.0% in 1996 and 62.4% in 1997. The decrease in cost of service revenues as a percentage of total revenues reflected increased levels of higher-margin maintenance revenues and higher-margin consulting services.

  Operating Expenses

     Sales and marketing

     Sales and marketing expenses increased from E1.6 million in 1996 to E3.8 million in 1997. This increase was attributable to the expansion of its worldwide sales and marketing organization, including increased salaries and benefits for additional sales and marketing personnel and salary increases for existing personnel, higher sales commissions and bonuses associated with increased revenues, additional facility and communication costs associated with opening and expanding offices domestically and internationally, and increased marketing and promotional activities. Sales and marketing expenses represented 6.8% of its total revenues in 1996 and 10.5% in 1997. The increase in sales and marketing expenses in absolute terms and as a percentage of total revenues reflects primarily the significant investment in its sales and marketing infrastructure compared to the growth of its revenues.

     Research and development

     Research and development expenses were E6.3 million in 1996 and 1997. Research and development costs represented 26.6% of its total revenues in 1996 and 17.7% in 1997. The decrease in research and development expenses as a percentage of total revenues reflects significant research and development expenses in 1996 associated with the development and introduction of initial versions of the Corporate Banking for Windows products, including consulting charges of third-party consultants, and the decline in 1997 of third-party consulting charges as FICS replaced third-party consultants with its employees.

     General and administrative

     General and administrative expenses increased 42.9%, from E3.5 million in 1996 to E5.0 million in 1997. This increase resulted from the addition of finance, executive and administrative personnel to support the growth of its business during these periods. General and administrative costs represented 14.7% of its total revenues in 1996 and 14.0% in 1997.

     Amortization of intangibles

     Amortization of intangibles increased from E294,000 in 1996 to E890,000 in 1997. The increase resulted primarily from a charge of E590,000 in 1997 to reflect a write-down of intangible assets associated with acquisitions made in prior years.

     Interest and other income (expense)

     FICS had interest and other income of E412,000 in 1996 and interest and other expense of E460,000 in 1997. The decrease resulted primarily from foreign currency exchange losses.

     Income tax provision

     FICS incurred operating losses in 1996 and 1997 and therefore did not incur any income tax obligations in Belgium for such periods. Its income tax provision of E11,000 in 1996 and E62,000 in 1997 resulted principally from its foreign operations and withholding tax on interest income. See note 9 of notes to FICS's consolidated financial statements.

THREE MONTHS ENDED MARCH 31, 1998 AND 1999

  Revenues

     Total revenues increased by 17% over the prior year period. Software license revenues increased by 106% over the prior year period as a result of the introduction of FICS's Corporate Internet Banking product and new versions of its other products. Service revenues increased slightly over the prior year period as a result of increases in services related to its products. Total revenues from Electric Services Delivery products increased 15% from E8.5 million in the first quarter of 1998 compared to E9.8 million in the first quarter of 1999. This was due to a significant increase in software license revenue of 246% over the prior year period. Services revenue from Electronic

Services Delivery products declined by 7% against the prior year period. The first quarter of 1999 included no non-recurring revenues related to the sale of third-party software, compared to E2.0 million for the prior year period. Total revenues from Financial Reporting Systems increased 22% due to growth in services revenues for maintenance and implementation services. Software license revenue from Financial Reporting Systems increased by 3% over the prior year quarter to E1.0 million for the quarter ended March 31, 1999.

  Cost of Revenues

     Cost of license revenues

     FICS's cost of license revenues were higher in the first quarter of 1999 compared to 1998 as a result of increased costs of product media, duplication and manuals attributable to the introduction of its Corporate Internet Banking product and new versions of its other products.

     Cost of service revenues

     FICS's cost of service revenues increased in the first quarter of 1998 as a result of increased hiring, training and compensating personnel to support FICS's growing customer base. These rapid increases, coupled with slower growth in net revenues from the first to second quarters in 1998, caused its total cost of revenues to peak at 71.5% of total revenues in the second quarter of 1998. Thereafter, the increase in software license revenues in the third quarter of 1998 and the partially fixed nature of certain components of total cost of revenues caused total cost of revenues to decline to 62% in the first quarter of 1999.

  Operating Expenses

     Sales and marketing

     Sales and marketing expenses have generally been increasing over the quarters presented as a result of salaries and benefits for additional sales and marketing personnel, and other costs associated with the expansions of its worldwide sales and marketing organization. Sales and marketing expenses for the first quarter of 1999 increased by E1.3 million (136%) over the prior year quarter due to continuing expansion.

     Research and development

     Research and development expenses have generally increased each quarter, due primarily to an increase in the number of development personnel, salary increases for existing personnel and an increase in the use of outside contractors to support product development and testing activities. Research and development expenses for the first quarter of 1999 increased by E0.7 million (23%) over the prior year period due to increased development.

     General and administrative

     General and administrative expenses decreased in absolute terms and as a percentage of total revenues from the first quarter of 1999 compared to 1998. The decrease primarily resulted from the effect of costs of opening new offices in the United Kingdom, Singapore and Australia in the first quarter of 1998.

     Stock-based compensation

     FICS recorded stock-based compensation in each quarter from the first quarter of 1998 through the first quarter of 1999 in connection with the grant of certain stock options in the first quarter of 1998.

     Amortization of intangibles

     Amortization of intangibles in the first quarter of 1999 reflected the amortization of intangible assets associated with the acquisitions of HAL5 S.A. and Open Systems Interconnection Ingenierie S.A. in December 1998.

     Interest and other income (expense)

     FICS had interest expense in both the first quarter of 1999 and 1998 amounting to E95,000 and E28,000, respectively. FICS's other income (expense) fluctuates as a result of gains or losses relating to changes in foreign currency exchange rates.

     Income tax provision

     FICS incurred operating losses in 1997 and 1998 and therefore did not incur any income tax obligations in Belgium for such periods. FICS's income tax provision in the quarters presented resulted principally from its foreign operations and withholding tax on interest income.

  FICS Quarterly Results of Operations

     The following table presents FICS's unaudited quarterly results of operations for the nine quarters ended March 31, 1999. You should read the following table in conjunction with FICS's consolidated financial statements and related notes thereto included elsewhere in this prospectus/ proxy statement. FICS has prepared this unaudited information on the same basis as its audited consolidated financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that FICS considers necessary for a fair presentation of its financial position and operating results for the quarters presented.

                                                                     THREE MONTHS ENDED
                             --------------------------------------------------------------------------------------------------
                             MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                               1997       1997       1997        1997       1998       1998       1998        1998       1999
                             --------   --------   ---------   --------   --------   --------   ---------   --------   --------
                                                                       (IN THOUSANDS)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Revenues
  Software licenses........   E1,365     E1,768     E1,646     E 1,380    E 1,749    E 1,607     E 3,665    E 3,980    E 3,610
  Services.................    6,042      7,257      7,901       8,322      9,598      9,952       9,621      9,581      9,649
                              ------     ------     ------     -------    -------    -------     -------    -------    -------
    Total revenues.........    7,407      9,025      9,547       9,702     11,347     11,559      13,286     13,561     13,259
                              ------     ------     ------     -------    -------    -------     -------    -------    -------
Cost of revenues
  Software licenses........       88        114        106          89         64         60         131        143         34
  Services.................    5,095      5,808      5,568       5,797      7,771      8,210       8,081      7,976      8,179
                              ------     ------     ------     -------    -------    -------     -------    -------    -------
    Total cost of
      revenues.............    5,183      5,922      5,674       5,886      7,835      8,270       8,212      8,119      8,213
                              ------     ------     ------     -------    -------    -------     -------    -------    -------
Gross profit...............    2,224      3,103      3,873       3,816      3,512      3,289       5,074      5,442      5,046
Operating expenses:
  Sales and marketing......      702        709      1,057       1,294        936      1,366       1,311      1,788      2,210
  Research and
    development............      961      1,263      1,941       2,160      2,800      3,220       3,425      3,214      3,453
  General and
    administrative.........      892      1,158      1,290       1,672      2,015      2,053       2,000      1,761      1,587
  Stock-based
    compensation...........       --         --         --          --        281        281         281        398        153
  Amortization of
    intangibles............      224        226        226         214          1          2           2        305        131
                              ------     ------     ------     -------    -------    -------     -------    -------    -------
    Total operating
      expenses.............    2,779      3,356      4,514       5,340      6,033      6,922       7,019      7,466      7,534
                              ------     ------     ------     -------    -------    -------     -------    -------    -------
Loss from operations.......     (555)      (253)      (641)     (1,524)    (2,521)    (3,633)     (1,945)    (2,024)    (2,488)
Interest and other income
  (expense), net...........     (168)       (88)       (89)       (115)       (28)      (101)        (26)       264       (208)
                              ------     ------     ------     -------    -------    -------     -------    -------    -------
Loss before income taxes...     (723)      (341)      (730)     (1,639)    (2,549)    (3,734)     (1,971)    (1,760)    (2,696)
Income tax provision.......       13          6         13          30         16         24          24         (2)         1
                              ------     ------     ------     -------    -------    -------     -------    -------    -------
    Net loss...............   E (736)    E (347)    E (743)    E(1,669)   E(2,565)   E(3,758)    E(1,995)   E(1,758)   E(2,697)
                              ======     ======     ======     =======    =======    =======     =======    =======    =======

     The following table sets forth unaudited quarterly results of operations as a percentage of revenues for the nine quarters ended March 31, 1999.

                                                                       THREE MONTHS ENDED
                               --------------------------------------------------------------------------------------------------
                               MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                 1997       1997       1997        1997       1998       1998       1998        1998       1999
                               --------   --------   ---------   --------   --------   --------   ---------   --------   --------
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Revenues
  Software licenses..........    18.4%      19.6%       17.2%      14.2%      15.4%      13.9%       27.6%      29.3%      27.2%
  Services...................    81.6       80.4        82.8       85.8       84.6       86.1        72.4       70.7       72.8
                                -----      -----       -----      -----      -----      -----       -----      -----      -----
    Total revenues...........   100.0      100.0       100.0      100.0      100.0      100.0       100.0      100.0      100.0
                                -----      -----       -----      -----      -----      -----       -----      -----      -----
Cost of revenues
  Software licenses..........     1.2        1.3         1.1        0.9        0.6        0.5         1.0        1.1        0.3
  Services...................    68.8       64.4        58.3       59.8       68.5       71.0        60.8       58.8       61.7
                                -----      -----       -----      -----      -----      -----       -----      -----      -----
    Total cost of revenues...    70.0       65.7        59.4       60.7       69.1       71.5        61.8       59.9       62.0
                                -----      -----       -----      -----      -----      -----       -----      -----      -----
Gross margin.................    30.0       34.3        40.6       39.3       30.9       28.5        38.2       40.1       38.0
Operating expenses:
  Sales and marketing........     9.5        7.9        11.1       13.3        8.2       11.8         9.9       13.2       16.7
  Research and development...    13.0       14.0        20.3       22.3       24.7       27.9        25.8       23.7       26.0
  General and
    administrative...........    12.0       12.8        13.5       17.2       17.8       17.8        15.1       13.0       12.0
  Stock-based compensation...      --         --          --         --        2.5        2.4         2.1        2.9        1.1
  Amortization of
    intangibles..............     3.0        2.5         2.4        2.2        0.0        0.0         0.0        2.2        1.0
                                -----      -----       -----      -----      -----      -----       -----      -----      -----
    Total operating
      expenses...............    37.5       37.2        47.3       55.0       53.2       59.9        52.9       55.0       56.8
                                -----      -----       -----      -----      -----      -----       -----      -----      -----
Loss from operations.........    (7.5)      (2.9)       (6.7)     (15.7)     (22.3)     (31.4)      (14.6)     (14.9)     (18.8)
Interest and other income
  (expense)..................    (2.3)      (0.9)       (0.9)      (1.2)      (0.2)      (0.9)       (0.2)       1.9       (1.5)
                                -----      -----       -----      -----      -----      -----       -----      -----      -----
Loss before income taxes.....    (9.8)      (3.8)       (7.6)     (16.9)     (22.5)     (32.3)      (14.8)     (13.0)     (20.3)
Income tax provision.........    (0.2)      (0.1)       (0.1)      (0.3)      (0.1)      (0.2)       (0.2)        --          0
                                -----      -----       -----      -----      -----      -----       -----      -----      -----
    Net loss.................   (10.0)%     (3.9)%      (7.7)%    (17.2)%    (22.6)%    (32.5)%     (15.0)%    (13.0)%    (20.3)%
                                =====      =====       =====      =====      =====      =====       =====      =====      =====

     The trends discussed in the annual comparisons of operating results from 1996 to 1997 and from 1997 to 1998 generally apply to the comparison of results of operations for the nine quarters ended March 31, 1999.

     FICS has experienced limited seasonality with respect to revenues. Revenues from services and from the licensing of software with related services is recognized as work is performed. Consequently, a significant portion of license revenues is not recognized upon delivery of the product even though there may be a seasonal impact on order intake.

  Liquidity and Capital Resources

     Since its inception, FICS has primarily financed its operations through private placements of its common and preferred stock and bank borrowings. Through December 31, 1998, net proceeds from private placements of common and preferred stock totaled E20.2 million. To a lesser extent, FICS has financed its operations through equipment financing and traditional financing arrangements. As of December 31, 1998, FICS had cash and cash equivalents of E3.0 million, a decrease of E1.2 million from cash and cash equivalents held as of December 31, 1997. Its working capital at December 31, 1998 was a deficit of E721,000, compared to working capital of E1.5 million at December 31, 1997. At March 31, 1999, FICS had cash and cash equivalents of E2.8 million and its working capital was a deficit of E2.9 million.

     FICS has a credit facility with KBC Bank of E12.7 million that is secured by substantially all of its assets. Under the credit facility, FICS may borrow up to E7.9 million on a short-term basis at an interest rate equal to the bank's daily short-term interest rate, which was 3.5% as of March 31, 1999. The amount FICS can borrow on a short-term basis will be reduced to E2.0 million on June 30,

1999. As of March 31, 1999, FICS had borrowed E2.5 million on a short-term basis under the credit facility. Under the credit facility, FICS may convert amounts FICS have borrowed on a short-term basis to notes payable. The notes payable bear interest at EONIA (European Overnight Interest Average) plus 0.5%, which was 3.6% as of March 31, 1999. As of March 31, 1999, FICS had E7.3 million outstanding in notes payable. All interest and principal outstanding under the credit facility is due on June 30, 2002. The credit facility requires FICS to maintain certain financial covenants, including a requirement that FICS maintains certain financial ratios. FICS was in compliance with all financial covenants of the credit facility at March 31, 1999.

     FICS's operating activities resulted in net cash outflows of E566,000 in 1996, E2.2 million in 1997 and E10.9 million in 1998. During the three months ended March 31, 1999, its operating activities resulted in net cash outflows of E2.3 million. The operating cash outflows resulted primarily from operating losses due to significant investments in sales, marketing and product development and increases in accounts receivable due to increased revenues. These cash outflows were partially offset by increases in accounts payable, accrued liabilities and deferred revenues.

     Average days' sales outstanding, represented by the ratio of accounts receivable, net of deferred revenue, to total revenues, increased from 72 days at December 31, 1997 to 110 days at December 31, 1998. This increase was due to increased sales activity. At March 31, 1999, average days outstanding was 106 days.

     Investing activities used cash of E953,000 in 1996 and E982,000 in 1997, primarily for the purchase of capital equipment, and E3.2 million in 1998, primarily for the purchase of capital equipment and the acquisition of HAL5 S.A. and Open Systems Interconnection Ingenierie S.A. During the three months ended March 31, 1999, investing activities used cash of E740,000, primarily for the purchase of capital equipment.

     Financing activities in 1996 used cash of E442,000 primarily due to the repayment of long-term indebtedness. Financing activities provided cash of E5.1 million in 1997 and E12.8 million in 1998, primarily through the issuance of capital stock and increased borrowings under its credit facility. During the three months ended March 31, 1999, financing activities provided cash of E2.9 million, primarily as a result of increased borrowings under its credit facility.

  Year 2000 Considerations

     The year 2000 issue is the potential for system and processing failure of date-related data as the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations. Such failures or miscalculations could disrupt its operations, and, among other things, cause FICS to be temporarily unable to process transactions, send invoices or engage in similar normal business activities.

     FICS may be affected by year 2000 issues related to non-compliant information technology systems or non-information technology systems FICS uses internally. The computer software and hardware FICS operates represent the primary internal elements subject to year 2000 risk. Computer software and hardware include networking, operating and applications software that FICS currently uses, as well as those that FICS plans to install prior to the year 2000, and the hardware platforms upon which the operating and software applications operate.

     Other internal elements subject to risk include fax machines, security systems, heating and air conditioning systems, telephone and other telecommunications systems, copiers and sprinklers.

     FICS's plan to minimize year 2000 risks includes three phases: inventory, assessment and implementation.

     In the inventory phase, FICS planned to identify the items within each of the above-referenced elements. In the assessment phase, FICS plans to determine which elements are not year 2000 compliant. FICS intends to work with a third party consultant to test the relevant internal elements for compliance. FICS expects to complete the assessment phase by September 30, 1999. In the implementation phase, FICS plans to replace or repair elements that are not year 2000 compliant. FICS intends to complete this phase by the year 2000. FICS cannot guarantee that the plan will identify or remediate its material noncompliant systems on a timely basis, if at all. FICS's failure to successfully execute its plan could harm its business.

     FICS has substantially completed its assessment of the products FICS sells to customers. FICS is not currently aware of any year 2000 problems relating to products FICS sells that would have a material effect on its business, results of operations or financial condition. However, FICS cannot assure that FICS will not in the future identify material non-compliant products. Furthermore, if FICS does identify any material non-compliant products, FICS cannot assure that the steps that FICS takes will be sufficient to make such products compliant.

     FICS believes that FICS has taken reasonable steps to confirm that all third party equipment and software that FICS incorporates into its products and software is year 2000 compliant. These steps include verbal or written confirmation with the relevant third parties and, in some cases, internal testing of software or products. However, FICS cannot assure that FICS will identify material non-compliant systems operated by third parties. Furthermore, if FICS does identify any such material non-compliant systems, FICS cannot assure that the steps, if any, that such third parties take will be sufficient to make such systems compliant.

     Its products and software are often sold to be integrated into or interface with third party products or software. FICS has not taken, and does not plan to take, steps to contact customers or other third parties with whose products its products and software may be integrated or interfaced regarding year 2000 issues.

     Even if third parties such as its suppliers, service providers and customers are year 2000 compliant, they could experience difficulties resulting from year 2000 issues affecting other third parties with whom they do business. Because the cost and timing of year 2000 compliance by third parties is not within its control, FICS cannot give any assurance with respect to such efforts or any potential adverse effects to us of any failure by third parties to achieve year 2000 compliance. As a result, although FICS does not currently anticipate that FICS will experience any material shipment delays from its material product suppliers or any material sales delays from its major customers due to year 2000 issues, such third parties may directly or indirectly experience year 2000 problems. Any such problems may harm FICS's business.

     As FICS can give no assurance as to the readiness or compliance of third parties with respect to the year 2000, FICS has completed a contingency plan to address operating issues in the event that any of its material suppliers, service providers or customers fails to perform as a result of the year 2000. Its failure to successfully implement the contingency plan could harm its business.

     FICS has not incurred in the past, and does not expect to incur in the future, material expenses in connection with the year 2000 issue. FICS may, however, be incorrect in its assessment of the year 2000 impact upon its business. In the case of an incorrect assessment, FICS may incur material expenses in connection with the year 2000 issue in the future.

     To the extent that FICS fails to identify material noncompliant information technology systems or non-information technology systems that FICS operates or that third parties operate, the most reasonably likely worst case year 2000 scenario is a systemic failure beyond its control. A systemic failure could take the form of a prolonged telecommunications or electrical failure, or a general disruption in global business activities.

     FICS believes that the primary business risks, in the event of such failure or other disruption, would include, but not be limited to:

     - loss of customers or orders;

     - increased operating costs;

     - disruptions in product and services deliveries; and

     - other business interruptions of a material nature such as claims of mismanagement, misrepresentation, or breach of contract.

Any of these business risks could harm FICS's business.

                              THE FICS TRANSACTION

     This section of the prospectus/proxy statement describes certain aspects of the proposed transaction with FICS. While we believe that the description covers the material terms of the transaction and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the transaction. In addition, we incorporate important business and financial information about each of us into this prospectus/proxy statement by reference. See "Documents Incorporated by Reference in This
Prospectus/Proxy Statement" on page   . You may obtain the information
incorporated by reference into this prospectus/proxy statement without charge by following the instructions in the section entitled "Where You Can Find More
Information" on page   .

S1'S REASONS FOR THE FICS TRANSACTION

     At a meeting held on May 16, 1999, the board of directors of S1 concluded that the FICS Transaction was in the best interests of S1 and its stockholders and determined to recommend that the stockholders approve the stockholder proposals relating to the FICS Transaction.

     In its evaluation of the FICS Transaction, the S1 board reviewed several factors. The material factors are summarized as follows:

     - historical information concerning S1's and FICS's respective businesses, financial performance and condition, operations, technology and management, including reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC;

     - S1 management's view of the financial condition, results of operations and businesses of S1 and FICS before and after giving effect to the FICS Transaction and the S1 board's determination of the FICS Transaction's effect on stockholder value;

     - current financial market conditions and historical market prices, volatility and trading information;

     - the consideration FICS stockholders will receive in the FICS Transaction in light of comparable transactions;

     - the opinion of BancBoston Robertson Stephens that, as of the date of its opinion and subject to the considerations described in the opinion, the exchange consideration in the FICS Transaction is fair from a financial point of view to S1;

     - S1 management's belief that the terms of the stock purchase agreements are reasonable;

     - the impact of the FICS Transaction on S1's customers and employees;

     - reports from management, legal, financial and accounting advisors as to the results of the due diligence investigation of FICS; and

     - the expectation that the FICS Transaction will be accounted for as a purchase.

     The S1 board also identified and considered a number of potentially negative factors in its deliberations concerning the FICS Transaction including the following:

     - the risk that the potential benefits of the FICS Transaction may not be realized;

     - the possibility that the FICS Transaction may not be consummated, even if approved by S1's stockholders;

     - the effect of the public announcement of the FICS Transaction on FICS's current and potential business;

     - the risk of management and employee disruption associated with the FICS Transaction, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company;

     - the risk that the FICS Transaction could adversely affect S1's relationship with certain of its customers and strategic partners; and

     - other applicable risks described in this prospectus/proxy statement under "Risk Factors."

     The board concluded however, that, on balance, the potential benefits to S1 and its stockholders of the FICS Transaction outweighed the risks associated with the FICS Transaction.

     The discussion of the information and factors considered by the S1 board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the FICS Transaction, the S1 board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

RECOMMENDATION OF S1'S BOARD OF DIRECTORS

     AFTER CAREFUL CONSIDERATION, THE S1 BOARD OF DIRECTORS HAS DETERMINED THE FICS AGREEMENTS AND THE FICS TRANSACTION TO BE FAIR TO AND IN THE BEST INTERESTS OF THE S1 STOCKHOLDERS. IN CONNECTION WITH THE FICS TRANSACTION, S1'S BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE ISSUANCE OF SHARES OF S1 COMMON STOCK IN THE FICS TRANSACTION AS DESCRIBED IN THIS PROSPECTUS/PROXY STATEMENT.

     In considering the recommendation of the S1 board of directors with respect to the FICS Transaction, you should be aware that certain directors and officers of S1 have certain interests in the FICS Transaction that are different from, or are in addition to, the interests of S1 stockholders generally. Please see the section entitled "The FICS Transaction -- Interests of Certain Persons in the
FICS Transaction" on page   .

OPINION OF S1'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated February 24, 1999, as amended on May 28, 1999, S1 engaged BancBoston Robertson Stephens Inc. to, among other things, render an opinion as to the fairness of the exchange consideration in the FICS Transaction, from a financial point of view, to S1. For purposes of the BancBoston Robertson Stephens opinion and the summary of the opinion set in this section, the exchange consideration in the FICS Transaction refers to the number of shares of S1 common stock to be issued in the FICS Transaction. Based upon the closing price of shares of S1 common stock on May 14, 1999, BancBoston Robertson Stephens noted that the exchange consideration in the FICS Transaction implied an equity valuation for FICS of approximately $1,080 million and an exchange ratio per FICS share of approximately 126.709.

     On May 16, 1999 at a meeting of the S1 board held to evaluate the proposed FICS Transaction, BancBoston Robertson Stephens delivered to the S1 board its oral opinion, which was subsequently confirmed as a written opinion dated May 16, 1999, that, as of the date of such opinion and based on the assumptions made, the matters considered and the limitations on the review undertaken described in the opinion, the exchange consideration in the FICS Transaction was fair to S1 from a financial point of view. No limitations were imposed by the S1 board on BancBoston Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The exchange consideration in the FICS Transaction was determined through negotiations between the respective managements of S1 and FICS. Although BancBoston Robertson Stephens did assist the management of S1 in those negotiations, it was not asked by, and did not recommend to, S1 that any specific exchange consideration constituted the appropriate exchange consideration for the FICS Transaction. BancBoston Robertson Stephens also assisted S1's management in the negotiations leading to an agreement on principal structural terms of the transaction.

     THE FULL TEXT OF THE BANCBOSTON ROBERTSON STEPHENS OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B AND IS INCORPORATED IN THIS PROSPECTUS/PROXY STATEMENT BY REFERENCE. STOCKHOLDERS OF S1 ARE URGED TO READ THE BANCBOSTON ROBERTSON STEPHENS OPINION IN ITS ENTIRETY. THE BANCBOSTON ROBERTSON STEPHENS OPINION WAS PREPARED FOR THE BENEFIT AND USE OF THE S1 BOARD IN ITS CONSIDERATION OF THE FICS TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO STOCKHOLDERS OF S1 AS TO HOW THEY SHOULD VOTE UPON, OR TAKE ANY OTHER ACTION WITH RESPECT TO, THE FICS TRANSACTION. THE BANCBOSTON ROBERTSON STEPHENS OPINION DOES NOT ADDRESS:

     - THE RELATIVE MERITS OF THE FICS TRANSACTION AND THE OTHER BUSINESS STRATEGIES THAT THE S1 BOARD HAS CONSIDERED OR MAY BE CONSIDERING; OR

     - THE UNDERLYING BUSINESS DECISION OF THE S1 BOARD TO PROCEED WITH THE FICS TRANSACTION.

     THE SUMMARY OF THE BANCBOSTON ROBERTSON STEPHENS OPINION SET FORTH IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BANCBOSTON ROBERTSON STEPHENS OPINION.

     In connection with the preparation of the BancBoston Robertson Stephens opinion, BancBoston Robertson Stephens, among other things:

     - reviewed certain publicly available financial statements and other business and financial information of S1;

     - reviewed certain internal financial statements and other financial and operating data concerning S1 and FICS, including information relating to certain strategic, financial and operational benefits anticipated from the FICS Transaction, prepared by the managements of S1 and FICS;

     - reviewed certain financial forecasts and other forward looking financial information prepared by the managements of S1 and FICS, respectively;

     - held discussions with the respective managements of S1 and FICS concerning the businesses, past and current operations, financial condition and future prospects of S1 and FICS, independently and combined, including discussions with the managements of S1 and FICS concerning cost savings and other synergies that are expected to result from the FICS Transaction, as well as their views regarding the strategic rationale for the transaction;

     - reviewed the financial terms and conditions set forth in the FICS transaction agreements;

     - reviewed the stock price and trading history of S1 common stock;

     - compared the financial performance of S1 and FICS and the prices and trading activity of S1 common stock with that of certain other publicly traded companies comparable with S1 and FICS, respectively;

     - compared the financial terms of the FICS Transaction with the financial terms, to the extent publicly available, of other transactions BancBoston Robertson Stephens deemed relevant;

     - reviewed the pro forma impact of the transaction on S1's earnings per share;

     - reviewed and considered in the analysis information prepared by members of management of S1 and FICS relating to the relative contributions of S1 and FICS to the combined company;

     - prepared a discounted cash flow analysis of FICS;

     - participated in discussions and negotiations among representatives of S1 and FICS and their financial and legal advisors; and

     - made such other studies and inquiries, and reviewed such other data and performed such other analyses, as BancBoston Robertson Stephens deemed relevant.

     In its review and analysis, and in arriving at its opinion, BancBoston Robertson Stephens considered that S1 was also entering into the Edify merger agreement providing for the Edify Transaction. S1 informed BancBoston Robertson Stephens that the Edify Transaction could occur at approximately the same time as the FICS Transaction, but that neither the FICS Transaction nor the Edify Transaction was contingent upon the other occurring. As a result, BancBoston Robertson Stephens conducted certain pro forma analyses as if the FICS Transaction and the Edify Transaction were both consummated, based upon the information that was provided to BancBoston Robertson Stephens and reviewed by it related to Edify, and also as if the FICS Transaction was consummated and the Edify Transaction was not consummated.

     In its review and analysis, and in arriving at its opinion, BancBoston Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it, including information furnished to it orally or otherwise discussed with it by management of S1, FICS and Edify, or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of such information. BancBoston Robertson Stephens relied upon the assurances of management of S1, FICS and Edify that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, BancBoston Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities, contingent or otherwise, of S1, FICS or Edify, nor was BancBoston Robertson Stephens furnished with any such evaluation or appraisal.

     With respect to the financial forecasts and projections, and the assumptions and the bases therefor, for each of S1, FICS and Edify that BancBoston Robertson Stephens reviewed, upon the advice of the managements of S1, FICS and Edify, BancBoston Robertson Stephens assumed that such forecasts and projections:

     - had been reasonably prepared in good faith on the basis of reasonable assumptions;

     - reflected the best available estimates and judgments as to the future financial condition and performance of S1, FICS and Edify, respectively; and

     - will be realized in the amounts and in the time periods currently estimated by the respective managements of S1, FICS and Edify.

     In this regard, BancBoston Robertson Stephens noted that each of S1, FICS and Edify face exposure to the Year 2000 problem. BancBoston Robertson Stephens did not undertake any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of S1, FICS and Edify with respect to the potential effect that the Year 2000 problem might have on their respective forecasts.

     In addition, BancBoston Robertson Stephens assumed that:

     - the FICS Transaction will be consummated in accordance with the terms set forth in the FICS transaction agreements, including, among other things, that the FICS Transaction will be accounted for as a "purchase" business combination in accordance with U.S. generally accepted accounting principles, or "GAAP;"

     - the Edify Transaction will be consummated in accordance with the terms set forth in the Edify merger agreement, including that the Edify Transaction will be accounted for as a "purchase" business combination in accordance with GAAP;

     - each of the FICS Transaction and the Edify Transaction will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended; and

     - the historical financial statements of each of S1, FICS and Edify reviewed by it have been prepared and fairly presented in accordance with GAAP consistently applied.

     BancBoston Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

     Although developments following the date of the BancBoston Robertson Stephens opinion may affect the opinion, BancBoston Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The BancBoston Robertson Stephens opinion is necessarily based upon financial, market, economic and other conditions as in effect on, and information made available to BancBoston Robertson Stephens as of, the date of the BancBoston Robertson Stephens opinion. It should be understood that subsequent developments may affect the conclusion expressed in the BancBoston Robertson Stephens opinion and that BancBoston Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The BancBoston Robertson Stephens opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the exchange consideration to S1. BancBoston Robertson Stephens does not express any opinion as to:

     - the value of any employee agreements or other employee arrangements entered into in connection with the FICS Transaction;

     - any tax or other consequences that might result from the FICS Transaction; or

     - what the value of S1 common stock will be when issued to FICS' stockholders pursuant to the FICS Transaction or the price at which the shares of S1 common stock that are issued pursuant to the FICS Transaction may be traded in the future.

     The following is a summary of the material financial analyses performed by BancBoston Robertson Stephens in connection with rendering the BancBoston Robertson Stephens opinion. The following summary of the financial analyses is not a complete description of all of the analyses performed by BancBoston Robertson Stephens. Certain of the information in this section is presented in a tabular form. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSIS PERFORMED BY BANCBOSTON ROBERTSON STEPHENS, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE BANCBOSTON ROBERTSON STEPHENS OPINION IS BASED UPON THE TOTALITY OF THE VARIOUS ANALYSES PERFORMED BY BANCBOSTON ROBERTSON STEPHENS AND NO PARTICULAR PORTION OF THE ANALYSES HAS ANY MERIT STANDING ALONE.

     CONTRIBUTION ANALYSIS. Based upon S1 management estimates for S1 and FICS management estimates for FICS, BancBoston Robertson Stephens analyzed the respective contributions of S1 and

FICS to the estimated revenues of the combined company for fiscal years 1999, 2000 and 2001, without giving effect to the Edify Transaction. The table below sets forth the approximate relative contributions of S1 and FICS:

                                                               S1    FICS
                                                              ----   ----
Revenues:
1999........................................................  44.0%  56.0%
2000........................................................  48.1%  51.9%
2001........................................................  56.4%  43.6%

     Based on the closing price of S1 common stock on May 14, 1999 of $54.00, this analysis indicated:

     - implied equity valuations for FICS ranging from approximately $1,535 million to $2,538 million; and

     - implied exchange ratios per FICS share ranging from approximately 180.059 to 297.793.

     In considering this analysis, BancBoston Robertson Stephens noted that FICS stockholders would own approximately 34.7% of the shares of S1 common stock to be outstanding after consummation of the FICS Transaction, without giving effect to the Edify Transaction.

     COMPARABLE COMPANIES ANALYSIS. Using publicly available information, BancBoston Robertson Stephens analyzed, among other things, the market values plus net debt, or "total capitalization," and trading multiples of FICS and selected publicly traded companies that have similar business and operating profiles, including:

     - Brokat AG

     - Broadvision, Inc.

     - Fundtech LTD.

     - Transaction System Architects, Inc.

     Multiples compared by BancBoston Robertson Stephens included total capitalization to revenues or estimated revenues for calendar years 1998, 1999 and 2000, total capitalization to earnings before interest and taxes, or "EBIT," or estimated EBIT for calendar years 1998, 1999 and 2000, price/earnings multiples for calendar years 1998, 1999 and 2000 and price/earnings to growth rate multiples for calendar year 1998 and 1999. All multiples were based on closing stock prices as of May 14, 1999.

     Using FICS management estimates and ranges of multiples derived by BancBoston Robertson Stephens from the comparable companies of 14.0x - 18.0x for the estimated 1999 revenues of FICS and 9.0x - 11.0x for the estimated 2000 revenues of FICS, the following equity values for FICS and exchange ratios per FICS share are implied:

                                                                        IMPLIED EXCHANGE RATIO PER
                                            IMPLIED FICS EQUITY VALUE           FICS SHARE
                                            -------------------------   --------------------------
1999 estimated revenues...................    $970 - $1,250 million          113.751- 146.602
2000 estimated revenues...................    $ 807 - $ 988 million          94.625 - 115.925

     PRECEDENT TRANSACTION ANALYSIS. Using publicly available information, BancBoston Robertson Stephens analyzed the consideration offered plus net debt assumed, or debt less cash on hand, and implied transaction value multiples paid or proposed to be paid in 27 selected acquisition transactions in the internet content and services industry since November 1995.

     In analyzing these "precedent transactions," BancBoston Robertson Stephens compared, among other things, the total consideration in such transactions as a multiple of the preceding twelve months ("LTM") revenues and next twelve months ("NTM") revenues.

     All multiples for the precedent transactions were based on public information available at the time of the announcement. Based on this information, FICS management estimates and other publicly available information, the following tables illustrate implied equity valuations for FICS and implied exchange ratios per FICS share derived from applying a range of multiples from the precedent transactions of LTM revenues and of NTM revenues:

                                                                                IMPLIED EXCHANGE
                                                                                 RATIO PER FICS
                               MULTIPLE RANGE   IMPLIED FICS EQUITY VALUATION         SHARE
                               --------------   -----------------------------   -----------------
Multiples of LTM revenues....  20.0x - 25.0x       $1,128 - $1,412 million      132.305 - 165.687
Multiples of NTM revenues....  17.0x - 21.0x       $1,254 - $1,552 million      147.143 - 182.053

     No company, business or transaction compared in the comparable companies analysis or precedent transaction analysis is identical to S1 or FICS. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, precedent transactions or the business segment, company or transactions to which they are being compared.

     DISCOUNTED CASH FLOW ANALYSIS. BancBoston Robertson Stephens performed a discounted cash flow analysis of FICS management estimates of the after-tax free cash flows of FICS using a range of earnings estimates for FICS for the calendar years 1999 through 2003. BancBoston Robertson Stephens first discounted the projected, after-tax free cash flows through December 31, 2003 using discount rates ranging from 14% to 18%. FICS free cash-flows were calculated as the after-tax operating earnings of FICS adjusted to add back non-cash expenses and deduct uses of cash not reflected in the income statement. BancBoston Robertson Stephens then added to the present value of the cash flows the terminal value of FICS at December 31, 2003, discounted back at the same discount rate to represent a present value. The terminal value was computed by multiplying the projected EBIT for FICS in fiscal 2003 by terminal multiples ranging from 35.0x to 40.0x. The range of terminal multiples selected reflect BancBoston Robertson Stephens' judgment as to an appropriate range of multiples at the end of the referenced period. The following tables summarize the resulting implied equity valuations and exchange ratios per FICS share:

                                                                       IMPLIED EXCHANGE RATIO PER
          DISCOUNT RATES             IMPLIED FICS EQUITY VALUATION             FICS SHARE
          --------------             -----------------------------   -------------------------------
14% - 18%..........................      $839 - $1,112 million              98.397 - 130.482

     PRO FORMA ANALYSES. BancBoston Robertson Stephens analyzed certain pro forma effects resulting from each of (i) the FICS Transaction considered on a stand-alone basis and (ii) the FICS Transaction and the Edify Transaction considered together, including, among other things, the impact of such transactions on the projected revenues per share and projected cash earnings per share of the combined company for fiscal years 2000 and 2001.

     Pro Forma Analysis - Without Giving Effect to the Edify Transaction. BancBoston Robertson Stephens analyzed certain pro forma effects resulting from the FICS Transaction without giving effect to the Edify Transaction, including, among other things, the impact of the FICS Transaction on the projected revenues per share of the resulting combined company for fiscal years 2000 and 2001. The following tables summarize the results of such analysis, based on management estimates:

     Pro Forma Analysis - Without Giving Effect to the Edify Transaction

Fiscal year 2000 revenue per share accretion................   37.1%
Fiscal year 2001 revenue per share accretion................   17.1%

     The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Pro Forma Analysis - Giving Effect to the Edify Transaction. BancBoston Robertson Stephens also analyzed certain pro forma effects resulting from the FICS Transaction and the Edify Transaction considered together, including, among other things, the impact of such transactions on the projected revenues per share and projected cash earnings per share of the resulting combined company for fiscal years 2000 and 2001. The following tables summarize the results of such analysis:

Pro Forma Analysis -- Giving Effect to the Edify Transaction
  (based upon management estimates)
Fiscal year 2000 revenue per share accretion................   78.1%
Fiscal year 2001 revenue per share accretion................   45.6%

Pro Forma Analysis -- Giving Effect to the Edify Transaction
  (based upon street estimates)
Fiscal year 2000 revenue per share accretion................   87.2%
Fiscal year 2000 cash earnings per share
  accretion/(dilution)......................................    (5.5)%
Fiscal year 2001 revenue per share accretion................   76.8%
Fiscal year 2001 cash earnings per share accretion..........   26.4%

     The actual results achieved by the combined company may vary from projected results and the variations may be material.

     OTHER FACTORS AND COMPARATIVE ANALYSES. In rendering its opinion, BancBoston Robertson Stephens considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of the history of trading prices and volume for S1 common stock, for the period from May 14, 1998 to May 14, 1999.

     While the foregoing summary describes certain analyses and factors that BancBoston Robertson Stephens deemed material in its presentation to the S1 board, it is not a comprehensive description of all analyses and factors considered by BancBoston Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BancBoston Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the BancBoston Robertson Stephens opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by BancBoston Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by BancBoston Robertson Stephens are based on all analyses and factors taken as a whole and also on application of BancBoston Robertson Stephens' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. BancBoston Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, BancBoston Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of S1 and FICS. The analyses performed by BancBoston Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of S1 common stock may be traded at any future time. None of the parties makes any representations or warranties that the assumptions used by BancBoston Robertson Stephens were or are correct.

     The engagement letter between S1 and BancBoston Robertson Stephens provides that, for its services, BancBoston Robertson Stephens is entitled to receive, contingent upon consummation of the FICS Transaction, a transaction fee of $4,500,000 and a $500,000 fee payable in respect of the delivery of the BancBoston Robertson Stephens opinion. S1 has also agreed to reimburse BancBoston Robertson Stephens for certain of its out-of-pocket expenses, including legal fees, and to indemnify and hold harmless BancBoston Robertson Stephens and its affiliates and any director, employee or agent of BancBoston Robertson Stephens or any of its affiliates, or any person controlling BancBoston Robertson Stephens or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by BancBoston Robertson Stephens as financial advisor to S1. The terms of the fee arrangement with BancBoston Robertson Stephens, which S1 and BancBoston Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between S1 and BancBoston Robertson Stephens, and the S1 board was aware of such fee arrangements, including the fact that a significant portion of the fees payable to BancBoston Robertson Stephens is contingent upon completion of the FICS Transaction. BancBoston Robertson Stephens has provided certain investment banking services to S1 for which it has been or will be paid fees, including delivering an opinion to S1 in connection with the Edify Transaction and acting as S1's exclusive financial advisor in connection with an investment in S1 by Intuit, Inc. BancBoston Robertson Stephens has also provided certain investment banking services to FICS in the past, including acting as co-managing underwriter in connection with a potential initial public offering of FICS in the first half of this year.

     BancBoston Robertson Stephens was retained based on BancBoston Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as BancBoston Robertson Stephens' investment banking relationship and familiarity with S1.

     BancBoston Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, BancBoston Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. In the ordinary course of its business, BancBoston Robertson Stephens may actively trade the debt and equity securities of S1 and Edify for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

COMPLETION AND EFFECTIVENESS OF THE FICS TRANSACTION

     The FICS Transaction will be completed when all of the conditions to completion of the FICS Transaction are satisfied or waived, including approval of the issuance of shares of S1 common stock by the S1 stockholders. Completion of the FICS Transaction also requires S1 to file one registration statement registering the resale of 18% of the shares of S1 common stock Michel Akkermans will receive in the FICS Transaction plus a further $15 million worth of shares of S1 common stock to be acquired by Michel Akkermans in the FICS Transaction. After closing S1 has agreed to file a second registration statement for the remaining shares of S1 common stock to be issued in the FICS Transaction.

STRUCTURE OF THE FICS TRANSACTION AND CONVERSION OF FICS COMMON STOCK

     The FICS Transaction consists of two separate but interrelated stock purchase agreements. Pursuant to the first stock purchase agreement, S1 Holdings N.V., a newly formed and wholly owned Belgian subsidiary of S1, will purchase for cash all capital shares of FICS from the current FICS stockholders. Pursuant to the second stock purchase agreement, these selling FICS stockholders will use the proceeds of the sale of the FICS shares to purchase S1 common stock. As a result of the FICS Transaction, FICS will become a wholly owned subsidiary of S1 Holdings. S1, in connection with the FICS Transaction, expects to issue the former FICS stockholders approximately 18,000,000 shares of S1 common stock and to assume options to purchase approximately 2,000,000 additional shares of S1 common stock.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE FICS TRANSACTION

     The following summary discusses the United States federal income tax consequences of the FICS Transaction. The summary is based on the Internal Revenue Code of 1986, as amended, referred to in this section as the Code, applicable U.S. Treasury regulations under the Code, administrative foregoing authorities are subject to change and any change could affect the continuing validity of this summary. This summary does not address any consequences arising under the tax laws of any state, locality, or foreign jurisdiction.

     One of the conditions for the FICS Transaction to take place is that S1 and FICS must receive an opinion from KPMG LLP, that the FICS Transaction will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. The opinion must be reasonably satisfactory to S1. The opinion of KPMG LLP will be based on the Code, the U.S. Treasury regulations promulgated under the Code and related administrative interpretations and judicial decisions, all as in effect as of the effective time of the merger, on the assumption that the FICS Transaction takes place as described in the merger agreement, and on factual representations to be provided to KPMG LLP by S1 that relate to the satisfaction of specific requirements to a reorganization within the meaning of Section 368(a) of the Code.

     The opinion will be based, in part, upon the understanding that:

        (1) All of the FICS shareholders will have a legally binding obligation to purchase a predetermined number of voting shares of S1 for the same dollar amount that S1 Holdings N.V. purchased the FICS securities;

        (2) The purchase of the S1 common stock by the FICS stockholders will occur within two days of the acquisition;

        (3) Any interest earned on the funds before being used to extinguish the debt belongs to S1 or its subsidiary and not the FICS shareholders;

        (4) S1 will be legally bound to immediately contribute the cash received from FICS shareholders to S1 Holdings N.V.; and,

        (5) There are no agreements limiting the voting rights associated with the S1 voting stock distributed in the FICS Transaction.

     Unlike a ruling from the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the opinion or that these positions will be upheld by the courts if challenged by the Internal Revenue Service. If, as concluded in the opinion of KPMG LLP, the FICS Transaction qualifies as a reorganization within the meaning of Section 368(a) of the Code, then:

        (1) The form and substance of the exchange will constitute a reorganization for U.S. federal income tax purposes and that no gain or loss will be recognized for U.S. federal income tax purposes by the shareholders of FICS on their receipt of shares of S1 common stock and,

        (2) No gain or loss should be recognized for U.S. federal income tax purposes by S1, S1 Holdings N.V., S1's newly formed Belgian subsidiary used to consummate the exchange, or FICS, as parties to the reorganization.

     The determination that the FICS Transaction qualifies as a tax-free reorganization is primarily relevant only to certain FICS shareholders. Whether the FICS Transaction constitutes a tax-free reorganization for U.S. tax purposes, S1, S1 Holdings N.V., or shareholders of S1 should recognize no gain or loss for U.S. federal income tax purposes.

     This discussion is only a general summary of the United States federal income tax consequences of the FICS Transaction. The tax consequences of the FICS Transaction to the shareholders of FICS may be different from those summarized above, based on your individual situation.

ACCOUNTING TREATMENT OF THE FICS TRANSACTION

     We intend to account for the FICS Transaction as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the FICS Transaction, the results of operations of FICS will be included in the consolidated financial statements of S1. The purchase price, i.e., the aggregate transaction consideration, will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of FICS acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE FICS TRANSACTION

     S1's sale of S1 common stock to three of the FICS stockholders is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act. The HSR Act prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the applicable waiting periods end or expire. S1 has filed the required information and materials with the Antitrust Division and the FTC, but the applicable waiting periods have not yet expired or been terminated. The notification under the HSR Act remains effective and permits closing of the FICS Transaction within one year from the expiration or termination of the waiting period.

     The Antitrust Division or the FTC may challenge the FICS Transaction on antitrust grounds either before or after expiration of the waiting period. Accordingly, before or after the completion of the FICS Transaction either the Antitrust Division or the FTC, or any private person, could take action under the antitrust laws, including seeking to enjoin the FICS Transaction. In addition, before or after the completion of the FICS Transaction, whether or not the waiting period has ended or expired, one or more states could take action under the antitrust laws. We may not prevail if a challenge is made.

     Neither S1 nor FICS is aware of any other material governmental or regulatory approval required for completion of the FICS Transaction, other than the effectiveness of the registration statement of which this prospectus/proxy statement is a part, and compliance with applicable corporate law of Delaware and Belgium.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF FICS AND S1

     The shares of S1 common stock to be issued in the FICS Transaction, and the shares of S1 common stock issuable upon exercise of FICS options assumed by S1 in the FICS Transaction will be registered for resale under the Securities Act immediately following closing. These shares will be freely transferable under the Securities Act, except for shares of S1 common stock issued to any person who is an affiliate of either of us. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of us and may include some of our officers and directors, as well as our principal stockholders. Affiliates may not sell their shares of S1 common stock acquired in the FICS Transaction except pursuant to
(1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under paragraph (d) of Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act. The five majority FICS stockholders will also be subject to a six-month lock-up beginning on the closing of the FICS Transaction.

LISTING ON THE NASDAQ NATIONAL MARKET OF S1 COMMON STOCK TO BE ISSUED IN THE FICS TRANSACTION

     It is a condition to the closing of the FICS Transaction that the shares of S1 common stock to be issued in the FICS Transaction be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

OPERATIONS AFTER THE FICS TRANSACTION

     Following the FICS Transaction, FICS will continue its operations as a wholly owned subsidiary of S1 Holdings, in turn a wholly owned subsidiary of S1. The stockholders of FICS will become stockholders of S1, and their rights as stockholders will be governed by the S1 amended and restated certificate of incorporation, the S1 amended and restated bylaws and the laws of the State of Delaware.

                              THE FICS AGREEMENTS

     This section of the prospectus/proxy statement describes the agreements related to the FICS Transaction. The FICS Transaction consists of a share purchase agreement in which S1 Holdings, a Belgian subsidiary of S1, will purchase all outstanding capital shares of FICS from the FICS stockholders, and a stock purchase agreement in which all of the FICS stockholders will use the proceeds from the sale of their FICS shares, pursuant to the share purchase agreement to purchase approximately 18,000,000 shares of S1 common stock from S1. S1 has also agreed to assume options of FICS which will convert into options to purchase approximately 2,000,000 additional shares of S1 common stock. Upon completion of the FICS Transaction, FICS will be a wholly owned subsidiary of S1's Belgian subsidiary, and the current FICS stockholders will be S1 stockholders. S1 stockholders are being asked to vote on the issuance of S1 common stock in the FICS Transaction.

     While we believe that the description covers the material terms of the agreements, this summary may not contain all of the information that is important to you. The share purchase agreement and the stock purchase agreement are incorporated by reference into this document, and we urge you to read them both carefully.

REPRESENTATIONS AND WARRANTIES

     S1, S1 Holdings, FICS and the FICS stockholders each made a number of representations and warranties in the agreements regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the FICS Transaction. The representations and warranties of

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S1, on the one hand, and FICS and the FICS stockholders on the other, address the same topics, which include the following:

     - corporate organization and qualification to do business and identification of affiliates

     - certificate of incorporation and bylaws

     - capitalization

     - financial statements

     - taxes, employee benefit plans and insurance policies

     - material contracts

     - title to properties owned and leased

     - liabilities and litigation

     - changes in business since December 31, 1998

     - compliance with industrial regulatory requirements and environmental laws

     - securities, antitrust and other commercial regulatory approvals

     - filings and reports with the Securities and Exchange Commission

     - compliance with applicable laws

     In addition, S1 made representations and warranties to FICS and the FICS stockholders regarding authorization of the various agreements and approval of the FICS Transaction by the S1 board of directors pending stockholder approval.

     FICS and the FICS stockholders also made representations and warranties to S1 regarding FICS's intellectual property, and information supplied by FICS in this prospectus/proxy statement and the related registration statement to be filed by S1.

FICS'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE FICS TRANSACTION

     The stockholders of FICS agreed that, until the completion of the FICS Transaction or unless S1 consents in writing, they will cause FICS and its subsidiaries to use their commercially reasonable efforts consistent with past practices and policies to:

     - preserve intact their present business organization

     - keep available the services of their present employees

     - preserve their relationships with customers and others with which they have business dealings

     The stockholders of FICS also agreed that, until the completion of the FICS Transaction or unless S1 consents in writing, FICS and its subsidiaries would conduct their business in compliance with certain specific restrictions relating to the following:

     - the issuance of dividends or other distributions

     - the issuance and redemption of securities

     - modification of FICS's certificate of incorporation and bylaws

     - the liquidation or restructuring of, or merger involving FICS

     - capital expenditures

     - entrance into or modification of contracts

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     - the acquisition of assets or other entities

     - actions affecting the representations and warranties in the FICS Transaction

     - accounting policies and procedures

     - employees and employee benefits

     - the incurrence of indebtedness

     - sale, purchase, lease or relocation of any office

     - investments and other dispositions of FICS's assets or real estate

     - changes in FICS's options or restricted purchase plans

     - FICS's intellectual property

     - changes in FICS's stockholders rights agreement, or poison pill

     The agreements related to the conduct of FICS's business in the stock purchase agreements are complicated and not easily summarized. You are urged to carefully read the sections of the share purchase agreement entitled "Covenants relating to FICS."

FICS STOCKHOLDERS' CONDUCT OF BUSINESS BEFORE COMPLETION OF THE FICS TRANSACTION

     FICS's stockholders agreed that they would not, directly or indirectly, solicit, initiate or encourage submissions of proposals for competing offers, and waived all existing rights to receive or purchase additional shares of FICS.

S1'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE FICS TRANSACTION

     S1 has incorporated its Belgian subsidiary, S1 Holdings N.V. and has agreed to take all actions for S1 Holdings to ratify and comply with the FICS Transaction. S1 has also agreed for three years from the date of closing not to sell, transfer or assign the FICS stock from S1 Holdings and to maintain S1 Holdings as an operating subsidiary of S1.

CONDITIONS TO COMPLETION OF THE FICS TRANSACTION

     The obligations of S1, S1 Holdings and the FICS stockholders to complete the FICS Transaction and the other transactions contemplated by the agreements are subject to the satisfaction or waiver of each of the following conditions before completion of the FICS Transaction:

     - the issuance of shares of S1 common stock must be approved by a majority of S1 common stock represented in person or by proxy at the S1 stockholder meeting

     - the shares of S1 common stock to be issued must be authorized for listing on the Nasdaq Stock Market, subject to notice of issuance

     - S1 must prepare and file a registration statement providing for, among other things, the resale by Michel Akkermans of a number of shares of S1 common stock worth (1) 18% of the value of the S1 common stock he will receive in the FICS Transaction, plus (2) $15 million

     - S1 has agreed to use reasonable efforts (1) to cause the Akkermans registration statement to be declared effective simultaneously with the closing of the FICS Transaction, (2) to keep the Akkermans registration statement effective for 30 days after closing and (3) to produce an underwriting agreement in reasonable and customary form for use in the resale of these shares by Mr. Akkermans

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     - an underwriting agreement in reasonable and customary form for use in the resale of the shares being sold by Mr. Akkermans must have been prepared and executed by S1 and the lead underwriter for such offering

     - S1 must file a second registration statement registering the resale of all shares issued in the FICS Transaction, except those registered under the first registration statement and shares issuable upon exercise of the options for S1 common stock issued in the FICS Transaction, and use reasonable efforts to keep the registration statement effective for at least one year after closing

     - both registration statements must be effective and no stop order suspending their effectiveness can be in effect and no proceedings for suspension of their effectiveness will be pending before or threatened by the Securities and Exchange Commission

     - all applicable waiting periods, if any, under applicable antitrust and competition laws must have expired or been terminated

     - no law, regulation or order must be enacted or issued which has the effect of making the FICS Transaction illegal or otherwise prohibiting completion of the FICS Transaction substantially on the terms contemplated by the agreements

     - the FICS stockholders shall deliver to S1 Holdings a "comfort letter" from FICS's independent public accountants, PricewaterhouseCoopers & Co. Bedrijfsrevisoren

     - the five majority FICS stockholders shall have received an opinion as to the tax-free nature of the FICS Transaction

     - S1 Holdings must obtain, no later than August 15, 1999, evidence that financing is available to it to purchase all of the outstanding FICS shares to complete the FICS Transaction

     The parties also agreed that our obligations to complete the FICS Transaction and the other transactions contemplated by the agreements are subject to the satisfaction or waiver of each of the following additional conditions by the other party before completion of the FICS Transaction:

     - the other party's representations and warranties must have been true and correct as of May 16, 1999 and at and as of the date the FICS Transaction is to be completed as if made at and as of such time except to the extent the representations and warranties address matters only as of a particular date, in which case they must be true and correct as of that date

     - the other party must perform or comply in all material respects with all of its agreements and covenants required by the agreements to be performed or complied with by it at or before completion of the FICS Transaction

TERMINATION OF THE FICS AGREEMENTS

     Any party may terminate the agreements if any representation or warranty is materially incorrect or for failure to fulfill any condition or agreement set forth in the agreements. In addition, the five FICS majority stockholders may terminate the agreements if S1 engages in certain extraordinary transactions in which 50% or more of its common stock or assets are acquired by a third party. The five FICS majority stockholders may also terminate the agreement if there is any breach of the representations and warranties that cannot be cured within 30 days and that has or is likely to have a material adverse effect on S1.

     A material adverse effect is a condition, event, change or occurrence that is or is reasonably likely to be materially adverse to the ability of S1, S1 Holdings, the FICS stockholders or FICS to perform its obligations under the relevant agreement or materially adverse to the business, customers, assets (including intangible assets), capitalization, financial condition or results of operations of an

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entity taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from the following:

     - the direct effect of the public announcement, pendency or consummation of the FICS Transaction

     - changes in general economic conditions or changes affecting the industry generally in which such entity operates

     - changes in trading prices for such entity's capital stock

EXPENSES; NO BREAKUP FEE

     Each party will bear its own expenses. No breakup fee will be paid by any of the parties if the FICS Transaction is not closed. S1 Holdings has agreed to indemnify the FICS stockholders for all liability due to a breach by S1 Holdings. In addition, Michel Akkermans has agreed to indemnify FICS, S1 Holdings, and all of the respective officers and directors of the two companies for any liability in excess of $3 million up to a limit of $50 million, due to a breach by FICS or the FICS stockholders, or under certain other circumstances such as for continuing obligations to pay employees or independent contractors.

EXTENSION, WAIVER AND AMENDMENT OF THE FICS AGREEMENTS

     S1, S1 Holdings, FICS and FICS stockholders may amend the agreements before completion of the FICS Transaction provided all comply with applicable state law in so doing.

     Any of the parties may, in writing, extend the other's time for the performance of any of the obligations or other acts under the agreements, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the agreements.

RELATED FICS AGREEMENTS

  The Pledge Agreement

     At closing, Mr. Akkermans will pledge 925,925 shares of S1 common stock to S1 Holdings as collateral to secure the payment and performance of all of his obligations relating to the sale of his shares of FICS common stock under the share purchase agreement. Mr. Akkermans may still exercise his voting rights and receive dividends relating to these shares, but all dividends and distributions will be held by S1 Holdings as additional collateral. The collateral will be held for one year or until all indemnification claims under the share purchase agreement have been resolved, and then it will be returned to Mr. Akkermans.

  S1 Stockholder Voting Agreements

     The FICS stockholders required S1 stockholders James S. Mahan III, Robert
F. Stockwell, Daniel H. Drechsel, Robert W. Copelan, D.V.M., Dorsey R. Gardner, Joseph S. McCall and Howard J. Runnion, Jr. to enter into voting agreements. The S1 stockholder voting agreements require these S1 stockholders to vote all of their shares of S1 common stock in favor of the FICS Transaction.

     As of the record date, these S1 stockholders beneficially owned
          shares of S1 common stock, which represented approximately           %
of the outstanding S1 common stock. These S1 stockholders were not paid additional consideration in connection with their respective voting agreements.

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     Under the S1 stockholder voting agreements, until the termination of the voting agreement or the record date, these S1 stockholders agreed not to transfer any shares of S1 stock unless the person to whom such shares or options are to be transferred agrees to be bound by the terms of the S1 stockholder voting agreements.

     The S1 stockholder voting agreements will terminate upon the earliest to occur of:

     - the termination of the agreements in accordance with their terms

     - the completion of the FICS Transaction

  The Loan Agreement and Promissory Note

     S1 has agreed to extend a line of credit to FICS in the amount of $10 million. Of that $10 million, $5 million was advanced in cash upon execution of the stock purchase agreements in May 1999. As of July 7, 1999, FICS had borrowed $6.0 million under this credit facility. FICS may continue to draw down the line in the future up to the $10 million limit in amounts not to exceed $1 million per month. The parties intend that the amounts drawn on the line be used to provide FICS with working capital until the FICS Transaction closes. Interest on the account will accrue at a fixed rate determined by the London Interbank Offered Rate on May 16, 1999 plus 2% per year. If the FICS Transaction does not close, the line of credit will mature on the earlier of (1) September 26, 2000 or (2) the date of FICS's initial public offering. At maturity, FICS may pay this loan either in cash or in a number of shares of its common stock equal to the amount of indebtedness divided by $6,000.

                             THE EDIFY TRANSACTION

     This section of the prospectus/proxy statement describes certain aspects of the Edify Transaction, including the merger agreement and the stock option agreement. While we believe that the description covers the material terms of the Edify Transaction and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the Edify Transaction. In addition, we incorporate important business and financial information about each of us into this prospectus/proxy statement by reference. See "Documents Incorporated by Reference in This
Prospectus/Proxy Statement" on page   . You may obtain the information
incorporated by reference into this prospectus/proxy statement without charge by following the instructions in the section entitled "Where You Can Find More
Information" on page   .

S1'S REASONS FOR THE EDIFY TRANSACTION

     At a meeting held on May 16, 1999, the board of directors of S1 concluded that the Edify Transaction was in the best interests of S1 and its stockholders and determined to recommend that the stockholders approve the stockholder proposals relating to the Edify Transaction.

     In its evaluation of the Edify Transaction, the S1 board reviewed several factors, including, but not limited to, the following:

     - historical information concerning S1's and Edify's respective businesses, financial performance and condition, operations, technology and management, including reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC

     - S1 management's view of the financial condition, results of operations and businesses of S1 and Edify before and after giving effect to the Edify Transaction and the S1 board's determination of the Edify Transaction's effect on stockholder value

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     - current financial market conditions and historical market prices, volatility and trading information

     - the consideration Edify stockholders will receive in the Edify Transaction in light of comparable transactions

     - the opinion of BancBoston Robertson Stephens that, as of the date of its opinion and subject to the considerations described in the opinion, the exchange ratio in the Edify Transaction is fair from a financial point of view to S1

     - the belief that the terms of the merger agreement and the stock option agreement are reasonable

     - the impact of the Edify Transaction on S1's customers and employees

     - reports from management, legal, financial and accounting advisors as to the results of the due diligence investigation of Edify

     - the expectation that the Edify Transaction will be accounted for as a purchase

     The S1 board also identified and considered a number of potentially negative factors in its deliberations concerning the Edify Transaction including the following:

     - the risk that the potential benefits of the Edify Transaction may not be realized

     - the possibility that the Edify Transaction may not be consummated, even if approved by S1's and Edify's stockholders

     - the effect of the public announcement of the Edify Transaction on Edify's sales

     - the risk of management and employee disruption associated with the Edify Transaction, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company

     - the risk that the Edify Transaction could adversely affect S1's relationship with certain of its customers and strategic partners

     - other applicable risks described in this prospectus/proxy statement under "Risk Factors"

     The board concluded however, that, on balance, the potential benefits to S1 and its stockholders of the Edify Transaction outweighed the risks associated with the Edify Transaction.

     The discussion of the information and factors considered by the S1 board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Edify Transaction, the S1 board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

RECOMMENDATION OF S1'S BOARD OF DIRECTORS

     AFTER CAREFUL CONSIDERATION, THE S1 BOARD OF DIRECTORS HAS DETERMINED THE MERGER AGREEMENT AND THE EDIFY TRANSACTION TO BE FAIR TO AND IN THE BEST INTERESTS OF THE S1 STOCKHOLDERS. IN CONNECTION WITH THE EDIFY TRANSACTION, S1'S BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE ISSUANCE OF SHARES OF S1 COMMON STOCK IN THE EDIFY TRANSACTION AS DESCRIBED IN THIS PROSPECTUS/PROXY STATEMENT.

     In considering the recommendation of the S1 board of directors with respect to the Edify Transaction, you should be aware that certain directors and officers of S1 have certain interests in the Edify Transaction that are different from, or are in addition to the interests of S1 stockholders generally. Please see the section entitled "The Edify Transaction -- Interests
of Certain Persons in the Edify Transaction" on page   .

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EDIFY'S REASONS FOR THE EDIFY TRANSACTION

     At a meeting held on May 16, 1999, the board of directors of Edify concluded that the Edify Transaction is fair to, and in the best interests of, the stockholders of Edify, and authorized Edify to enter into the merger agreement, the stock option agreement and related transactions. The Edify board recommends that Edify stockholders approve and adopt the merger agreement and approve the Edify Transaction. The Edify board's decision was the result of its careful consideration of the factors, both positive and negative, related to the Edify Transaction, as well as its consideration of alternatives, including the pursuit of a long-term independent business strategy for Edify.

     The Edify Board believes that the Edify Transaction represents the best strategic alternative for Edify and the best transaction available to Edify stockholders. In reaching its determination, the Edify board considered the premium represented by the exchange ratio and historical business, financial and operating information regarding S1. The Edify board concluded that the exchange ratio and the price per Edify share implied by it compare favorably according to a number of applicable valuation methodologies, including an analysis of companies comparable to Edify and transactions comparable to the Edify Transaction. The Edify board considered the volatility of S1 common stock, and the potential for S1 common stock to appreciate in the near- and long-term, in agreeing to a fixed exchange ratio in the merger agreement. The Edify board also reviewed the regulatory approvals required to consummate the Edify transaction, and the likelihood of obtaining such approvals on a timely basis.

     The Edify board believes that the Edify Transaction, and, if also consummated, the FICS Transaction combined with the Edify Transaction, will create a company with a compelling suite of product and service offerings to financial institutions and other businesses. The Edify board believes that S1's internet banking products and data center management services and Edify's automated self service software applications will complement each other and allow the combined company to cross-market a range of services in various media to its customers.

     In making its determination, the Edify board considered a number of factors, including:

     - the consideration to be received by Edify stockholders in the Edify Transaction

     - Edify's and S1's financial and operating performance over historical periods, and the expected synergies and benefits to be obtained by the Edify Transaction versus the pursuit of an independent business strategy for Edify

     - Edify management's view of the industry in which Edify competes, and its analysis of Edify's business, operations and financial results on a stand-alone basis and after giving effect to the Edify Transaction

     - the results of the due diligence review conducted by Edify's management, and Edify's legal and financial advisors, regarding S1's, and FICS's, business, technologies, operations, financial results and competitive position

     - the opinion of Goldman, Sachs & Co., delivered on May 16, 1999, that, as of the date of such opinion, the exchange ratio in the Edify Transaction is fair from a financial point of view to holders of Edify common stock

     - the terms of the merger agreement and stock option agreement, and, in particular, the limitations on the ability of Edify to negotiate with other companies regarding an alternative transaction, the provisions regarding the ability of Edify to terminate the merger agreement in certain events, the payment of a termination fee by Edify in certain events, and the terms of the stock option granted to S1, and the potential that these features would discourage other transactions which could be superior to the Edify transaction. Because the Edify board and its financial advisor conducted an extensive review of those companies which the board and its
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       financial advisor believed could potentially be interested in pursuing a business combination with Edify, including contacting a number of such companies regarding a transaction, and because S1 required these provisions in order to enter into the merger agreement, the Edify board determined that the value for Edify stockholders represented by the Edify transaction justified these requirements.

     The Edify board also considered a number of negative factors related to the Edify transaction, including:

     - the risk that because the exchange ratio will not be adjusted for changes in the market price of S1 common stock or Edify common stock, the per share value of the consideration to be received by Edify stockholders might be significantly less than the price per share implied by the exchange ratio immediately prior to the announcement of the Edify Transaction

     - the risk that the Edify Transaction may not be consummated, even if approved by Edify's stockholders

     - the risk that the benefits sought to be achieved by the Edify transaction will not be realized

     - the potential loss of revenues and business opportunities for Edify as a result of confusion in the marketplace as a result of the announcement of the Edify transaction, and the exploitation of that confusion by Edify's competitors

     - the difficulties in integrating the operations of Edify and S1, and potentially, FICS as well, and the potential loss of management personnel or focus during the integration period

     - the other applicable risks described in this prospectus/proxy statement under "Risk Factors"

RECOMMENDATION OF EDIFY'S BOARD OF DIRECTORS

     AFTER CAREFULLY EVALUATING THESE FACTORS, BOTH POSITIVE AND NEGATIVE, THE BOARD OF DIRECTORS OF EDIFY HAS DETERMINED THAT THE EDIFY TRANSACTION IS IN THE BEST INTERESTS OF EDIFY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT EDIFY STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE EDIFY TRANSACTION.

     In considering the recommendation of the Edify board of directors with respect to the Edify Transaction, you should be aware that certain directors and officers of Edify have certain interests in the Edify Transaction that are different from, or are in addition to the interests of Edify stockholders generally. Please see the section entitled "The Edify Transaction -- Interests
of Certain Persons in the Edify Transaction" on page   .

OPINION OF S1'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated February 24, 1999, as amended on May 28, 1999, S1 engaged BancBoston Robertson Stephens Inc. to render an opinion as to the fairness of the exchange ratio in the Edify Transaction, from a financial point of view, to S1.

     On May 16, 1999 at a meeting of the S1 board held to evaluate the proposed Edify Transaction, BancBoston Robertson Stephens delivered to the S1 board its oral opinion, which was subsequently confirmed as a written opinion dated May 16, 1999, that, as of the date of such opinion and based on the assumptions made, the matters considered and the limitations on the review undertaken described in the opinion, the exchange ratio in the Edify Transaction of
0.330969 shares of S1 common stock for each share of Edify common stock was fair from a financial point of view to S1. No limitations were imposed by the S1 board on BancBoston Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The exchange ratio in the Edify Transaction was determined through negotiations between the respective managements of S1 and

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Edify. BancBoston Robertson Stephens was not asked by, and did not recommend to,
S1 that any specific exchange ratio constituted the appropriate exchange ratio for the Edify Transaction. BancBoston Robertson Stephens was engaged by S1 solely to render an opinion to the S1 board in connection with the Edify Transaction. BancBoston Robertson Stephens was not engaged to assist S1's management in the negotiations of, or the structuring of, the Edify Transaction.

     THE FULL TEXT OF THE BANCBOSTON ROBERTSON STEPHENS OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C AND IS INCORPORATED IN THIS PROSPECTUS/PROXY STATEMENT BY REFERENCE. STOCKHOLDERS OF S1 ARE URGED TO READ THE BANCBOSTON ROBERTSON STEPHENS OPINION IN ITS ENTIRETY. THE BANCBOSTON ROBERTSON STEPHENS OPINION WAS PREPARED FOR THE BENEFIT AND USE OF THE S1 BOARD IN ITS CONSIDERATION OF THE EDIFY TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO STOCKHOLDERS OF S1 AS TO HOW THEY SHOULD VOTE UPON, OR TAKE ANY OTHER ACTION WITH RESPECT TO, THE EDIFY TRANSACTION. THE BANCBOSTON ROBERTSON STEPHENS OPINION DOES NOT ADDRESS:

     - THE RELATIVE MERITS OF THE EDIFY TRANSACTION AND THE OTHER BUSINESS STRATEGIES THAT THE S1 BOARD HAS CONSIDERED OR MAY BE CONSIDERING; OR

     - THE UNDERLYING BUSINESS DECISION OF THE S1 BOARD TO PROCEED WITH THE EDIFY TRANSACTION.

THE SUMMARY OF THE BANCBOSTON ROBERTSON STEPHENS OPINION SET FORTH IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BANCBOSTON ROBERTSON STEPHENS OPINION.

     In connection with the preparation of the BancBoston Robertson Stephens opinion, BancBoston Robertson Stephens, among other things:

     - reviewed certain publicly available financial statements and other business and financial information of S1 and Edify, respectively;

     - reviewed certain internal financial statements and other financial and operating data concerning S1 and Edify, including information relating to certain strategic, financial and operational benefits anticipated from the Edify Transaction, prepared by the managements of S1 and Edify;

     - reviewed certain financial forecasts and other forward looking financial information prepared by the managements of S1 and Edify, respectively;

     - held discussions with the respective managements of S1 and Edify concerning the businesses, past and current operations, financial condition and future prospects of S1 and Edify, independently and combined, including discussions with the managements of S1 and Edify concerning cost savings and other synergies that are expected to result from the Edify Transaction, as well as their views regarding the strategic rationale for the Edify Transaction;

     - reviewed the financial terms and conditions set forth in the merger agreement;

     - reviewed the stock price and trading history of S1 common stock and Edify common stock;

     - compared the financial performance of S1 and Edify and the prices and trading activity of S1 common stock and Edify common stock with that of certain other publicly traded companies comparable with S1 and Edify, respectively;

     - compared the financial terms of the Edify Transaction with the financial terms, to the extent publicly available, of other transactions it deemed relevant;

     - reviewed the pro forma impact of the Edify Transaction on S1's earnings per share;

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     - reviewed and considered in the analysis information prepared by members of management of S1 and Edify relating to the relative contributions of S1 and Edify to the combined company;

     - prepared a discounted cash flow analysis of Edify;

     - participated in discussions and negotiations among representatives of S1 and Edify and their financial and legal advisors; and

     - made such other studies and inquiries, and reviewed such other data and performed such other analyses, as BancBoston Robertson Stephens deemed relevant.

     In its review and analysis, and in arriving at its opinion, BancBoston Robertson Stephens considered that S1 or affiliates of S1 were also entering into agreements providing for the FICS Transaction. S1 informed BancBoston Robertson Stephens that the FICS Transaction could occur at approximately the same time as the Edify Transaction, but that neither the Edify Transaction nor the FICS Transaction was contingent upon the other occurring. As a result, BancBoston Robertson Stephens conducted certain pro forma analyses as if the Edify Transaction and the FICS Transaction were both consummated, based upon the information that was provided to BancBoston Robertson Stephens and reviewed by it related to FICS, and also as if the Edify Transaction was consummated and the FICS Transaction was not consummated.

     In its review and analysis, and in arriving at its opinion, BancBoston Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it, including information furnished to it orally or otherwise discussed with it by management of S1, Edify or FICS, or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of such information. BancBoston Robertson Stephens relied upon the assurances of management of S1, Edify and FICS that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, BancBoston Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities, contingent or otherwise, of S1, Edify or FICS, nor was BancBoston Robertson Stephens furnished with any such evaluation or appraisal.

     With respect to the financial forecasts and projections, and the assumptions and bases therefor, for each of S1, Edify and FICS that BancBoston Robertson Stephens reviewed, upon the advice of the managements of S1, Edify and FICS, BancBoston Robertson Stephens assumed that such forecasts and projections:

     - had been reasonably prepared in good faith on the basis of reasonable assumptions;

     - reflected the best available estimates and judgments as to the future financial condition and performance of S1, Edify and FICS; and

     - will be realized in the amounts and in the time periods estimated.

In this regard, BancBoston Robertson Stephens noted that each of S1, Edify and FICS face exposure to the Year 2000 problem. BancBoston Robertson Stephens did not undertake any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of S1, Edify and FICS with respect to the potential effect that the Year 2000 problem might have on their respective forecasts.

     In addition, BancBoston Robertson Stephens assumed that:

     - the Edify Transaction will be consummated in accordance with the terms set forth in the Edify merger agreement, including, among other things, that the Edify Transaction will be accounted for as a "purchase" business combination in accordance with GAAP;

     - the FICS Transaction will be consummated in accordance with the terms set forth in the FICS transaction agreements, including, among other things, that the FICS Transaction will be accounted for as a "purchase" business combination in accordance with GAAP;

     - each of the Edify Transaction and the FICS Transaction will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended; and

     - the historical financial statements of each of S1, Edify and FICS reviewed by it have been prepared and fairly presented in accordance with GAAP consistently applied.

     BancBoston Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

     Although developments following the date of the BancBoston Robertson Stephens opinion may affect the opinion, BancBoston Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The BancBoston Robertson Stephens opinion is necessarily based upon financial, market, economic and other conditions as in effect on, and information made available to BancBoston Robertson Stephens as of, the date of the BancBoston Robertson Stephens opinion. It should be understood that subsequent developments may affect the conclusion expressed in the BancBoston Robertson Stephens opinion and that BancBoston Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The BancBoston Robertson Stephens opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the exchange ratio to S1. BancBoston Robertson Stephens does not express any opinion as to:

     - the value of any employee agreements or other employee arrangements entered into in connection with the Edify Transaction;

     - any tax or other consequences that might result from the Edify Transaction; or

     - what the value of S1 common stock will be when issued to Edify's stockholders pursuant to the Edify Transaction or the price at which the shares of S1 common stock that are issued pursuant to the Edify Transaction may be traded in the future.

     The following is a summary of the material financial analyses performed by BancBoston Robertson Stephens in connection with rendering the BancBoston Robertson Stephens opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by BancBoston Robertson Stephens. Certain of the information in this section is presented in a tabular form. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY BANCBOSTON ROBERTSON STEPHENS, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE BANCBOSTON ROBERTSON STEPHENS OPINION IS BASED UPON THE TOTALITY OF THE VARIOUS ANALYSES PERFORMED BY BANCBOSTON ROBERTSON STEPHENS AND NO PARTICULAR PORTION OF THE ANALYSES HAS ANY MERIT STANDING ALONE.

     EXCHANGE RATIO ANALYSIS. BancBoston Robertson Stephens reviewed the historical ratios of the price of Edify common stock to the price of S1 common stock over various periods ending May 14,

1999. The following table sets forth the average ratios of closing prices of Edify common stock to S1 common stock for the various periods ending May 14, 1999:

                             RATIO OF CLOSING PRICES OF EDIFY
PERIOD ENDING MAY 14, 1999   COMMON STOCK TO S1 COMMON STOCK
--------------------------   --------------------------------
          10 days                         0.243x
          20 days                         0.199x
          30 days                         0.171x
          60 days                         0.176x
          90 days                         0.281x
         253 days                         0.765x

     CONTRIBUTION ANALYSIS. Based upon S1 management estimates for S1 and Edify management estimates for Edify, BancBoston Robertson Stephens analyzed the respective contributions of S1 and Edify to the revenues and estimated revenues of the combined company for fiscal years 1998, 1999, 2000 and 2001, without giving effect to the FICS Transaction. The table below sets forth the approximate relative contributions of S1 and Edify:

                  RELATIVE CONTRIBUTIONS OF S1 AND EDIFY
                  --------------------------------------
                                                               S1     EDIFY
                                                               --     -----
Revenues:
  1998......................................................  28.4%   71.6%
  1999......................................................  47.8%   52.2%
  2000......................................................  52.8%   47.2%
  2001......................................................  60.8%   39.2%

     Based on the closing price of S1 common stock on May 14, 1999 of $54.00, this analysis indicated:

     - implied equity valuations for Edify ranging from approximately $1,325 million to $5,076 million;

     - an implied Edify share price ranging from $67.23 to $257.52; and

     - implied exchange ratios ranging from approximately 1.245 to 4.769.

     BancBoston Robertson Stephens also analyzed the respective contributions of S1 and Edify to the revenues and estimated revenues of the combined company, without giving effect to the FICS Transaction, for fiscal years 1998, 1999, 2000 and 2001 and to the earnings before interest and taxes and net income of the combined company, without giving effect to the FICS Transaction, for fiscal years 2000 and 2001, based upon financial analyst estimates, or "street estimates," for S1 and Edify. The table below sets forth the approximate relative contributions of S1 and Edify on this basis:

                  RELATIVE CONTRIBUTIONS OF S1 AND EDIFY
                  --------------------------------------
                                                               S1     EDIFY
                                                               --     -----
Revenues:
  1998......................................................  28.4%   71.6%
  1999......................................................  42.6%   57.4%
  2000......................................................  51.6%   48.4%
  2001......................................................  55.2%   44.8%

                  RELATIVE CONTRIBUTIONS OF S1 AND EDIFY
                  --------------------------------------
                                                               S1     EDIFY
                                                               --     -----
Earnings Before Interest and Taxes:
  2000......................................................  84.3%   15.7%
  2001......................................................  86.1%   13.9%

Net Income:
  2000......................................................  80.3%   19.7%
  2001......................................................  82.5%   17.5%

     Based on the closing price of S1 common stock on May 14, 1999 of $54.00, this analysis indicated:

     - implied equity valuations for Edify ranging from approximately $356 million to $5,076 million;

     - an implied Edify equity value per share ranging from $18.09 to $257.52;
       and

     - implied exchange ratios ranging from approximately 0.335 to 4.769.

     In considering these analyses, BancBoston Robertson Stephens noted that Edify stockholders would own approximately 14.7% of the shares of S1 common stock to be outstanding after consummation of the Edify Transaction, without giving effect to the FICS Transaction.

     COMPARABLE COMPANIES ANALYSIS. Using publicly available information, BancBoston Robertson Stephens analyzed, among other things, the market values plus net debt, or "total capitalization," and trading multiples of Edify and selected publicly traded companies that have similar business and operating profiles, including:

     - Bottomline Technologies, Inc.

     - Broadvision, Inc.

     - Fundtech LTD.

     - Sanchez Computer Associates, Inc.

     - Transaction System Architects, Inc.

     Multiples compared by BancBoston Robertson Stephens included total capitalization to revenues or estimated revenues for calendar years 1998, 1999 and 2000, total capitalization to earnings before interest and taxes, or "EBIT," or estimated EBIT for calendar years 1998, 1999 and 2000, price/earnings multiples for calendar years 1998, 1999 and 2000 and price/earnings to growth rate multiples for calendar year 1998 and 1999. All multiples were based on closing stock prices as of May 14, 1999.

     Using Edify management estimates and ranges of multiples derived by BancBoston Robertson Stephens from the comparable companies of 10.0x - 15.0x for 1998 revenues, 7.5x - 12.5x for estimated 1999 revenues and 5.0x - 10.0x for estimated 2000 revenues, the following Edify equity values, Edify values per share and exchange ratios are implied:

                                                              IMPLIED EDIFY EQUITY   IMPLIED EXCHANGE
                                  IMPLIED EDIFY EQUITY VALUE    VALUE PER SHARE           RATIO
                                  --------------------------  --------------------   ----------------
1998 revenues...................         $642 - $946 million       $33 - $48          0.603 - 0.889
1999 estimated revenues.........         $596 - $971 million       $30 - $49          0.560 - 0.912
2000 estimated revenues.........       $533 - $1,033 million       $27 - $52          0.501 - 0.971

     Using street estimates for Edify, the same ranges of multiples of 1998, 1999 and 2000 revenues and ranges of multiples of 40.0x-90.0x for estimated 2000 EBIT and 60.0x-100.0x for estimated 2000 net income, the following Edify equity values, Edify values per share and exchange ratios are implied:

                                                                  IMPLIED EDIFY
                                                                 EQUITY VALUE PER     IMPLIED EXCHANGE
                                  IMPLIED EDIFY EQUITY VALUE          SHARE                RATIO
                                  --------------------------     ----------------     ----------------
1998 revenues...................     $642 - $946 million            $33 - $48          0.603 - 0.889
1999 estimated revenues.........     $527 - $856 million            $27 - $43          0.495 - 0.805
2000 estimated revenues.........     $442 - $851 million            $22 - $43          0.415 - 0.800
2000 estimated EBIT.............     $150 - $296 million             $8 - $15          0.141 - 0.279
2000 estimated net income.......     $150 - $250 million             $8 - $13          0.141 - 0.235

     PRECEDENT TRANSACTION ANALYSIS. Using publicly available information, BancBoston Robertson Stephens analyzed the consideration offered plus net debt assumed, or debt less cash on hand, and implied transaction value multiples paid or proposed to be paid in 27 selected acquisition transactions in the internet content and services industry since November 1995 and 51 selected acquisition transactions in the enterprise application software industry since January 1998.

     In analyzing these "precedent transactions," BancBoston Robertson Stephens compared, among other things, the total consideration in such transactions as a multiple of the preceding twelve months ("LTM") revenues and next twelve months ("NTM") revenues.

     All multiples for the precedent transactions were based on public information available at the time of the announcement. Based on this information and other publicly available information, the following tables illustrate implied Edify equity valuations, Edify equity valuations per share and exchange ratios derived from applying a range of multiples derived from the precedent transactions of LTM revenues and of NTM revenues:

                         IMPLIED EDIFY EQUITY VALUATION
                    (BASED UPON EDIFY MANAGEMENT ESTIMATES)

                                                                            IMPLIED EDIFY
                                                        IMPLIED EDIFY       EQUITY VALUE       IMPLIED
                                  MULTIPLE RANGE      EQUITY VALUATION        PER SHARE     EXCHANGE RATIO
                                  --------------      ----------------      -------------   --------------
Internet Content and Services
  Industry:
  Multiples of LTM revenues.....    11.0x - 13.0x      $727 - $853 million    $37 - $43     0.683 - 0.802
  Multiples of NTM revenues.....    17.0x - 21.0x  $1,308 - $1,608 million    $66 - $82     1.229 - 1.511
Enterprise Applications
  Industry:
  Multiples of LTM revenues.....      5.0x - 6.0x      $349 - $412 million    $18 - $21     0.328 - 0.387
  Multiples of NTM revenues.....      3.0x - 4.0x      $258 - $333 million    $13 - $17     0.243 - 0.313

                         IMPLIED EDIFY EQUITY VALUATION
                    (BASED UPON STREET ESTIMATES FOR EDIFY)

                                                                            IMPLIED EDIFY
                                                        IMPLIED EDIFY       EQUITY VALUE       IMPLIED
                                  MULTIPLE RANGE      EQUITY VALUATION        PER SHARE     EXCHANGE RATIO
                                  --------------      ----------------      -------------   --------------
Internet Content and Services
  Industry:
  Multiples of LTM revenues.....    11.0x - 13.0x      $727 - $853 million    $37 - $43     0.683 - 0.802
  Multiples of NTM revenues.....    17.0x - 21.0x  $1,228 - $1,509 million    $62 - $77     1.154 - 1.418
Enterprise Applications
  Industry:
  Multiples of LTM revenues.....      5.0x - 6.0x      $349 - $412 million    $18 - $21     0.328 - 0.387
  Multiples of NTM revenues.....      3.0x - 4.0x      $244 - $314 million    $12 - $16     0.229 - 0.295

     No company, business or transaction compared in the comparable companies analysis or precedent transaction analysis is identical to S1 or Edify. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, precedent transactions or the business segment, company or transactions to which they are being compared.

     DISCOUNTED CASH FLOW ANALYSIS. BancBoston Robertson Stephens performed a discounted cash flow analysis of the after-tax free cash flows of Edify using a range of earnings estimates for Edify for calendar years 1999 through 2004. BancBoston Robertson Stephens first discounted the projected, after-tax free cash flows through December 31, 2004 using discount rates ranging from 14% to 16%. Edify after-tax free cash-flows were calculated as the after-tax operating earnings of Edify adjusted to add back non-cash expenses and deduct uses of cash not reflected in the income statement. BancBoston Robertson Stephens then added to the present value of the cash flows the terminal value of Edify at December 31, 2004, discounted back at the same discount rate to represent a present value. The terminal value was computed by multiplying the projected EBIT for Edify in calendar year 2004 by terminal multiples ranging from 15.0x to 17.0x. The range of terminal multiples selected reflect BancBoston Robertson Stephens' judgment as to an appropriate range of multiples at the end of the reference period. The following table summarizes the resulting implied Edify equity valuations, implied Edify equity values per share and implied exchange ratios:

                                          IMPLIED EDIFY      IMPLIED EDIFY EQUITY
           DISCOUNT RATES               EQUITY VALUATION       VALUE PER SHARE      IMPLIED EXCHANGE RATIO
           --------------              -------------------   --------------------   ----------------------
14% - 16%............................  $356 - $434 million        $18 - $22             0.334 - 0.408

     PRO FORMA ANALYSES. BancBoston Robertson Stephens analyzed certain pro forma effects resulting from each of (i) the Edify Transaction considered on a stand-alone basis and (ii) the Edify Transaction and the FICS Transaction considered together, including, among other things, the impact of such transactions on the projected revenues per share and projected cash earnings per share of the combined company for fiscal years 2000 and 2001.

     Pro Forma Analysis -- Without Giving Effect to the FICS Transaction. BancBoston Robertson Stephens analyzed certain pro forma effects resulting from the Edify Transaction without giving effect to the FICS Transaction, including, among other things, the impact of the Edify Transaction on the projected revenues per share and projected cash earnings per share of the resulting combined company for fiscal years 2000 and 2001. The following tables summarize the results of such analysis:

Pro Forma Analysis -- Without Giving Effect to the FICS
  Transaction
  (based upon management estimates)
Fiscal year 2000 revenue per share accretion................  62.0%
Fiscal year 2001 revenue per share accretion................  41.0%

Pro Forma Analysis -- Without Giving Effect to the FICS
  Transaction
  (based upon street estimates)
Fiscal year 2000 revenue per share accretion................  65.8%
Fiscal year 2000 cash earnings per share accretion..........   4.9%
Fiscal year 2001 revenue per share accretion................  55.4%
Fiscal year 2001 cash earnings per share accretion..........   2.8%

The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Pro Forma Analysis -- Giving Effect to the FICS Transaction. BancBoston Robertson Stephens analyzed certain pro forma effects resulting from the Edify Transaction and the FICS Transaction considered together, including, among other things, the impact of such transactions on the projected revenues per share and projected cash earnings per share of the resulting combined company for fiscal years 2000 and 2001. The following tables summarize the results of such analysis:

Pro Forma Analysis -- Giving Effect to the FICS Transaction
  (based upon management estimates)
Fiscal year 2000 revenue per share accretion................  78.1%
Fiscal year 2001 revenue per share accretion................  45.6%

Pro Forma Analysis -- Giving Effect to the FICS Transaction
  (based upon street estimates)
Fiscal year 2000 revenue per share accretion................  87.2%
Fiscal year 2000 cash earnings per share accretion..........  (5.5)%
Fiscal year 2001 revenue per share accretion................  76.8%
Fiscal year 2001 cash earnings per share accretion..........  26.4%

     The actual results achieved by the combined company may vary from projected results and the variations may be material.

     OTHER FACTORS AND COMPARATIVE ANALYSES. In rendering its opinion, BancBoston Robertson Stephens considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of:

     - the history of trading prices and volume for S1 common stock and Edify common stock, for the period from May 14, 1998 to May 14, 1999; and

     - selected published analysts' reports on S1 and Edify.

     While the foregoing summary describes certain analyses and factors that BancBoston Robertson Stephens deemed material in its presentation to the S1 board, it is not a comprehensive description of all analyses and factors considered by BancBoston Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BancBoston Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the BancBoston Robertson Stephens opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by BancBoston Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by BancBoston Robertson Stephens are based on all analyses and factors taken as a whole and also on application of BancBoston Robertson Stephens' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. BancBoston Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, BancBoston Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of S1 and Edify. The analyses performed by BancBoston Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of Edify common stock or S1 common stock may be traded at any future time. None of the parties makes any representations or warranties that the assumptions used by BancBoston Robertson Stephens were or are correct.

     The engagement letter between BancBoston Robertson Stephens and S1 provides that, for its services, BancBoston Robertson Stephens is entitled to receive a $500,000 fee payable upon delivery of its opinion. In a separate agreement, BancBoston Robertson Stephens agreed to allow S1 to defer the payment of the opinion fee until the closing of the Edify Transaction. S1 has also agreed to reimburse BancBoston Robertson Stephens for certain of its out-of-pocket expenses, including legal fees, and to indemnify and hold harmless BancBoston Robertson Stephens and its affiliates and any director, employee or agent of BancBoston Robertson Stephens or any of its affiliates, or any person controlling BancBoston Robertson Stephens or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by BancBoston Robertson Stephens as financial advisor to S1. The terms of the fee arrangement with BancBoston Robertson Stephens, which S1 and BancBoston Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between S1 and BancBoston Robertson Stephens, and the S1 board was aware of such fee arrangements. BancBoston Robertson Stephens has provided certain investment banking services to S1 for which it has been or will be paid fees, including acting as S1's exclusive financial advisor in connection with the FICS Transaction and an investment in S1 by Intuit, Inc. BancBoston Robertson Stephens has also provided certain investment banking services to FICS in the past, including acting as co-managing underwriter in connection with a potential initial public offering of FICS in the first half of this year.

     BancBoston Robertson Stephens was retained based on BancBoston Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as BancBoston Robertson Stephens' investment banking relationship and familiarity with S1.

     BancBoston Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, BancBoston Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. In the ordinary course of its business, BancBoston Robertson Stephens may actively trade the debt and equity securities of S1 and Edify for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF EDIFY'S FINANCIAL ADVISOR

     Goldman, Sachs & Co. has acted as financial advisor to Edify in connection with the Edify Transaction. On May 16, 1999, Goldman Sachs delivered its opinion, subsequently confirmed in writing, to the Edify board of directors that, as of the date of such opinion, the exchange ratio of 0.330969 pursuant to the merger agreement was fair from a financial point of view to the holders of Edify common stock.

     THE FULL TEXT OF THE GOLDMAN SACHS OPINION IS ATTACHED AS ANNEX D TO THIS PROXY STATEMENT/ PROSPECTUS AND IS INCORPORATED INTO THIS PROXY
STATEMENT/PROSPECTUS BY REFERENCE. STOCKHOLDERS OF EDIFY ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed:

     - the merger agreement;

     - the share purchase agreement and the stock purchase agreement;

     - the annual reports to stockholders and Annual Reports on Form 10-K of Edify for the three years ended December 31, 1998 and S1 for the two years ended December 31, 1998;

     - certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Edify and S1;

     - audited historical financial statements of FICS for the two years ended December 31, 1998;

     - certain other communications from Edify and S1 to their respective stockholders;

     - certain internal financial analyses and forecasts for Edify, S1 and FICS prepared by their respective managements; and

     - certain pro forma combined financial analyses and forecasts for Edify, S1 and FICS prepared by the managements of Edify, S1 and FICS, including certain cost savings and operating synergies projected by the managements of Edify, S1 and FICS to result from the Edify Transaction and the FICS Transaction.

     Goldman Sachs also held discussions with members of the senior management of Edify, S1 and FICS regarding the strategic rationale for, and the potential benefits of, the Edify Transaction and the FICS Transaction and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Edify common stock and the S1 common stock, compared certain financial and stock market information for Edify and S1 with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the software industry and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs assumed the accuracy and completeness of all of the financial and other information reviewed by it for purposes of rendering its opinion. Goldman Sachs assumed, with the consent of the Edify board, that the financial forecasts, including the pro forma combined financial analyses and forecasts for Edify, S1 and FICS, referred to above have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Edify, S1 and FICS, as the case may be. Goldman Sachs also assumed, with the consent of the Edify board, that (1) if the FICS Transaction is consummated, the pro forma analyses and forecasts referenced in the immediately preceding sentence will be realized in the amounts and time periods contemplated thereby and (2) if the FICS Transaction is not consummated, the forecasts for S1 prepared by its management will be realized in the amounts and time periods contemplated thereby. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Edify, S1 or FICS or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. The Goldman Sachs opinion was provided for the information and assistance of the Edify board in connection with its consideration of the transactions contemplated by the merger agreement. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Edify common stock should vote with respect to such transaction.

     The following is a summary of the material financial analyses presented by Goldman Sachs to the Edify board on May 16, 1999. Goldman Sachs utilized substantially the same type of financial analyses in connection with providing the written opinion attached to this proxy statement/prospectus as Annex D. SOME OF THE SUMMARIES OF THE FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. THE TABLES MUST BE READ TOGETHER WITH THE TEXT ACCOMPANYING EACH SUMMARY.

     Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Edify common stock and the S1 common stock. Such analysis indicated the following historical average closing prices for the specified period prior to May 14, 1999:

PERIOD                                                    EDIFY      S1
------                                                    ------   ------
One Year................................................  $ 7.70   $17.56
6 Months................................................    7.66    27.92
3 Months................................................    7.35    41.66
20 Days.................................................   10.42    53.23
10 Days.................................................   12.45    51.47
May 14, 1999............................................   15.56    54.00

     Selected Companies Analysis. Goldman Sachs compared certain financial information of Edify and S1 with publicly-available information of a group of companies in the following industries:

       FINANCIAL SERVICES --                     COMMUNICATIONS/TELECOM
         FOCUSED COMPANIES                         SOFTWARE COMPANIES
------------------------------------  ---------------------------------------------
Advent Software, Inc.                 Aspect Telecommunications Corporation
Brokat AG                             Genesys Telecommunications Laboratories, Inc.
Checkfree Corporation                 GeoTel Communications Corporation
Intuit, Inc.                          InterVoice, Inc.
Pegasystems, Inc.                     Periphonics Corporation
Towne Services, Inc.
Transaction Systems Architects, Inc.
          INTERNET RELATED
         SOFTWARE COMPANIES                  INSURANCE PROCESSORS COMPANIES
------------------------------------  ---------------------------------------------
BroadVision, Inc.                     Fiserv, Inc.
Check Point Software Technologies,    The BISYS Group, Inc.
  Ltd.
Concur Technologies, Inc.             Policy Management Systems
Inktomi Corporation
VeriSign, Inc.
  FINANCIAL OUTSOURCING COMPANIES
------------------------------------
Paychex, Inc.
Equifax, Inc.
Ceridian Corporation
HNC Software Inc.
Fair, Isaac and Company,
  Incorporated

     The following table presents projected year 1999 and 2000 revenue as a multiple of equity capitalization, stock price to projected year 1999 and 2000 earnings per share ("EPS") multiples, stock price to projected year 2000 EPS as a multiple of 1999-2000 year over year EPS growth and stock price to projected year 2000 EPS as a multiple of projected five year EPS growth. The analysis was performed using stock prices on May 14, 1999. EPS and EPS growth rate information for the selected companies and the five year projected EPS growth rates for Edify and S1 are from estimates provided by Institutional Brokers Estimate System ("IBES"). Revenue information for the selected companies are from the latest research reports with respect to such companies. EPS, 1999-2000 EPS growth rate and revenue information for Edify and S1 are from estimates provided by their respective managements. "P/E" refers to stock price dividend by EPS.

                                                                                                      YEAR 2000       YEAR 2000
                                                                                                       P/E TO          P/E TO
                                                                                                       GROWTH          GROWTH
                                   1999 REVENUE     2000 REVENUE                                    AS A MULTIPLE   AS A MULTIPLE
                                  AS A MULTIPLE    AS A MULTIPLE     STOCK PRICE     STOCK PRICE    OF YEAR OVER       OF IBES
                                    OF EQUITY        OF EQUITY      AS A MULTIPLE   AS A MULTIPLE     YEAR EPS         5-YEAR
                                  CAPITALIZATION   CAPITALIZATION    OF 1999 EPS     OF 2000 EPS       GROWTH        GROWTH RATE
                                  --------------   --------------   -------------   -------------   -------------   -------------
Edify...........................        3.9x             2.6x              *            194.5x          (1.7)x          7.1x
Edify-implied transaction price
  (based on exchange ratio of
  0.33097)......................        4.6              3.0               *            223.4           (2.0)            8.1
S1..............................       33.2             18.2               *            385.7              *             7.7
Financial services -- focused
  software companies (median)...        6.5              4.8           54.7x             29.8            0.9             0.9
Communications/Telecom software
  companies (median)............        2.5              1.4            19.4             16.2            0.6             1.4
Internet related software
  companies (median)............       18.6             10.1               *            153.9            2.6             1.8
Insurance processor companies
  (median)......................        2.7              2.3            23.6             20.5            1.4             1.0
Financial outsourcing companies
  (median)......................        3.4              2.8            27.5             21.3            1.2             1.1

-------------------------
* Not meaningful

     It should be noted that no company utilized in the analysis above is identical to either Edify or S1. In evaluating the selected companies, Goldman Sachs made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Edify or S1, such as the impact of competition on the business of Edify or S1 and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of Edify or S1 or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using selected company data.

     Discounted Equity Value. Goldman Sachs performed an analysis of the present value per share of Edify on a standalone basis based on a range of P/E multiples and discount rates. Goldman Sachs observed that utilizing projections of year 2000 earnings provided by management of Edify and based on forward year 2000 estimated P/E ratios ranging from 20x to 45x and discount rates ranging from 30.0% to 50.0%, the present value per share of Edify common stock on a standalone basis ranged from $6.20 to $15.52.

     Goldman Sachs also performed an analysis of the pro forma present equity value of the combined company after giving effect to the completion of the Edify Transaction and the FICS Transaction. Goldman Sachs observed that based on pro forma revenue for the calendar years 2000 and 2001 projected by management of Edify and S1 with input from FICS for the combined company, forward revenue multiples ranging from 12x to 22x and discount rates ranging from 25.0% to 45.0%, the present equity value of the combined company ranged from $2,584 million to $5,295 million using the calendar year 2000 revenue estimates and $2,718 million to $6,461 million using the calendar year 2001 revenue estimates. Based on pro forma ownership of Edify stockholders of the combined company of approximately 10.7%, the present value per share of the combined company common stock to be received by Edify stockholders in the transaction ranged from $14.02 to $28.73 using the calendar year 2000 revenue estimates and from $14.75 to $35.06 using the calendar year 2001 revenue estimates.

     In addition, Goldman Sachs observed that based on pro forma net income for the calendar year 2001 projected by management of Edify and S1 with input from FICS for the combined company, forward P/E multiples ranging from 50x to 75x and discount rates ranging from 25.0% to 45.0%, the present equity value of the combined company ranged from $1,538 million to $2,991 million. Based on pro forma ownership of Edify stockholders of the combined company of approximately 10.7%, the present value per share of the combined company common stock to each Edify stockholder ranged from $8.35 to $16.23.

     Finally, Goldman Sachs also performed an analysis of the pro forma present equity value of the combined company after giving effect to the completion of only the Edify Transaction. Goldman Sachs observed that based on pro forma revenue for the calendar year 2000 projected by management of Edify and S1 for the combined company, revenue multiples ranging from 12x to 22x and discount rates ranging from 25.0% to 45.0%, the present equity value of the combined company ranged from $2,105 million to $4,314 million. Based on pro forma ownership of Edify stockholders of the combined company of approximately 15.1%, the present value per share of the combined company common stock to each Edify stockholder in the transaction ranged from $16.12 to $33.03.

     Exchange Ratio History. Goldman Sachs reviewed the implied market exchange ratio for shares of Edify common stock and S1 common stock on a weekly basis for the period from May 24, 1996 to May 14, 1999, determined by dividing the weekly average closing price for Edify common stock by the weekly average closing price for S1 common stock for each week during the period. The weekly implied market exchange ratio over this period ranged from approximately 5.50 to 0.18 with a three month weekly implied average exchange ratio of 0.18, a 20-day weekly implied average exchange ratio of 0.20 and a 10-day weekly implied average exchange ratio of 0.24.

     Transaction Premium Analysis. Goldman Sachs compared the historical stock prices of Edify common stock and S1 common stock on the basis of the respective closing prices per share on March 14, 1999, and the respective closing stock prices and period averages for the prior five days, 10 days, 20 days, 30 days and 60 days. The following table presents the premiums over Edify common stock prices (at a point in time and an average of such prices for each of the periods covered) implied by the exchange ratio of the Edify Transaction and the S1 common stock price as of May 14, 1999:

                                    PREMIUM PAID (BASED   PREMIUM PAID (BASED
                                    ON CLOSING PRICE AT   ON AVERAGE CLOSING
PERIOD                                POINT IN TIME)      PRICE OVER PERIOD)
------                              -------------------   -------------------
May 14, 1999......................          14.8%                 14.8%
 5 day............................          20.2                  23.3
10 day............................          76.5                  43.6
20 day............................         120.0                  71.6
30 day............................         225.0                 100.9
60 day............................         186.0                 142.7

     The following table presents the premiums over Edify common stock implied by the exchange ratio of the Edify Transaction and based on (1) the implied exchange ratio between the closing stock price of Edify common stock and S1 common stock at a point in time for each of the periods covered and (2) the implied exchange ratio between the average closing stock price of Edify common stock and S1 common stock for each of the periods covered:

                            IMPLIED
                        EXCHANGE RATIO       PREMIUM PAID          PREMIUM PAID            PREMIUM PAID
                           (BASED ON           (BASED ON             (BASED ON               (BASED ON
                        CLOSING PRICES      CLOSING PRICES        AVERAGE CLOSING         AVERAGE CLOSING
PERIOD                 AT POINT IN TIME)   AT POINT IN TIME)   PRICES DURING PERIOD)   PRICES DURING PERIOD)
------                 -----------------   -----------------   ---------------------   ---------------------
May 14, 1999.........       0.2882x               14.8%               0.2882x                  14.8%
 5 day...............       0.3043                 8.7                0.2739                   20.9
10 day...............       0.1802                83.7                0.2418                   36.9
20 day...............       0.1776                86.4                0.1950                   69.1
30 day...............       0.1217               171.9                0.1692                   95.6
60 day...............       0.2584                28.1                0.1727                   91.6

     Comparable Transaction Premium Analysis. Goldman Sachs analyzed certain information relating to 105 selected transactions. The transactions were chosen because they involved software companies since 1991. The following table presents the ranges and the mean of the premiums paid in the transactions in relation to the closing price of the target the day before the transaction was announced and the 52-week high closing price of the target prior to the announcement. The premium was calculated based on the equity consideration paid for the target by the acquiror in the transactions.

                                                 SELECTED TRANSACTIONS
                                                ------------------------
                                                     RANGE        MEDIAN
                                                ----------------  ------
Premium to day prior closing price............  (13.0)% - 196.2%   23.8%
Premium to 52-week high.......................   (74.6) - 52.5     (2.9)

     Those comparable transactions also provided the following range and median for consideration paid as a trailing multiple of latest 12 month sales, earnings before interest and taxes ("EBIT") and net income:

                                                             SELECTED TRANSACTIONS
                                                    ---------------------------------------
                                                                RANGE                MEDIAN
                                                    ------------------------------   ------
Multiple of LTM sales.............................     0.6x       -         29.8x      4.7x
Multiple of LTM EBIT..............................    12.2        -        210.9      39.7
Multiple of LTM net income........................     9.5        -        194.6      58.9

     Based in part on Edify management projections of revenues, EBIT and net income for the years 1999 and 2000, which projections are based on a "stand-alone" model for Edify, the Edify Transaction provides the following ratios of equity consideration to latest 12 month revenues, EBIT and net income as well as projected 1999 and 2000 revenues, EBIT and net income:

                                                              MULTIPLE
                                                              --------
LTM revenues................................................     4.5x
Projected 1999 revenues.....................................     4.1
Projected 2000 revenues.....................................     2.7
Projected 1999 EBIT.........................................       *
Projected 2000 EBIT.........................................    46.7
Projected 1999 net income...................................       *
Projected 2000 net income...................................    42.9

-------------------------
* Not meaningful

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Edify, S1 or FICS or the Edify Transaction or the Edify Transaction together with the FICS Transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Edify board as to the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of Edify common stock. The analyses do not purport to be appraisals or necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results and assumptions with respect to industry performance, business and economic conditions and other matters, which are inherently subject to uncertainty and are beyond the control of Edify, S1, FICS and Goldman Sachs, are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. None of the parties makes any representations as to the assumptions employed by Goldman Sachs in its analyses. As described above, Goldman Sachs' opinion to the Edify board was one of many factors taken into consideration by the Edify board in making its determination to approve the merger agreement. The foregoing summary describes material financial analyses used by Goldman Sachs in connection with providing its opinion to Edify's board of directors on May 16, 1999, but does not purport to be a complete description of the analysis performed by Goldman Sachs in connection with such opinion and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex D.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Edify selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Edify Transaction.

     Goldman Sachs is familiar with Edify having provided certain investment banking services to Edify from time to time, including having acted as lead managing underwriter of the initial public offering of 2,875,000 shares of Edify common stock in May 1996, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement.

     Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Edify or S1 for its own account and for the account of customers. As of May 16, 1999, Goldman Sachs had a long position of 1,017,956 shares of Edify common stock.

     Pursuant to a letter agreement dated March 19, 1999, Edify engaged Goldman Sachs to act as its financial advisor in connection with a potential transaction involving S1 or a third party. Edify has agreed to pay Goldman Sachs a transaction fee equal to $2.5 million and 2% of the aggregate consideration paid in the Edify Transaction in excess of $150 million upon consummation of the Edify Transaction. Edify has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE EDIFY TRANSACTION

     When considering the recommendations of S1's and Edify's boards of directors, you should be aware that the directors and officers of S1 and Edify have certain interests in the Edify Transaction and have certain arrangements that are different from, or are in addition to those of S1 and Edify stockholders generally. These include:

     - Employment. Jeffrey M. Crowe, the President and Chief Executive Officer of Edify will become Vice Chairman and a member of the S1 board of directors after the Edify Transaction. In addition, some other executive officers of Edify will become executive officers of S1.

     - Indemnification. S1 and Edify officers and directors have customary rights to indemnification against specified liabilities.

     - Options. Some Edify executives have recently been granted stock options. Some holders of Edify stock options, including these executives, will benefit from the accelerated vesting of their options if the Edify
       Transaction closes. As of                  , 1999,      shares of Edify
       common stock are subject to unvested options granted under Edify's option plans. Vesting of these options could accelerate if holders of these options are not retained by S1 after the closing of the Edify Transaction. S1 will assume these Edify options if the Edify Transaction closes. In addition, S1 has agreed, if the Edify Transaction closes, to grant additional options to purchase S1 common stock to some Edify executives.

     - Severance. Some Edify executives will be paid substantial severance packages if the Edify Transaction closes and their employment with S1 or Edify is terminated.

     As a result, these directors could be more likely to vote to approve the merger agreement and the Edify Transaction than if they did not hold these interests.

COMPLETION AND EFFECTIVENESS OF THE EDIFY TRANSACTION

     The Edify Transaction will be completed when all of the conditions to completion of the Edify Transaction are satisfied or waived, including approval and adoption of the merger agreement and approval of the Edify Transaction by the stockholders of Edify and approval of the issuance of shares of S1 common stock by the S1 stockholders. The Edify Transaction will become effective upon the filing of a certificate of merger with the State of Delaware.

STRUCTURE OF THE EDIFY TRANSACTION AND CONVERSION OF EDIFY COMMON STOCK

     Sahara Strategy Corp., a newly formed and wholly owned subsidiary of S1, will be merged with and into Edify. As a result of the Edify Transaction, the separate corporate existence of Sahara will cease and Edify will survive the Edify Transaction as a wholly owned subsidiary of S1.

     Upon completion of the Edify Transaction, each outstanding share of Edify common stock, other than shares held by Edify and its subsidiaries, together with each associated Edify preferred stock purchase right, will be converted into the right to receive 0.330969 shares of fully paid and nonassessable S1 common stock. The number of shares of S1 common stock issuable in the Edify Transaction will be proportionately adjusted for any stock split, stock dividend or similar event with respect to Edify common stock or S1 common stock effected between the date of the merger agreement and the completion of the Edify Transaction.

     No certificate or scrip representing fractional shares of S1 common stock will be issued in connection with the Edify Transaction. Instead Edify stockholders will receive cash, without interest, in lieu of a fraction of a share of S1 common stock.

EXCHANGE OF EDIFY STOCK CERTIFICATES FOR S1 STOCK CERTIFICATES

     When the Edify Transaction is completed, S1's exchange agent will mail to Edify stockholders a letter of transmittal and instructions for use in surrendering Edify stock certificates in exchange for S1 stock certificates. When you deliver your Edify stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, your Edify stock certificates will be canceled and you will receive S1 stock certificates representing the number of full shares of S1 common stock to which you are entitled under the merger agreement. Edify stockholders will receive payment in cash, without interest, in lieu of any fractional shares of S1 common stock which would have been otherwise issuable to you in the Edify Transaction.

     YOU SHOULD NOT SUBMIT YOUR EDIFY STOCK CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     Edify stockholders are not entitled to receive any dividends or other distributions on S1 common stock until the Edify Transaction is completed and they have surrendered their Edify stock certificates in exchange for S1 stock certificates.

     Subject to the effect of applicable laws, promptly following surrender of Edify stock certificates and the issuance of the corresponding S1 certificates, Edify stockholders will be paid the amount of dividends or other distributions, without interest, with a record date after the completion of the Edify Transaction which were previously paid with respect to their whole shares of S1 common stock. At the appropriate payment date, Edify stockholders will also receive the amount of dividends or other distributions, without interest, with a record date after the completion of the Edify Transaction and a payment date after they exchange their Edify stock certificates for S1 stock certificates.

     S1 will only issue Edify stockholders an S1 stock certificate or a check in lieu of a fractional share in a name in which the surrendered Edify stock certificate is registered. If you wish to have your certificate issued in another name you must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EDIFY TRANSACTION

     The following summary discusses the material federal income tax consequences of the Edify Transaction. The summary is based on the Internal Revenue Code of 1986, as amended, referred to in this section as the Code, applicable U.S. Treasury regulations under the Code, administrative rulings and judicial authority, all as of the date of this proxy statement/prospectus. All of the foregoing authorities are subject to change, and any change could affect the continuing validity of this summary. The summary assumes that the holders of shares of Edify common stock hold their shares as a capital asset. The summary does not address the tax consequences that may be applicable to particular Edify stockholders in light of their individual circumstances or to Edify stockholders who are subject to special tax rules, like tax-exempt organizations, dealers in securities, financial institutions, insurance companies, non-United States persons, stockholders who acquired shares of Edify common stock from the exercise of options or otherwise as compensation or through a qualified retirement plan and stockholders who hold shares of Edify common stock as part of a straddle, hedge, or conversion transaction. This summary also does not address any consequences arising under the tax laws of any state, locality, or foreign jurisdiction.

     One of the conditions for the Edify Transaction to take place is that S1 and Edify must receive an opinion from Hogan & Hartson L.L.P., S1's special counsel, that the Edify Transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The opinion must be reasonably satisfactory to S1 and Edify. The opinion of Hogan & Hartson L.L.P. will be based on the Code, the U.S. Treasury regulations promulgated under the

Code and related administrative interpretations and judicial decisions, all as in effect as of the effective time of the merger, on the assumption that the Edify Transaction takes place as described in the merger agreement, and on factual representations to be provided to Hogan & Hartson L.L.P. by S1 and Edify that relate to the satisfaction of specific requirements to a reorganization within the meaning of Section 368(a) of the Code, including limitations on repurchases by S1 of shares of S1 common stock to be issued upon the merger. If Hogan & Hartson L.L.P. does not render this opinion, this condition in the merger agreement may be satisfied if Fenwick & West L.L.P., Edify's counsel, renders this opinion, relying upon the same representations. Unlike a ruling from the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the opinion or that these positions will be upheld by the courts if challenged by the Internal Revenue Service. If this opinion is not received, or if the material tax consequences described in the opinion materially differ from the consequences stated below, Edify will not waive this condition and the Edify Transaction will not occur unless Edify resolicits its stockholders.

     If, as concluded in the opinion of counsel, the Edify Transaction qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Code, then:

          (1) Except as discussed in (4) below regarding cash received instead of a fractional share of S1 common stock, an Edify stockholder will recognize no gain or loss upon the exchange of Edify common stock for S1 common stock in the merger.

          (2) The tax basis of S1 common stock received by an Edify stockholder in the merger will be the same as the stockholder's aggregate tax basis in Edify common stock surrendered in exchange therefor.

          (3) The holding period of S1 common stock received by a Edify stockholder in the merger will include the holding period of Edify common stock surrendered in exchange therefor, assuming Edify common stock was held as a capital asset.

          (4) The receipt by an Edify stockholder of cash instead of fractional shares of S1 common stock will be treated as if the fractional shares were distributed as part of the Edify Transaction and then were redeemed by S1. These cash payments will be treated as distributions in full payment in exchange for the stock redeemed, subject to the conditions and limitations of Section 302(a) of the Code.

          (5) Neither S1 nor Edify will recognize any gain or loss as a result of the Edify Transaction.

     THIS DISCUSSION IS ONLY A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE EDIFY TRANSACTION. THE TAX CONSEQUENCES OF THE EDIFY TRANSACTION TO YOU MAY BE DIFFERENT FROM THOSE SUMMARIZED ABOVE, BASED ON YOUR INDIVIDUAL SITUATION. THE STOCKHOLDERS OF EDIFY ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE EDIFY TRANSACTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

     Holders of options to purchase Edify common stock that are outstanding at the effective time of the Edify Transaction will have their Edify options converted into options to purchase shares of S1 common stock. See "The Edify Agreements -- The Merger Agreement -- Treatment of Edify Stock Options and
Warrants; Grant of S1 Stock Options" on page   . The assumption of the options
by S1 should not be a taxable event and former holders of Edify options who hold options to purchase S1 common stock after the Edify Transaction should be subject to the same federal income tax treatment upon exercise of those options as would have applied if they had exercised their Edify options.

     HOLDERS OF EDIFY OPTIONS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, AVAILABLE ELECTIONS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT OF THE EDIFY TRANSACTION

     We intend to account for the Edify Transaction as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the Edify Transaction, the results of operations of Edify will be included in the consolidated financial statements of S1. The purchase price, i.e., the aggregate transaction consideration, will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of Edify acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE EDIFY TRANSACTION

     The Edify Transaction is subject to the requirements of the HSR Act. S1 filed the required information and materials with the Antitrust Division and the FTC. The notification under the HSR Act remains effective and permits closing of the Edify Transaction within one year from the expiration or termination of the waiting period.

     The Antitrust Division or the FTC may challenge the Edify Transaction on antitrust grounds either before or after expiration of the waiting period. Accordingly, before or after the completion of the Edify Transaction, either the Antitrust Division or the FTC, or private persons, could take action under the antitrust laws, including seeking to enjoin the Edify Transaction. In addition, before or after the completion of the Edify Transaction, whether or not the waiting period expired or ended, one or more states could take action under the antitrust laws. We may not prevail if a challenge is made.

     Neither S1 nor Edify is aware of any other material governmental or regulatory approval required for completion of the Edify Transaction, other than the effectiveness of the registration statement of which this prospectus/proxy statement is a part, and compliance with applicable corporate law of Delaware.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF EDIFY AND S1

     The shares of S1 common stock to be issued in the Edify Transaction will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of S1 common stock issued to any person who is an affiliate of either of us. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of us and may include some of our officers and directors, as well as our principal stockholders. Affiliates may not sell their shares of S1 common stock acquired in the Edify Transaction except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under paragraph (d) of Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act.

LISTING ON THE NASDAQ NATIONAL MARKET OF S1 COMMON STOCK TO BE ISSUED IN THE EDIFY TRANSACTION

     It is a condition to the closing of the Edify Transaction that the shares of S1 common stock to be issued in the Edify Transaction be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF EDIFY COMMON STOCK AFTER THE EDIFY TRANSACTION

     If the Edify Transaction is completed, Edify common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act.

OPERATIONS AFTER THE EDIFY TRANSACTION

     Following the Edify Transaction, Edify will continue its operations as a wholly owned subsidiary of S1. The stockholders of Edify will become stockholders of S1, and their rights as stockholders will be governed by the S1 amended and restated certificate of incorporation, the S1 amended and restated bylaws and the laws of the State of Delaware. See "Comparison of Rights of
Holders of S1 Common Stock and Edify Common Stock" on page   .

                              THE EDIFY AGREEMENTS

THE MERGER AGREEMENT

     This section of the prospectus/proxy statement describes the Edify merger agreement. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this prospectus/proxy statement as Annex A and we urge you to read it carefully.

  Representations and Warranties

     Each company made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the Edify Transaction. Representations and warranties of both companies address the same topics, which include the following:

     - corporate organization and qualification to do business and identification of affiliates

     - certificate of incorporation and bylaws

     - capitalization

     - authorization of the various agreements, approval of the Edify Transaction by the board of directors and pending stockholder approval

     - financial statements

     - taxes, employee benefit plans and insurance policies

     - material contracts

     - title to properties owned and leased

     - intellectual property

     - liabilities and litigation

     - changes in business since December 31, 1998

     - compliance with regulatory requirements and environmental laws

     - securities, antitrust and other commercial regulatory approvals

     - filings and reports with the Securities and Exchange Commission

     - compliance with applicable laws

     - the fairness opinion received by each party from its financial advisor

     - information supplied by each party in this prospectus/proxy statement and the related registration statement filed by S1

     Edify also made representations and warranties to S1 regarding the following:

     - Edify's ownership of S1 stock

     - payments, if any, required to be made by Edify to employees and directors on account of the Edify Transaction

     - the inapplicability of the relevant Delaware takeover statute

     - the inapplicability of Edify's stockholders rights agreement, or poison pill, to the Edify Transaction

     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and Warranties of Edify" and "Representations and Warranties of S1."

  Edify's Conduct of Business before Completion of the Edify Transaction

     Edify agreed that until the completion of the Edify Transaction or unless S1 consents in writing, Edify and its subsidiaries will use their commercially reasonable efforts consistent with past practices and policies to:

     - preserve intact their present business organization

     - keep available the services of their present employees

     - preserve their relationships with customers and others with which they have business dealings

     Edify also agreed that until the completion of the Edify Transaction or unless S1 consents in writing, Edify and its subsidiaries would conduct their business in compliance with certain specific restrictions relating to the following:

     - the payment of dividends or other distributions

     - the issuance and redemption of securities

     - modification of Edify's certificate of incorporation and bylaws

     - capital expenditures

     - entrance into or modification of contracts

     - the acquisition of assets or other entities

     - actions affecting the representations and warranties in the Edify Transaction

     - accounting policies and procedures

     - employees and employee benefits

     - the incurrence of indebtedness

     - sale, purchase, lease or relocation of any office

     - investments and other dispositions of Edify's assets or real estate

     - changes in Edify's options or restricted purchase plans

     - Edify's intellectual property

     - changes in Edify's stockholders rights agreement, or poison pill

     - solicitation or negotiation of a business combination or similar transaction involving Edify and a party other than S1 (although Edify may enter into negotiations regarding a business combination transaction with a party other than S1 if Edify's board determines in the exercise of its fiduciary duties that it should do so)

     The agreements related to the conduct of Edify's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled "Covenants of Edify."

  S1's Conduct of Business before Completion of the Edify Transaction

     S1 agreed that until the completion of the Edify Transaction or unless Edify consents in writing, S1 and its subsidiaries will not take any action to affect their ability to complete, or which would materially delay completion of, the Edify Transaction or take any action that would be expected to violate the representations and warranties made in the merger agreement.

     The agreements related to the conduct of S1's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the section of the merger agreement entitled "Covenants of S1."

  Edify's Employee Benefit Plans

     Individuals who are employed by Edify when the Edify Transaction is completed will become employees of S1 or one of S1's subsidiaries, although S1 may terminate these employees at any time. S1 and Edify will work together to agree upon mutually acceptable employee benefit, compensation, severance, separation and retention arrangements so as to provide benefits to Edify employees generally equivalent to those provided to these employees prior to the Edify Transaction.

  Treatment of Edify Stock Options and Warrants; Grant of S1 Stock Options

     Upon completion of the Edify Transaction, each outstanding option to purchase Edify common stock shall be converted automatically into an option to purchase the number of shares of S1 common stock equal to 0.330969 times the number of shares of Edify common stock subject to the option, rounded down to the nearest share. The exercise price will be equal to the exercise price per share of Edify common stock subject to the option before conversion divided by 0.330969, rounded up to the nearest cent.

     The other terms of each option and the Edify option plans referred to above under which the options were issued will continue to apply in accordance with their terms, including any provisions providing for acceleration. Upon completion of the Edify Transaction, each outstanding award, including restricted stock, stock equivalents and stock units, under any employee incentive or benefit plans, programs or arrangements maintained by Edify which provide for grants of equity-based awards will be amended or converted into a similar instrument of S1, with certain adjustments to preserve their value. The other terms of each Edify award, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms, including any provisions providing for acceleration.

     S1 also agreed, upon completion of the Edify Transaction, to grant options to purchase S1 common stock to some senior executives of Edify.

  Conditions to Completion of the Edify Transaction

     The respective obligations of S1 and Edify to complete the Edify Transaction and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

     - the issuance of shares of S1 common stock must be approved by a majority of the shares of S1 common stock represented in person or by proxy at the S1 stockholder meeting

     - the merger agreement and Edify Transaction must be approved and adopted by a majority of the outstanding shares of Edify common stock

     - the shares of S1 common stock to be issued must be authorized for listing on Nasdaq, subject to notice of issuance

     - S1's registration statement must be effective, no stop order suspending its effectiveness will be in effect and no proceedings for suspension of its effectiveness will be pending before or threatened by the Securities and Exchange Commission

     - no law, regulation or order must be enacted or issued which has the effect of making the Edify Transaction illegal or otherwise prohibiting completion of the Edify Transaction substantially on the terms contemplated by the merger agreement

     - all applicable waiting periods, if any, under applicable antitrust and competition laws must have expired or been terminated

     - S1 and Edify must each receive from Hogan & Hartson L.L.P., S1's special counsel, an opinion to the effect that the Edify Transaction will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, if Hogan & Hartson L.L.P. does not render this opinion, this condition will be satisfied if Fenwick & West LLP, Edify's counsel, renders the opinion.

     We also agreed that our obligations to complete the Edify Transaction and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions by the other party before completion of the Edify Transaction:

     - the other party's representations and warranties must be true and correct as of May 16, 1999 and at and as of the date the Edify Transaction is to be completed as if made at and as of such time except to the extent the representations and warranties address matters only as of a particular date, they must be true and correct as of that date

     - if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties, is not and does not have a material adverse effect on the party making the representations and warranties, then this condition will be deemed satisfied

     - the other party must perform or comply with all of its agreements and covenants required by the merger agreement to be performed or complied with by it at or before completion of the Edify Transaction, except where the nonperformance does not or would not have a material adverse effect on Edify (before or after the Edify Transaction) or S1

     - no material adverse effect with respect to the other party, taken as a whole with its subsidiaries, shall have occurred and be continuing.

     A material adverse effect is a condition, event, change or occurrence that has had or would have a material adverse effect on the ability of S1 or Edify to perform its obligations under the merger agreement or on S1 or Edify, and its respective subsidiaries, taken as a whole, taking into account the business, customers, assets, capitalization, financial condition and results of operations of the entity, except to the extent that the change, event, violation, inaccuracy, circumstance or effect primarily results from the following:

     - the direct effect of the public announcement, pendency or consummation of the Edify Transaction

     - changes in general economic conditions or changes affecting the industry generally in which such entity operates

     - changes in trading prices for such entity's capital stock

     S1's obligation to complete the Edify transaction is also subject to the satisfaction or waiver of each of the following conditions:

     - any consent to the Edify Transaction of a third party arising under an agreement between that party and Edify, which, if not obtained would have a material adverse effect on Edify, must be obtained

     - no governmental agency shall have started or threatened to start a proceeding seeking an injunction to prevent completion of the merger

     - S1 will have received letters from KPMG LLP, Edify's independent public accountants, regarding the financial data regarding Edify contained in this prospectus/proxy statement

  Termination of the Merger Agreement

     The merger agreement may be terminated at any time prior to completion of the Edify Transaction, whether before or after approval and adoption of the merger agreement and approval of the Edify Transaction by Edify stockholders or approval of the issuance of shares of common stock by S1 stockholders:

     - by mutual consent of S1 and Edify

     - by S1 or Edify, if there is any final and nonappealable order of a court or governmental authority having jurisdiction over either company permanently enjoining, restraining or prohibiting the completion of the Edify Transaction

     - by S1 or Edify, if the Edify Transaction is not completed before March 31, 2000 except that this right to terminate the merger agreement is not available to any party whose action or failure to act has resulted in the failure of the Edify Transaction to occur on or before March 31, 2000

     - by S1 or Edify, if the issuance of stock pursuant to the Edify Transaction fails to receive the requisite vote for approval by the stockholders of S1 at the S1 stockholder meeting

     - by S1 or Edify, if the merger agreement and Edify Transaction fail to receive the requisite vote for approval and adoption by the stockholders of Edify at the Edify special meeting

     - by S1 or Edify, if there has been a breach of the merger agreement by the other party which breach has had or is reasonably likely to have a material adverse effect on the breaching party, in the case of a breached representation or warranty, or on any of Edify (before or after completion of the Edify Transaction) or S1, in the case of a breached agreement by a party in the merger agreement and the breach is not cured within 30 days or cannot be cured within 30 days of notifying the breaching party of the breach

     - by S1, if Edify's board of directors (a) fails to call and hold an Edify stockholder meeting within 45 days of registration of the shares to be issued by S1 with the Securities and Exchange Commission, (b) withdraws or amends or modifies in a manner adverse to S1 or fails to recommend approval of the merger agreement to its stockholders,
       (c) approves an extraordinary transaction inconsistent with the merger agreement, (d) fails to recommend rejection of a tender offer commenced by another party not related to S1 within ten business days of the tender offer, or (e) violates its agreement not to solicit or negotiate an extraordinary transaction

     - by Edify, if S1's board of directors (a) fails to call and hold the S1 stockholder meeting within 45 days of registration of the shares to be issued by S1 with the Securities and Exchange Commission, or (b) withdraws or amends or modifies in a manner adverse to S1 or fails to recommend approval of the issuance of S1 common stock in the Edify Transaction to its stockholders

     - by Edify, if on or after December 1, 1999, Edify's board authorizes Edify to enter into an extraordinary transaction, such as a merger or sale of 20% or more of Edify's assets or stock, with a party other than S1 which the Edify board determines is more favorable to Edify's stockholders than the Edify Transaction, and S1 does not, upon notice of such decision, meet or exceed the other proposal

  Expenses; Breakup Fee

     The merger agreement generally provides for S1 and Edify to pay their own expenses relating to the merger agreement, with S1 paying the filing and other fees paid to the Securities and Exchange Commission. However, if the merger agreement is terminated by S1 or Edify as a result of a material breach of a representation, warranty, covenant or other agreement contained in the merger agreement by the other party, or if either S1 or Edify terminates the merger agreement because the other party (1) fails to hold its stockholder meeting on a timely basis, (2) fails to recommend to its stockholders approval of the Edify Transaction, or, in the case of a termination by S1, (3) fails to oppose any third party proposal that is inconsistent with the merger agreement, or (4) violates the merger agreement's restriction on discussions and negotiations with third parties regarding extraordinary transactions, the merger agreement provides for the non-terminating party to pay all reasonable expenses of the terminating party up to $500,000, plus a fee of $5 million. If either party fails to obtain the approval of its stockholders for the Edify Transaction, the party failing to obtain approval will pay the other all reasonable expenses up to $500,000, plus a fee of $1 million. If Edify terminates the merger agreement because it has authorized entering into an extraordinary transaction with a party other than S1, Edify will pay all reasonable expenses of S1 up to $500,000, plus a fee of $5 million.

     Some of the events described in this section that would permit a party to terminate the merger agreement would constitute purchase events under the option agreement. The option agreement provides that if S1 exercises the option for shares of Edify common stock granted to S1 by Edify and sells the option or shares acquired by exercise of the option, expenses and any fee paid by Edify to S1 under the merger agreement could be refunded partially or fully to Edify. See "The Edify Agreements -- Related Agreements -- Option Agreement."

  Extension, Waiver and Amendment of the Merger Agreement

     S1 and Edify may amend the merger agreement before completion of the Edify Transaction provided both comply with applicable state law in so doing.

     Either S1 or Edify may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

RELATED AGREEMENTS

     This section of the prospectus/proxy statement describes agreements related to the merger agreement including the stock option agreement, the Edify stockholders' voting agreements, S1 stockholders' voting agreements. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you.

  The Stock Option Agreement

     The stock option agreement grants S1 the option to buy up to a number of shares of Edify common stock equal to 19.9% of the issued and outstanding shares of Edify common stock as of the first date, if any, upon which the option is exercisable, at an exercise price of $17.87 per share. The number of shares issuable upon exercise of the option and the exercise price of the option are subject to adjustment to prevent dilution. Based on the number of shares of
Edify common stock outstanding on             , 1999, the option would be
exercisable for approximately           shares of Edify common stock. S1
required Edify to grant this stock option as a prerequisite to entering into the merger agreement.

     The option is intended to increase the likelihood that the Edify Transaction will be completed. Aspects of the stock option agreement may have the effect of discouraging persons who might now or at any time be interested in acquiring all or a significant interest in Edify or its assets before completion of the Edify Transaction.

     S1 may exercise the option, in whole or part, and from time to time, up to 12 months following the occurrence of any one of the following:

     - Edify enters into a letter of intent or agreement or otherwise negotiates or recommends to its stockholders a transaction that will either result in the acquisition of 20% or more of the outstanding shares by a third party, or results in an extraordinary transaction not involving S1, or a third party acquires 20% or more of Edify's outstanding stock

     - S1 terminates the merger agreement because of Edify's (a) failure to call a timely stockholder meeting, (b) withdrawal in a manner adverse to S1 of its recommendation of the Edify Transaction to Edify stockholders, (c) approval of an extraordinary transaction inconsistent with the Edify Transaction, (d) failure to recommend rejection of a third-party tender offer under certain conditions, or (e) violation of its covenant regarding the solicitation of, or negotiation with, an extraordinary transaction with another buyer

     - S1 terminates the merger agreement because of a willful or intentional breach by Edify of the representations, warranties or covenants in the merger agreement which would have a material adverse effect on Edify, in the case of a representation or warranty, or Edify or S1, in the case of a covenant

     - Edify terminates the merger agreement because it has authorized entering into an extraordinary transaction with a party other than S1

     The option will terminate and not become exercisable upon the earliest of any of the following:

     - completion of the Edify Transaction

     - the termination of the merger agreement by consent of both parties

     - the termination of the merger agreement by either party due to a governmental order, decree, ruling or other action

     - the termination of the merger agreement by either party due to failure to complete the Edify Transaction by March 31, 2000

     - the termination of the merger agreement by Edify because of S1's breach of its representations, warranties or conditions, or S1's failure to timely call the S1 stockholder meeting or support the Edify Transaction

     - the termination by either party based on a failure to receive stockholder approval for the merger agreement or the Edify Transaction except if, prior to the Edify stockholders meeting, an event which would permit the option to be exercised has occurred

     - 12 months after a third party acquires 20% or more of Edify's outstanding common stock, files a public offer for 20% or more of Edify's shares or otherwise enters into an extraordinary transaction with Edify

     - 12 months after termination of the merger agreement by S1 because of Edify's willful and intentional breach of its representations, warranties or conditions, or Edify's failure to call the Edify stockholder meeting or support the Edify Transaction

     The stock option agreement grants certain registration rights to S1 with respect to the shares of Edify common stock represented by the option. If S1 receives proceeds in connection with any sales or other dispositions of the option or Edify shares purchased pursuant to the option, and any dividends on such shares, in excess of the price paid by S1 upon exercise of the option, plus any breakup fee received by S1, which together exceed $18.2 million, S1 must promptly remit to Edify in cash the excess of such amount.

  Edify Stockholders' Voting Agreements

     S1 required Edify stockholders Alvin S. Begun, Joseph G. Brown, Jeffrey M. Crowe, Charles H. Jolissant, Steven S. Pollock, William A. Soward, Jimmy A. Sutton, Patricia A. Tomlinson, Stephen M. Berkley, Kelly D. Conway, Tench Coxe, Donald R. Hollis and Stewart A. Schuster to enter into voting agreements. These voting agreements require these Edify stockholders to vote all of the shares of Edify common stock beneficially owned by them in favor of the Edify Transaction.

     As of the record date, the Edify stockholders who entered into voting
agreements collectively beneficially owned           shares of Edify common
stock which represented approximately      % of the outstanding Edify common
stock. None of the Edify stockholders who are parties to the voting agreements were paid additional consideration in connection with them.

     Each Edify stockholder who is a party to a voting agreement agreed not to sell the Edify stock owned by that person until the completion of the Edify Transaction, except that each stockholder may sell up to 25% of that person's Edify shares before the completion of the Edify Transaction. In addition, officers of Edify who are parties to the voting agreement agreed not to sell the shares of S1 common stock received in the Edify transaction for their Edify stock for six months following completion of the Edify Transaction, unless their employment with Edify or S1 ends earlier than such time. They may also sell their S1 stock during that period in a registered public offering to the extent that S1's executive officers do so.

     The Edify stockholders' voting agreements will terminate upon the termination of the merger agreement in accordance with its terms.

  S1 Stockholder Voting Agreements

     Edify required S1 stockholders James S. Mahan III, Robert F. Stockwell, Daniel H. Drechsel, Robert W. Copelan, D.V.M., Dorsey R. Gardner, Joseph S. McCall and Howard J. Runnion, Jr. to enter into voting agreements. The S1 stockholder voting agreements require these S1 stockholders to vote all of the shares of S1 common stock in favor of the issuance of shares of common stock in the Edify Transaction.

     As of the record date, these S1 stockholders beneficially owned
shares of S1 common stock, which represented approximately           % of the
outstanding S1 common stock. These S1 stockholders were not paid additional consideration in connection with their respective voting agreements.

     The S1 stockholder voting agreements will terminate upon the termination of the merger agreement in accordance with its terms.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

     S1 common stock has been traded on the Nasdaq National Market under the symbol SONE since October 1998, the date of S1's reorganization into its current technology operations. Edify common stock has been traded on the Nasdaq National Market under the symbol EDFY since May 1996, the date of Edify's initial public offering.

     The following table sets forth, for the calendar quarters indicated, the high and low sale prices per share of S1 common stock and Edify common stock as reported on the Nasdaq National Market. These numbers have been adjusted to give effect to a two-for-one split of S1's common stock that was paid on May 7, 1999.

                                                 SECURITY FIRST
                                                  TECHNOLOGIES                EDIFY
                                                   CORPORATION             CORPORATION
                                              ---------------------       --------------
                                               HIGH           LOW         HIGH       LOW
                                              -------       -------       ----       ---
1997
--------------------------------------------
First Quarter...............................  $ 6.75        $ 4.00        $16 1/4    $10 1/8
Second Quarter..............................    4.688         2.75         15          8 7/8
Third Quarter...............................    6.938         3.813        18 3/4     11 3/4
Fourth Quarter..............................    5.688         2.875        22 1/8     14 1/8

1998
--------------------------------------------
First Quarter...............................  $ 6.813       $ 3.313       $20 7/8    $14 5/8
Second Quarter..............................    7.469         3.75         20 3/16     8 1/16
Third Quarter...............................   13.188         5.875        11 5/8      4 7/8
Fourth Quarter..............................   17.688         5.5           9 3/4      4 5/8

1999
--------------------------------------------
First Quarter...............................  $38           $14 1/2       $11        $ 4 7/8
Second Quarter..............................   79 1/4        29 1/2        16 7/8      3 13/16
Third Quarter (through July 7)..............   50 1/4        43            14 7/16    12 7/16

     Edify and S1 believe that Edify common stock presently trades on the basis of the value of the S1 common stock expected to be issued in exchange for the Edify common stock in the Edify Transaction, discounted primarily for the uncertainties associated with the Edify Transaction and the FICS Transaction. Apart from the publicly disclosed information concerning S1 which is included and incorporated by reference in this prospectus/proxy statement, S1 cannot state with certainty what factors account for changes in the market price of the S1 common stock.

     The table below presents the per share closing prices of S1 common stock and Edify common stock on the Nasdaq National Market and the pro forma equivalent market value of S1 common stock to be issued for Edify common stock in the Edify Transaction as of the dates specified. May 14, 1999 was the last trading date before announcement of the Edify Transaction. Edify's pro forma equivalent market value was determined by multiplying the closing prices of the S1 common stock as
of the specified dates by the exchange ratio of 0.330969.             , 1999 was
the most recent practicable date before the date of this proxy statement/prospectus.

                                                                      EDIFY COMMON
                                           LAST REPORTED SALE PRICE      STOCK
                                           ------------------------    PRO FORMA
                                           S1 COMMON   EDIFY COMMON    EQUIVALENT
                  DATE                       STOCK        STOCK          VALUE
                  ----                     ---------   ------------   ------------
May 14, 1999.............................   $54.00        $15.56         $17.87
       , 1999............................   $             $              $

     Edify stockholders are advised to obtain current market quotations for S1 common stock and Edify common stock. No assurance can be given as to the market prices of S1 common stock or Edify common stock at any time before the consummation of the merger or as to the market price of S1 common stock at any time after the merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate Edify stockholders for decreases in the market price of S1 common stock which could occur before the merger becomes effective. In the event the market price of S1 common stock decreases or increases prior to the consummation of the merger, the value of the S1 common stock to be received in the merger in exchange for Edify common stock would correspondingly decrease or increase.

     S1 and Edify have never paid cash dividends on their respective shares of capital stock. Pursuant to the merger agreement, each of S1 and Edify has agreed not to pay cash dividends pending the consummation of the merger, without written consent of the other. If the Edify Transaction is not consummated, the Edify board presently intends that it would continue its policy of retaining all earnings to finance the expansion of its business. The S1 board presently intends to retain all earnings for use in its business and has no present intention to pay cash dividends before or after the Edify Transaction.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following unaudited pro forma consolidated financial statements set forth below as of March 31, 1999 and for the three-month period ended March 31, 1999 and the year ended December 31, 1998 give effect to the Edify and FICS acquisitions as if they occurred on March 31, 1999 with respect to the unaudited pro forma consolidated balance sheet and on January 1, 1999 and 1998 with respect to the unaudited pro forma consolidated statements of operations for the three-month period ended March 31, 1999 and the year ended December 31, 1998, respectively. The pro forma information gives effect to the Edify and FICS acquisitions under the purchase method of accounting and to the assumptions and adjustments described in the accompanying notes to the unaudited pro forma consolidated financial statements which appear under the columns "Pro Forma Adjustments (Edify)," "Pro Forma Adjustments (FICS)," and "Pro Forma Adjustments (Combined - Edify/FICS)."

     If stockholders approve either the Edify acquisition or the FICS acquisition but not both, S1 intends to proceed with the acquisition that is approved. Accordingly, in addition to the accompanying unaudited pro forma consolidated financial statements reflecting the Edify and FICS acquisitions, stockholders are encouraged to read the accompanying unaudited pro forma consolidated financial statements separately reflecting (i) the Edify acquisition only, and (ii) the FICS acquisition only.

     The unaudited pro forma consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and related notes thereto of S1, Edify, and FICS, included elsewhere or incorporated by reference in this prospectus/proxy statement. These unaudited pro forma consolidated financial statements are presented for informational purposes only, are based on preliminary estimates of purchase price allocations and are not necessarily indicative of the results that would actually have occurred had the transactions been consummated at the dates indicated, nor are they necessarily indicative of future operating results or financial position of S1.

     The unaudited pro forma consolidated financial statements reflect only results from continuing operations and thus do not include the operations of Edify's Employee Relationship Management Group assets nor do they include the gain on the sale of these assets.

               PRO FORMA CONSOLIDATED BALANCE SHEETS -- UNAUDITED
                              AS OF MARCH 31, 1999
                                 (IN THOUSANDS)

                                                 HISTORICAL               PRO FORMA         PRO FORMA
                                       ------------------------------    ADJUSTMENTS      CONSOLIDATED
                                          S1       EDIFY       FICS     (EDIFY)/(FICS)   (S1/EDIFY/FICS)
                                       --------   --------   --------   --------------   ---------------
                                                 ASSETS
CURRENT ASSETS:
  Cash, cash equivalents, and
    short-term investments...........  $ 22,803   $ 33,394   $  2,962        (19,500)(1)   $   39,659
  Investment securities
    available-for-sale...............     7,349         --         --                           7,349
  Accounts receivable, net...........     7,593     18,739     25,665                          51,997
  Prepaid expenses and other current
    assets...........................     3,498      2,036      1,309                           6,843
                                       --------   --------   --------     ----------       ----------
    Total current assets.............    41,243     54,169     29,936        (19,500)         105,848
  Premises and equipment, net........     4,642      7,579      4,397                          16,618
  Intangible assets, net.............     3,075         --      2,822     $1,353,613(1)     1,359,510
  Other assets.......................     1,266      1,285         --             --            2,551
                                       --------   --------   --------     ----------       ----------
    Total assets.....................  $ 50,226   $ 63,033   $ 37,155     $1,334,113       $1,484,527
                                       ========   ========   ========     ==========       ==========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...................  $    897   $  3,461   $  9,447                      $   13,805
  Accrued expenses...................     5,744      7,218      3,709                          16,671
  Deferred revenues..................    13,151      5,574      8,926                          27,651
  Borrowings under line of credit....        --         --     10,574                          10,574
  Current portion of capital lease
    obligation.......................       413        180        262                             855
  Other current liabilities..........        --         --        136                             136
                                       --------   --------   --------                      ----------
    Total current liabilities........    20,205     16,433     33,054                          69,692
  Deferred revenues..................    11,753         --         --                          11,753
  Deferred rent......................        --         60         --                              60
  Capital lease obligation, excluding
    current portion..................       107          5      1,267                           1,379
                                       --------   --------   --------                      ----------
    Total liabilities................    32,065     16,498     34,321                          82,884
                                       --------   --------   --------                      ----------
STOCKHOLDERS' EQUITY:
  Preferred stock....................    23,136         --     19,723     $  (19,723)(1)       23,136
  Common stock.......................       251         18        641           (421)(1)          489
  Additional paid-in-capital.........    88,716     70,200      2,884      1,358,060(1)     1,519,860
  Receivable from the sale of
    stock............................   (11,065)        --         --             --          (11,065)
  Accumulated deficit................   (86,098)   (23,683)   (20,573)        (3,644)(1)     (133,998)
  Accumulated other comprehensive
    income...........................     3,221         --        159           (159)(1)        3,221
                                       --------   --------   --------     ----------       ----------
    Total stockholders' equity.......    18,161     46,535      2,834      1,334,113        1,401,643
                                       --------   --------   --------     ----------       ----------
    Total liabilities and
       stockholders' equity..........  $ 50,226   $ 63,033   $ 37,155     $1,334,113       $1,484,527
                                       ========   ========   ========     ==========       ==========

          PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS -- UNAUDITED
                       THREE MONTHS ENDED MARCH 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           HISTORICAL             PRO FORMA        PRO FORMA
                                   ---------------------------   ADJUSTMENTS     CONSOLIDATED
                                     S1       EDIFY     FICS     (EDIFY/FICS)   (S1/EDIFY/FICS)
                                   -------   -------   -------   ------------   ---------------
Revenues:
  Software licenses..............  $ 2,308   $ 7,034   $ 4,051                     $  13,393
  Professional services..........    8,145     4,660    10,827                        23,632
  Data center....................    1,547        --        --                         1,547
                                   -------   -------   -------                     ---------
     Total revenues..............   12,000    11,694    14,878                        38,572
Direct costs:
  Software licenses..............      133       976        38                         1,147
  Professional services..........    5,322     6,499     8,851                        20,672
  Data center....................    1,687        --        --                         1,687
                                   -------   -------   -------                     ---------
     Total direct costs..........    7,142     7,475     8,889                        23,506
                                   -------   -------   -------                     ---------
     Gross margin................    4,858     4,219     5,989                        15,066
                                   -------   -------   -------                     ---------
Operating expenses:
  Selling and marketing..........    1,079     7,795     2,465                        11,339
  Product development............    4,375     2,681     3,566                        10,622
  General and administrative.....    1,592     1,179     1,745                         4,516
  Depreciation and
     amortization................    1,194     1,317       857                         3,368
  Amortization of intangible
     assets and acquisition
     charges.....................      103        --       147    $ 112,131(2)       112,381
                                   -------   -------   -------    ---------        ---------
     Total operating expenses....    8,343    12,972     8,780      112,131          142,226
                                   -------   -------   -------    ---------        ---------
     Operating loss..............   (3,485)   (8,753)   (2,791)    (112,131)        (127,160)
Interest income (expense), net...      227       350      (233)                          344
                                   -------   -------   -------    ---------        ---------
  Loss from continuing operations
     before income taxes.........   (3,258)   (8,403)   (3,024)    (112,131)        (126,816)
                                   -------   -------   -------    ---------        ---------
Provision for income taxes.......       --       (96)       (1)          --              (97)
                                   -------   -------   -------    ---------        ---------
     Loss from continuing
       operations................  $(3,258)  $(8,499)  $(3,025)   $(112,131)       $(126,913)
                                   =======   =======   =======    =========        =========
Basic and diluted loss per common
  share from continuing
  operations.....................  $ (0.13)  $ (0.48)  $(31.51)                    $   (2.61)
                                   =======   =======   =======                     =========
Weighted average common shares
  outstanding....................   24,698    17,577        96                        48,543
                                   =======   =======   =======                     =========

          PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS -- UNAUDITED
                     TWELVE MONTHS ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          HISTORICAL              PRO FORMA        PRO FORMA
                                ------------------------------   ADJUSTMENTS     CONSOLIDATED
                                   S1       EDIFY       FICS     (EDIFY/FICS)   (S1/EDIFY/FICS)
                                --------   --------   --------   ------------   ---------------
Revenues:
  Software licenses...........  $  4,781   $ 28,684   $ 12,837                     $  46,302
  Professional services.......    16,218     20,171     45,218                        81,607
  Data center.................     3,181         --         --                         3,181
                                --------   --------   --------                     ---------
     Total revenues...........    24,180     48,855     58,055                       131,090
Direct costs:
  Software licenses...........       503      1,241        464                         2,208
  Professional services.......    10,527     17,875     36,833                        65,235
  Data center.................     7,218         --         --                         7,218
                                --------   --------   --------                     ---------
     Total direct costs.......    18,248     19,116     37,297                        74,661
                                --------   --------   --------                     ---------
     Gross margin.............     5,932     29,739     20,758                        56,429
                                --------   --------   --------                     ---------
Operating expenses:
  Selling and marketing.......     4,723     27,551      6,194                        38,468
  Product development.........    14,625     10,266     14,247                        39,138
  General and
     administrative...........     5,994      3,923     10,423                        20,340
  Intellectual property
     settlement...............        --      5,000         --                         5,000
  Depreciation and
     amortization.............     5,347      4,449      1,343                        11,139
  Amortization of intangible
     assets and acquisition
     charges..................     4,384         --        363    $ 448,524(2)       453,271
                                --------   --------   --------    ---------        ---------
     Total operating
       expenses...............    35,073     51,189     32,570      448,524          567,356
                                --------   --------   --------    ---------        ---------
     Operating loss...........   (29,141)   (21,450)   (11,812)    (448,524)        (510,927)
Interest income, net..........       583      1,805        127           --            2,515
                                --------   --------   --------    ---------        ---------
  Loss from continuing
     operations before income
     taxes....................   (28,558)   (19,645)   (11,685)    (448,524)        (508,412)
                                --------   --------   --------    ---------        ---------
Provision for income taxes....        --       (125)       (72)          --             (197)
                                --------   --------   --------    ---------        ---------
     Loss from continuing
       operations.............  $(28,558)  $(19,770)  $(11,757)   $(448,524)       $(508,609)
                                ========   ========   ========    =========        =========
Basic and diluted loss per
  common share from continuing
  operations..................  $  (1.30)  $  (1.16)  $ (85.82)                    $  (11.09)
                                ========   ========   ========                     =========
Weighted average common shares
  outstanding.................    22,036     17,090        137                        45,882
                                ========   ========   ========                     =========

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     THE FOLLOWING ADJUSTMENTS ARE REFLECTED IN THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS AND UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS UNDER THE COLUMN HEADED "PRO FORMA ADJUSTMENTS (EDIFY)/(FICS)":

     1. The pro forma acquisition cost of FICS and Edify are allocated as follows:

                                                   EDIFY         FICS          TOTAL
                                                -----------   -----------   -----------
Shares of Edify common stock outstanding at
  March 31, 1999..............................   17,660,652
Conversion ratio..............................      .330969
                                                -----------
Shares of S1 stock to be issued...............    5,845,128    18,000,000    23,845,128
Estimated market value of S1 common stock
  (A).........................................  $     52.54   $     52.54   $     52.54
                                                -----------   -----------   -----------
Estimated market value of S1 common stock
  issued......................................  $   307,103   $   945,720   $ 1,252,823
Fair value of options issued..................       80,000        98,559       178,559
Estimated transaction costs...................       10,500         9,000        19,500
                                                -----------   -----------   -----------
     Total purchase price.....................      397,603     1,053,279     1,450,882
                                                -----------   -----------   -----------
Less:
     Book value of net assets acquired........       46,535         2,834        49,369
     Adjustment to book value for transaction
       costs paid by Edify and FICS...........       (6,800)       (5,300)      (12,100)
                                                -----------   -----------   -----------
     Adjusted book value of net assets
       acquired...............................       39,735        (2,466)       37,269
                                                -----------   -----------   -----------
     Excess purchase price over net book value
       of assets acquired.....................  $   357,868   $ 1,055,745   $ 1,413,613
                                                -----------   -----------   -----------
Allocated to:
     In process research & development (B)....  $    20,000   $    40,000   $    60,000
     Developed technology.....................  $    13,000   $    30,000   $    43,000
     Assembled work force.....................       10,000        10,000        20,000
     Customer list............................       11,000        20,000        31,000
     Fair value of options issued.............       80,000        98,559       178,559
     Residual excess purchase cost
       (goodwill).............................      223,868       857,186     1,081,054
                                                -----------   -----------   -----------
     Total intangible assets..................  $   337,868   $ 1,015,745   $ 1,353,613
                                                -----------   -----------   -----------

     (A) The estimated market value of S1 common stock was based on the average market price of the stock three days before and after the acquisition was agreed to and announced.

     (B) The amount allocated to in process research and development of $60,000 has been reflected as a charge to the accumulated deficit in the pro forma consolidated balance sheet and has been omitted from the pro forma consolidated statements of operations.

     2. The pro forma adjustments reflect the effects of the increase in the amortization expense due to the increase in intangible assets resulting from the Edify and FICS acquisitions. The intangible assets are comprised of the following assets and amortization periods:

                                             ESTIMATED
                                              USEFUL      MONTHLY
       INTANGIBLE ASSET           AMOUNT       LIFE     AMORTIZATION   3 MONTHS   12 MONTHS
       ----------------         ----------   ---------  ------------   --------   ---------
Developed technology..........  $   43,000    3 years     $ 1,194      $  3,582   $ 14,328
Assembled workforce...........      20,000    5 years         333           999      3,996
Customer list.................      31,000    3 years         861         2,583     10,332
Stock options.................     178,559    3 years       4,960        14,880     59,520
Goodwill......................   1,081,054    3 years      30,029        90,087    360,348
                                ----------                -------      --------   --------
     Total....................  $1,353,613                $37,377      $112,131   $448,524

     3. The weighted average number of shares outstanding used in the computation of pro forma net loss per share consists of the following:

                                                    THREE MONTHS ENDED   TWELVE MONTHS ENDED
                                                      MARCH 31, 1999      DECEMBER 31, 1998
                                                    ------------------   -------------------
Weighted average number of shares of S1 common
  stock outstanding...............................      24,698,334           22,036,652
Adjustment for S1 common stock issued in
  connection with Edify merger....................       5,845,128            5,845,128
Adjustment for S1 common stock issued in
  connection with FICS merger.....................      18,000,000           18,000,000
                                                        ----------           ----------
Average number of common shares outstanding (S1/
  Edify/FICS).....................................      48,543,462           45,881,780

The unaudited pro forma consolidated statements of operations are presented as if the acquisitions or transactions took place at the beginning of the periods presented; thus, the stock issuances referred to above are considered outstanding as of the beginning of the periods presented for purposes of per share calculations.

     4. Certain reclassifications were made to the Edify and FICS historical information to conform with the S1 presentation.

     5. The unaudited pro forma consolidated financial statements reflect only results from continuing operations and thus do not include the operations of Edify's Employee Relationship Management Group assets which Edify has agreed to sell to Workscape, Inc. nor do they include the gain on the sale of these assets.

     6. On May 17, 1999, S1 and Intuit entered into a strategic relationship to deliver online financial software and services to financial institutions through cross-licensing various technologies for multi-year periods. In addition, Intuit agreed to make a $50 million investment in S1 and received an option for 3,629,187 additional shares of S1 stock with an option price of $51.50 per share which will become exercisable if S1 completes its planned acquisition of Edify. In addition, the number of option shares will increase by 1,800,000 shares if S1 completes its acquisition of FICS. On May 27, Intuit completed its $50 million investment in S1 by purchasing 970,813 shares of S1 common stock at a price of $51.50 per share. S1 expects to record purchased technology for the fair value of the option which will be measured on the closing of the Edify Transaction and the FICS Transaction. The amount of the purchased technology is currently estimated at approximately $230 million and will fluctuate as S1's stock price changes. The Intuit transaction has not been reflected in the pro forma presentation.

               PRO FORMA CONSOLIDATED BALANCE SHEETS -- UNAUDITED
                              AS OF MARCH 31, 1999
                                 (IN THOUSANDS)

                                                HISTORICAL         PRO FORMA         PRO FORMA
                                            -------------------   ADJUSTMENTS       CONSOLIDATED
                                               S1        FICS       (FICS)           (S1/FICS)
                                            --------   --------   -----------       ------------
                                             ASSETS
CURRENT ASSETS:
  Cash, cash equivalents, and short-term
     investments..........................  $ 22,803   $  2,962   $   (9,000)(1)     $   16,765
  Investment securities
     available-for-sale...................     7,349         --                           7,349
  Accounts receivable, net................     7,593     25,665                          33,258
  Prepaid expenses and other current
     assets...............................     3,498      1,309                           4,807
                                            --------   --------   ----------         ----------
     Total current assets.................    41,243     29,936       (9,000)            62,179
  Premises and equipment, net.............     4,642      4,397                           9,039
  Intangible assets, net..................     3,075      2,822    1,015,745(1)       1,021,642
  Other assets............................     1,266         --                           1,266
                                            --------   --------   ----------         ----------
     Total assets.........................  $ 50,226   $ 37,155   $1,006,745         $1,094,126
                                            ========   ========   ==========         ==========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable........................  $    897   $  9,447                      $   10,344
  Accrued expenses........................     5,744      3,709                           9,453
  Deferred revenues.......................    13,151      8,926                          22,077
  Borrowings under line of credit.........        --     10,574                          10,574
  Current portion of capital lease
     obligation...........................       413        262                             675
  Other current liabilities...............        --        136                             136
                                            --------   --------                      ----------
     Total current liabilities............    20,205     33,054                          53,259
  Deferred revenues.......................    11,753         --                          11,753
  Deferred rent...........................        --         --                              --
  Capital lease obligation, excluding
     current portion......................       107      1,267                           1,374
                                            --------   --------                      ----------
     Total liabilities....................    32,065     34,321                          66,386
                                            --------   --------                      ----------
STOCKHOLDERS' EQUITY:
  Preferred stock.........................    23,136     19,723   $  (19,723)(1)         23,136
  Common stock............................       251        641         (461)(1)            431
  Additional paid-in-capital..............    88,716      2,884    1,041,215(1)       1,132,815
  Receivable from the sale of stock.......   (11,065)        --           --            (11,065)
  Accumulated deficit.....................   (86,098)   (20,573)     (14,127)(1)       (120,798)
  Accumulated other comprehensive
     income...............................     3,221        159         (159)(1)          3,221
                                            --------   --------   ----------         ----------
     Total stockholders' equity...........    18,161      2,834    1,006,745          1,027,740
                                            --------   --------   ----------         ----------
     Total liabilities and stockholders'
       equity.............................  $ 50,226   $ 37,155   $1,006,745         $1,094,126
                                            ========   ========   ==========         ==========

          PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS -- UNAUDITED
                       THREE MONTHS ENDED MARCH 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  HISTORICAL        PRO FORMA        PRO FORMA
                                               -----------------   ADJUSTMENTS      CONSOLIDATED
                                                 S1       FICS       (FICS)          (S1/FICS)
                                               -------   -------   -----------      ------------
Revenues:
  Software licenses..........................  $ 2,308   $ 4,051                      $  6,359
  Professional services......................    8,145    10,827                        18,972
  Data center................................    1,547        --                         1,547
                                               -------   -------                      --------
     Total revenues..........................   12,000    14,878                        26,878
Direct costs:
  Software licenses..........................      133        38                           171
  Professional services......................    5,322     8,851                        14,173
  Data center................................    1,687        --                         1,687
                                               -------   -------                      --------
     Total direct costs......................    7,142     8,889                        16,031
                                               -------   -------                      --------
     Gross margin............................    4,858     5,989                        10,847
                                               -------   -------                      --------
Operating expenses:
  Selling and marketing......................    1,079     2,465                         3,544
  Product development........................    4,375     3,566                         7,941
  General and administrative.................    1,592     1,745                         3,337
  Depreciation and amortization..............    1,194       857                         2,051
  Amortization of intangible assets and
     acquisition charges.....................      103       147    $ 84,315(2)         84,565
                                               -------   -------    --------          --------
     Total operating expenses................    8,343     8,780      84,315           101,438
                                               -------   -------    --------          --------
     Operating loss..........................   (3,485)   (2,791)    (84,315)          (90,591)
Interest income (expense), net...............      227      (233)         --                (6)
                                               -------   -------    --------          --------
  Loss from continuing operations before
     income taxes............................   (3,258)   (3,024)    (84,315)          (90,597)
                                               -------   -------    --------          --------
Provision for income taxes...................       --        (1)         --                (1)
                                               -------   -------    --------          --------
     Loss from continuing operations.........  $(3,258)  $(3,025)   $(84,315)         $(90,598)
                                               =======   =======    ========          ========
Basic and diluted loss per common share from
  continuing operations......................  $ (0.13)  $(31.51)                     $  (2.12)
                                               =======   =======                      ========
Weighted average common shares outstanding...   24,698        96                        42,698
                                               =======   =======                      ========

          PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS -- UNAUDITED
                     TWELVE MONTHS ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                HISTORICAL         PRO FORMA         PRO FORMA
                                            -------------------   ADJUSTMENTS       CONSOLIDATED
                                               S1        FICS       (FICS)           (S1/FICS)
                                            --------   --------   -----------       ------------
Revenues:
  Software licenses.......................  $  4,781   $ 12,837                      $  17,618
  Professional services...................    16,218     45,218                         61,436
  Data center fees........................     3,181         --                          3,181
                                            --------   --------                      ---------
     Total revenues.......................    24,180     58,055                         82,235
Direct costs:
  Software licenses.......................       503        464                            967
  Professional services...................    10,527     36,833                         47,360
  Data center.............................     7,218         --                          7,218
                                            --------   --------                      ---------
     Total direct costs...................    18,248     37,297                         55,545
                                            --------   --------                      ---------
     Gross margin.........................     5,932     20,758                         26,690
                                            --------   --------                      ---------
Operating expenses:
  Selling and marketing...................     4,723      6,194                         10,917
  Product development.....................    14,625     14,247                         28,872
  General and administrative..............     5,994     10,423                         16,417
  Intellectual property settlement........        --         --                             --
  Depreciation and amortization...........     5,347      1,343                          6,690
  Amortization of intangible assets and
     acquisition charges..................     4,384        363    $ 337,260(2)        342,007
                                            --------   --------    ---------         ---------
     Total operating expenses.............    35,073     32,570      337,260           404,903
                                            --------   --------    ---------         ---------
     Operating loss.......................   (29,141)   (11,812)    (337,260)         (378,213)
Interest income, net......................       583        127           --               710
                                            --------   --------    ---------         ---------
  Loss from continuing operations before
     income taxes.........................   (28,558)   (11,685)    (337,260)         (377,503)
                                            --------   --------    ---------         ---------
Provision for income taxes................        --        (72)          --               (72)
                                            --------   --------    ---------         ---------
     Loss from continuing operations......  $(28,558)  $(11,757)   $(337,260)        $(377,575)
                                            ========   ========    =========         =========
Basic and diluted loss per common share
  from continuing operations..............  $  (1.30)  $ (85.82)                         (9.43)
                                            ========   ========                      =========
Weighted average common shares
  outstanding.............................    22,036        137                         40,037
                                            ========   ========                      =========

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     THE FOLLOWING ADJUSTMENTS ARE REFLECTED IN THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS AND UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS UNDER THE COLUMN HEADED "PRO FORMA ADJUSTMENTS (FICS)":

     1. The pro forma acquisition cost of FICS is allocated as follows:

Shares of S1 stock to be issued (A).........................  18,000,000
Estimated market value of S1 common stock (B)...............  $    52.54
                                                              ----------
Estimated market value of S1 common stock issued............  $  945,720
Fair value of options issued................................      98,559
Estimated transaction costs.................................       9,000
                                                              ----------
     Total purchase price...................................   1,053,279
                                                              ----------

Less:
     Book value of net assets acquired......................       2,834
                                                              ----------
     Adjustment to book value for transaction costs paid by
      FICS..................................................      (5,300)
                                                              ----------
     Adjusted book value of net assets acquired.............      (2,466)
                                                              ----------
     Excess purchase price over net book value of assets
      acquired..............................................  $1,055,745
                                                              ----------
Allocated to:
     In process research & development......................  $   40,000

     Developed technology...................................      30,000
     Assembled work force...................................      10,000
     Customer list..........................................      20,000
     Fair value of options issued...........................      98,559
     Residual excess purchase cost (goodwill)...............     857,186
                                                              ----------
     Total intangible assets................................  $1,015,745
                                                              ----------

     --------------------
     (A) The estimated market value of S1 common stock was based on the average market price of the stock three days before and after the acquisition was agreed to and announced.

     (B) The amount allocated to in process research and development of $40,000 has been reflected as a charge to the accumulated deficit in the pro forma consolidated balance sheet and has been omitted from the pro forma consolidated statements of operations.

     2. The pro forma adjustments reflect the effects of the increase in the amortization expense due to the increase in intangible assets resulting from the acquisition. The intangible assets are comprised of the following assets and amortization periods:

                                              ESTIMATED
                                               USEFUL      MONTHLY
       INTANGIBLE ASSET            AMOUNT       LIFE     AMORTIZATION   3 MONTHS   12 MONTHS
       ----------------          ----------   ---------  ------------   --------   ---------
Developed technology...........  $   30,000    3 years     $   833      $ 2,499    $  9,996
Assembled workforce............      10,000    5 years         167          501       2,004
Customer list..................      20,000    3 years         556        1,668       6,672
Stock options..................      98,559    3 years       2,738        8,214      32,856
Goodwill.......................     857,186    3 years      23,811       71,433     285,732
                                 ----------                -------      -------    --------
     Total.....................   1,015,145                 28,105       84,315     337,260

     3. The weighted average number of shares outstanding used in the computation of pro forma net loss per share consists of the following:

                                                    THREE MONTHS ENDED   TWELVE MONTHS ENDED
                                                      MARCH 31, 1999      DECEMBER 31, 1998
                                                    ------------------   -------------------
Weighted average number of shares of S1 common
  stock outstanding...............................      24,698,334           22,036,652
Adjustment for S1 common stock issued in
  connection with FICS merger.....................      18,000,000           18,000,000
                                                        ----------           ----------
Average number of common shares outstanding (S1/
  FICS)...........................................      42,698,334           40,036,652

The unaudited pro forma consolidated statements of operations are presented as if the acquisition took place at the beginning of the periods presented; thus, the stock issuances referred to above are considered outstanding as of the beginning of the periods presented for purposes of per share calculations.

     4. Certain reclassifications were made to the FICS historical information to conform with the S1 presentation.

     5. On May 17, 1999, S1 and Intuit entered into a strategic relationship to deliver online financial software and services to financial institutions through cross-licensing various technologies for multi-year periods. In addition, Intuit agreed to make a $50 million investment in S1 and received an option for 3,629,187 additional shares of S1 stock with an option price of $51.50 per share which will become exercisable if S1 completes its planned acquisition of Edify. In addition, the number of option shares will increase by 1,800,000 shares if S1 completes its acquisition of FICS. On May 27, Intuit completed its $50 million investment in S1 by purchasing 970,813 shares of S1 common stock at a price of $51.50 per share. S1 expects to record purchased technology for the fair value of the option which will be measured on the closing of the Edify Transaction and the FICS Transaction. The amount of the purchased technology is currently estimated at approximately $230 million and will fluctuate as S1's stock price changes. The Intuit transaction has not been reflected in the pro forma presentation.

               PRO FORMA CONSOLIDATED BALANCE SHEETS -- UNAUDITED
                              AS OF MARCH 31, 1999
                                 (IN THOUSANDS)

                                                 HISTORICAL         PRO FORMA        PRO FORMA
                                             -------------------   ADJUSTMENTS      CONSOLIDATED
                                                S1       EDIFY       (EDIFY)         (S1/EDIFY)
                                             --------   --------   -----------      ------------
                                             ASSETS
CURRENT ASSETS:
  Cash, cash equivalents, and short-term
     investments...........................  $ 22,803   $ 33,394     (10,500)(1)      $ 45,697
  Investment securities
     available-for-sale....................     7,349         --                         7,349
  Accounts receivable, net.................     7,593     18,739                        26,332
  Prepaid expenses and other current
     assets................................     3,498      2,036                         5,534
                                             --------   --------    --------          --------
     Total current assets..................    41,243     54,169     (10,500)           84,912
  Premises and equipment, net..............     4,642      7,579                        12,221
  Intangible assets, net...................     3,075         --    $337,868(1)        340,943
  Other assets.............................     1,266      1,285          --             2,551
                                             --------   --------    --------          --------
     Total assets..........................  $ 50,226   $ 63,033    $327,368          $440,627
                                             ========   ========    ========          ========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.........................  $    897   $  3,461                      $  4,358
  Accrued expenses.........................     5,744      7,218                        12,962
  Deferred revenues........................    13,151      5,574                        18,725
  Current portion of capital lease
     obligation............................       413        180                           593
                                             --------   --------                      --------
     Total current liabilities.............    20,205     16,433                        36,638
  Deferred revenues........................    11,753         --                        11,753
  Deferred rent............................        --         60                            60
  Capital lease obligation, excluding
     current portion.......................       107          5                           112
                                             --------   --------                      --------
     Total liabilities.....................    32,065     16,498                        48,563
                                             --------   --------                      --------
STOCKHOLDERS' EQUITY:
  Preferred stock..........................    23,136         --                        23,136
  Common stock.............................       251         18    $     40(1)            309
  Additional paid-in-capital...............    88,716     70,200     316,845(1)        475,761
  Receivable from the sale of stock........   (11,065)        --          --           (11,065)
  Accumulated deficit......................   (86,098)   (23,683)     10,483(1)        (99,298)
  Accumulated other comprehensive income...     3,221         --          --             3,221
                                             --------   --------    --------          --------
     Total stockholders' equity............    18,161     46,535     327,368           392,064
                                             --------   --------    --------          --------
     Total liabilities and stockholders'
       equity..............................  $ 50,226   $ 63,033    $327,368          $440,627
                                             ========   ========    ========          ========

          PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS -- UNAUDITED
                       THREE MONTHS ENDED MARCH 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    HISTORICAL        PRO FORMA     PRO FORMA
                                                 -----------------   ADJUSTMENTS   CONSOLIDATED
                                                   S1       EDIFY      (EDIFY)      (S1/EDIFY)
                                                 -------   -------   -----------   ------------
Revenues:
  Software licenses............................  $ 2,308   $ 7,034                   $  9,342
  Professional services........................    8,145     4,660                     12,805
  Data center fees.............................    1,547        --                      1,547
                                                 -------   -------                   --------
     Total revenues............................   12,000    11,694                     23,694
Direct costs:
  Software licenses............................      133       976                      1,109
  Professional services........................    5,322     6,499                     11,821
  Data center..................................    1,687        --                      1,687
                                                 -------   -------                   --------
     Total direct costs........................    7,142     7,475                     14,617
                                                 -------   -------                   --------
     Gross margin..............................    4,858     4,219                      9,077
                                                 -------   -------                   --------
Operating expenses:
  Selling and marketing........................    1,079     7,795                      8,874
  Product development..........................    4,375     2,681                      7,056
  General and administrative...................    1,592     1,179                      2,771
  Depreciation and amortization................    1,194     1,317                      2,511
  Amortization of intangible assets and
     acquisition charges.......................      103        --    $ 27,825(2)      27,928
                                                 -------   -------    --------       --------
     Total operating expenses..................    8,343    12,972      27,825         49,140
                                                 -------   -------    --------       --------
     Operating loss............................   (3,485)   (8,753)    (27,825)       (40,063)
Interest income, net...........................      227       350          --            577
                                                 -------   -------    --------       --------
     Loss from continuing operations before
       income taxes............................   (3,258)   (8,403)    (27,825)       (39,486)
                                                 -------   -------    --------       --------
Provision for income taxes.....................       --       (96)         --            (96)
                                                 -------   -------    --------       --------
     Loss from continuing operations...........  $(3,258)  $(8,499)   $(27,825)      $(39,582)
                                                 =======   =======    ========       ========
Basic and diluted loss per common share from
  continuing operations........................  $ (0.13)  $ (0.48)                  $  (1.30)
                                                 =======   =======                   ========
Weighted average common shares outstanding.....   24,698    17,577                     30,543
                                                 =======   =======                   ========

          PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS -- UNAUDITED
                     TWELVE MONTHS ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   HISTORICAL         PRO FORMA     PRO FORMA
                                               -------------------   ADJUSTMENTS   CONSOLIDATED
                                                  S1       EDIFY       (EDIFY)      (S1/EDIFY)
                                               --------   --------   -----------   ------------
Revenues:
  Software licenses..........................  $  4,781   $ 28,684                  $  33,465
  Professional services......................    16,218     20,171                     36,389
  Data center................................     3,181         --                      3,181
                                               --------   --------                  ---------
     Total revenues..........................    24,180     48,855                     73,035
Direct costs:
  Software licenses..........................       503      1,241                      1,744
  Professional services......................    10,527     17,875                     28,402
  Data center................................     7,218         --                      7,218
                                               --------   --------                  ---------
     Total direct costs......................    18,248     19,116                     37,364
                                               --------   --------                  ---------
     Gross margin............................     5,932     29,739                     35,671
                                               --------   --------                  ---------
Operating expenses:
  Selling and marketing......................     4,723     27,551                     32,274
  Product development........................    14,625     10,266                     24,891
  General and administrative.................     5,994      3,923                      9,917
  Intellectual property settlement...........        --      5,000                      5,000
  Depreciation and amortization..............     5,347      4,449                      9,796
  Amortization of intangible assets and
     acquisition charges.....................     4,384         --    $ 111,300(2)    115,684
                                               --------   --------    ---------     ---------
     Total operating expenses................    35,073     51,189      111,300       197,562
                                               --------   --------    ---------     ---------
     Operating loss..........................   (29,141)   (21,450)    (111,300)     (161,891)
Interest income, net.........................       583      1,805                      2,388
                                               --------   --------    ---------     ---------
  Loss from continuing operations before
     income taxes............................   (28,558)   (19,645)    (111,300)     (159,503)
                                               --------   --------    ---------     ---------
Provision for income taxes...................        --       (125)          --          (125)
                                               --------   --------    ---------     ---------
     Loss from continuing operations.........  $(28,558)  $(19,770)   $(111,300)    $(159,628)
                                               ========   ========    =========     =========
Basic and diluted loss per common share from
  continuing operations......................  $  (1.30)  $  (1.16)                 $   (5.73)
                                               ========   ========                  =========
Weighted average common shares outstanding...    22,036     17,090                     27,882
                                               ========   ========                  =========

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     THE FOLLOWING ADJUSTMENTS ARE REFLECTED IN THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS AND UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS UNDER THE COLUMN HEADED "PRO FORMA ADJUSTMENTS (EDIFY)":

     1. The pro forma acquisition cost of Edify is allocated as follows:

Shares of Edify common stock outstanding at March 31,
  1999......................................................   17,660,652
Conversion ratio............................................      .330969
                                                              -----------
Shares of S1 stock to be issued.............................    5,845,128
Estimated market value of S1 common stock (A)...............  $     52.54
                                                              -----------
Estimated market value of S1 common stock issued............  $   307,103
Fair value of options issued................................       80,000
Estimated transaction costs.................................       10,500
                                                              -----------
     Total purchase price...................................      397,603
                                                              -----------
Less:
     Book value of net assets acquired......................       46,535
     Adjustment to book value for transaction costs paid by
      Edify.................................................       (6,800)
                                                              -----------
Adjusted book value of net acquired assets..................       39,735
                                                              -----------
     Excess purchase price over net book value of assets
      acquired..............................................  $   357,868
                                                              -----------
Allocated to:
     In process research & development (B)..................  $    20,000
     Developed technology...................................       13,000
     Assembled work force...................................       10,000
     Customer list..........................................       11,000
     Fair value of options issued...........................       80,000
     Residual excess purchase cost (goodwill)...............      223,868
                                                              -----------
     Total intangible assets................................  $   337,868
                                                              -----------

     --------------------
     (A) The estimated market value of S1 common stock was based on the average market price of the stock three days before and after the acquisition was agreed to and announced.

     (B) The amount allocated to in process research and development of $20,000 has been reflected as a charge to the accumulated deficit in the pro forma consolidated balance sheet and has been omitted from the pro forma consolidated statements of operations.

     2. The pro forma adjustments reflect the effects of the increase in the amortization expense due to the increase in intangible assets resulting from the acquisition. The intangible assets are comprised of the following assets and amortization periods:

                                             ESTIMATED
                                              USEFUL      MONTHLY
        INTANGIBLE ASSET           AMOUNT      LIFE     AMORTIZATION   3 MONTHS   12 MONTHS
        ----------------          --------   ---------  ------------   --------   ---------
Developed technology............  $ 13,000    3 years      $  361      $ 1,083    $  4,332
Assembled workforce.............    10,000    5 years         167          501       2,004
Customer list...................    11,000    3 years         306          918       3,672
Stock options...................    80,000    3 years       2,222        6,666      26,664
Goodwill........................   223,868    3 years       6,219       18,657      74,628
                                  --------                 ------      -------    --------
     Total......................  $337,868                 $9,275      $27,825    $111,300

     3. The weighted average number of shares outstanding used in the computation of pro forma net loss per share consists of the following:

                                                    THREE MONTHS ENDED   TWELVE MONTHS ENDED
                                                      MARCH 31, 1999      DECEMBER 31, 1998
                                                    ------------------   -------------------
Weighted average number of shares of S1 common
  stock outstanding...............................      24,698,334           22,036,652
Adjustment for S1 common stock issued in
  connection with Edify merger....................       5,845,128            5,845,128
                                                        ----------           ----------
Average number of common shares outstanding (S1/
  Edify)..........................................      30,543,462           27,881,780

The unaudited pro forma consolidated statements of operations are presented as if the acquisition took place at the beginning of the periods presented; thus, the stock issuances referred to above are considered outstanding as of the beginning of the periods presented for purposes of per share calculations.

     4. Certain reclassifications were made to the Edify historical information to conform with the S1 presentation.

     5. The unaudited pro forma consolidated financial statements reflect only results from continuing operations and thus do not include the operations of Edify's Relationship Management Group assets which Edify has agreed to sell to Workscape, Inc. nor do they include the gain on the sale of these assets.

     6. On May 17, 1999, S1 and Intuit entered into a strategic relationship to deliver online financial software and services to financial institutions through cross-licensing various technologies for multi-year periods. In addition, Intuit agreed to make a $50 million investment in S1 and received an option for 3,629,187 additional shares of S1 stock with an option price of $51.50 per share which will become exercisable if S1 completes its planned acquisition of Edify. In addition, the number of option shares will increase by 1,800,000 shares if S1 completes its acquisition of FICS. On May 27, Intuit completed its $50 million investment in S1 by purchasing 970,813 shares of S1 common stock at a price of $51.50 per share. S1 expects to record a purchased technology for the fair value of the option which will be measured on the closing of the Edify Transaction and the FICS Transaction. The amount of the purchased technology is currently estimated at approximately $230 million and will fluctuate as S1's stock price charges. The Intuit transaction has not been reflected in the pro forma presentation.

               COMPARISON OF RIGHTS OF HOLDERS OF S1 COMMON STOCK
                             AND EDIFY COMMON STOCK

     This section of the prospectus/proxy statement describes the material differences between the rights of holders of S1 common stock and Edify common stock. This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to, including the charters and bylaws of each company, carefully for a more complete understanding of the differences between the rights of holders of S1 common stock and Edify common stock. You may obtain the information incorporated by reference into this prospectus/ proxy statement without charge by following the instructions in the section entitled "Where You Can Find More
Information" on page           .

     After the consummation of the Edify Transaction, the holders of Edify common stock who receive S1 common stock will become stockholders of S1 and the S1 certificate of incorporation, as amended and restated, and the S1 bylaws, as amended and restated, will instead govern their rights. Because Edify and S1 are both Delaware corporations, the Delaware General Corporation Law, or the DGCL, will continue to govern the rights of Edify stockholders.

DIRECTORS

     Some of the provisions of S1's certificate of incorporation and bylaws will impede changes in majority control of S1's board of directors. The S1 bylaws give S1's board of directors the power to set the size of the board of directors anywhere between four and 15 members. S1's board of directors currently numbers five directors. S1's certificate of incorporation provides that the board of directors will be divided into three classes, with directors in each class elected for three-year staggered terms. S1's certificate of incorporation provides that a director may only be removed for cause by an affirmative vote of two-thirds of the voting shares with 30-day notice to the director to be removed. If there is a vacancy on the S1 board of directors because of the addition of a new position, the S1 bylaws provide that the new position will be filled by a majority of the stockholders or a majority of the board of directors even if less than a quorum exists and the new director will serve for the remainder of the full term of the class of directors for which the vacancy existed. If there is a vacancy on the S1 board of directors because of the resignation or removal of a director, a majority of the board of directors shall designate a replacement and the term of the new director will expire at the next election of directors.

     In connection with the FICS Transaction, S1 has agreed that, at the closing of the FICS Transaction, it will appoint four current directors of FICS to serve for three-year terms in four newly created slots on S1's board. If any of those four should resign or be removed from S1's board of directors, S1 has agreed that their successors should be appointed by the remaining former FICS directors still serving on the S1 board. Those four directors are presently expected to be
          . Furthermore, if the FICS Transaction is consummated, S1 and FICS intend that two of the current S1 directors will resign effective within two years from the date of the closing of the FICS Transaction with their successors to be mutually chosen by James S. Mahan III and Michel Akkermans.

     In connection with the Edify Transaction, S1 has agreed that, at the closing of the Edify Transaction, it will appoint Jeffrey M. Crowe, if Mr. Crowe is then Chief Executive Officer of Edify and a member of Edify's board, to serve for a three year term in an additional newly created slot on S1's board.

     The Edify bylaws provide for one or more directors to be determined by resolution of the board of directors. There are currently six members on Edify's board of directors. Directors may resign at any time with written notice and be removed at any time with or without cause by a majority vote of shares. If there is a vacancy of a director position for any reason including addition of a new position, the new position will be filled by a majority of the board of directors even if less than a quorum exists and the term of the new director will expire at the next annual stockholder meeting.

INDEMNIFICATION AND LIMITATION OF LIABILITY OF DIRECTORS

     S1's certificate of incorporation provides that no director shall be personally liable to S1 or its stockholders for monetary damages for breach of fiduciary duty as a director other than liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the DGCL, or (d) for any transaction from which a director derived an improper personal benefit. S1's certificate of incorporation further provides for indemnification for all directors and officers of S1 to the extent permitted by law, and allows indemnification for all employees and agents of S1 to the extent permitted by law. S1's bylaws provide that S1 may purchase and maintain insurance on behalf of any director, officer, employee or agent of S1 against any liability arising from actions in their corporate capacity regardless of whether S1 has the power to indemnify that person.

     Edify's bylaws provide that any director or officer of Edify shall be indemnified to the full extent permitted by law if that director or officer was acting in accordance with a proceeding authorized by the board of directors. Edify does not have to indemnify a person for settlement of a proceeding unless Edify consents in writing to the settlement. The Edify board of directors is authorized to enter into indemnification contracts with any director, officer, employee or agent of Edify, even if those rights are broader than Edify's indemnification power. Edify has entered into indemnification contracts with all of its executive officers and directors.

CALL OF SPECIAL STOCKHOLDER MEETINGS

     S1's certificate of incorporation provides that special meetings of stockholders relating to changes in control of the corporation or amendments to the certificate of incorporation can only be called by the board of directors. S1's bylaws allow the Chairman, President, or a majority of the board of directors to call a special meeting for any other reason unless prescribed otherwise by law, and require the Chairman, President or Secretary to call a special meeting upon written request of the holders of at least 10% of all outstanding capital stock.

     Edify's bylaws allow the Chairman, the Chief Executive Officer, the President or a majority of the board of directors to call a special meeting of stockholders for any purpose and at any time, subject to certain notice requirements. No other person or persons may call a special meeting. Edify stockholders may adjourn the meeting to reconvene at another date, time or place without giving additional notice if the new date, time and place of the meeting is announced at the adjournment of the meeting, the meeting reconvenes within 30 days and a new record date has not been set.

STOCKHOLDER ACTION WITHOUT A MEETING

     S1's bylaws provide that stockholders may act without a meeting if the action is taken by stockholders eligible to vote with at least the minimum number of votes that would be needed at a meeting to discuss the same action. The action must be consented to in writing and delivered to S1 within 60 days of the earliest consent. Stockholders who do not participate in taking this action must be notified with written notice in accordance with the DGCL.

     Edify's certificate of incorporation prohibits stockholder action by written consent.

QUORUM FOR STOCKHOLDER MEETINGS

     S1's bylaws provide that the holders of one-third of the capital stock issued and outstanding present in person or by proxy and entitled to vote at a meeting constitutes a quorum, except as otherwise required by law or the S1 certificate of incorporation.

     The bylaws of Edify provide that the holders of a majority of the stock present in person or by proxy and entitled to vote at a meeting constitutes a quorum, except as otherwise required by law. Shares of Edify held by Edify either directly or indirectly cannot be used to determine if a quorum is present.

GENERAL VOTE

     S1's bylaws provide that any matter brought before a meeting of stockholders will be decided in favor of a particular action if a quorum exists and if the votes cast favoring the action exceed the votes cast opposing the action except that directors shall be elected by a plurality of the votes cast by the shares entitled to vote, unless otherwise required by law or S1's certificate of incorporation.

     Edify's bylaws provide that any matter brought before a meeting of stockholders will be decided in favor of a particular action if a quorum exists and if a majority of the stockholders present and voting for or against the action approve the action, except that directors shall be elected by a plurality of the votes cast by the shares entitled to vote, unless otherwise required by law or Edify's certificate of incorporation or bylaws.

AUTHORIZED AND OUTSTANDING COMMON STOCK

     The certificate of incorporation of S1 authorizes 60,000,000 shares of S1's common stock, par value $0.01 per share, of which 25,428,778 shares were outstanding as of May 10, 1999. In addition, as of May 10, 1999, 12,353,798 shares of S1's common stock were reserved for issuance for employee stock plans, of which, options to purchase 9,607,750 shares were currently outstanding.

     The certificate of incorporation of Edify authorizes 55,000,000 shares of Edify's common stock, par value $0.001 per share, of which 17,696,952 shares were outstanding as of May 16, 1999. In addition, as of May 16, 1999,

     - 5,146,790 shares of Edify's common stock were reserved for issuance for officer, director and employee stock plans, of which, options to purchase 5,027,283 shares were currently outstanding,

     - 296,885 shares of Edify's common stock were reserved for the Edify 1996 employee stock purchase plan, and

     - sufficient shares of Edify's common stock were reserved in order to permit full exercise of the option granted to S1 in connection with the Edify Transaction.

AUTHORIZED AND OUTSTANDING PREFERRED STOCK

     The certificate of incorporation of S1 authorizes the S1 board of directors to designate and issue preferred stock with the characteristics that the board of directors deems necessary. The certificate of incorporation authorizes 5,000,000 shares of S1's preferred stock, par value $0.01 per share. As of May 10, 1999,

     - 1,637,832 shares were designated Series A Convertible Preferred Stock of which 466,450 were outstanding;

     - 749,604 shares were designated Series B Redeemable Convertible Preferred Stock, all of which were outstanding; and

     - 215,000 shares were designated Series C Redeemable Convertible Preferred Stock, all of which were outstanding.

     The certificate of incorporation of Edify authorizes the Edify board of directors to designate and issue preferred stock with the characteristics that the board of directors deems necessary. The certificate of incorporation authorizes 5,000,000 shares of Edify's preferred stock, par value $0.001 per share, of which no shares were outstanding as of May 16, 1999. Edify has reserved an aggregate of 500,000 shares of its Series A Junior Participating Preferred Stock which are issuable upon exercise of rights to preferred stock as discussed in "Stockholder Rights Plan" below.

STOCKHOLDER RIGHTS PLAN

     Edify's board of directors adopted a stockholder rights plan on August 10, 1998. S1 does not have a comparable plan, nor does it have any present intent to adopt such a plan. Under Edify's stockholder rights plan, each holder of Edify common stock received a dividend of one preferred share purchase right for each share of common stock held by the stockholder. If exercisable, each right entitles the stockholder to purchase shares of Series A Junior Participating Preferred Stock, Edify common stock or the stock of an "acquiring person" under specified circumstances. Those circumstances include if an "acquiring person," including a group, "triggers" the rights by acquiring 20% or more of the Edify's common stock, or announcing an intention to make a tender offer for Edify's common stock which would result in a person or group acquiring 20% or more of Edify's common stock. The rights also will be triggered if Edify is acquired or 50 percent or more of its assets are sold. The S1 transaction will not trigger the rights plan.

   SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS, MANAGEMENT AND DIRECTORS OF S1

     The following table sets forth information concerning the beneficial
ownership of common stock of S1 as of                     , 1999, for the
following:

     - each person or entity who is known by S1 to own beneficially more than 5% of the outstanding shares of S1's common stock

     - each of S1's current directors

     - S1's Chief Executive Officer and each of S1's five other most highly compensated executive officers during 1998

     - all directors and executive officers of S1 as a group

     Unless otherwise noted, the address of each named beneficial owner is that of S1.

     The pre-transaction percentage ownership is based on           shares of S1
common stock outstanding as of                     , 1999. The post-transaction
percentage ownership gives effect to the approximately 18,000,000 shares of S1
common stock that would be issued to FICS stockholders and           shares of
S1 common stock that would be issued to Edify stockholders based on
shares of Edify common stock outstanding as of                     , 1999. All
shares subject to options and warrants exercisable within 60 days after
                    , 1999 are deemed to be beneficially owned by the person or entity holding such options or warrants and to be outstanding solely for calculating such person's or entity's percentage ownership. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. This table includes percentage ownership data reflecting ownership both before and after consummation of the transactions.

[TABLE TO BE INSERTED]

      ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY S1 STOCKHOLDERS

                   PROPOSAL NO. 1 -- CHANGE OF CORPORATE NAME

     Stockholders will be asked to ratify and approve a proposal to amend S1's charter to change the name of S1 from "Security First Technologies Corporation" to "S1 Corporation." S1'S BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

                                 LEGAL OPINION

     The validity of the shares of S1 common stock offered by this prospectus/proxy statement will be passed upon for S1 by Hogan & Hartson L.L.P. Certain United States federal tax matters will be passed upon by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS

     The consolidated financial statements and schedule of Security First Technologies Corporation as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference in this Joint Prospectus/Proxy Statement and the related Registration Statement in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of Edify Corporation as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference in this Joint Prospectus/Proxy Statement and the related Registration Statement in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

     FICS's consolidated financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers & Co Bedrijfsrevisoren, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                  DOCUMENTS INCORPORATED BY REFERENCE IN THIS
                           PROSPECTUS/PROXY STATEMENT

     This Prospectus/Proxy statement incorporates documents by reference which are not presented in or delivered with this document. You should rely only on the information contained with this document or that we have referred you to. We have not authorized anyone to provide you with any information which is different.

     The following documents, which have been filed by S1 with the Securities and Exchange Commission, are incorporated by reference into this prospectus/proxy statement:

     - S1's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the SEC on March 31, 1999, as amended on May 14, 1999

     - S1's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, filed with the SEC on May 17, 1999

     - S1's Current Reports on Form 8-K filed with the SEC on April 29, 1999 and May 21, 1999

     - S1's Registration Statement on Form 8-A filed with the SEC on September 30, 1998

     The following documents which were filed by Edify with the Securities and Exchange Commission, are incorporated by reference into this prospectus/proxy statement:

     - Edify's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the SEC on March 31, 1999

     - Edify's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, filed with the SEC on May 14, 1999

     - Edify's Current Report on Form 8-K filed with the SEC on May 20, 1999

     All documents filed by either S1 or Edify under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date hereof and before the date of the S1 special meeting and the Edify special meeting are incorporated by reference into and to be a part of this prospectus/proxy statement from the date of filing of those documents.

     Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this prospectus/proxy statement to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus/proxy statement.

                      WHERE YOU CAN FIND MORE INFORMATION

     The documents incorporated by reference into this prospectus/proxy statement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus/proxy statement, except for exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus/proxy statement, to you, without charge, upon written or oral request. You should make
any request for documents no later than,                     , 1999 to ensure
timely delivery of the documents.

     Direct your requests for documents relating to S1 to Sandy Mitchelson, Security First Technologies Corporation, 3390 Peachtree Road, NE, Suite 1700, Atlanta, GA 30326, (404) 812-6426. Direct your requests for documents relating to Edify to Karen Boardman, Edify Corporation, 2840 San Tomas Expressway, Santa Clara, CA 95051, (408) 982-2000.

     We file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information filed electronically by both S1 and Edify. The address of the SEC website is http://www.sec.gov.

     You may also inspect reports, proxy statements and other information concerning S1 and Edify at The National Association of Securities Dealers, 1735 K Street, N.W., Washington, DC 20006.

     S1 has filed a registration statement under the Securities Act with the SEC with respect to S1's common stock to be issued to Edify stockholders in the Edify Transaction. This prospectus/proxy statement constitutes the prospectus of S1 filed as part of the registration statement. This prospectus/proxy statement does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at the Public Reference Room as described above.

     If you have any questions about the transactions, please call S1's investor relations group at (404) 812-6200. You may also call Edify's investor relations group at (408) 982-4000.

     This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the S1 common stock or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make the offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this prospectus/proxy statement nor any distribution of securities means, under any circumstances, that there has been no change in the information set forth or incorporated in this document by reference or in our affairs since the date of this prospectus/proxy statement. The information contained in this document with respect to S1 and its subsidiaries was provided by S1. The information contained in this document with respect to FICS Group N.V. and its subsidiaries was provided by FICS. The information contained in this document with respect to Edify and its subsidiaries was provided by Edify.

                                FICS GROUP N.V.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AUDITED FINANCIAL STATEMENTS

Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets as of December 31, 1997 and
  1998......................................................  F-3
Consolidated Statements of Operations for the years ended
  December 31, 1996, 1997 and 1998..........................  F-4
Consolidated Statements of Cash Flows for the years ended
  December 31, 1996, 1997 and 1998..........................  F-5
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1996, 1997 and 1998..............  F-6
Notes to Audited Consolidated Financial Statements..........  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of FICS Group N.V.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of FICS Group N.V. and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, all expressed in euro, in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of FICS Group's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers & Co. Bedrijfsrevisoren

Brussels, Belgium
April 9, 1999, except for note 12,
which is as of July 7, 1999

                                FICS GROUP N.V.

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)
 (AMOUNTS HAVE BEEN RESTATED FROM THE PRIOR REPORTING CURRENCY, BELGIAN FRANCS,
               TO EURO, USING THE JANUARY 1, 1999 EXCHANGE RATE)

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  E 4,178   E  2,968
  Accounts receivable, net of allowance for doubtful
    accounts of 423 in 1997 and 376 in 1998.................    6,301     22,529
  Unbilled receivables......................................    2,107      1,561
  Other receivables.........................................      775        678
                                                              -------   --------
    Total current assets....................................   13,361     27,736
                                                              -------   --------
Property, plant, and equipment, net (Note 4)................    3,238      4,120
Intangible assets, net......................................      102      2,755
                                                              -------   --------
    Total assets............................................  E16,701   E 34,611
                                                              =======   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Borrowings under line of credit (Note 5)..................  E 2,665   E  7,094
  Current portion of long-term debt (Note 6)................      657        588
  Accounts payable..........................................    6,409      9,660
  Accrued liabilities.......................................    1,431      3,457
  Income taxes payable......................................       54         98
  Deferred revenue..........................................      653      7,560
                                                              -------   --------
    Total current liabilities...............................   11,869     28,457
                                                              -------   --------
Long-term debt (Note 6).....................................      488        710
                                                              -------   --------
    Total liabilities.......................................   12,357     29,167
                                                              -------   --------
Contingencies and commitments (Note 7)
Stockholders' equity:
  Convertible preferred stock:
    Series B1: 40,000 shares authorized, 25,000 and 40,000
      shares issued and outstanding at December 31, 1997 and
      1998, respectively....................................    9,040      9,040
    Series B2: 950 shares authorized, issued and outstanding
      at December 31, 1998..................................       --        863
    Series C: 9,302 shares authorized, issued and
      outstanding at December 31, 1998......................       --      8,471
  Common stock, 96,350 shares authorized, issued and
    outstanding at December 31, 1997 and 1998,
    respectively............................................      597        597
  Additional paid-in capital................................    1,293      3,521
  Deferred stock-based compensation.........................       --       (987)
  Accumulated deficit.......................................   (6,393)   (16,469)
  Accumulated other comprehensive income (loss).............     (193)       408
                                                              -------   --------
    Total stockholders' equity..............................    4,344      5,444
                                                              -------   --------
    Total liabilities and stockholders' equity..............  E16,701   E 34,611
                                                              =======   ========

See accompanying notes to the consolidated financial statements

                                FICS GROUP N.V.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
 (AMOUNTS HAVE BEEN RESTATED FROM THE PRIOR REPORTING CURRENCY, BELGIAN FRANCS,
               TO EURO, USING THE JANUARY 1, 1999 EXCHANGE RATE)

                                                               YEAR ENDED DECEMBER 31,
                                                            ------------------------------
                                                              1996       1997       1998
                                                            --------   --------   --------
Revenues
  Software licenses.......................................  E  6,267   E  6,159   E 11,001
  Services................................................    17,439     29,522     38,752
                                                            --------   --------   --------
     Total revenues.......................................    23,706     35,681     49,753
                                                            --------   --------   --------
Cost of revenues
  Software licenses.......................................       407        397        398
  Services................................................    15,651     22,268     32,038
                                                            --------   --------   --------
     Total cost of revenues...............................    16,058     22,665     32,436
                                                            --------   --------   --------
     Gross profit.........................................     7,648     13,016     17,317
Operating expenses
  Sales and marketing.....................................     1,603      3,762      5,401
  Research and development................................     6,314      6,325     12,659
  General and administrative..............................     3,491      5,012      7,829
  Stock-based compensation................................        --         --      1,241
  Amortization of intangibles.............................       294        890        310
                                                            --------   --------   --------
     Total operating expenses.............................    11,702     15,989     27,440
                                                            --------   --------   --------
Loss from operations......................................    (4,054)    (2,973)   (10,123)
  Interest income.........................................       112        137         90
  Interest expense........................................      (191)      (120)      (509)
  Other income (expense)..................................       491       (477)       528
                                                            --------   --------   --------
     Loss before income taxes.............................    (3,642)    (3,433)   (10,014)
Income tax provision......................................        11         62         62
                                                            --------   --------   --------
     Net loss.............................................  E (3,653)  E (3,495)  E(10,076)
                                                            ========   ========   ========
Basic and diluted net loss per share......................  E (29.17)  E (26.61)  E (73.44)
                                                            ========   ========   ========
Weighted average shares outstanding.......................   125,210    131,365    137,205
                                                            ========   ========   ========

See accompanying notes to consolidated financial statements.

                                FICS GROUP N.V.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)
 (AMOUNTS HAVE BEEN RESTATED FROM THE PRIOR REPORTING CURRENCY, BELGIAN FRANCS,
               TO EURO, USING THE JANUARY 1, 1999 EXCHANGE RATE)

                                                               YEAR ENDED DECEMBER 31,
                                                             ----------------------------
                                                              1996      1997       1998
                                                             -------   -------   --------
Cash flows from operating activities:
  Net loss.................................................  E(3,653)  E(3,495)  E(10,076)
  Adjustments to reconcile net loss to net cash flow used
     by operating activities:
     Depreciation and amortization.........................    1,390     1,992      1,458
     Amortization of stock-based compensation..............       --        --      1,241
     Decrease (increase) in accounts receivable............    1,006       774    (15,089)
     Decrease (increase) in unbilled receivables...........      154    (1,929)       621
     (Decrease) increase in accounts payable...............     (940)    2,307      2,344
     Increase (decrease) in accrued liabilities and taxes
       payable.............................................    1,920    (1,986)     1,552
     Increase in deferred revenue..........................      119       509      6,916
     (Increase) decrease in other receivables..............     (562)     (404)        97
                                                             -------   -------   --------
          Net cash used in operating activities............     (566)   (2,232)   (10,936)
                                                             -------   -------   --------
Cash flows from investing activities:
  Purchase of property, plant and equipment................     (953)     (982)      (899)
  Acquisition of businesses, net of cash acquired..........       --        --     (2,312)
                                                             -------   -------   --------
          Net cash used in investing activities............     (953)     (982)    (3,211)
                                                             -------   -------   --------
Cash flows from financing activities:
  Increase in borrowings under line of credit..............      713     1,749      4,429
  Repayment of long-term debt..............................     (936)     (130)      (456)
  Proceeds from long-term debt.............................       --        --        935
  Proceeds from issuance of shares, net of offering
     costs.................................................      124     3,753      8,471
  Repayment of obligations under capital leases............     (343)     (264)      (573)
                                                             -------   -------   --------
          Net cash flows provided by (used in) financing
             activities....................................     (442)    5,108     12,806
                                                             -------   -------   --------
Effect of exchange rate changes on cash and cash
  equivalents..............................................        7       (84)       131
(Decrease) increase in cash and cash equivalents...........   (1,954)    1,810     (1,210)
                                                             -------   -------   --------
Cash and cash equivalents at beginning of year.............    4,322     2,368      4,178
                                                             -------   -------   --------
Cash and cash equivalents at end of year...................  E 2,368   E 4,178   E  2,968
                                                             =======   =======   ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest...................  E   191   E   120   E    509
  Cash paid during the year for taxes......................  E   150   E    24   E     74
Supplemental disclosure of non-cash information:
  Acquisition of property and equipment under capital
     leases................................................  E   456   E   202   E  1,015

See accompanying notes to consolidated financial statements.

                                FICS GROUP N.V.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)
 (AMOUNTS HAVE BEEN RESTATED FROM THE PRIOR REPORTING CURRENCY, BELGIAN FRANCS,
               TO EURO, USING THE JANUARY 1, 1999 EXCHANGE RATE)

                                       SERIES B1         SERIES B2         SERIES C
                                    PREFERRED STOCK   PREFERRED STOCK   PREFERRED STOCK     COMMON STOCK     ADDITIONAL
                                    ---------------   ---------------   ---------------   ----------------    PAID-IN
                                    SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   SHARES    AMOUNT    CAPITAL
                                    ------   ------   ------   ------   ------   ------   -------   ------   ----------
Balance, January 1, 1996..........  25,000   E6,434     --        --       --        --   100,000    E573      E   46
  Issuance of common shares.......      --       --     --        --       --        --     2,500      16         108
  Net loss........................      --       --     --        --       --        --        --      --          --
  Foreign currency translation
    adjustment....................      --       --     --        --       --        --        --      --          --
                                    ------   ------    ---      ----    -----    ------   -------    ----      ------
Balance, December 31, 1996........  25,000    6,434     --        --       --        --   102,500     589         154
                                    ------   ------    ---      ----    -----    ------   -------    ----      ------
  Issuance of preferred
    shares(1).....................  15,000    2,606     --        --       --        --    (7,500)     --          --
  Issuance of common shares.......      --       --     --        --       --        --     1,350       8       1,139
  Net loss........................      --       --     --        --       --        --        --      --          --
  Foreign currency translation
    adjustment....................      --       --     --        --       --        --        --      --          --
                                    ------   ------    ---      ----    -----    ------   -------    ----      ------
Balance, December 31, 1997........  40,000    9,040     --        --       --        --    96,350     597       1,293
                                    ------   ------    ---      ----    -----    ------   -------    ----      ------
  Issuance of preferred shares and
    Bonds 1 and 2, net of costs of
    99(2).........................      --       --    950      E863    9,302    E8,471        --      --          --
  Deferred stock-based
    compensation..................      --       --     --        --       --        --        --      --       2,228
  Net loss........................      --       --     --        --       --        --        --      --          --
  Foreign currency translation
    adjustment....................      --       --     --        --       --        --        --      --          --
                                    ------   ------    ---      ----    -----    ------   -------    ----      ------
Balance, December 31, 1998........  40,000   E9,040    950      E863    9,302    E8,471    96,350    E597      E3,521
                                    ======   ======    ===      ====    =====    ======   =======    ====      ======

                                                     RETAINED      ACCUMULATED
                                                    EARNINGS/         OTHER           TOTAL
                                      DEFERRED     (ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                                    COMPENSATION     DEFICIT)        INCOME          EQUITY
                                    ------------   ------------   -------------   -------------
Balance, January 1, 1996..........        --         E    756         E  14         E  7,823
  Issuance of common shares.......        --               --            --              124
  Net loss........................        --           (3,653)           --           (3,653)
  Foreign currency translation
    adjustment....................        --               --           (84)             (84)
                                       -----         --------         -----         --------
Balance, December 31, 1996........        --           (2,897)          (70)           4,210
                                       -----         --------         -----         --------
  Issuance of preferred
    shares(1).....................        --               --            --            2,606
  Issuance of common shares.......        --               --            --            1,147
  Net loss........................        --           (3,496)           --           (3,496)
  Foreign currency translation
    adjustment....................        --               --          (123)            (123)
                                       -----         --------         -----         --------
Balance, December 31, 1997........        --           (6,393)         (193)           4,344
                                       -----         --------         -----         --------
  Issuance of preferred shares and
    Bonds 1 and 2, net of costs of
    99(2).........................        --               --            --            9,334
  Deferred stock-based
    compensation..................     E(987)              --            --            1,241
  Net loss........................        --          (10,076)           --          (10,076)
  Foreign currency translation
    adjustment....................        --               --           601              601
                                       -----         --------         -----         --------
Balance, December 31, 1998........     E(987)        E(16,469)        E 408         E  5,444
                                       =====         ========         =====         ========

-------------------------

(1) Includes the issuance of 7,500 shares of Series B1 Preferred Stock and the exchange of 7,500 shares of common stock for 7,500 shares of Series B1 Preferred Stock for net proceeds to FICS Group of E2,606.

(2) Includes the issuance of Bonds 1 and 2 as described in Note 8.

See accompanying notes to the consolidated financial statements

                                FICS GROUP N.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
(BALANCES HAVE BEEN RESTATED FROM THE PRIOR REPORTING CURRENCY, BELGIAN FRANCS,
             TO THE EURO, USING THE JANUARY 1, 1999 EXCHANGE RATE)

1. NATURE OF OPERATIONS

     FICS Group N.V. ("FICS Group") provides software products for the global banking and financial services industry. FICS Group designs, develops, markets and supports corporate and retail banking products that enable banks and financial institutions to interact electronically with their customers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of preparation and principles of consolidation

     The consolidated financial statements are expressed in euro (E), and are prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP). They include the accounts of all the majority-owned subsidiaries of the FICS Group. All significant intercompany balances and transactions have been eliminated. FICS Group previously presented their accounts in Belgian Francs (BEF). The January 1, 1999 exchange rate was retroactively applied to restate prior-year balances. The exchange rate on such date was BEF 40.3399 to E1.00. The comparative financial statements still reflect the same trends as previously reported. These statements may not be comparable to other companies that are reporting in the euro, if they restated from a different prior reporting currency.

  Revenue recognition

     Revenue from services and from the licensing of software with significant customization or modification is generally recognized as work is performed under the percentage of completion method, with progress being measured using costs incurred to date compared to total estimated costs to be incurred as performance is, in effect, a continuous sale that occurs as the work progresses. Revenue from the licensing of software having no significant ongoing obligations is generally recognized upon delivery of the product. As long as persuasive evidence of an arrangement exists, the fee is fixed and determinable and likely to be collected. Software maintenance revenue is recognized over the contract term, typically one year. Losses are recognized on contracts in the period in which the liability is identified.

     Revenue related to billings on contracts for which the earnings process is not yet complete is deferred and recorded as deferred revenue. Service revenue in 1998 included non-recurring third party license resales of approximately E2,000,000. Cost of services relating to these resales was approximately E1,800,000.

  Concentration of credit risk

     Financial instruments which potentially expose FICS Group to concentration of credit risk include cash, cash equivalents and accounts receivable. FICS Group primarily sells to a broad base of banks and other financial institutions both domestically and internationally.

                                FICS GROUP N.V.

  Fair value of financial instruments

     FICS Group's financial instruments consist of cash, line of credit borrowings and long-term debt. The carrying amounts of these instruments at December 31, 1997 and 1998 approximate their fair values.

  Cash and cash equivalents

     Cash and cash equivalents consist of cash in banks and highly liquid short-term deposits with a remaining maturity of 90 days or less at date of acquisition.

  Unbilled receivables

     Unbilled receivables on fixed-price contracts arise as revenues are recognized under the percentage-of-completion method. These amounts are billable at specified dates, when deliverables are made or at contract completion, which is expected to occur within one year.

  Software development costs

     Statement of Financial Accounting Standards No. 86 (SFAS 86) requires the capitalization of certain software development costs once technological feasibility is established. Such capitalized costs are reported at the lower of cost or net realizable value, and are amortized on a product-by-product basis over the estimated economic life of the product, or on the ratio of current revenues to total projected product revenues, whichever is greater. FICS Group determines technological feasibility based on the working model method. The period between establishment of a working model and the general availability of its software has historically been short and, accordingly, software development costs qualifying for capitalization have been insignificant. As a result, FICS Group has expensed all software development costs.

  Stock-based compensation

     FICS Group has adopted the provisions of Financial Accounting Standards Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), and has elected to account for its employee stock options under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25).

  Loss per share

     FICS Group computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128). Basic loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted loss per share is computed using the weighted average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential shares include employee stock options using the treasury stock method. For all years presented, there was no difference between the basic and diluted net loss per share because all years had a net loss and the effect of the assumed exercises of common stock equivalents would have been anti-dilutive.

     As of December 31, 1998, FICS Group had outstanding options to purchase 9,594 shares of common stock and 6,155 contingently issuable shares as described in Note 8 which are not included in the calculation of diluted earnings per share due to the anti-dilutive nature of these instruments.

                                FICS GROUP N.V.

  Research and development costs

     Costs incurred by FICS Group for research and development projects are expensed as incurred.

  Intangible assets

     Intangible assets consist primarily of the cost in excess of the fair value of net assets acquired in connection with business combinations accounted for under the purchase method. Intangible assets are capitalized and amortized on a straight-line basis over three to five years.

     In the year ended December 31, 1997, a charge of E590,000 was made to reflect a write-down of intangible assets associated with an acquisition in prior years due to impairment of value and was included in amortization of intangibles in the statement of operations.

  Accounting for impairment of long-lived assets

     In accordance with Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of," FICS Group records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FICS Group continually monitors conditions that may affect the carrying value of its intangible assets and property, plant and equipment.

  Foreign currency translation

     Assets and liabilities of FICS Group's majority-owned foreign subsidiaries, whose functional currency is the local currency, are translated into Belgian Francs at exchange rates in effect at the balance sheet date. Income and expense items are translated at average exchange rates for the period. The adjustment resulting from translating the financial statements of such foreign subsidiaries is reflected as a separate component of stockholders' equity. Transaction gains or losses, which have not been material, are reported in results of operations.

  Property, plant and equipment

     Property, plant and equipment is recorded at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the respective assets, ranging from three to ten years. Equipment held under capital leases is amortized on a straight-line basis over the shorter of the asset life or the lease term.

  Income taxes

     Deferred income taxes are accounted for using the liability method which requires deferred taxes to be recognized for all temporary differences between the book and tax bases of assets and liabilities. Deferred tax assets are evaluated for probable recoverability on the basis of whether it is more likely than not that sufficient taxable income will be generated in the foreseeable future and a valuation allowance is provided against any assets which are not likely to be recovered on that basis.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts

                                FICS GROUP N.V.

of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the determination of allowances for doubtful accounts, percentage of completion under long-term contracts, deferred tax assets and useful lives for intangible assets.

  Reclassifications

     Certain reclassifications were made to prior year amounts to conform them to the current year presentation.

3. SIGNIFICANT TRANSACTIONS

     In December 1998, FICS Group acquired HAL5 S.A., a French company, for an amount of E1,982,000 in cash. FICS Group also acquired Open Systems Interconnection Ingenierie S.A., a French company, for an amount of E915,000 in cash. Both companies sell server products to the financial services industry in France. These acquisitions have been accounted for under the purchase method of accounting, and, accordingly, the FICS GROUP N.V. results of operations of both companies will be included in the consolidated financial statements beginning in January 1, 1999 since the amounts between the date of acquisition and the year end are not significant. In connection with the acquisitions, FICS Group acquired net assets with an estimated fair value of E84,000. The difference between the net asset fair value and the purchase price has been recorded as intangible assets in the amount of E2,813,000 of which E302,000 has been written off in the 1998 statement of operations. The remaining amount is to be amortized over an estimated useful life of 5 years.

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment included the following at December 31 (in thousands):

                                                               1997      1998
                                                              -------   -------
Computer equipment and software.............................  E 3,849   E 4,898
Vehicles....................................................      327       337
Leasehold improvements......................................      405       811
Furniture and equipment.....................................    1,702     2,338
                                                              -------   -------
                                                                6,283     8,384
Less: Accumulated depreciation..............................   (3,045)   (4,264)
                                                              -------   -------
Property, plant and equipment, net..........................  E 3,238   E 4,120
                                                              =======   =======

     Included in the above is computer equipment held under capital leases at December 31, 1997 and 1998 of E406,000 and E692,000, respectively, with related accumulated depreciation of E283,000 and E156,000, respectively.

     Depreciation expense was E1,097,000, E1,102,000 and E1,088,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

                                FICS GROUP N.V.

5. CREDIT LINE

     FICS Group had borrowings outstanding under a line of credit of E2,665,000 and E7,094,000 (E2,285,000 in short term borrowings and E4,809,000 in notes payable) as of December 31, 1997 and 1998, respectively, from KBC Bank in Belgium.

     In February 1999, FICS Group renegotiated its credit facilities with KBC Bank. Under these facilities, KBC Bank extended FICS Group a line of credit in the amount of approximately E12,742,000 in the aggregate including a short-term credit facility of E7,932,000 bearing interest at the bank's daily short-term loans rate (3.66% at December 31, 1998). The amount FICS Group can borrow under the short term credit facility will be reduced to E2,000,000 and borrowings in excess of that amount must be repaid prior to June 30, 1999. FICS Group may convert amounts under the credit facility to notes payable bearing interest at BIBOR (Brussels Interbank Offered Rate) plus 0.50% (3.80% at December 31, 1998). All interest and principal outstanding under the credit facility is due on June 30, 2002. FICS Group has pledged substantially all of its assets as collateral for the facilities. The facility contains certain financial covenants including the maintenance of a tangible net worth ratio. FICS Group was in compliance with such financial covenants as of December 31, 1998.

6. LONG-TERM DEBT

     Long-term debt consists of the following at December 31 (in thousands):

                                                               1997     1998
                                                              ------   ------
Amounts due related to acquisitions.........................  E  456       --
Obligations under capital leases (Note 7)...................     689   E1,131
Other long-term debt........................................      --      167
                                                              ------   ------
     Total long-term debt...................................   1,145    1,298
Less: current portion.......................................     657      588
                                                              ------   ------
                                                              E  488   E  710
                                                              ======   ======

7. CONTINGENCIES AND COMMITMENTS

     FICS Group has operating leases, primarily for office premises and automobiles that expire over the next five years. Total rental expense for operating leases for the years ended December 31, 1996, 1997 and 1998 amounted to approximately E1,872,000, E2,479,000 and E3,768,000, respectively. Obligations under operating leases are included in the table below.

                                FICS GROUP N.V.

     Future payments under capital and operating leases consist of the following at December 31, 1998 (in thousands):

                                                       CAPITAL LEASE   OPERATING LEASE
              YEAR ENDING DECEMBER 31,                  OBLIGATIONS      OBLIGATIONS
              ------------------------                 -------------   ---------------
1999.................................................     E  566           E 4,309
2000.................................................        431             4,071
2001.................................................        151             3,245
2002.................................................         77             2,259
2003.................................................         31             3,925
Thereafter...........................................         --                --
                                                          ------           -------
     Total minimum lease payments....................     E1,256           E17,809
                                                       =============   ===============
Amount representing interest.........................     E (125)
                                                          ------
Present value of capital lease payments..............      1,131
                                                          ------
Current portion......................................        506
                                                          ------
Long-term portion....................................     E  625
                                                          ======

     FICS Group has a contingency regarding potential compensation due to the Belgian Banking Association for licensing of its ABACUS engine software product outside of Belgium. In the opinion of management, the ultimate outcome of this matter will not have a material adverse effect on FICS Group's financial position or results of operations.

8. STOCKHOLDERS' EQUITY

     FICS Group's authorized capital stock consists of 96,350 shares of common stock and 50,252 shares of preferred stock.

     During December 1997, FICS Group adopted the 1997 Stock Option Plan (the "1997 Plan"). Under the 1997 Plan, FICS Group is authorized to issue options to purchase up to 12,500 shares of common stock. During 1998, FICS Group issued options for the purchase of 10,194 shares. During February 1999, FICS Group increased the number of shares authorized under the 1997 Plan to 16,500.

     The maximum term of options granted under the 1997 Plan is 10 years. Options are granted under the 1997 Plan at prices as determined by the board of directors. Options generally vest ratably over a 4 year term.

     In accordance with APB No. 25, FICS Group has recorded a deferred stock-based compensation charge of E2,228,000 with respect to options granted during 1998. FICS Group recognized E1,241,000 of this amount as compensation expense during 1998. FICS Group will recognize the balance of this deferred stock-based compensation over the related vesting period of the options (which is generally 48 months).

                                FICS GROUP N.V.

     The following table sets forth the changes in the number of shares subject to options:

                                                                            WEIGHTED
                                                      NUMBER     OPTION     AVERAGE
                                                     OF SHARES   PRICE    OPTION PRICE
                                                     ---------   ------   ------------
  Outstanding at December 31, 1997.................       --        --          --
  Granted..........................................   10,194      E167        E167
  Exercised........................................       --        --
  Canceled or expired..............................     (600)      167         167
                                                      ------
  Outstanding at December 31, 1998.................    9,594       167         167
                                                      ------
  Available for grant at December 31, 1998.........    2,906
                                                      ------
  Exercisable at December 31, 1998.................    2,942       167
                                                      ======

     The weighted average grant-date fair value of options granted during 1998 was E398 per share. The weighted average remaining contractual life of options outstanding at December 31, 1998 was 9.04 years.

     Pursuant to the requirements of SFAS No. 123, the following disclosures are presented to reflect FICS Group's pro forma net loss and net loss per share, as if FICS Group had elected to use the fair value method of accounting prescribed by SFAS No. 123, rather than continuing to apply the provisions of APB No. 25. In preparing these disclosures, FICS Group has determined the value of all options granted using the average value method, as described in SFAS No. 123, and based on an assumed dividend rate of 0%, a weighted average risk free rate of 6% for 1998, and weighted average expected lives of approximately 4 years. Volatility for 1998 was estimated at 40%.

     Under SFAS No. 123 stock-based compensation costs would have increased the pretax loss by E303,000 (or E2.21 per share) during 1998 if the fair values of such compensation in that year had been recognized as compensation expense over the vesting period of the grant. The pro forma effect on net loss in 1998 is not representative of the pro forma effect on net income or loss in future periods because options vest over several years and additional options are expected to be granted.

  Sale of Preferred Stock

     During December 1998, FICS Group sold 9,300 shares of Series C Convertible Preferred Stock ("Series C") and Convertible Preferred Bond 1 ("Bond 1") as described below for E8,471,000. At the same date, FICS Group received E863,000 in the form of cancellation of a note payable which arose in 1998 by FICS Group in exchange for 950 shares of Series B2 Preferred Stock ("Series B2") and Convertible Preferred Bond 2 ("Bond 2") as described below. FICS Group recorded no gain or loss on the cancellation of the note payable since the price per share was equal to that paid by Series C purchasers.

     Bond 1 and Bond 2 are not repayable in cash, and will convert to Series C and Series B2, respectively. The number of shares that the Bond 1 and Bond 2 will convert into is based upon FICS Group's valuation in a potential initial public offering, sale or merger, or certain performance goals if FICS Group does not complete a public offering, sale or merger within two years from the date of investment. Bond 1 will convert into a minimum of one share or up to a maximum of 5,585 shares of Series C. Bond 2 will convert into one share or up to a maximum of 570 shares of Series B2. Completion of the proposed merger described in Note 12 will result in only the minimum number of

                                FICS GROUP N.V.

shares being issued for Bond 1 and Bond 2. Since the bonds are convertible only into additional preferred shares, FICS has considered this to be additional equity and thus has aggregated the Series C and B2 and Bonds 1 and 2 sale in the consolidated statement of stockholders' equity. Conversion of Bonds 1 and 2 into preferred shares will result in additional Series C and B2 shares being issued for no additional consideration.

  Terms of Preferred Stock

     The following is a summary of the principal rights, preferences and privileges of the Preferred Stock.

     Conversion: The shares of Preferred Stock are convertible into shares of Common Stock on a one-for-one basis, subject to certain antidilution provisions. Such conversion will occur automatically at the time of an initial public offering.

     Liquidation Preference: In the event of a winding up of FICS Group, the available assets are distributed as follows: first, holders of Series B2 and Series C Preferred Stock are paid, in parity, E546,000 and E5,357,000, respectively; then, holders of Series B1 Preferred Stock are paid E9,040,000. The balance would be distributed ratably among the holders of Preferred Stock and Common Stock.

     Dividend Preference: Holders of shares of Preferred Stock are entitled to receive dividends payable prior and in preference to any payment of any dividend on the Common Stock, when, as and if declared by the Board of Directors of FICS Group. The right to such dividends on the Preferred Stock is not cumulative, and no right will accrue to holders of the Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year.

9. INCOME TAXES

     The components of the pretax loss are as follows (in thousands):

                                                         YEAR ENDED DECEMBER 31,
                                                        -------------------------
                                                         1996     1997     1998
                                                        ------   ------   -------
Belgium...............................................  E1,593   E3,108    E2,106
Rest of the world.....................................   2,049      325     7,908
                                                        ------   ------   -------
     Total pretax loss................................  E3,642   E3,433   E10,014
                                                        ======   ======   =======

     Income tax expense, currently payable, consists of the following (in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1996     1997     1998
                                                              ------   ------   ------
Belgium.....................................................    E 2      E19      E11
Rest of the world...........................................      9       43       51
                                                                ---      ---      ---
                                                                E11      E62      E62
                                                                ===      ===      ===

                                FICS GROUP N.V.

     The actual income tax expense differs from the "expected" tax computed by applying the Belgian corporate income tax rate of 40.17% to loss before tax as follows (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                      ---------------------------
                                                       1996      1997      1998
                                                      -------   -------   -------
Computed "expected" tax benefit.....................  E(1,463)  E(1,381)  E(4,023)
Permanent differences related to
  Intangible asset amortization.....................      118       358       309
  Stock-based compensation amortization.............       --        --       660
Change in deferred tax valuation allowance..........      462       117       226
Unutilized tax losses...............................      883       905     2,836
Foreign taxes.......................................        9        44        51
Withholding tax on interest income..................        2        19         3
                                                      -------   -------   -------
Provision for income taxes..........................  E    11   E    62   E    62
                                                      =======   =======   =======

     The components of the deferred tax assets and liabilities at December 31 (in thousands):

                                                              1997     1998
                                                              -----   -------
Deferred tax assets
  Operating tax losses......................................  E 809   E 2,832
  Less: Valuation allowance.................................   (345)   (2,142)
                                                              -----   -------
     Total deferred tax assets..............................    464       690
                                                              -----   -------
Deferred tax liabilities
  Depreciation..............................................    167       106
  Foreign exchange..........................................    297       584
                                                              -----   -------
     Total deferred tax liabilities.........................  E 464   E   690
                                                              =====   =======

     Under Belgian law, FICS Group is permitted to carry forward its taxable losses for an indefinite period of time as long as there is no change in ownership. In case of a change in ownership, FICS Group will have to justify the economic and financial reasons for the change to be able to offset the loss in future periods. At December 31, 1998, the total amount of available carry forward losses was approximately E8,000,000.

10. SEGMENT INFORMATION AND MAJOR CUSTOMERS

     FICS Group operates in one business segment providing software and related services to the financial services industry. FICS Group attributes revenues from external customers to individual countries based either upon the country in which the software-related services are performed or the country in which the customer is domiciled.

                                FICS GROUP N.V.

     The following table summarizes financial information by geographic area (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                     ----------------------------
                                                      1996      1997       1998
                                                     -------   -------   --------
Revenues:
  Belgium..........................................  E10,294   E13,942   E 12,129
  The Netherlands..................................    7,270     9,549     17,747
  United Kingdom...................................    2,449     4,514      5,647
  Rest of Europe, Middle East and Africa...........    1,456     2,518      4,259
                                                     -------   -------   --------
     Total Europe, Middle East and Africa..........   21,469    30,523     39,782
                                                     -------   -------   --------
  United States....................................    1,023     3,344      6,770
  Asia/Pacific.....................................    1,214     1,814      3,201
                                                     -------   -------   --------
                                                     E23,706   E35,681   E 49,753
                                                     =======   =======   ========
Operating(loss)/income (in thousands of euro):
  Belgium..........................................  E(2,631)  E(1,091)  E   (176)
  The Netherlands..................................       25        19         67
  United Kingdom...................................     (220)   (1,579)    (7,670)
  Rest of Europe, Middle East and Africa...........     (148)      168     (1,600)
                                                     -------   -------   --------
     Total Europe, Middle East and Africa..........   (2,974)   (2,483)    (9,379)
                                                     -------   -------   --------
  United States....................................     (487)      107        403
  Asia/Pacific.....................................     (593)     (598)    (1,147)
                                                     -------   -------   --------
                                                     E(4,054)  E(2,974)  E(10,123)
                                                     =======   =======   ========

                                                               1997      1998
                                                               ----     -------
Identifiable assets (in thousands of euro):
  Belgium...................................................  E 8,917   E12,392
  The Netherlands...........................................    2,995     5,222
  United Kingdom............................................    1,909     3,580
  Rest of Europe, Middle East and Africa....................    1,354     3,662
                                                              -------   -------
     Total Europe, Middle East and Africa...................   15,175    24,856
                                                              -------   -------
  United States.............................................    1,018     8,426
  Asia/Pacific..............................................      508     1,329
                                                              -------   -------
                                                              E16,701   E34,611
                                                              =======   =======

     There was one customer which accounted for more than 10% of total revenues for each of the years presented. Revenue from this customer accounted for 29%, 20% and 23% of total revenues in 1998, 1997 and 1996, respectively.

11. RELATED PARTY TRANSACTIONS

     FICS Group's Chief Executive Officer and Chairman of the board of directors is also the principal stockholder of FICS Group, controls over 60% of the share capital as of December 31, 1998.

                                FICS GROUP N.V.

     In 1998, FICS Group granted a member of the board of directors 787 options to purchase common stock in return for consulting services to be rendered to FICS Group.

     During 1998, FICS Group recorded software license revenues of approximately E200,000 from a customer that was subsequently acquired by FICS Group as described in Note 3.

12. SUBSEQUENT EVENT

     On May 16, 1999, FICS Group entered into agreements to merge with Security First Technologies Corporation, or S1, a U.S. company. Under the terms of the agreements, S1 will, in effect, issue 20,000,000 shares in exchange for 100% of the outstanding shares and options of FICS Group. In connection with the merger agreements, FICS Group has entered into a loan agreement whereby S1 has made available to FICS Group a $10,000,000 line of credit, of which $6,000,000 was received by FICS Group through July 7, 1999. Amounts borrowed under the line accrue interest at LIBOR plus 1/2% and are payable following the earlier of September 26, 2000 or the date of the closing of an initial public offering of the common stock of FICS Group. Payment of the amounts borrowed under the line may be made, at the option of FICS Group, in cash or in shares of its common stock. Consummation of the transaction is subject to certain conditions which, among other items, include the approval of the stockholders of S1.

          INTRODUCTORY NOTE TO UNAUDITED INTERIM FINANCIAL STATEMENTS

     The unaudited interim consolidated financial statements of FICS Group N.V. (the "Company") include all adjustments of a normal recurring nature which, in the opinion of management, are necessary for a fair presentation of financial position as of March 31, 1999 and results of operations and cash flows for the interim periods presented. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the entire year. Certain information and footnotes required by generally accepted accounting principles are not included herein. These interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 1998 included in this prospectus.

     The unaudited interim consolidated financial statements are expressed in euro (E), and are prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP). FICS Group previously presented their accounts in Belgian Francs (BEF). The January 1, 1999 exchange rate was retroactively applied to restate prior-period balances. The exchange rate on such date and at March 31, 1999 was BEF 40.3399 to E1.00. The comparative financial statements still reflect the same trends as previously reported. These statements may not be comparable to other companies that are reporting in the euro, if they restated from a different prior reporting currency.

                                FICS GROUP N.V.

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
 (AMOUNTS HAVE BEEN RESTATED FROM THE PRIOR REPORTING CURRENCY, BELGIAN FRANCS,
                                    TO EURO)

                                                              DECEMBER 31,   MARCH 31,
                                                                  1998         1999
                                                              ------------   ---------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................    E  2,968     E  2,759
  Accounts receivable, net..................................      22,529       21,963
  Unbilled receivables......................................       1,561        1,947
  Other receivables.........................................         678        1,220
                                                                --------     --------
     Total current assets...................................      27,736       27,889
                                                                --------     --------
Property, plant, and equipment, net.........................       4,120        4,096
Intangible assets, net......................................       2,755        2,629
                                                                --------     --------
     Total assets...........................................    E 34,611     E 34,614
                                                                ========     ========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Borrowings under line of credit...........................    E  7,094     E  9,851
  Current portion of long-term debt.........................         588          244
  Accounts payable..........................................       9,660        8,801
  Accrued liabilities.......................................       3,457        3,455
  Income taxes payable......................................          98          127
  Deferred revenue..........................................       7,560        8,316
                                                                --------     --------
     Total current liabilities..............................      28,457       30,794
                                                                --------     --------
  Long-term debt............................................         710        1,180
                                                                --------     --------
     Total liabilities......................................      29,167       31,974
                                                                --------     --------
Stockholders' equity:
  Convertible preferred stock:
     Series B1: 40,000 shares authorized, 40,000 shares
      issued and outstanding at March 31, 1999..............       9,040        9,040
     Series B2: 950 shares authorized, issued and
      outstanding at March 31, 1999.........................         863          863
     Series C: 9,302 shares authorized, issued and
      outstanding at March 31, 1999.........................       8,471        8,471
  Common stock, 96,350 shares authorized, issued and
     outstanding at March 31, 1999..........................         597          597
  Additional paid-in capital................................       3,521        3,521
  Deferred stock-based compensation.........................        (987)        (834)
  Accumulated deficit.......................................     (16,469)     (19,166)
  Accumulated other comprehensive income (loss).............         408          148
                                                                --------     --------
     Total stockholders' equity.............................       5,444        2,640
                                                                --------     --------
     Total liabilities and stockholders' equity.............    E 34,611     E 34,614
                                                                ========     ========

                                FICS GROUP N.V.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
 (AMOUNTS HAVE BEEN RESTATED FROM THE PRIOR REPORTING CURRENCY, BELGIAN FRANCS,
                                    TO EURO)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Revenues
  Software licenses.........................................  E 1,749    E 3,610
  Services..................................................    9,598      9,649
                                                              -------    -------
     Total revenues.........................................   11,347     13,259
                                                              -------    -------
Cost of revenues
  Software licenses.........................................       64         34
  Services..................................................    7,771      8,179
                                                              -------    -------
     Total cost of revenues.................................    7,835      8,213
                                                              -------    -------
     Gross profit...........................................    3,512      5,046
Operating expenses
  Sales and marketing.......................................      936      2,210
  Research and development..................................    2,800      3,453
  General and administrative................................    2,015      1,587
  Stock-based compensation..................................      281        153
  Amortization of intangibles...............................        1        131
                                                              -------    -------
     Total operating expenses...............................    6,033      7,534
                                                              -------    -------
Loss from operations........................................   (2,521)    (2,488)
  Interest income...........................................        5         12
  Interest expense..........................................      (28)       (95)
  Other income (expense)....................................       (5)      (125)
                                                              -------    -------
     Loss before income taxes...............................   (2,549)    (2,696)
Income tax provision........................................       16          1
                                                              -------    -------
     Net loss...............................................  E(2,565)   E(2,697)
                                                              =======    =======
Basic and diluted net loss per share........................  E(18.81)   E(18.40)
                                                              =======    =======
Weighted average shares outstanding.........................      136        147
                                                              =======    =======

                                FICS GROUP N.V.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)
 (AMOUNTS HAVE BEEN RESTATED FROM THE PRIOR REPORTING CURRENCY, BELGIAN FRANCS,
                                    TO EURO)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Cash flows from operating activities:
  Net loss..................................................  E(2,565)   E(2,697)
  Adjustments to reconcile net loss to net cash flow used by operating activities:
     Depreciation and amortization..........................      646        895
     Amortization of stock-based compensation...............      281        153
     Decrease (increase) in accounts receivable.............   (6,800)       506
     Decrease (increase) in unbilled receivables............     (796)      (386)
     (Decrease) increase in accounts payable................    2,490       (959)
     Increase (decrease) in accrued liabilities and taxes
      payable...............................................    1,286         27
     Increase in deferred revenue...........................    1,410        706
     (Increase) decrease in other receivables...............     (101)      (542)
                                                              -------    -------
       Net cash used in operating activities................   (4,149)    (2,297)
                                                              -------    -------
Cash flows from investing activities:
  Purchase of property, plant and equipment.................     (285)      (740)
                                                              -------    -------
       Net cash used in investing activities................     (285)      (740)
                                                              -------    -------
Cash flows from financing activities:
  Increase in borrowings under line of credit...............    2,422      2,757
  Repayment of long-term debt...............................     (296)        --
  Proceeds from long-term debt..............................       --        245
  Repayments of obligations under capital leases:...........      (45)      (119)
       Net cash flows provided by (used in) financing
        activities..........................................    2,081      2,883
                                                              -------    -------
Effect of exchange rate changes on cash and cash
  equivalents...............................................       --        (55)
(Decrease) increase in cash and cash equivalents............   (2,353)      (209)
                                                              -------    -------
Cash and cash equivalents at beginning of period............    4,178      2,968
                                                              -------    -------
Cash and cash equivalents at end of period..................  E 1,825    E 2,759
                                                              =======    =======
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest..................       18         95
  Cash paid during the period for taxes.....................       13          1
Supplemental disclosure of non-cash information:
  Acquisition of property and equipment under capital
     leases.................................................       36         31

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                    SECURITY FIRST TECHNOLOGIES CORPORATION,
                          SAHARA STRATEGY CORPORATION
                                      AND
                               EDIFY CORPORATION
                                  DATED AS OF
                                  MAY 16, 1999

                               TABLE OF CONTENTS

                                                              PAGE
ARTICLE I THE MERGER........................................   A-5
      1.1 The Merger........................................   A-5
      1.2 Effective Time....................................   A-5
      1.3 Effects of the Merger.............................   A-5
      1.4 Conversion of Edify Common Stock..................   A-6
      1.5 Conversion of Merger Sub Common Stock.............   A-7
      1.6 Options...........................................   A-7
      1.7 Certificate of Incorporation......................   A-7
      1.8 By-Laws...........................................   A-7
      1.9 Directors and Officers............................   A-8
     1.10 Tax Consequences..................................   A-8
ARTICLE II EXCHANGE OF SHARES...............................   A-8
     2.1 S1 to Make Shares Available........................   A-8
     2.2 Exchange of Shares.................................   A-8
ARTICLE III REPRESENTATIONS AND WARRANTIES OF EDIFY.........   A-9
      3.1 Corporate Organization............................  A-10
      3.2 Capitalization....................................  A-10
      3.3 Authority; No Violation...........................  A-11
      3.4 Consents and Approvals............................  A-12
      3.5 Financial Statements; Exchange Act Filings; Books
     and Records............................................  A-12
      3.6 Broker's Fees.....................................  A-13
      3.7 Absence of Certain Changes or Events..............  A-13
      3.8 Legal Proceedings.................................  A-13
      3.9 Taxes and Tax Returns.............................  A-14
     3.10 Employee Plans....................................  A-15
     3.11 Certain Contracts.................................  A-17
     3.12 Agreements with Regulatory Agencies...............  A-17
     3.13 Certificate of Incorporation......................  A-18
     3.14 Environmental Matters.............................  A-18
     3.15 Properties and Assets.............................  A-18
     3.16 Insurance.........................................  A-19
     3.17 Compliance with Applicable Laws...................  A-19
     3.18 Affiliates........................................  A-20
     3.19 Ownership of S1 Common Stock......................  A-20
     3.20 Fairness Opinion..................................  A-20
     3.21 Change of Control Payments........................  A-20
     3.22 Disclosure........................................  A-20
     3.23 Board Approval....................................  A-21
     3.24 Section 203 of the Delaware General Corporation
          Law and Edify Rights Plan Not Applicable..........  A-21
     3.25 Intellectual Property.............................  A-21
     3.26 Additional Information............................  A-23
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF S1.............  A-23
      4.1 Corporate Organization............................  A-24
      4.2 Capitalization....................................  A-24
      4.3 Authority; No Violation...........................  A-25

      4.4 Consents and Approvals............................  A-26
      4.5 Financial Statements; Exchange Act Filings; Books
     and Records............................................  A-26
      4.6 Broker's Fees.....................................  A-27
      4.7 Absence of Certain Changes or Events..............  A-27
      4.8 Legal Proceedings.................................  A-27
      4.9 Taxes and Tax Returns.............................  A-28
     4.10 Employee Plans....................................  A-28
     4.11 Certain Contracts.................................  A-30
     4.12 Environmental Matters.............................  A-31
     4.13 Properties and Assets.............................  A-31
     4.14 Insurance.........................................  A-32
     4.15 Compliance with Applicable Laws...................  A-32
     4.16 S1 Information....................................  A-32
     4.17 Intellectual Property.............................  A-32
     4.18 BBRS Fairness Opinion.............................  A-34
     4.19 Merger Sub Board Approval.........................  A-35
     4.20 S1 Board Approval.................................  A-35
     4.21 Agreements with Regulatory Agencies...............  A-35
     4.22 Certificate of Incorporation......................  A-35
     4.23 Affiliates........................................  A-35
     4.24 Additional Information............................  A-35
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS.........  A-36
      5.1 Covenants of Edify................................  A-36
      5.2 Covenants of S1...................................  A-38
      5.3 Compliance with Antitrust Laws....................  A-38
ARTICLE VI ADDITIONAL AGREEMENTS............................  A-39
      6.1 Regulatory Matters................................  A-39
      6.2 Access to Information.............................  A-40
      6.3 Stockholder Meetings..............................  A-41
      6.4 Legal Conditions to Merger........................  A-41
      6.5 Stock Exchange Listing............................  A-41
      6.6 Employees.........................................  A-41
      6.7 Indemnification...................................  A-42
      6.8 Subsequent Interim and Annual Financial
     Statements.............................................  A-43
      6.9 Additional Agreements.............................  A-43
     6.10 Advice of Changes.................................  A-43
     6.11 Current Information...............................  A-44
     6.12 Transaction Expenses of Edify.....................  A-44
     6.13 Form S-8..........................................  A-44
     6.14 Edify ESPP........................................  A-44
     6.15 Board of Directors................................  A-45
     6.16 Bylaws............................................  A-45
ARTICLE VII CONDITIONS PRECEDENT............................  A-45
      7.1 Conditions to Each Party's Obligation To Effect
     the Merger.............................................  A-45
      7.2 Conditions to Obligations of S1 and Merger Sub....  A-46
      7.3 Conditions to Obligations of Edify................  A-47

ARTICLE VIII TERMINATION AND AMENDMENT......................  A-48
      8.1 Termination.......................................  A-48
      8.2 Effect of Termination.............................  A-49
      8.3 Amendment.........................................  A-49
      8.4 Extension; Waiver.................................  A-49
ARTICLE IX GENERAL PROVISIONS...............................  A-50
      9.1 Closing...........................................  A-50
      9.2 Nonsurvival of Representations, Warranties and
     Agreements.............................................  A-50
      9.3 Expenses; Breakup Fee.............................  A-50
      9.4 Notices...........................................  A-51
      9.5 Interpretation....................................  A-51
      9.6 Counterparts......................................  A-51
      9.7 Entire Agreement..................................  A-52
      9.8 Governing Law.....................................  A-52
      9.9 Enforcement of Agreement..........................  A-52
     9.10 Severability......................................  A-52
     9.11 Publicity.........................................  A-52
     9.12 Assignment; Limitation of Benefits................  A-52
     9.13 Additional Definitions............................  A-53
EXHIBITS
     A           Option Agreement
     B           Certificate of Merger
     C           Edify Stockholder Agreement
     D           S1 Stockholder Agreement

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of May 16, 1999 (this "Agreement"), is entered into by and among Security First Technologies Corporation, a Delaware corporation ("S1"), Sahara Strategy Corporation, a Delaware corporation and wholly owned subsidiary of S1 ("Merger Sub"), and Edify Corporation, a Delaware corporation ("Edify").

     WHEREAS, the Boards of Directors of S1, Merger Sub and Edify have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Edify, with Edify being the Surviving Corporation (as defined) and a wholly owned subsidiary of S1 (the "Merger");

     WHEREAS, as an inducement to S1 to enter into this Agreement, Edify will enter into an option agreement, in the form attached hereto as Exhibit A (the "Option Agreement"), with S1 immediately following the execution of this Agreement pursuant to which Edify will grant S1 an option to purchase, under certain circumstances, newly issued shares of common stock, par value $0.001 per share, of Edify (including the associated Rights (as defined in that certain Rights Agreement (the "Edify Rights Plan") dated as of August 10, 1998 between Edify and BankBoston, N.A.) ("Edify Common Stock"), representing up to 19.9% of the issued and outstanding shares of Edify Common Stock as of the first date, if any, that the option becomes exercisable, at an exercise price of $17.87 per share, upon the terms and conditions therein contained, and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1  THE MERGER.

     Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall merge into Edify, with Edify being the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger. Upon consummation of the Merger, the corporate existence of Merger Sub shall cease and the Surviving Corporation shall continue to exist as a Delaware corporation, and a wholly owned subsidiary of S1.

     1.2  EFFECTIVE TIME.

     The Merger shall become effective on the Closing Date (as defined in Section 9.1 hereof), upon the filing of the certificate of merger (the "Certificate of Merger") in the form attached as Exhibit B hereto with the Secretary of State of the State of Delaware (or at such later time as may be agreed by Edify and S1 in writing and specified in the Certificate of Merger). The term "Effective Time" shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

     1.3  EFFECTS OF THE MERGER.

     At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL.

     1.4  CONVERSION OF EDIFY COMMON STOCK.

        (a) At the Effective Time, subject to Section 1.4(b) hereof, each share of Edify Common Stock issued and outstanding prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive, and be exchangeable for,
0.330969 shares of S1 common stock, par value $0.01 per share ("S1 Common Stock"). The number of shares of S1 Common Stock issuable with respect to each share of Edify Common Stock, as determined and adjusted as set forth herein, is called the "Exchange Ratio."

        (b) At the Effective Time, all of the shares of Edify Common Stock converted into S1 Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Edify Common Stock shall thereafter represent the right to receive (i) the number of whole shares of S1 Common Stock and (ii) cash in lieu of fractional shares of S1 Common Stock into which the shares of Edify Common Stock represented by such Certificate have been converted pursuant to Section 1.4(a) hereof. Certificates previously representing shares of Edify Common Stock shall be exchanged for certificates representing whole shares of S1 Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If prior to the Effective Time, S1 should split or combine its common stock, or pay a dividend or other distribution in such common stock, then the Exchange Ratio shall be appropriately adjusted to fully reflect such split, combination, dividend or distribution.

        (c) At the Effective Time, all shares of Edify Common Stock that are owned by Edify as treasury stock and all shares of Edify Common Stock that are owned directly or indirectly by S1 or Edify or any of their respective Subsidiaries shall be canceled and shall cease to exist and no stock of S1 or other consideration shall be delivered in exchange therefor. All shares of S1 Common Stock that are owned by Edify or any of its Subsidiaries shall become treasury stock of S1.

        (d) Certificates for fractions of shares of S1 Common Stock will not be issued. In lieu of a fraction of a share of S1 Common Stock, each holder of Edify Common Stock otherwise entitled to a fraction of a share of S1 Common Stock shall be entitled to receive an amount of cash equal to (i) the fraction of a share of the S1 Common Stock to which such holder would otherwise be entitled, multiplied by (ii) the actual market value of the S1 Common Stock, which shall be deemed to be the average of the daily closing prices per share for S1 Common Stock for the twenty consecutive trading days on which shares of S1 Common Stock are actually traded (as reported on the Nasdaq Stock Market National Market System) ending on the third trading day preceding the Closing Date. Following consummation of the Merger, no holder of Edify Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

        (e) If any shares of Edify Common Stock outstanding immediately prior to the Effective Time are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Edify, then the shares of S1 Common Stock issued in exchange for such shares of Edify Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of S1 Common Stock accordingly may be marked with appropriate legends. Edify shall take all action that may be necessary to ensure that, from and after the Effective Time, S1 is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

     1.5  CONVERSION OF MERGER SUB COMMON STOCK.

     Each of the shares of the common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation after the Merger and shall thereupon constitute all of the issued and outstanding shares of the Surviving Corporation.

     1.6  OPTIONS.

     At the Effective Time, each option granted by Edify to purchase shares of Edify Common Stock which is outstanding and unexercised immediately prior thereto, whether or not vested, shall be converted automatically into an option to purchase shares of S1 Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the 1996 Equity Incentive Plan (the "1996 Equity Plan"), the 1996 Directors Stock Option Plan (the "Directors Plan"), or the 1990 Stock Option Plan (the "1990 Option Plan"), as the case may be, (the 1996 Equity Plan, the Directors Plan and the 1990 Option Plan, collectively, the "Edify Stock Plans")):

        (1) The number of shares of S1 Common Stock to be subject to the option immediately after the Effective Time shall be equal to the product of the number of shares of Edify Common Stock subject to the option immediately before the Effective Time, multiplied by the Exchange Ratio, provided that any fractional shares of S1 Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

        (2) The exercise price per share of S1 Common Stock under the option immediately after the Effective Time shall be equal to the exercise price per share of Edify Common Stock under the option immediately before the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The duration, vesting schedule, exercisability and other terms of the option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to Edify in the Edify Stock Plans (and the corresponding references in the option agreement documenting such option) shall be deemed to be references to S1. Except as set forth in Section 1.6 of the Edify Disclosure Schedule, vesting of stock options under the Edify stock plans shall not be accelerated as a result of the Merger. Continuous employment with Edify or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Edify options after the Effective Time. It is intended that Edify options assumed by S1 shall qualify following the Effective Time as incentive stock options are defined in Section 422 of the Code to the extent such options qualified as such prior to the Effective Time and the provisions of this Section 1.6 shall be applied consistently with such intent. As soon as reasonably practicable, but in no event more than 30 days after the Effective Time, S1 will issue to each holder of an assumed option notice of the foregoing assumption by S1 of such Edify option.

     1.7  CERTIFICATE OF INCORPORATION.

     At the Effective Time, the Certificate of Incorporation of Edify, as the Surviving Corporation, shall be amended to be the same form of Certificate of Incorporation as Merger Sub.

     1.8  BY-LAWS.

     At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

     1.9  DIRECTORS AND OFFICERS.

     At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

     1.10  TAX CONSEQUENCES.

     It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code.

                                   ARTICLE II

                               EXCHANGE OF SHARES

     2.1  S1 TO MAKE SHARES AVAILABLE.

     At or prior to the Effective Time, S1 shall deposit, or shall cause to be deposited, with S1's transfer agent, American Stock Transfer & Trust Company, or such other bank, trust company or transfer agent as S1 may select and is reasonably acceptable to Edify (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of S1 Common Stock, the cash in lieu of fractional shares and any dividends or distributions pursuant to Section 2.2(b) (such cash, dividends and certificates for shares of S1 Common Stock, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section
1.4 and paid pursuant to Section 2.2(a) hereof in exchange for outstanding shares of Edify Common Stock.

     2.2  EXCHANGE OF SHARES.

        (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of S1 Common Stock, the cash in lieu of fractional shares into which the shares of Edify Common Stock represented by such Certificate or Certificates shall have been converted and any dividends or distributions pursuant to Section 2.2(b) pursuant to this Agreement. Edify shall have the right to review both the letter of transmittal and the instructions prior to such documents being finalized. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of S1 Common Stock to which such holder of Edify Common Stock shall have become entitled pursuant to the provisions of Article I hereof (with such legends as may be required pursuant to Section 1.4(e) hereof), (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
Article II and any dividends or distributions pursuant to Section 2.2(b), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

        (b) No dividends or other distributions declared after the Effective Time with respect to S1 Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article
II. After the surrender of a Certificate in accordance with this Article II, the record

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

holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of S1 Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of S1 Common Stock into which his Edify Common Stock shall have been converted.

        (c) If any certificate representing shares of S1 Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of S1 Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (d) After the close of business on the day immediately prior to the Effective Time, there shall be no transfers on the stock transfer books of Edify of the shares of Edify Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of S1 Common Stock as provided in this Article II.

        (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Edify for six months after the Effective Time may be returned to S1. Any stockholders of Edify who have not complied with this Article II prior to such return shall thereafter look only to S1 for payment of their shares of S1 Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on S1 Common Stock deliverable in respect of each share of Edify Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of S1, Edify, the Exchange Agent or any other person shall be liable to any former holder of shares of Edify Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by S1, the posting by such person of a bond in such amount as S1 may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of S1 Common Stock, cash in lieu of fractional shares deliverable in respect thereof and any dividends or distributions pursuant to Section 2.2(b) pursuant to this Agreement.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF EDIFY

     Edify hereby makes the following representations and warranties to S1 and Merger Sub as set forth in this Article III, subject to the exceptions disclosed in writing in the Edify Disclosure Schedule as of the date hereof, each of which is being relied upon by S1 and Merger Sub as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of Edify referenced below or otherwise required pursuant to this Agreement are referred to herein as the "Edify Disclosure Schedule."

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

     3.1  CORPORATE ORGANIZATION.

        (a) Edify is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as set forth in Section
3.1 of the Edify Disclosure Schedule, Edify has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary. The Certificate of Incorporation and By-Laws of Edify, copies of which have previously been made available to S1, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

        (b) No subsidiary of Edify is a "Significant Subsidiary" as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC"). Edify EMEA Ltd. and each other subsidiary of Edify (each, an "Edify Subsidiary") has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or the location of any material properties or assets owned or leased by it makes such licensing or qualification necessary. The Certificate of Incorporation and By-Laws or other corporate governance documents of each Edify Subsidiary, copies of which have previously been made available to S1, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

        (c) Neither Edify nor any Edify Subsidiary has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect (each, a "Contract") under which Contract it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Edify nor any Edify Subsidiary has, at any time, been a general partner of any general partnership, limited partnership or other entity.

     3.2  CAPITALIZATION.

        (a) The authorized capital stock of Edify consists of 55,000,000 shares of Edify Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share (the "Edify Preferred Stock"). Except as set forth in Section 3.2(a) of the Edify Disclosure Schedule, as of the date hereof, there are (x) 17,696,952 shares of Edify Common Stock issued and outstanding and no shares of Edify Common Stock held in Edify's treasury, (y) no shares of Edify Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 5,146,790 shares of Edify Common Stock reserved for issuance pursuant to the Edify Stock Plans (of which options for 5,027,283 shares are currently outstanding), (ii) the shares of Edify Common Stock reserved for issuance upon exercise of the option to be issued to S1 pursuant to the Option Agreement, and
(iii) 296,885 shares of Edify Common Stock reserved for issuance pursuant to the Edify 1996 Employee Stock Purchase Plan (the "Edify ESPP"), and (z) no shares of Edify Preferred Stock issued or outstanding, held in Edify's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise, other than 500,000 shares of Edify Preferred Stock designated as Series A Junior Participating Preferred Stock pursuant to the Edify Rights Plan. Upon consummation of the Merger, (A) the shares of S1 Common Stock issued in exchange for any shares of Edify Common Stock that are subject to a Contract pursuant to which Edify has the right to repurchase, redeem or otherwise reacquire any shares of Edify Common Stock will, without any further act of S1, Edify or any other person, become subject to the restrictions, conditions and other provisions contained in such

Contract, and (B) S1 will automatically succeed to and become entitled to exercise Edify's rights and remedies under any such Contract. All of the issued and outstanding shares of Edify Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Option Agreement, the Edify Rights Plan, the Edify ESPP, the Edify Stock Plans and as disclosed in Section 3.2 of the Edify Disclosure Schedule, Edify does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Edify Common Stock or Edify Preferred Stock or any other equity security of Edify or any securities representing the right to purchase or otherwise receive any shares of Edify Common Stock or any other equity security of Edify. The names of the optionees, the date of each option to purchase Edify Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Edify Stock Plans are set forth in
Section 3.2(a) of the Edify Disclosure Schedule. Since December 31, 1998, Edify has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than (i) pursuant to the exercise of director or employee stock options granted prior to December 31, 1998 under the Edify Stock Plans and (ii) pursuant to the Edify ESPP.

        (b) Section 3.2(b) of the Edify Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of Edify and their respective jurisdictions of incorporation or organization as of the date of this Agreement. Except as set forth in Section 3.2(b) of the Edify Disclosure Schedule, Edify owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Edify Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     3.3  AUTHORITY; NO VIOLATION.

        (a) Edify has full corporate power and authority to execute and deliver this Agreement and the Option Agreement and, subject to the adoption of this Agreement by a majority of the outstanding shares of Edify Common Stock, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Edify. The Board of Directors of Edify has declared this Agreement advisable and directed that this Agreement and the transactions contemplated hereby be submitted to Edify's stockholders for approval at a special meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of Edify's stockholders, no other corporate proceedings on the part of Edify (except for matters related to setting the date, time, place and record date for the special meeting) are necessary to approve this Agreement or the Option Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and the Option Agreement have been duly and validly executed and delivered by Edify and (assuming due authorization, execution and delivery by S1 and Merger Sub of this Agreement and by S1 of the Option Agreement) constitute valid and binding obligations of Edify, enforceable against Edify in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

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

        (b) Except as set forth at Section 3.3(b) of the Edify Disclosure Schedule, none of the execution and delivery of this Agreement and the Option Agreement by Edify, the consummation by Edify of the transactions contemplated hereby and thereby, or compliance by Edify with any of the terms or provisions hereof and thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Edify, or (ii) assuming that the consents and approvals referred to in Sections 3.3(a) and 3.4 hereof are duly obtained, (x) violate any Laws (as defined in Section 9.13) applicable to Edify or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Edify under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Edify is a party, or by which it or any of its properties or assets may be bound or affected, except, in each case, where such violation, conflict, breach, loss, default, termination, cancellation or acceleration would not have a Material Adverse Effect on Edify or the Surviving Corporation.

     3.4  CONSENTS AND APPROVALS.

        (a) Except for (i) the effectiveness of a registration statement on Form S-4 to register the shares of S1 Common Stock to be issued in connection with the Merger (including the shares of S1 Common Stock that may be issued upon the exercise of the options referred to in Section 1.6 hereof), and the filing of the joint proxy statement/prospectus to be used in soliciting the approval of Edify's and S1's stockholders at a special meeting to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement/Prospectus"), (ii) the approval of this Agreement by the requisite vote of the stockholders of Edify, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the securities or antitrust laws of any foreign country, and (v) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Edify Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity"), or with any third party are necessary in connection with (1) the execution and delivery by Edify of this Agreement and the Option Agreement, (2) the consummation by Edify of the Merger and the other transactions contemplated hereby, and (3) the consummation by Edify of the Option Agreement and the transactions contemplated thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have (x) a material adverse effect on the ability of S1 to consummate the transactions contemplated hereby or (y) a Material Adverse Effect on Edify, S1 or the Surviving Corporation following the Effective Time.

        (b) Except as set forth in Section 3.4(b) of the Edify Disclosure Schedule, Edify hereby represents to S1 that it has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

     3.5  FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

     Edify has previously made available to S1 true, correct and complete copies of the consolidated balance sheets of Edify and its Subsidiary as of December 31 for the fiscal years 1997 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal

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

years 1996 through 1998, inclusive, as reported in Edify's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to Edify, and the interim financial statements of Edify as of and for the three months ended March 31, 1998 and 1999, as included in the Edify quarterly report on Form 10-Q for the period ended March 31, 1999 as filed with the SEC. The financial statements referred to in this Section 3.5 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of Edify and its Subsidiary for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or any successor form. Edify's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and all reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since December 31, 1996 comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and Edify has previously made available to S1 true, correct and complete copies of such reports. The books and records of Edify have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

     3.6  BROKER'S FEES.

     Neither Edify nor any Edify Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Option Agreement, except that Edify has engaged, and will pay a fee or commission to Goldman, Sachs & Co. ("Goldman") in accordance with the terms of a letter agreement between Goldman and Edify, dated March 19, 1999, a true, complete and correct copy of which has been previously delivered by Edify to S1.

     3.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.

        (a) Except as disclosed in Edify's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, or any other report filed since December 31, 1998 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, true and correct copies of which have been made available to S1, since December 31, 1998
(i) neither Edify nor any Edify Subsidiary has incurred any material liability, except as contemplated by the Agreement or in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has had, or would have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.13) on Edify.

        (b) Since December 31, 1998, Edify and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

     3.8  LEGAL PROCEEDINGS.

        (a) Except as disclosed on Schedule 3.8 to the Edify Disclosure Schedule, neither Edify nor any of its Subsidiaries is a party to any, and there are no pending or threatened, legal,
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

administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Edify or any of its Subsidiaries.

        (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Edify, any of its Subsidiaries or the assets of Edify or any of its Subsidiaries.

        (c) No Governmental Entity has at any time challenged or questioned in a writing delivered to Edify the legal right of Edify to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of Edify, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Edify to seek indemnification from Edify.

     3.9  TAXES AND TAX RETURNS.

        (a) For purposes of this Section 3.9, Edify shall include Edify and each Edify Subsidiary and any other affiliated or related corporation or entity if Edify or any Edify Subsidiary has or could have any material liability for the Taxes of such corporation or entity. Edify has duly filed all Tax Returns required to be filed by it on or before the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provision in the financial statements referred to in Sections 3.5 and 6.8 hereof in accordance with GAAP for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by Taxing Authorities on or before the date hereof other than Taxes (a) that (x) are not yet delinquent or
(y) are being contested in good faith and set forth in Section 3.9 of the Edify Disclosure Schedule and (b) that have not been finally determined. The charges, accruals, and reserves with respect to Taxes in the financial statements referred to in Sections 3.5 and 6.8 are adequate (determined in accordance with GAAP) and are at least equal to its liability for Taxes. There exists no proposed tax assessment against Edify except as disclosed in the financial statements referred to in Sections 3.5 and 6.8 hereof in accordance with GAAP. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by Edify. All Taxes that Edify is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority. All liability with respect to the Tax Returns of Edify has been satisfied for all years to and including 1998. No Taxing Authority has notified Edify of, or otherwise asserted, that there are any material deficiencies with respect to the Tax Returns of Edify subsequent to 1994. There are no material disputes pending, or claims asserted, for Taxes or assessments of Edify, nor has Edify given or been requested to give any currently effective waiver extending the statutory period of limitation applicable to any Tax Return. In addition, Tax Returns that are accurate and complete in all material respects have been filed by Edify for all periods for which returns were due with respect to income and employment tax withholding with respect to wages and other income and the amounts shown on such Tax Returns to be due and payable have been paid in full or adequate provision therefor in accordance with GAAP has been included by Edify in the financial statements referred to in Sections
3.5 and 6.8 hereto. All Edify Tax Returns have been examined by the relevant Taxing Authorities, or closed without audit by applicable statutes of limitations, and all deficiencies proposed as a result of such examinations have been paid or settled, for all periods before and including the taxable year ended December 31, 1994. Edify has provided or made available to S1 complete and correct copies of its Tax Returns and all material correspondence and documents, if any, relating directly or indirectly to Taxes for each taxable year or other relevant period as to which the applicable statute of limitations has not run on the date hereof. For this purpose, "correspondence and documents" include, without limitation, amended Tax Returns, pending claims for refunds, notices from Taxing Authorities of proposed changes or adjustments to Taxes or Tax Returns that have not been finally resolved, consents to assessment or collection of Taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and

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

requests therefor, and all other written communications to or from Taxing Authorities relating to any material Tax liability of Edify.

        (b) For purposes of this Agreement:

           "Tax" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

           "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

           "Taxing Authority" means any:

                (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                (b) federal, state, local, municipal, foreign, or other government;

                (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                (d) multi-national organization or body; or

                (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     3.10  EMPLOYEE PLANS.

        (a) For purposes of this Section 3.10, Edify shall include each of its Subsidiaries and any other entity that together with Edify would be deemed a "single employer" for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (determined without regard to whether such entity conducts business in the United States). Section 3.10(a) of the Edify Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of sec. 3(3) of ERISA) ("ERISA Plan") and each other plan, arrangement or agreement providing benefits to the current or former employees of Edify that as of the date of this Agreement Edify maintains, to which Edify contributes or under which Edify has any liability, or within the last six years that Edify has maintained, to which Edify has contributed or under which Edify has had any liability (collectively, the "Edify Plans"). Each Edify Plan that is an ERISA Plan is referred to as a "Edify ERISA Plan."

        (b) Edify has heretofore made available to S1 true, correct and complete copies of each of the Edify Plans and all related documents, including but not limited to (i) the actuarial report for such Edify Plan (if applicable) for each of the last five years, (ii) the most recent determination letter from the Internal Revenue Service ("IRS"), if applicable, for each Edify ERISA Plan,
(iii) the current summary plan description and any summaries of material modification for each Edify ERISA Plan and any corresponding document for each other Edify Plan which have not been incorporated into the current summary plan description, (iv) all annual reports for each Edify ERISA Plan filed for the preceding five plan years and any annual or other periodical financial information concerning any other Edify Plan filed with any governmental agency,
(v) all agreements with

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

fiduciaries and service providers relating to the Edify Plan, (vi) all substantive correspondence relating to any such Edify Plan addressed to or received from any governmental agency or authority, (vii) all personnel, payroll, and employment manuals and policies, and (viii) a written description of any Edify Plan that is not otherwise in writing.

        (c) Edify has performed all of its obligations under all Edify Plans. Edify has made appropriate entries in the financial statements referred to in Sections 3.5 and 6.8 hereof in accordance with GAAP for all obligations and liabilities under the Edify Plans. No statement, either written or oral, has been made by Edify with regard to any Edify Plan that was not in accordance with the Edify Plan and that could have a Material Adverse Effect on S1. Edify has no liability to the IRS, the U.S. Pension Benefit Guaranty Corporation or to any other governmental or quasi-governmental agency or authority with respect to any Edify Plan. No Edify ERISA Plan is subject to title IV of ERISA.

        (d) Except as set forth at Section 3.10(d) of the Edify Disclosure Schedule, (i) each of the Edify Plans has been operated and administered in all material respects in compliance with applicable Laws, including, but not limited, in the case of each Edify ERISA Plan, to ERISA and the Code, (ii) each of the Edify ERISA Plans intended to be "qualified" within the meaning of
Section 401 of the Code is so qualified and Edify has received a determination letter or opinion letter from the IRS to such effect, which letter remains in full force and effect, (iii) with respect to each Edify ERISA Plan that is subject to the funding requirements of ERISA and the Code, the present value of accrued benefits under such Edify Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Edify Plan's actuary with respect to such Edify Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Edify Plan allocable to such accrued benefits, (iv) no Edify Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Edify beyond their retirement or other termination of service, other than (a) coverage mandated by applicable Law, (b) death benefits or retirement benefits under an Edify Plan that also provides post-retirement income, annuity or pension benefits (including an "employee pension plan" as that term is defined in ERISA), (c) deferred compensation benefits under an Edify Plan that are accrued as liabilities in the financial statements referred to in Sections 3.5 and 6.8 hereof in accordance with GAAP, or (d) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Edify that has not been satisfied in full, and no condition exists that presents a material risk of Edify incurring a material liability thereunder, (vi) no Edify ERISA Plan is a "multiemployer pension plan," as such term is defined in ERISA and no other Edify Plan is maintained pursuant to any collective bargaining agreement or other agreement with a labor union or other authorized representative of labor, (vii) all contributions or other amounts payable by Edify with respect to each Edify Plan and all other liabilities of each such entity with respect to each Edify Plan, in respect of current or prior plan years have been paid or accrued in the financial statements referred to in Sections 3.5 and 6.8 hereof in accordance with GAAP and, in the case of an Edify ERISA Plan, ERISA and the Code, (viii) Edify has not engaged in a "prohibited transaction" as defined in ERISA or the Code in connection with which Edify could be subject to either any material excise tax or civil penalty assessed pursuant to ERISA or the Code, (ix) to the knowledge of Edify, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Edify Plans or any trusts related thereto, (x) all Edify Plans could be terminated as of the Closing without material liability in excess of the amount accrued therefor in the financial statements referred to in Sections 3.5 and 6.8 hereof in accordance with GAAP; (xi) no Edify Plan, either individually or collectively, provides for any material payment by Edify that would not be deductible for U.S. federal income tax purposes; (xii) no "accumulated funding deficiency" as defined in ERISA or the Code, whether or not waived, and no "unfunded

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current liability" as determined under the Code exists with respect to any Edify
ERISA Plan; (xiii) no Edify ERISA Plan has experienced a "reportable event" (as such term is defined in ERISA and regulations thereunder) that is not subject to an administrative or statutory waiver from the reporting requirement.

     3.11  CERTAIN CONTRACTS.

        (a) Except as set forth at Section 3.11 of the Edify Disclosure Schedule, neither Edify nor any of its Subsidiaries is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants (other than standard offer letters which provide for no more than at-will employment), (ii) which, upon execution of this Agreement or the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from S1, Edify, the Surviving Corporation or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) with or to a labor union or guild (including any collective bargaining agreement),
(iv) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (v) containing any covenant materially limiting the right of Edify or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights, (vi) relating to the disposition or acquisition by Edify or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Edify or any of its Subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Edify's Subsidiaries that is material to Edify's business as currently conducted, or
(vii) to provide source code to any third party for any product or technology that is material to Edify and its Subsidiaries taken as a whole. Edify has previously made available to S1 true, correct and complete copies of all employment, consulting and deferred compensation agreements to which Edify or any of its Subsidiaries is a party. Section 3.11(a) of the Edify Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) of Edify. Each contract, arrangement or commitment of the type described in this Section 3.11(a), whether or not set forth in
Section 3.11(a) of the Edify Disclosure Schedule, is referred to herein as a "Edify Contract," and neither Edify nor any of its Subsidiaries has received written notice of, nor do any executive officers of such entities know of, any violation of any Edify Contract.

        (b) (i) Except as set forth in Section 3.11 of the Edify Disclosure Schedule, each Edify Contract is valid and binding and in full force and effect as to the obligations of Edify thereunder, and, to the knowledge of Edify, is valid and binding and in full force and effect as to the obligations by the third parties thereto, (ii) Edify and each of its Subsidiaries has, and to the knowledge of Edify, each third party has, in all material respects performed all obligations required to be performed by it to date under each Edify Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Edify or any of its Subsidiaries under any such Edify Contract or, to the knowledge of Edify, any third party thereto.

     3.12  AGREEMENTS WITH REGULATORY AGENCIES.

     Edify (i) is not subject to any cease-and-desist or other order issued by,
(ii) is not a party to any written agreement, consent agreement or memorandum of understanding with, and (iii) has not adopted any board resolutions at the request of (each, whether or not set forth on Section 3.12 of the

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Edify Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity
that restricts the conduct of its business or that in any manner relates to its management or its business, nor has Edify been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     3.13  CERTIFICATE OF INCORPORATION.

     The Board of Directors of Edify has approved the offer of S1 to enter into this Agreement and the Option Agreement, and has approved Edify's entering into this Agreement and the Option Agreement, and the transactions contemplated thereby, such that under Edify's Certificate of Incorporation the only vote of Edify stockholders necessary to consummate the transactions contemplated hereby (including the Merger and issuance under the Option Agreement) is the approval of at least a majority of the outstanding shares of Edify Common Stock.

     3.14  ENVIRONMENTAL MATTERS.

        (a) Each of Edify and the Edify Subsidiaries is in compliance in all material respects with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Material (as hereinafter defined), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

        (b) There is no suit, claim, action, proceeding, investigation or notice pending or to the knowledge of Edify's directors and executive officers threatened (or past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which Edify or any Edify Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to any material release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Edify or any Edify Subsidiary;

        (c) To the knowledge of Edify's directors and executive officers, during the period of Edify's or any Edify Subsidiary's ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.

        (d) For purposes of this Section 3.14, the term "Hazardous Material" means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

     3.15  PROPERTIES AND ASSETS.

     Section 3.15 of the Edify Disclosure Schedule lists (i) all real property owned by Edify and each Edify Subsidiary; (ii) each real property lease, sublease or installment purchase arrangement to which Edify or any Edify Subsidiary is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which Edify or any Edify Subsidiary is a party; and (iv) all items of Edify's or any Edify Subsidiary's tangible personal property and equipment with a book value of $25,000 or more or having any annual lease payment of $25,000 or more. Except for (a) items reflected in Edify's consolidated financial statements as of December 31, 1998 referred to in Section
3.5 hereof, (b) exceptions to title that do not interfere materially with Edify's or any Edify Subsidiary's use and enjoyment of owned or leased real property, (c) liens for current real estate

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

taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in Section 3.5 above), (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since December 31, 1998, and (e) items listed in Section 3.15 of the Edify Disclosure Schedule, Edify and each Edify Subsidiary have good and, as to owned real property, marketable and insurable title to all their properties and assets, reflected in its consolidated financial statements of Edify as of December 31, 1998, free and clear of all liens, claims, charges and other encumbrances. Edify and each Edify Subsidiary, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them, and there has not occurred under any such lease any material breach, violation or default by Edify, and neither Edify nor any Edify Subsidiary has experienced any material uninsured damage or destruction with respect to such properties since December 31, 1998. All properties and assets used by Edify and each Edify Subsidiary are in good operating condition and repair (subject to ordinary wear and tear) and comply in all material respects with all Laws relating thereto now in effect. Edify and each Edify Subsidiary enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which Edify or any Edify Subsidiary is a party are valid and binding obligations of Edify, and to the knowledge of Edify with respect to the respective third parties thereto, enforceable, in accordance with the terms thereof. Neither Edify nor any Edify Subsidiary is in material default with respect to any such lease, and there has occurred no default by Edify or event which with the lapse of time or the giving of notice, or both, would constitute a material default under any such lease. There are no Laws, conditions of record, or other impediments which interfere with the intended use by Edify or any Edify Subsidiary of any of the property owned, leased, or occupied by them.

     3.16  INSURANCE.

     Section 3.16 of the Edify Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by Edify and any Edify Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds (or other insurance policies and bonds that have, from time to time, in respect of the nature of the risks insured against and amount of coverage provided, been substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Edify and any Edify Subsidiary) are in full force and effect and have been in full force and effect. As of the date hereof, neither Edify nor any Edify Subsidiary has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by Edify and Edify Subsidiaries is, in respect of the nature of the risks insured against and the amount of coverage provided, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Edify and the Edify Subsidiaries, and is sufficient for compliance by Edify and the Edify Subsidiaries with all requirements of Law and agreements to which Edify or any of the Edify Subsidiaries is subject or is party. True, correct and complete copies of all such policies and bonds reflected at Section 3.16 of the Edify Disclosure Schedule, as in effect on the date hereof, have been made available to S1.

     3.17  COMPLIANCE WITH APPLICABLE LAWS.

     Each of Edify and any Edify Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither Edify nor any Edify Subsidiary has received any written notice or to Edify's knowledge, any other notice, of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

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

     3.18  AFFILIATES.

     Each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act")) of Edify is listed at Section 3.18 of the Edify Disclosure Schedule, and except as indicated thereon, each such person has delivered to S1, concurrently with the execution of this Agreement, a stockholder agreement in the form of Exhibit C hereto (the "Edify Stockholder Agreement").

     3.19  OWNERSHIP OF S1 COMMON STOCK.

     Except as set forth at Section 3.19 of the Edify Disclosure Schedule, neither Edify nor to Edify's knowledge any of its directors or officers (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, more than 1% of shares of the outstanding capital stock of S1 (other than those agreements, arrangements or understandings specifically contemplated hereby).

     3.20  FAIRNESS OPINION.

     Edify has received an opinion from Goldman to the effect that, in its opinion, the consideration to be paid to stockholders of Edify hereunder is fair to such stockholders from a financial point of view ("Fairness Opinion"), and, except as set forth in Section 3.20 of the Edify Disclosure Schedule, Goldman has consented to the inclusion of the Fairness Opinion in the Registration Statement (defined below).

     3.21  CHANGE OF CONTROL PAYMENTS.

     Section 3.21 of the Edify Disclosure Schedule sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees and directors of Edify or any of its Subsidiaries as a result of or in connection with the Merger.

     3.22  DISCLOSURE.

     None of the information supplied or to be supplied by or on behalf of Edify for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Edify with respect to statements made or incorporated by reference therein about S1 or Merger Sub supplied by S1 for inclusion or incorporation by reference in the Registration Statement. None of the information supplied or to be supplied by or on behalf of Edify for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Edify or S1, at the time of Edify stockholders' meeting or S1 stockholders' meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Edify with respect to statements made or incorporated by reference therein about S1 or Merger Sub supplied by S1 for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

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

     3.23  BOARD APPROVAL.

     The Board of Directors of Edify (including any required committee or subgroup of the Board of Directors of Edify) has, as of the date of this Agreement, declared this Agreement advisable and determined (i) that the Merger is fair to, and in the best interests of Edify and its stockholders, and (ii) to recommend that the stockholders of Edify approve and adopt this Agreement and approve the Merger.

     3.24 SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW AND EDIFY RIGHTS PLAN NOT APPLICABLE.

     The Board of Directors of Edify has taken all actions so that (a) the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the Option Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement and the Option Agreement and (b) the execution, delivery and performance of this Agreement and the Option Agreement and the consummation of the Merger will not cause any change, effect or result under the Edify Rights Plan which is adverse to the interests of S1. Without limiting the generality of the foregoing, if necessary to accomplish the foregoing, the Edify Rights Plan has been amended to (i) render the Edify Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of S1 or its Subsidiaries is an Acquiring Person (as defined in the Edify Rights Plan) pursuant to the Edify Rights Plan by virtue of the execution of this Agreement or the Option Agreement or the consummation of the Merger or the other transactions contemplated hereby and thereby and (y) a Distribution Date or Shares Acquisition Date (as such terms are defined in the Edify Rights Plan) does not occur by reason of the execution of this Agreement or the Option Agreement, the consummation of the Merger, or the consummation of the transactions contemplated hereby or thereby, and such amendment may not be further amended by Edify without the prior consent of S1 in its sole discretion.

     3.25  INTELLECTUAL PROPERTY.

     Except, in each case, as set forth in Section 3.25 of the Edify Disclosure
Schedule:

        (a) (i) Edify and each Edify Subsidiary owns, free and clear of liens, orders and arbitration awards, or are licensed or otherwise possess valid and enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, schematics, technology, know-how, trade secrets, ideas, algorithms, processes, Software (as defined below), and tangible or intangible proprietary information or material ("Intellectual Property") that are used in the business of Edify and the Edify Subsidiaries. "Software" means any and all (i) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting any Internet site(s) operated by or on behalf of Edify or any Edify Subsidiary, and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.

           (ii) Except as would not be materially adverse to the business of Edify or any Edify Subsidiary, Edify and the Edify Subsidiaries have taken reasonable steps to protect their Intellectual Property. There is no litigation pending or, to the knowledge of Edify and the Edify Subsidiaries, threatened or any written claim from any person challenging the ownership, use, validity or

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

enforceability of any Intellectual Property, nor is there any basis for the assertion of any such claim or challenge.

           (iii) No material patent, trademark, service mark, copyright, trade secret, computer software or other intellectual property right other than the Intellectual Property set forth on Schedule 3.25 is necessary to conduct the businesses of Edify and its Subsidiaries as presently conducted.

        (b) Schedule 3.25(b) lists all (i) patents, patent applications, registered and unregistered trademarks, trade names and service marks, and registered copyrights owned by Edify included in the Intellectual Property, including the jurisdictions in which each such item of Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) Electronic Banking System software licenses and value added reseller agreements, and (iii) licenses, sublicenses and other agreements as to which Edify and any Edify Subsidiary are a party and pursuant to which Edify and its Subsidiaries are authorized to use any third party patents, trademarks or copyrights, including Software ("Third Party Intellectual Property Rights") which are incorporated in, are or form a part of any Edify or Edify Subsidiary product.

        (c) (i) To the knowledge of Edify and the Edify Subsidiaries, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Edify or any Edify Subsidiary, any trade secret material to Edify or its Subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Edify or its Subsidiaries, by any employee of Edify or any Edify subsidiary or third party for whom Edify is responsible. Except as set forth in Schedule 3.25(c), there are no royalties, fees or other payments payable by Edify or its Subsidiaries to any person by reason of the ownership, use, sale or disposition of Intellectual Property.

           (ii) To the knowledge of Edify and its Subsidiaries, there has been no prior use of Edify's registered trademarks by any third party which would confer upon said third party superior rights in such trademarks. Edify and its Subsidiaries have taken reasonable steps to adequately police the trademarks against third party infringement, and the material trademarks registered in the United States and in other jurisdictions where Edify or its Subsidiaries are doing business have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or any amendment, supplement or office action related thereto.

        (d) Edify and its Subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, and the execution and delivery of this Agreement or the performance of the obligations under this Agreement by Edify and its Subsidiaries will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of Edify's or any of its Subsidiaries' rights to own any of its Intellectual Property or their respective rights under any material license agreements, nor require the consent of any Governmental Entity or third party in respect of any such Intellectual Property.

        (e) Edify and its Subsidiaries (i) have no knowledge (including knowledge of any litigation pending or threatened or any written claim from any person) or reason to believe that the conduct of their businesses infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; and (ii) have not advised any third party that such third party may be infringing any Intellectual Property or breaching any license or agreement involving Intellectual Property and have not brought or threatened any claim against such third party for such conduct.

        (f) The Software owned or purported to be owned by Edify or any of its Subsidiaries, was either (i) developed by employees of Edify or any of its Subsidiaries within the scope of their

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

employment; (ii) developed by independent contractors or consultants who have assigned their rights to Edify or any of its Subsidiaries pursuant to written agreements; or (iii) otherwise acquired by Edify or its Subsidiary from a third party.

        (g) All employees and independent contractors and consultants of Edify and its Subsidiaries have executed and delivered to Edify or its Subsidiaries, as the case may be, agreements regarding the protection of proprietary information and the assignment to Edify or its Subsidiaries of any Intellectual Property arising from services performed for Edify or its Subsidiaries by such persons.

        (h) Edify and its Subsidiaries have obtained or entered into written agreements with their employees and with third parties, in transactions deemed appropriate, in connection with the disclosure to or use or appropriation by, employees and third parties, of trade secret or proprietary information owned by Edify and its Subsidiaries and not otherwise protected by a patent, a patent application, copyright, trademark, or other registration or legal scheme ("Edify Confidential Information"), and do not know of any situation involving such employee or third party use, disclosure or appropriation of Edify Confidential Information where the lack of such a written agreement is likely to result in any Material Adverse Effect. Except as set forth in Schedule 3.25(h), neither Edify nor any of its Subsidiaries has furnished the source code of any of their Software products to any third party, deposited any such source code in escrow or otherwise provided access to such source code to any third party.

        (i) Except as would not be materially adverse to the business of Edify or its Subsidiaries, Edify and its Subsidiaries have taken reasonable steps with the intent of ensuring that their products (including existing products and technology and products and technology currently under development) will, when used in accordance with associated documentation on a specified platform or platforms, be capable upon installation of accurately processing, providing, and receiving date data from, into, and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and making leap-year calculations, provided that all other non-Edify or Edify Subsidiary products (e.g., hardware, software and firmware) used in or in combination with Edify's or its Subsidiaries' products, properly exchange data with Edify's and its Subsidiaries products.

     3.26  ADDITIONAL INFORMATION.

     The information contained in Edify's registration statement on Form 8-A relating to the Edify Common Stock, as filed with the SEC, and all other reports filed subsequent thereto through the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act did not at the respective dates of filing with the SEC contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF S1

     S1 hereby makes the following representations and warranties to Edify and each Seller as set forth in this Article IV, subject to the exceptions disclosed in writing in the S1 Disclosure Schedule as of the date hereof, each of which is being relied upon by Edify as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of S1 referenced below or otherwise required of S1 pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered herewith, are referred to herein as the "S1 Disclosure Schedule."

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

     4.1  CORPORATE ORGANIZATION.

        (a) S1 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. S1 has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of S1, copies of which have previously been made available to Edify, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

        (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of S1 (each, a "S1 Subsidiary") and the jurisdiction of its organization is set forth at Section 4.1(b) of the S1 Disclosure Schedule. Each S1 Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each S1 Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary. The chartering and other corporate governance documents of each S1 Subsidiary, copies of which have previously been made available to Edify, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

     4.2  CAPITALIZATION.

        (a) The authorized capital stock of S1 consists of (i) 60,000,000 shares of S1 Common Stock, of which 25,428,778 shares were outstanding at May 10, 1999 and (ii) 5,000,000 shares of serial preferred stock, par value $.01 per share ("S1 Preferred Stock"), 1,637,832 shares of which were designated as "Series A Convertible Preferred Stock," 749,604 of which were designated as "Series B Redeemable Convertible Preferred Stock" and 215,000 shares of which were designated as "Series C Redeemable Convertible Preferred Stock." At May 10, 1999, 466,450 shares of Series A Convertible Preferred Stock, 749,604 shares of Series B Redeemable Convertible Preferred Stock and 215,000 shares of Series C Redeemable Convertible Preferred Stock were outstanding. At such date, there were 12,353,798 shares of S1 Common Stock reserved for issuance pursuant to employee stock options (of which options for 9,607,750 shares are currently outstanding). All of the issued and outstanding shares of S1 Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and upon issuance in accordance with the terms hereof, the shares of S1 Common Stock to be issued in the Merger (including, without limitation, upon exercise of options to purchase Edify Common Stock) are duly authorized and upon issuance in accordance with the terms hereof, will be validly issued, and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above, S1 does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of S1 Common Stock or S1 Preferred Stock or any other equity securities of S1 or any securities presenting the right to purchase or otherwise receive any shares of S1 Common Stock or S1 Preferred Stock, other than as set forth at Section 4.2(a) of the S1 Disclosure Schedule.

        (b) Except as set forth at Section 4.2(b) of the S1 Disclosure Schedule, S1 owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the S1 Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such

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shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No S1 Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     4.3  AUTHORITY; NO VIOLATION.

        (a) S1 has full corporate power and authority to execute and deliver this Agreement, and, subject to approval by the holders of a majority of the shares of S1 Common Stock represented in person or by proxy at the meeting of S1 stockholders at which the issuance of the shares of S1 Common Stock in the Merger contemplated hereby (the "S1 Issuance") is considered, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of S1. The Board of Directors of S1 has declared the S1 Issuance and this Agreement advisable and directed that S1 Issuance be submitted to S1's stockholders for approval at a special meeting of such stockholders and, except for the approval of such matters by the requisite vote of S1's stockholders, no other corporate proceedings on the part of S1 (except for matters related to setting the date, time, place and record date for the special meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement and the Option Agreement have been duly and validly executed and delivered by S1 and (assuming due authorization, execution and delivery by Merger Sub and Edify) constitute valid and binding obligations of S1, enforceable against S1 in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors' rights and remedies generally.

        (b) Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Merger Sub. The Board of Directors of Merger Sub has declared this Agreement advisable and directed that approval of this Agreement and the Merger be submitted to Merger Sub's stockholder for approval by such stockholder and, except for the approval of such matters by the required vote of Merger Sub's stockholder, no other corporate proceedings on the part of Merger Sub (except for matters related to setting the date, time, place and record date for the special meeting, if applicable) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by S1 and Edify) constitutes valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors' rights and remedies generally. All of the outstanding shares of Merger Sub common stock, par value $.01 per share, have been duly authorized, validly issued and are fully paid and non-assessable and are owned by S1. Merger Sub was formed for the purpose of consummating the Merger and has no material liabilities.

        (c) Neither the execution and delivery of this Agreement by S1 or Merger Sub nor the consummation by S1 or Merger Sub of the transactions contemplated hereby or thereby, nor compliance by S1 or Merger Sub with any of the terms or provisions hereof or thereof, will (i) violate any provision of (x) the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of S1 or (y) the Certificate of Incorporation or Bylaws of Merger Sub, or (ii)

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assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to S1 or Merger Sub or any of their properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of S1 or Merger Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which S1 or Merger Sub is a party, or by which S1 or Merger Sub or any of their properties or assets may be bound or affected, except, in each case, where such violation, conflict, breach, loss, default, termination, cancellation or acceleration would not have a Material Adverse Effect on S1.

     4.4  CONSENTS AND APPROVALS.

        (a) Except for (i) the effectiveness of the Registration Statement containing the Proxy Statement/Prospectus in connection with obtaining stockholder approval of the S1 Issuance by the requisite vote of stockholders of S1, (ii) the approval of this Agreement and the issuance of S1 Common Stock in the Merger by the requisite vote of the stockholders of S1 and Merger Sub, respectively, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the HSR Act, and the securities or antitrust laws of any foreign country, (v) such filings and approvals as are required to be made or obtained with Nasdaq (or such other exchange as may be applicable) in connection with the issuance of the shares of S1 Common Stock pursuant to this Agreement, and (vi) such other consents and approvals as may be set forth in Section 4.4(a) of the S1 Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by S1 of this Agreement and the Option Agreement, and (2) the consummation by S1 of the Merger and the other transactions contemplated hereby, except for such consents, approvals or filings the failure of which to obtain will not have (x) a material adverse effect on the ability of S1 or Merger Sub to consummate the transactions contemplated hereby or (y) a Material Adverse Effect on Edify, S1 or the Surviving Corporation following the Effective Time.

        (b) S1 hereby represents to Edify that it has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 4.4(a) cannot be obtained or granted on a timely basis.

     4.5  FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

     S1 has previously made available to Edify true, correct and complete copies of the consolidated balance sheets of S1 and its Subsidiaries as of December 31 for the fiscal years 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in S1's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to S1, and the interim financial statements of S1 as of and for the three months ended March 31, 1998 and 1997, as included in S1's quarterly report on Form 10-Q for the quarter ended March 31, 1999, as filed with the SEC. The financial statements referred to in this Section 4.5 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial

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condition of S1 and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or any successor form. S1's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and all subsequently filed reports under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and S1 has previously made available to Edify true, correct and complete copies of such reports. The books and records of S1 and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

     4.6  BROKER'S FEES.

     Neither S1 nor any S1 Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Option Agreement, except that S1 has engaged, and will pay a fee or commission to BancBoston Robertson Stephens, Inc. ("BBRS") in accordance with the terms of a letter agreement between BBRS and S1, dated April 9, 1999, a true, complete and correct copy of which has been provided to Edify.

     4.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.

        (a) Except as disclosed in S1's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, or any other report filed since December 31, 1998, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, true, correct and complete copies of which have previously been made available to Edify, since December 31, 1998, (i) neither S1 nor any S1 Subsidiary has incurred any material liability, except as contemplated by this Agreement, in the ordinary course of their businesses consistent with their past practices, or as contemplated by that certain share exchange agreement by and among S1, FICS Group N.V. and the shareholders of FICS Group N.V., dated as of even date herewith, and (ii) no event has occurred which has had, or would have, individually or in the aggregate, a Material Adverse Effect on S1.

        (b) Since December 31, 1998, S1 and each S1 Subsidiary has carried on its respective businesses in the ordinary and usual course consistent with past practices.

     4.8  LEGAL PROCEEDINGS.

        (a) Except as set forth at Section 4.8 of the S1 Disclosure Schedule, neither S1 nor any of its Subsidiaries is a party to any, and there are no pending or, to S1's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against S1 or any of its Subsidiaries or which challenge the validity or propriety of the transactions contemplated by this Agreement or the Option Agreement as to which there is a reasonable probability of success.

        (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon S1, any of its Subsidiaries or the assets of S1 or any of its Subsidiaries.

        (c) No Governmental Entity has at any time challenged in a writing delivered to S1 the legal right of S1 to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of S1, no event has occurred, and no

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

claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of S1 to seek indemnification from S1.

     4.9  TAXES AND TAX RETURNS.

     For purposes of this Section 4.9, S1 shall include S1 and each S1 Subsidiary and each other affiliated or related corporation or entity if S1 or any S1 Subsidiary has or could have any material liability for the Taxes of such corporation or entity. S1 has duly filed all Tax Returns required to be filed by it on or before the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provision in the financial statements referred to in Sections 4.5 and 6.8 hereof in accordance with GAAP for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by Taxing Authorities on or before the date hereof other than Taxes (a) that (x) are not yet delinquent or (y) are being contested in good faith and set forth in Section 4.9 of the S1 Disclosure Schedule and (b) that have not been finally determined. The charges, accruals, and reserves with respect to Taxes in the financial statements referred to in Sections 4.5 and 6.8 are adequate (determined in accordance with GAAP) and are at least equal to its liability for Taxes. There exists no proposed tax assessment against S1 except as disclosed in the financial statements referred to in Sections 3.5 and 6.8 hereof in accordance with GAAP. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by S1. All Taxes that S1 is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority. All liability with respect to the Tax Returns of S1 has been satisfied for all years to and including 1998. No Taxing Authority has notified S1 of, or otherwise asserted, that there are any material deficiencies with respect to the Tax Returns of S1 subsequent to 1994. There are no material disputes pending, or claims asserted for, Taxes or assessments of S1, nor has S1 given or been requested to give any currently effective waiver extending the statutory period of limitation applicable to any Tax Return. In addition, Tax Returns that are accurate and complete in all material respects have been filed by S1 for all periods for which returns were due with respect to income and employment tax withholding with respect to wages and other income and the amounts shown on such Tax Returns to be due and payable have been paid in full or adequate provision therefor in accordance with GAAP has been included by S1 in the financial statements referred to in Sections 4.5 and 6.8 hereto. All S1 Tax Returns have been examined by the relevant Taxing Authorities, or closed without audit by applicable statutes of limitations, and all deficiencies proposed as a result of such examinations have been paid or settled, for all periods before and including the taxable year ended December 31, 1994. S1 has provided or made available to Edify complete and correct copies of its Tax Returns and all material correspondence and documents, if any, relating directly or indirectly to Taxes for each taxable year or other relevant period as to which the applicable statute of limitations has not run on the date hereof. For this purpose, "correspondence and documents" include, without limitation, amended Tax Returns, pending claims for refunds, notices from Taxing Authorities of proposed changes or adjustments to Taxes or Tax Returns that have not been finally resolved, consents to assessment or collection of Taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from Taxing Authorities relating to any material Tax liability of S1.

     4.10  EMPLOYEE PLANS.

        (a) For purposes of this Section 4.10, S1 shall include each of its Subsidiaries and any other entity that together with S1 would be deemed a "single employer" for purposes of ERISA (determined without regard to whether such entity conducts business in the United States). Section 4.10(a) of the S1 Disclosure Schedule sets forth a true and complete list of each ERISA

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Plan and each other plan, arrangement or agreement providing benefits to the current or former employees of S1 that as of the date of this Agreement S1 maintains, to which S1 contributes or under which S1 has any liability, or within the last six years that S1 has maintained, to which S1 has contributed or under which S1 has had any liability (collectively, the "S1 Plans"). Each S1 Plan that is an ERISA Plan is referred to as a "S1 ERISA Plan."

        (b) S1 has heretofore made available to S1 true, correct and complete copies of each of the S1 Plans and all related documents, including but not limited to (i) the actuarial report for such S1 Plan (if applicable) for each of the last five years, (ii) the most recent determination letter from the IRS (if applicable) for each S1 ERISA Plan, (iii) the current summary plan description and any summaries of material modification for each S1 ERISA Plan and any corresponding document for each other S1 Plan, (iv) all annual reports for each S1 ERISA Plan filed for the preceding five plan years and any annual or other periodical financial information concerning any other S1 Plan filed with any governmental agency, (v) all agreements with fiduciaries and service providers relating to the S1 Plan, (vi) all substantive correspondence relating to any such S1 Plan addressed to or received from any governmental agency or authority,
(vii) all personnel, payroll, and employment manuals and policies, and (viii) a written description of any S1 Plan that is not otherwise in writing.

        (c) S1 has performed all of its obligations under all S1 Plans. S1 has made appropriate entries in the financial statements referred to in Sections 4.5 and 6.8 hereof in accordance with GAAP for all obligations and liabilities under the S1 Plans. No statement, either written or oral, has been made by S1 with regard to any S1 Plan that was not in accordance with the S1 Plan and that could have an Material Adverse Effect on S1. S1 has no liability to the IRS, the U.S. Pension Benefit Guaranty Corporation or to any other governmental or quasi-governmental agency or authority with respect to any S1 Plan. No S1 ERISA Plan is subject to title IV of ERISA.

        (d) Except as set forth at Section 4.10(d) of the S1 Disclosure Schedule, (i) each of the S1 Plans has been operated and administered in all material respects in compliance with applicable Laws, including, but not limited, in the case of each S1 ERISA Plan, to ERISA and the Code, (ii) each of the S1 ERISA Plans intended to be "qualified" within the meaning of Section 401 of the Code is so qualified and S1 has received a determination letter or opinion letter from the IRS to such effect, which letter remains in full force and effect, (iii) with respect to each S1 ERISA Plan that is subject to the funding requirements of ERISA and the Code, the present value of accrued benefits under such S1 Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such S1 Plan's actuary with respect to such S1 Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such S1 Plan allocable to such accrued benefits, (iv) no S1 Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of S1 beyond their retirement or other termination of service, other than (a) coverage mandated by applicable Law, (b) death benefits or retirement benefits under an S1 Plan that also provides post-retirement income, annuity or pension benefits (including an "employee pension plan" as that term is defined in ERISA), (c) deferred compensation benefits under an S1 Plan that are accrued as liabilities in the financial statements referred to in Sections 4.5 and 6.8 hereof in accordance with GAAP, or (d) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by S1 that has not been satisfied in full, and no condition exists that presents a material risk of S1 incurring a material liability thereunder, (vi) no S1 ERISA Plan is a "multiemployer pension plan," as such term is defined in ERISA and no other S1 Plan is maintained pursuant to any collective bargaining agreement or other agreement with a labor union or other authorized representative of labor, (vii) all contributions or other amounts payable by S1 with respect to each S1 Plan and all other liabilities of each such entity with respect to each S1 Plan, in respect of current or prior plan years have been paid or accrued in the financial statements referred to in Sections 4.5 and 6.8 hereof in accordance with GAAP and, in the case of a

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S1 ERISA Plan, ERISA and the Code, (viii) S1 has not engaged in a "prohibited transaction" as defined in ERISA or the Code in connection with which S1 could be subject to either any material excise tax or civil penalty assessed pursuant to ERISA or the Code, (ix) to the knowledge of S1, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the S1 Plans or any trusts related thereto, (x) all S1 Plans could be terminated as of the Closing without material liability in excess of the amount accrued therefor in the financial statements referred to in Sections 4.5 and 6.8 hereof in accordance with GAAP; (xi) except with respect to nonqualified stock options granted to employees, no S1 Plan, either individually or collectively, provides for any material payment by S1 that would not be deductible for U.S. federal income tax purposes; (xii) no "accumulated funding deficiency" as defined in ERISA or the Code, whether or not waived, and no "unfunded current liability" as determined under the Code exists with respect to any S1 ERISA Plan; (xiii) no S1 ERISA Plan has experienced a "reportable event" (as such term is defined in ERISA and regulations thereunder) that is not subject to an administrative or statutory waiver from the reporting requirement.

     4.11  CERTAIN CONTRACTS.

        (a) Except as set forth at Section 4.11 of the S1 Disclosure Schedule, neither S1 nor any of its Subsidiaries is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants (other than standard offer letters which provide for not more than at-will employment), (ii) which, upon execution of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from S1, Edify or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) except as set forth on Section 4.11(a)(iv) of the S1 Disclosure Schedule, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including as to this clause
(iv), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan), (v) containing any covenant materially limiting the right of S1 or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights, (vi) relating to the disposition or acquisition by S1 or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which S1 or any of its Subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than S1's Subsidiaries that is material to S1's business as currently conducted, or (vii) to provide source code to any third party for any product or technology that is material to S1 and its Subsidiaries taken as a whole. Except as set forth at Section 4.11 of the S1 Disclosure Schedule, there are no employment, consulting and deferred compensation agreements to which S1 or any of its Subsidiaries is a party.
Section 4.11(a) of the S1 Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) of S1 and its Subsidiaries. Each contract, arrangement or commitment of the type described in this Section 4.11(a), whether or not set forth in Section 4.11(a) of the S1 Disclosure Schedule, is referred to herein as a "S1 Contract," and neither S1 nor any of its Subsidiaries has received notice of, nor do any executive officers of such entities know of, any violation of any S1 Contract.

        (b) (i) Each S1 Contract is valid and binding and in full force and effect as to the obligations of S1 thereunder, and to the knowledge of S1, is valid and binding and in full force and effect as to the obligations by the third parties thereto, (ii) S1 and each of its Subsidiaries has, and to the knowledge of S1, each third party has, in all material respects performed all obligations

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required to be performed by it to date under each S1 Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of S1 or any of its Subsidiaries under any such S1 Contract or, to the knowledge of S1, any third party thereto.

     4.12  ENVIRONMENTAL MATTERS.

        (a) Each of S1 and the S1 Subsidiaries is in compliance in all material respects with all applicable laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials (as hereinafter defined), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

        (b) There is no suit, claim, action, proceeding, investigation or notice pending or, to the knowledge of S1 and its Subsidiaries threatened (or past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which S1 or any S1 Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by S1 or any S1 Subsidiary, or to the knowledge of S1, relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by S1 or any S1 Subsidiary;

        (c) To the knowledge of S1 and its Subsidiaries, during the period of S1's or any S1 Subsidiary's ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.

        (d) For purposes of this Section 4.12, the term "Hazardous Material" means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

     4.13  PROPERTIES AND ASSETS.

     Except for (a) items reflected in S1's consolidated financial statements as of December 31, 1998 referred to in Section 4.5 hereof, (b) exceptions to title that do not interfere materially with S1's or any S1 Subsidiary's use and enjoyment of owned or leased real property, (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in Section 4.5 above), (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since December 31, 1998, and (e) items listed in Section 4.13 of the S1 Disclosure Schedule, S1 and each S1 Subsidiary have good and, as to owned real property, marketable and insurable title to all their properties and assets, free and clear of all liens, claims, charges and other encumbrances. S1 and each S1 Subsidiary, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them, and neither S1 nor any S1 Subsidiary has experienced any material uninsured damage or destruction with respect to such properties since December 31, 1998. All properties and assets used by S1 and each S1 Subsidiary are in good operating condition and repair (subject to ordinary wear and tear) and comply in all material respects with all Laws relating thereto now in effect or scheduled to come into effect. S1 and each S1 Subsidiary enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees,

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and all leases to which S1 or any S1 Subsidiary is a party are valid and binding obligations of S1, and to the knowledge of S1, with respect to the respective third parties thereto, enforceable in accordance with the terms thereof. Neither S1 nor any S1 Subsidiary is in material default with respect to any such lease, and there has occurred no default by S1 or any S1 Subsidiary or event which with the lapse of time or the giving of notice, or both, would constitute a material default under any such lease. There are no Laws, conditions of record, or other impediments which interfere with the intended use by S1 or any S1 Subsidiary of any of the property owned, leased, or occupied by them.

     4.14  INSURANCE.

     The existing insurance carried by S1 and S1 Subsidiaries is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of S1 and the S1 Subsidiaries, and is sufficient for compliance by S1 and the S1 Subsidiaries with all requirements of Law and agreements to which S1 or any of the S1 Subsidiaries is subject or is party.

     4.15  COMPLIANCE WITH APPLICABLE LAWS.

     Each of S1 and any S1 Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither S1 nor any S1 Subsidiary has received any written notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

     4.16  S1 INFORMATION.

     None of the information supplied or to be supplied by or on behalf of S1 for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by S1 with respect to statements made or incorporated by reference therein about Edify supplied by Edify for inclusion or incorporation by reference in the Registration Statement. None of the information supplied or to be supplied by or on behalf of S1 for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Edify or S1, at the time of Edify stockholders' meeting or S1 stockholders' meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by S1 with respect to statements made or incorporated by reference therein about Edify supplied by Edify for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

     4.17  INTELLECTUAL PROPERTY.

     Except, in each case, as set forth in Section 4.17 of the Edify Disclosure
Schedule:

        (a) (i) S1 and its Subsidiaries own, free and clear of liens, orders and arbitration awards, or are licensed or otherwise possess valid and enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, schematics, technology, know-how, trade secrets, ideas, algorithms, processes, Software (as defined below), and tangible or intangible

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proprietary information or material ("Intellectual Property") that are used in the business of S1 and its Subsidiaries. "Software" means any and all (i) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting any Internet site(s) operated by or on behalf of S1 or any of its Subsidiaries, and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.

           (ii) Except as would not be materially adverse to the business of S1 or its Subsidiaries, S1 and its Subsidiaries have taken reasonable steps to protect their Intellectual Property. There is no litigation pending or, to the knowledge of S1 and its Subsidiaries, threatened or any written claim from any person challenging the ownership, use, validity or enforceability of any Intellectual Property.

           (iii) No material patent, trademark, service mark, copyright, trade secret, computer software or other intellectual property right other than the Intellectual Property set forth on Schedule 4.17 is necessary to conduct the businesses of S1 and its Subsidiaries as presently conducted.

        (b) Schedule 4.17 lists all (i) patents, patent applications, registered and unregistered trademarks, trade names and service marks and registered copyrights owned by S1 included in the Intellectual Property, including the jurisdictions in which each such item of Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) material licenses, sublicenses and other agreements as to which S1 and its Subsidiaries are a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) licenses, sublicenses and other agreements as to which S1 and its Subsidiaries are a party and pursuant to which S1 and its Subsidiaries are authorized to use any third party patents, trademarks or copyrights, including Software ("Third Party Intellectual Property Rights") which are incorporated in, are or form a part of any S1 or Subsidiary product.

        (c) (i) To the knowledge of S1 and its Subsidiaries, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of S1 or its Subsidiaries, any trade secret material to S1 or its Subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through S1 or its Subsidiaries, by any employee of S1 or S1 Subsidiary or third party for whom S1 is responsible. Except as set forth in Schedule 4.17, there are no royalties, fees or other payments payable by S1 or its Subsidiaries to any person by reason of the ownership, use, sale or disposition of Intellectual Property.

           (ii) To the knowledge of S1 and its Subsidiaries, there has been no prior use of S1's registered trademarks by any third party which would confer upon said third party superior rights in such trademarks. S1 and its Subsidiaries have taken reasonable steps to adequately police the trademarks against third party infringement, and the material trademarks registered in the United States have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or any amendment, supplement or office action related thereto.

        (d) S1 and its Subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, and the execution and delivery of this Agreement or the performance of the obligations under this Agreement by S1 and its Subsidiaries will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of S1's or any of its Subsidiaries' rights to own any of its Intellectual Property or their respective rights under any

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material license agreements, nor require the consent of any Governmental Entity or third party in respect of any such Intellectual Property.

        (e) S1 and its Subsidiaries (i) have no knowledge (including knowledge of any litigation pending or threatened or any written claim from any person) or reason to believe that the conduct of their businesses infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; and (ii) have not advised any third party that such third party may be infringing any Intellectual Property or breaching any license or agreement involving Intellectual Property and have not brought or threatened any claim against such third party for such conduct.

        (f) The Software owned or purported to be owned by S1 or any of its Subsidiaries, was either (i) developed by employees of S1 or any of its Subsidiaries within the scope of their employment; (ii) developed by independent contractors or consultants who have assigned their rights to S1 or any of its Subsidiaries pursuant to written agreements; or (iii) otherwise acquired by S1 or its Subsidiary from a third party.

        (g) All employees and independent contractors and consultants of S1 and its Subsidiaries have executed and delivered to S1 or its Subsidiaries, as the case may be, agreements regarding the protection of proprietary information and the assignment to S1 or its Subsidiaries of any Intellectual Property arising from services performed for S1 or its Subsidiaries by such persons.

        (h) S1 and its Subsidiaries have obtained or entered into written agreements with their employees and with third parties, in transactions deemed appropriate, in connection with the disclosure to, or use or appropriation by, employees and third parties, of trade secret or proprietary information owned by S1 and its Subsidiaries and not otherwise protected by a patent, a patent application, copyright, trademark, or other registration or legal scheme ("S1 Confidential Information"), and do not know of any situation involving such employee or third party use, disclosure or appropriation of S1 Confidential Information where the lack of such a written agreement is likely to result in any Material Adverse Effect. Except as set forth in Schedule 4.17, neither S1 nor any of its Subsidiaries have furnished the source code of any of their Software products to any third party, deposited any such source code in escrow, or otherwise provided access to such source code to any third party.

        (i) Except as would not be materially adverse to the business of S1 or its Subsidiaries, S1 and its Subsidiaries have taken reasonable steps with the intent of ensuring that their products (including existing products and technology and products and technology currently under development) will, when used in accordance with associated documentation on a specified platform or platforms, be capable upon installation of accurately processing, providing, and receiving date data from, into, and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and making leap-year calculations, provided that all other non-S1 or S1 Subsidiary products (e.g., hardware, software and firmware) used in or in combination with S1's or its Subsidiaries' products, properly exchange data with S1's and its Subsidiaries products.

     4.18  BBRS FAIRNESS OPINION.

     S1 has received an opinion from BancBoston Robertson Stephens, Inc. to the effect that, in its opinion, the consideration to be paid to by S1 to the stockholders of Edify hereunder is fair to such stockholders from a financial point of view (the "BBRS Fairness Opinion"), and, except as set forth in
Schedule 4.18 of the S1 Disclosure Schedule, BancBoston Robertson Stephens, Inc. has consented to the inclusion of the BBRS Fairness Opinion in the Registration Statement.

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     4.19  MERGER SUB BOARD APPROVAL.

     The Board of Directors of Merger Sub (including any required committee or subgroup of the Board of Directors of Merger Sub) has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of Merger Sub and its stockholders and (ii) to recommend that the stockholders of Merger Sub approve and adopt this Agreement and approve the Merger.

     4.20  S1 BOARD APPROVAL.

     The Board of Directors of S1 (including any required committee or subgroup of the Board of Directors of S1) has, as of the date of this Agreement, determined that it is in the best interests of S1 and its stockholders to approve the issuance of shares of S1 Common Stock in the Merger pursuant to the terms and conditions of this Agreement.

     4.21  AGREEMENTS WITH REGULATORY AGENCIES.

     S1 (i) is not subject to any cease-and-desist or other order issued by,
(ii) is not a party to any Regulatory Agreement with, and (iii) has not adopted any board resolutions at the request of, any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, nor has S1 been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     4.22  CERTIFICATE OF INCORPORATION.

     The Board of Directors of S1 has approved S1's entering into this Agreement and the Option Agreement, and the transactions contemplated thereby, such that under S1's Certificate of Incorporation the only vote of S1 stockholders necessary to consummate the transactions contemplated hereby (including the Merger and the S1 Issuance) is the approval of the S1 Issuance by the holders of a majority of the shares of S1 Common Stock represented in person or by proxy at a meeting of S1 stockholders held for such purpose.

     4.23  AFFILIATES.

     Each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of S1 is listed at Section
4.23 of the S1 Disclosure Schedule, and except as indicated thereon each such person has delivered to S1, concurrently with the execution of this Agreement, a stockholder agreement in the form of Exhibit D hereto (the "S1 Stockholder Agreement").

     4.24  ADDITIONAL INFORMATION.

     The information contained in S1's registration statement on Form 8-A, as filed with the SEC on September 30, 1998, and all other reports filed subsequent thereto through the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act, did not at the respective dates of filing with the SEC contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1  COVENANTS OF EDIFY.

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated or permitted by this Agreement or the Option Agreement or with the prior written consent of S1, Edify and each Edify Subsidiary shall carry on their respective businesses in the ordinary course consistent with past practices. Edify will use its reasonable efforts to (x) preserve its business organization and that of each Edify Subsidiary intact, (y) keep available to itself and S1 the present services of the employees of Edify and each Edify Subsidiary and (z) preserve for itself and S1 the goodwill of the customers of Edify and each Edify Subsidiary and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Edify Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by S1 in writing, Edify shall not, and shall not permit any Edify Subsidiary to:

        (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

        (b) (i) split, combine or reclassify any shares of its capital stock or, except as permitted by Section 5.1(c), issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to the Edify Stock Plans in accordance with their present terms, all to the extent outstanding and in existence on the date of this Agreement, or pursuant to the Option Agreement, or (ii) repurchase, redeem or otherwise acquire (except repurchases of unvested shares at cost in connection with the termination of the employee relationship with any employee pursuant to stock option or purchase agreements in effect on the date of this Agreement), any shares of the capital stock of Edify or any Edify Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of Edify or any Edify Subsidiary;

        (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or, except as provided in
Section 5.1(k)(ii) hereof, any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the grant of options under the 1996 Equity Plan, not to exceed 420,000 shares in the aggregate, to purchase Edify Common Stock to newly hired employees in amounts and on terms consistent with prior practice and at a price not less than the market price on the date of the grant, (ii) the issuance of Edify Common Stock pursuant to stock options or similar rights to acquire Edify Common Stock granted pursuant to the Edify Stock Plans outstanding prior to the date of this Agreement or granted under Section 5.1(c)(i) hereof and the Edify ESPP, in each case in accordance with their present terms and (iii) pursuant to the Option Agreement;

        (d) amend its Certificate of Incorporation, By-Laws or other similar governing documents;

        (e) authorize or permit any of its officers, directors, employees or agents to, directly or indirectly, solicit, initiate or knowingly encourage any inquiries relating to, or the making of any proposal for, hold substantive discussions or negotiations with, knowingly provide any information to, any person, entity or group (other than S1) concerning any Acquisition Transaction (as defined below), or approve, endorse or recommend any such proposal or enter into any letter of intent or similar document or any contract, agreement or commitment relating to any Acquisition Transaction. Notwithstanding the foregoing, Edify may enter into discussions or negotiations or knowingly provide information in connection with a possible Acquisition Transaction if the Board of Directors of Edify,

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

after consultation with counsel, reasonably determines in the exercise of its fiduciary duty that such discussions or negotiations should be commenced or such information should be furnished. Edify shall promptly advise S1 of any discussions or negotiations concerning any Acquisition Transaction and communicate to S1 the material terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and whether it is having discussions or negotiations with a third party about an Acquisition Transaction with or providing information in connection with, or which may lead to, an Acquisition Transaction with a third party. Edify will promptly cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than S1 with respect to any of the foregoing. As used in this Agreement, Acquisition Transaction shall mean any offer, proposal or expression of interest relating to (i) any tender or exchange offer, (ii) merger (other than the Merger), consolidation or other business combination involving Edify or any Edify Subsidiary, or (iii) the acquisition in any manner of a substantial equity interest in, or a substantial portion of the assets of Edify other than the transactions contemplated or permitted by this Agreement and the Option Agreement, involving or contemplating the acquisition or purchase of more than 20%, in the case of any class or series of capital stock or 20% in the case of the assets of Edify, as well as any lease or sale transaction out of the ordinary course of business of more than 20% of the assets of Edify or any liquidation or dissolution of Edify;

        (f) make capital expenditures aggregating in excess of $75,000;

        (g) enter into any new line of business or, except in the ordinary course of business, (i) enter into any material contract (as defined in Item 601(b)(10) of Regulation S-K), or other contract requiring aggregate payments exceeding $100,000, or (ii) modify, amend or transfer in any material respect, or terminate, any material contract to which Edify or any of its Subsidiaries is a party or waive, release, or assign any material rights thereunder;

        (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a material amount of assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any material amount of assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business;

        (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in
Article VII not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

        (j) change its methods of accounting in effect at December 31, 1998 except as required by changes in GAAP as concurred to by S1's independent auditors;

        (k) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Edify Plan or any agreement, arrangement, plan or policy between Edify or any Edify Subsidiary and one or more of its current or former directors or officers, (ii) except as permitted by Section 5.1(c), increase in any manner the compensation of any employee or director or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, (iv) hire any new employee at a level of director or above at an annual base salary compensation in excess of $125,000, (v) pay expenses of any employees or directors for attending conventions or similar meetings which conventions or meetings are held after the date hereof, other than in the ordinary course of business consistent with past practice, (vi) promote to a

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

rank of director or more senior any employee, or (vii) pay any retention or other bonuses to any employees;

        (l) except for short-term borrowings with a maturity of one year or less in the ordinary course of business consistent with past practices, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

        (m) sell, purchase, enter into a lease, relocate, open or close any office;

        (n) make any equity investment or commitment to make such an investment in any entity or real estate;

        (o) make any investment, other than in the ordinary course of business consistent with past practices;

        (p) sell, purchase or lease any real property;

        (q) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (r) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to material Intellectual Property other than in the ordinary course of business, or enter into grants to future patent rights, other than as may be required by applicable Laws;

        (s) take any action (including any action by its Board of Directors) to amend the terms of the Edify Rights Plan or otherwise to cause Edify's representation set forth in Section 3.24 hereof to be untrue in any respect; or

        (t) agree or commit to do any of the actions set forth in (a) - (s) above.

     The consent of S1 to any action by Edify or any Edify Subsidiary that is not permitted by any of the preceding paragraphs shall be evidenced by a writing signed by the President or any Executive Vice President of S1.

     5.2  COVENANTS OF S1.

     During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with Edify's prior written consent, S1 shall not (i) take any action that would materially adversely affect S1's or Merger Sub's ability to consummate the transactions contemplated by this Agreement or materially delay consummation of the transaction contemplated by this Agreement or (ii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law.

     5.3  COMPLIANCE WITH ANTITRUST LAWS.

     Each of S1 and Edify shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger under antitrust laws, including, without limitation and if applicable, the HSR Act. In the event a suit is threatened or instituted challenging the Merger as violative of antitrust laws, each of S1 and Edify shall use its reasonable best efforts to avoid the filing of, or resist or resolve such suit. S1 and Edify shall use their reasonable best efforts to take such

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action as may be required by: (a) the Antitrust Division of the Department of
Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under antitrust laws, or (b) any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order which has the effect of preventing the consummation of the Merger. Reasonable best efforts shall not include the willingness of S1 to accept an order agreeing to the divestiture, or the holding separate, of any assets of S1 or Edify which S1 reasonably determines to be material to S1 or to benefits of the transaction for which it has bargained for hereunder.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1  REGULATORY MATTERS.

        (a) Upon the execution and delivery of this Agreement, S1 and Edify (as to information to be included therein pertaining to Edify) shall promptly cause to be prepared and filed with the SEC a registration statement of S1 on Form S-4, including the Proxy Statement/Prospectus (the "Registration Statement") for the purpose of registering the S1 Common Stock to be issued in the Merger, and for soliciting the approval of this Agreement and the Merger by the stockholders of Edify and S1. S1 and Edify shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the filing. The parties shall each promptly notify the other upon the receipt of any comments from the SEC or its staff, or any other governmental officials, supply each other with all such correspondence with any Governmental Entity other than confidential information, and cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to S1 or Edify is discovered by such party which should be set forth in an amendment of, or a supplement to, the Registration Statement, including the Prospectus/Proxy Statement (including, without limitation, any change in the Fairness Opinion), such party shall promptly inform the other, and shall furnish all necessary information relating to such event whereupon the appropriate party shall promptly cause an appropriate amendment to the Registration Statement or supplement to the Prospectus/Proxy Statement to be filed with the SEC. Upon the effectiveness of such amendment or supplement, the parties (if prior to the meetings of stockholders pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to their stockholders entitled to vote at such meetings. S1 shall also use reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Each party shall furnish all information as may be reasonably requested by the other in connection with any such action.

        (b) As promptly as practicable following the execution and delivery of this Agreement, if applicable, each of Edify and S1 will prepare and file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") Notification and Report Forms relating to the transactions contemplated herein and by the Option Agreement if and as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed by the parties (the "Antitrust Filings"). The parties will comply with any requests for additional information relating to the Antitrust Filings and will use their reasonable best efforts to secure all required approvals of the Antitrust Filings.

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

        (c) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the Antitrust Filings), and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). Edify and S1 shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Edify or S1 and Merger Sub, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and will promptly notify each other of any communication with any Governmental Entity and provide the other with an opportunity to participate in any meetings with a Governmental Entity relating thereto; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

        (d) S1 and Edify shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (defined in Section 7.1(c) hereof) will not be obtained or that the receipt of any such approval will be materially delayed.

     6.2  ACCESS TO INFORMATION.

        (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Edify shall provide to the officers, employees, accountants, counsel and other representatives of S1 and Merger Sub, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Edify shall make available to S1 (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or other federal or state Laws and (ii) all other information concerning its business, properties and personnel as S1 may reasonably request (except as to information which is confidential or competitively sensitive ("Confidential Matters")). S1 will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidential Information and Non-disclosure Agreement between the parties dated April 12, 1999 (the "Confidentiality Agreement"). The parties agree and acknowledge that the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

        (b) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, S1 shall, and shall cause Merger Sub to, provide to the officers, employees, accountants, counsel and other representatives of Edify, access, during normal business hours during the period prior to the Effective Time, to such information regarding S1 (except as to Confidential Matters), as shall be reasonably necessary for Edify to fulfill its obligations pursuant to this Agreement or which may be reasonably necessary for Edify to confirm that the representations and warranties of S1 contained herein are true and correct and that the covenants of S1 contained herein have been performed in all material respects. S1 also will provide a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or other federal or state banking Laws and all other information concerning its business as Edify may reasonably request (except Confidential Matters). Edify will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

        (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

        (d) Edify shall provide S1 with true, correct and complete copies of all financial information provided to directors of Edify in connection with meetings of its Boards of Directors or committees thereof, except as to Confidential Matters.

     6.3  STOCKHOLDER MEETINGS.

        (a) Edify shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders within 45 days after the Registration Statement becomes effective for the purpose of voting upon the approval of this Agreement and the Merger (the "Edify Special Meeting"). The Board of Directors of Edify shall recommend to Edify's stockholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto, and shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby, unless the Board of Directors of Edify reasonably determines, following consultation with Edify's legal counsel, that to withdraw such recommendation or opposition, as the case may be, would be required in the exercise of its fiduciary duties.

        (b) S1 shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders within 45 days after the Registration Statement becomes effective for the purpose of voting upon the approval of the S1 Issuance (the "S1 Special Meeting"). The Board of Directors of S1 shall recommend to S1's stockholders approval of the S1 Issuance.

        (c) Edify and S1 will coordinate and cooperate with respect to the timing of, calling, mailing notice and convening the Edify Special Meeting and the S1 Special Meeting.

     6.4  LEGAL CONDITIONS TO MERGER.

     Each of S1 and Edify shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Edify or S1 in connection with the Merger and the other transactions contemplated by this Agreement.

     6.5  STOCK EXCHANGE LISTING.

     S1 shall cause the shares of S1 Common Stock to be issued in the Merger and pursuant to options referred to herein to be approved for quotation on the Nasdaq Stock Market National Market System (or such other national securities exchange on which the S1 Common Stock has become listed, or approved for listing) prior to the Closing.

     6.6  EMPLOYEES.

        (a) S1 agrees that, at the Effective Time, it will grant options pursuant to one or more of the S1 stock option plans existing as of the date hereof to the individuals (provided, in each case,

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

that such person is an officer of the rank of director or more senior at Edify immediately prior to the Effective Time) at such price and in such amounts as are specified in Section 6.6(a) of the Edify Disclosure Schedule. Such options will vest no less than 25% per year, will have no performance criteria (other than as to employment with S1 or any of its Subsidiaries) and otherwise be subject to the terms and conditions of the S1 stock option plan under which they are granted.

        (b) S1 will have no obligation to retain any employee or group of employees of Edify following the Effective Time. As soon as practicable after the execution of this Agreement, Edify and S1 shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and terminate Edify employee plans immediately prior to the Effective Time, if appropriate) so as to provide benefits to Edify employees initially upon the Merger which are generally equivalent to those being provided to employees of Edify immediately preceding the Effective Time, as well as to determine appropriate termination benefits for Edify employees generally and certain members of Edify management in particular in addition to any and all severance, separation, retention and salary continuation plans, programs or arrangements disclosed on the Edify Disclosure Schedule. Continuous employment with Edify or its subsidiaries shall be credited to Edify employees who become S1 employees for all purposes of eligibility and vesting of benefits but not for purposes of accrual of benefits.

     6.7  INDEMNIFICATION.

        (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Edify (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Edify or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted by applicable law and the Certificate of Incorporation and By-Laws of Edify. It is understood and agreed that after the Effective Time, S1 shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law and the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of S1 or the Certificate of Incorporation and Bylaws of Merger Sub, as may be the case, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to S1; provided, however, that (1) S1 shall have the right to assume the defense thereof and upon such assumption S1 shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if S1 elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between S1 and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to S1, and S1 shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) S1 shall be obligated pursuant to this paragraph to pay for only one firm of counsel for each Indemnified Party and one firm of local counsel, and (3) S1 shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). S1 shall have no obligation to advance expenses incurred in connection with a threatened or pending action, suit or preceding in advance of final disposition of such action, suit or proceeding, unless (i) S1 would be permitted to advance such expenses pursuant to the DGCL and S1's Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, and (ii) S1 receives an undertaking by the Indemnified Party to repay such amount if it is determined that such party is not entitled to be indemnified by S1 pursuant to the DGCL and S1's Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, Edify's Certificate of Incorporation or Bylaws, or this Agreement. Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify S1 thereof; provided, however, that the failure to so notify shall not affect the obligations of S1 under this Sect ion 6.7 except to the extent such failure to notify materially prejudices S1. S1's obligations under this Section 6.7 continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

        (b) S1 shall use commercially reasonable efforts to cause the persons serving as officers and directors of Edify immediately prior to the Effective Time to be covered by a directors' and officers' liability insurance policy ("Tail Insurance") of substantially the same coverage and amounts containing terms and conditions which are generally not less advantageous than Edify's current policy with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such for an aggregate premium cost for the Tail Insurance of not more than 120% of premium for current coverage, and for a period not less than two years.

        (c) In the event S1 or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of S1 assume the obligations set forth in this section.

     6.8  SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS.

     As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth fiscal quarter), S1 will deliver to Edify and Edify will deliver to S1 their respective Quarterly Reports on Form 10-Q, as filed with the SEC under the Exchange Act. Each party shall deliver to the other any Current Reports on Form 8-K promptly after filing such reports with the SEC.

     6.9  ADDITIONAL AGREEMENTS.

     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and S1's and Edify's Subsidiaries shall take all such necessary action as may be reasonably requested by either party or any such person. S1 shall cause Merger Sub to perform all of its obligations under this Agreement and the transactions contemplated hereby.

     6.10  ADVICE OF CHANGES.

     S1 and Edify shall promptly advise the other party of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Closing Date, each party will promptly supplement or amend its

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

disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Edify or S1, as the case may be, with the respective covenants set forth in Sections 5.1 and 5.2 hereof.

     6.11  CURRENT INFORMATION.

     Each party will promptly notify the other of any material change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving it, and will keep the other fully informed of such events.

     6.12  TRANSACTION EXPENSES OF EDIFY.

        (a) For planning purposes, Edify shall, within 15 days from the date hereof, provide S1 with its estimated budget of transaction-related expenses reasonably anticipated to be payable by Edify in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Edify shall promptly notify S1 if or when it determines that it will expect to exceed its budget.

        (b) Promptly after the execution of this Agreement, Edify shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. Edify shall accrue and/or pay all of such amounts promptly thereafter.

        (c) S1, in reasonable consultation with Edify, shall make all arrangements with respect to the printing and mailing of the Joint Proxy Statement/Prospectus. S1, if it deems necessary, also shall engage (at S1's expense) a proxy solicitation firm to assist in the solicitation of proxies for the special meetings of S1's and/or Edify's stockholders. Edify agrees to cooperate as to such matters.

     6.13  FORM S-8.

     S1 agrees to file a registration statement on Form S-8 for the shares of S1 Common Stock issuable with respect to assumed Edify stock options, as described in Section 1.6 of this Agreement as soon as reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

     6.14  EDIFY ESPP.

     At the Effective Time, each outstanding purchase right with respect to all open Offering Periods under the Edify ESPP (each an "Assumed Purchase Right") shall be assumed by S1. Each Assumed Purchase Right shall continue to have, and be subject to, the terms and conditions set forth in the Edify ESPP and the documents governing the Assumed Purchase Right, except that the purchase price of such shares of S1 Common Stock for each respective Purchase Date under each Assumed Purchase Right shall be the lower of (i) the quotient determined by dividing eighty-five percent (85%) of the fair market value of Edify Common Stock on the Offering Date of each assumed Offering Period by the Exchange Ratio or (ii) eighty-five percent (85%) of the fair market value of the S1 Common Stock on each Purchase Date of each assumed Offering Period occurring after the Effective Time (with the number of shares rounded down to the nearest whole share and the purchase price rounded up to the nearest whole cent). The Assumed Purchase Rights shall be exercised at such times following the Effective Time as set forth in the Edify ESPP, and each

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

participant shall, accordingly, be issued shares of S1 Common Stock at such times. The Edify ESPP shall terminate with the exercise of the last Assumed Purchase Right, and no additional purchase rights shall be granted under the Edify ESPP following the Effective Time. S1 agrees that from and after the Effective Time, employees of Edify may participate in S1's employee stock purchase plan, subject to the terms and conditions of such plan. Capitalized terms in this Section 6.14 if not otherwise defined in this Agreement, have the meanings ascribed to them in the Edify ESPP.

     6.15  BOARD OF DIRECTORS.

     Promptly following the Effective Time, the Board of Directors of S1 will take all actions necessary in order for Jeffrey M. Crowe to be appointed promptly to S1's Board of Directors for a three-year term; provided, however,that S1 shall have no obligation to invite Mr. Crowe to serve on S1's Board of Directors if Mr. Crowe is not both Chief Executive Officer and a member in good standing of Edify's Board of Directors immediately prior to the Effective Time.

     6.16  BYLAWS.

     Prior to the Effective Time, S1 shall amend its Bylaws to create an office of Vice Chairman, the holder of which shall report directly to the Chief Executive Officer of S1.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

     The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (A) STOCKHOLDER APPROVALS.

        This Agreement, including the Certificate of Merger and the Merger shall have been approved and adopted at the Edify Special Meeting by the affirmative vote of the holders of at least a majority of the outstanding shares of Edify Common Stock entitled to vote thereon. The S1 Issuance shall have been approved by the holders of a majority of the outstanding Shares of S1 Common Stock represented at the S1 Special Meeting in person or by proxy.

          (B) STOCK EXCHANGE LISTING.

        The shares of S1 Common Stock which shall be issued in the Merger (including the S1 Common Stock that may be issued upon exercise of the options referred to in Section 1.6 hereof) upon consummation of the Merger shall have been authorized for quotation on the Nasdaq Stock Market National Market System (or such other national securities exchange on which the S1 Common Stock may become listed).

          (C) REGISTRATION STATEMENT.

        The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

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

          (D) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY; HSR ACT.

        No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Certificate of Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger. All waiting periods, if any, under the HSR Act or foreign merger notification requirements, if applicable, relating to the transactions contemplated hereby will have expired or been terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

          (E) FEDERAL TAX OPINION.

        S1 and Edify shall each have received from Hogan & Hartson L.L.P., S1's special counsel, an opinion to S1 and Edify, in form and substance reasonably satisfactory to them, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the time of such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and, to the extent such counsel deems necessary or appropriate, may rely upon representations made in certificates of officers of Edify, S1, Merger Sub, their respective affiliates and others. If Hogan & Hartson L.L.P. does not render such opinion, this condition may be satisfied if Fenwick & West LLP renders such opinion, relying upon such representations.

     7.2  CONDITIONS TO OBLIGATIONS OF S1 AND MERGER SUB.

     The obligation of S1 and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by S1 at or prior to the Effective Time of the following conditions:

          (A) REPRESENTATIONS AND WARRANTIES.

        The representations and warranties of Edify set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on Edify. Such determination of aggregate Material Adverse Effect shall be made as if there were no materiality qualifications in such representations and warranties. S1 shall have received a certificate signed on behalf of Edify by each of the President and Chief Executive Officer and the Chief Financial Officer of Edify to the foregoing effect.

          (B) PERFORMANCE OF COVENANTS AND AGREEMENTS OF EDIFY.

        Edify shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, except in each case where such nonperformance does not or would not have a Material Adverse Effect on any of Edify, S1 or the Surviving Corporation. S1 shall have received a certificate signed on behalf of Edify by each of the President and Chief Executive Officer and the Chief Financial Officer of Edify to such effect.

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

          (C) CONSENTS UNDER AGREEMENTS.

        The consent, approval or waiver of each person whose consent or approval shall be required in order to permit the succession by S1, to the extent applicable, to any obligation, right or interest of Edify under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained except for those, the failure of which to obtain, will not result in a Material Adverse Effect on S1 or Edify.

          (D) NO PENDING GOVERNMENTAL ACTIONS.

        No proceeding initiated by any Governmental Entity seeking an Injunction preventing consummation of the Merger shall be pending or shall have been threatened in writing.

          (E) NO MATERIAL ADVERSE CHANGE.

        There shall have been no Material Adverse Effect with respect to Edify, which is continuing.

          (F) ACCOUNTANT'S COMFORT LETTER.

        Edify shall have caused to be delivered on the respective dates thereof to S1 "comfort letters" from KPMG LLP, Edify's independent public accountants, dated the date on which the Registration Statement or last amendment thereto shall become effective, and dated the date of the Closing (defined in Section
9.1 hereof), and addressed to S1 and Edify, with respect to Edify's financial data presented in the Proxy Statement/Prospectus, which letters shall be based upon Statements on Auditing Standards Nos. 72 and 76.

     7.3  CONDITIONS TO OBLIGATIONS OF EDIFY.

     The obligation of Edify to effect the Merger is also subject to the satisfaction or waiver by Edify at or prior to the Effective Time of the following conditions:

          (A) REPRESENTATIONS AND WARRANTIES.

        The representations and warranties of S1 and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on S1. Such determination of aggregate Material Adverse Effect shall be made as if there were no materiality qualifications in such representations and warranties. Edify shall have received a certificate signed on behalf of S1 by each of the President and Chief Executive Officer and the Chief Financial Officer of S1 to the foregoing effect.

          (B) PERFORMANCE OF COVENANTS AND AGREEMENTS OF S1.

        S1 and Merger Sub shall have each performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, except in each case where such nonperformance does not or would not have a Material Adverse Effect on any of Edify, S1 or the Surviving Corporation. Edify shall have received a certificate signed on behalf of S1 by each of the President and Chief Executive Officer and the Chief Financial Officer of S1 to such effect.

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

          (C) NO MATERIAL ADVERSE EFFECT.

        There shall have been no Material Adverse Effect with respect to S1, which is continuing.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1  TERMINATION.

     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Edify or S1, if applicable:

        (a) by mutual consent of S1 and Edify in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

        (b) by either S1 or Edify if a Governmental Entity shall have issued an order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

        (c) by either S1 or Edify if the Merger shall not have been consummated on or before March 31, 2000, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

        (d) by either S1 or Edify (provided that the terminating party is not in breach of its obligations under Section 6.3 hereof) if the approval of the stockholders of either party required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof, respectively;

        (e) by either S1 or Edify (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the breaching party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing or within 30 days, whichever is longer;

        (f) by either S1 or Edify (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing or within 30 days, whichever is longer, except in each case where such breach does not or would not have a Material Adverse Effect on any of Edify, S1 or the Surviving Corporation;

        (g) by S1, if Edify's Board of Directors, for any reason, (i) fails to call and hold within 45 days of the effectiveness of the Registration Statement a special meeting of Edify's stockholders to consider and approve this Agreement and the transactions contemplated hereby, (ii) withdraws or amends or modifies in a manner adverse to S1 or fails to recommend to stockholders the approval of this Agreement and the transactions contemplated hereby, (iii) approves or recommends any third party proposal for an Acquisition Transaction that is inconsistent with the transactions contemplated by this Agreement, (iv) fails to recommend rejection of a tender or exchange offer relating to Edify's securities which is commenced by a third party not affiliated with S1, within ten business days from the date the tender or exchange offer commenced, or (v) violates Section 5.1(e) of this Agreement;

        (h) by Edify, if S1's Board of Directors, for any reason, (i) fails to call and hold within 45 days of the effectiveness of the Registration Statement a special meeting of S1's stockholders to consider and approve the issuance of shares of S1 Common Stock in the Merger, or (ii) withdraws or amends or modifies in a manner adverse to Edify or fails to recommend to stockholders the approval of the issuance of shares of S1 Common Stock in the Merger; and

        (i) by Edify, on or after December 1, 1999, if, (1) Edify's Board of Directors authorizes Edify to enter into an agreement concerning an Acquisition Transaction on terms that Edify's Board of Directors reasonably determines, after consultation with its financial advisor, to be more favorable to Edify's stockholders than the Merger (a "Superior Proposal") and Edify notifies S1 in writing that it intends to enter into such an agreement, attaching the agreement so authorized to such notice, (2) S1 does not make, within five business days after receipt of such notice, a written offer that Edify's Board of Directors reasonably determines, after consultation with its financial advisor, to be at least as favorable to Edify's stockholders as the Superior Proposal, it being understood that Edify may not enter into any such agreement during such five business day period, and (3) Edify pays the applicable break-up fee under
Section 9.3 hereof.

     8.2  EFFECT OF TERMINATION.

     In the event of termination of this Agreement by either S1 or Edify as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Sections 6.2(a) and Sections 8.2 and 9.3 hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

     8.3  AMENDMENT.

     Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Edify or S1; provided, however, that after any approval of the transactions contemplated by this Agreement by Edify's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which (i) alters or changes the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of Edify, (ii) alters or changes any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series thereof of Edify. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4  EXTENSION; WAIVER.

     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1  CLOSING.

     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. at the main offices of S1 on (i) the fifth business day following the receipt of the last Requisite Regulatory Approval or stockholder approval after all applicable waiting periods have expired or been terminated or (ii) such other date, place and time as the parties may agree in writing (the "Closing Date").

     9.2  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     9.3  EXPENSES; BREAKUP FEE.

     Except as provided below, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided that all filing and other fees paid to the SEC shall be borne by S1. If this Agreement is terminated by S1 (1) under
Section 8.1(d) due to the failure of the Edify stockholders to give their required approval at the Edify Special Meeting, or (2) under Sections 8.1(e) or 8.1(f) by reason of a breach of Edify's representations or warranties or failure of Edify to perform its covenants under this Agreement, or (3) under Section 8.1(g), Edify shall pay all documented, reasonable costs and expenses up to $500,000 incurred by S1 in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of (x) $1,000,000, in the case of a termination under clause (1) of this sentence, or (y) $5,000,000, in the case of a termination under clause (2) or (3) of this sentence. If this Agreement is terminated by Edify under Section 8.1(i), Edify shall pay all documented, reasonable costs and expenses up to $500,000 incurred by S1 in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $5,000,000. If this Agreement shall be terminated by Edify (1) under Section 8.1(d) due to the failure of S1 stockholders to give their required approval at the S1 Special Meeting, (2) under Sections 8.1(e) or (f) by reason of a breach of S1's representations or warranties or failure of S1 to perform its covenants under this Agreement, or (3) under Section 8.1(h), S1 shall pay all documented, reasonable costs and expenses up to $500,000 incurred by Edify in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of (x) $1,000,000, in the case of a termination under clause (1) of this sentence, or (y) $5,000,000, in the case of a termination under clause (2) or
(3) of this sentence.

     9.4  NOTICES.

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)  if to S1, to:
                 Security First Technologies Corporation
                 3390 Peachtree Road, NE
                 Suite 1700
                 Atlanta, GA 30326
                 Attn.: Robert F. Stockwell
                        Chief Financial Officer

                 with a copy (which shall not constitute notice) to:

                 Hogan & Hartson L.L.P.
                 Columbia Square
                 555 Thirteenth Street, N.W.
                 Washington, DC 20004
                 Attn.: Stuart G. Stein, Esq.

            and

            (b)  if to Edify, to:
                 Edify Corporation
                 2840 San Tomas Expressway
                 Santa Clara, CA 95051
                 Attn.: Jeffrey M. Crowe
                        President and Chief Executive Officer

                 with a copy (which shall not constitute notice) to:

                 Fenwick & West LLP
                 Two Palo Alto Square
                 Palo Alto, CA 94306
                 Attn.: Gordon K. Davidson, Esq.

     9.5  INTERPRETATION.

     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.6  COUNTERPARTS.

     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.7  ENTIRE AGREEMENT.

     This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, the Certificate of Merger, the Option Agreement, the Edify Stockholder Agreement and the S1 Stockholder Agreement.

     9.8  GOVERNING LAW.

     This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules.

     9.9  ENFORCEMENT OF AGREEMENT.

     The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.10  SEVERABILITY.

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.11  PUBLICITY.

     Except as otherwise required by law or the rules of The Nasdaq Stock Market (or such other exchange on which the S1 Common Stock may become listed), so long as this Agreement is in effect, neither S1 nor Edify shall, or shall permit any of S1's or Edify's Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, the Certificate of Merger, the Option Agreement, the Edify Stockholder Agreement or the S1 Stockholder Agreement without the consent of the other party, which consent shall not be unreasonably withheld. S1 and Edify agree that the joint press release announcing the signing of this Agreement shall contain a statement regarding the use of Edify's technology in such form and content as the parties shall mutually agree in their sole and absolute discretion.

     9.12  ASSIGNMENT; LIMITATION OF BENEFITS.

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

     9.13  ADDITIONAL DEFINITIONS.

     In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

     "Affiliated Person": any director, officer or 5% or greater stockholder, spouse or other person living in the same household of such director, officer or stockholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 5% or greater stockholder, general partner or 5% or greater trust beneficiary.

     "knowledge" or "know" means with respect to a party hereto, with respect to a matter in question, that the directors or any executive officer of such party has actual knowledge of such matter.

     "Laws": any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

     "Material Adverse Effect": with respect to S1 or Edify, as the case may be, means a condition, event, change or occurrence that has had or would have a material adverse effect upon Edify and its Subsidiaries, taken as a whole, or S1 and its Subsidiaries, taken as a whole, as the case may be, taking into account
(A) the business, customers, assets, capitalization, financial condition and results of operations of S1 or Edify and their respective Subsidiaries (in each case, taken as a whole), other than as a result primarily of (i) the direct effect of the public announcement, pendency or consummation of the Merger, (ii) changes in general economic conditions or changes affecting the industry generally in which such entity operates, or (iii) changes in the respective trading prices for S1 Common Stock or Edify Common Stock, or (B) the ability of S1 or Edify to perform its obligations under, and to consummate the transactions contemplated by, this Agreement, the Certificate of Merger and, in the case of Edify, the Option Agreement.

     "Subsidiary": with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

     IN WITNESS WHEREOF, S1, Merger Sub and Edify have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                  SECURITY FIRST TECHNOLOGIES CORPORATION

                                  By:         /s/ JAMES S. MAHAN III
                                     -------------------------------------------
                                      James S. Mahan III
                                      Chairman and Chief Executive Officer

                                  SAHARA STRATEGY CORPORATION

                                  By:        /s/ ROBERT F. STOCKWELL
                                     -------------------------------------------
                                      Robert F. Stockwell
                                      President

                                  EDIFY CORPORATION

                                  By:          /s/ JEFFREY M. CROWE
                                     -------------------------------------------
                                      Jeffrey M. Crowe
                                      President and Chief Executive Officer

                                                                         ANNEX B

May 16, 1999

Board of Directors
Security First Technologies Corporation
3390 Peachtree Road, NE, Suite 1700
Atlanta, Georgia 30326

Members of the Board:

     We understand that S1 Europe Holdings N.V., a Belgian entity in the process of incorporation ("S1 Holdings") and represented by Security First Technololgies Corporation (the "Company"), is proposing to enter into a Share Purchase Agreement dated as of the date hereof (the "Share Purchase Agreement") with stockholders and bondholders of FICS Group N.V., a Belgian corporation ("FICS") and, for the limited purposes stated therein, the Company and FICS, and that the Company is proposing to enter into a Stock Purchase Agreement dated as of the date hereof (the "Stock Purchase Agreement" and, together with the Share Purchase Agreement, the "FICS Transaction Agreements") with stockholders and bondholders of FICS and, for the limited purposes stated therein, FICS, which agreements will provide, among other things, for the purchase by S1 Holdings of all of the issued and outstanding capital stock of FICS and all of the issued and outstanding securities otherwise convertible into capital stock of FICS (collectively, the "FICS Securities") from the stockholders and bondholders of FICS, and the purchase by stockholders and bondholders of FICS of shares of common stock of the Company, par value $.01 per share ("Company Common Stock") (the transactions contemplated by the FICS Transaction Agreements being the "FICS Transaction"). Under the terms set forth in the FICS Transaction Agreements, at the closing of the FICS Transaction, among other things, S1 Holdings will purchase the FICS Securities for an aggregate purchase price (the "Transaction Consideration") of the lower of either (i) $1,080,000,000 or (ii) the product of (x) the stock price, as quoted on the Nasdaq Stock Market or such other national exchange on which Company Common Stock, as of the close of business on the third business day prior to the closing date is then traded, of a share of Company Common Stock at the close of business on the date which is three business days prior to the closing date multiplied by (y) 20,0000,000 (subject to adjustments), and stockholders and bondholders of FICS will purchase an aggregate number of shares of Company Common Stock determined in accordance with the FICS Transaction Agreements for an aggregate consideration of the Transaction Consideration (the number of shares of Company Common Stock issued by the Company in the FICS Transaction being the "Exchange Consideration"). The terms and conditions of the FICS Transaction are set out more fully in the FICS Transaction Agreements.

     You have asked us whether, in our opinion, the Exchange Consideration is fair, from a financial point of view and as of the date hereof, to the Company.

     For purposes of this opinion we have, among other things:

     (i) reviewed certain publicly available financial statements and other business and financial information of the Company, respectively;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and FICS, including information relating to certain strategic, financial and operational benefits anticipated from the FICS Transaction, prepared by the managements of the Company and FICS;

     (iii) reviewed certain financial forecasts and other forward looking financial information prepared by the managements of the Company and FICS, respectively;

     (iv) held discussions with the respective managements of the Company and FICS concerning the businesses, past and current operations, financial condition and future prospects of the Company and FICS, independently and combined, including discussions with the managements of the Company and FICS concerning cost savings and other synergies that are expected to result from the FICS Transaction, as well as their views regarding the strategic rationale for the FICS Transaction;

     (v) reviewed the financial terms and conditions set forth in the FICS Transaction Agreements;

     (vi)  reviewed the stock price and trading history of Company Common Stock;

     (vii) compared the financial performance of the Company and FICS and the prices and trading activity of Company Common Stock with that of certain other publicly traded companies comparable with the Company and FICS, respectively;

     (viii) compared the financial terms of the FICS Transaction with the financial terms, to the extent publicly available, of other transactions we deemed relevant;

     (ix) reviewed the pro forma impact of the FICS Transaction on the Company's earnings per share (the "Pro Forma Analysis");

     (x) reviewed and considered in the analysis information prepared by members of management of the Company and FICS relating to the relative contributions of the Company and FICS to the combined company;

     (xi)  prepared a discounted cash flow analysis of FICS;

     (xii) participated in discussions and negotiations among representatives of the Company and FICS and their financial and legal advisors; and

     (xiii) made such other studies and inquiries, and reviewed such other data and performed such other analyses, as we deemed relevant.

     We understand that the Company is also proposing to enter into an Agreement and Plan of Merger dated as of the date hereof (the "Edify Merger Agreement") with Sahara Strategy Corporation (a wholly owned subsidiary of the Company, "Merger Sub") and Edify Corporation ("Edify"), which agreement will provide, among other things, for the merger (the "Edify Merger") of Merger Sub with and into Edify. Upon consummation of the Edify Merger, Edify will become a wholly owned subsidiary of the Company. The Company has informed us that the Edify Merger could occur at approximately the same time as the FICS Transaction, but neither the FICS Transaction nor the Edify Merger is contingent upon the other occurring. As a result, we have conducted the Pro Forma Analysis as if the FICS Transaction and the Edify Merger are both consummated (based upon the information that has been provided to us and reviewed by us related to Edify) and also as if the FICS Transaction is consummated and the Edify Merger is not consummated.

     In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by management of the Company, FICS and Edify) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of management of the Company, FICS and Edify that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company, FICS or Edify, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of the Company, FICS and Edify that we have reviewed, upon the advice of the managements of the Company, FICS and Edify, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best available estimates and judgments as to the future financial condition and performance of the Company, FICS and Edify, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. In this regard, we note that each of the Company, FICS and Edify face exposure to the Year 2000 problem. We have not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of the Company, FICS and Edify with respect to the potential effect that the Year 2000 problem might have on their respective forecasts. In addition, we have assumed that the FICS Transaction will be consummated in accordance with the terms set forth in the FICS Transaction Agreements, including that the FICS Transaction will be accounted for as a "purchase" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Edify Merger will be consummated in accordance with the terms set forth in the Edify Merger Agreement, including that the Edify Merger will be accounted for as a "purchase" business combination in accordance with GAAP. We have assumed that each of the FICS Transaction and the Edify Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. We have assumed that the historical financial statements of each of the Company, FICS and Edify reviewed by us have been prepared and fairly presented in accordance with GAAP consistently applied. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

     This opinion is necessarily based upon financial, market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, of the Exchange Consideration to the Company. We do not express any opinion as to (i) the value of any employee agreements or other employee arrangements entered into in connection with the FICS Transaction, (ii) any tax or other consequences that might result from the FICS Transaction, (iii) what the value of Company Common Stock will be when issued to FICS' stockholders pursuant to the FICS Transaction or the price at which the shares of Company Common Stock that are issued pursuant to the FICS Transaction may be traded in the future or (iv) the fairness of the Edify Merger. Our opinion does not address the relative merits of the FICS Transaction and the other business strategies that the Board of Directors of the Company has considered or may be considering, nor does it address the decision of the Board of Directors of the Company to proceed with the FICS Transaction.

     We have acted as financial advisor to the Company in connection with this transaction and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the FICS Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of such engagement. We are also delivering an opinion to the Company in connection with the Edify Merger and will receive a fee contingent upon the delivery of such opinion. The Company has also agreed to indemnify us for certain liabilities that may arise out of such engagement. In the past, we have provided certain investment banking services to the Company for which we will be paid fees, including acting as the Company's exclusive financial advisor in connection with an investment in the Company by Intuit, Inc. We have also provided certain investment banking services to FICS in the past, including acting as co-managing underwriter in connection with a potential initial public offering for FICS in the first half of this year. We maintain a market in the shares of common stock of Edify. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company and Edify for our own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in connection with its evaluation of the FICS Transaction. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company or FICS as to how such stockholder should vote, or take any other action, with respect to the FICS Transaction. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

     Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Consideration is fair to the Company from a financial point of view.

                                      Very truly yours,

                                      BANCBOSTON ROBERTSON STEPHENS INC.

                                                                         ANNEX C

May 16, 1999

Board of Directors
Security First Technologies Corporation
3390 Peachtree Road, NE, Suite 1700
Atlanta, Georgia 30326

Members of the Board:

     We understand that Security First Technologies Corporation (the "Company"), Sahara Security Corporation (a wholly owned subsidiary of the Company, "Merger Sub"), and Edify Corporation ("Edify") are proposing to enter into an Agreement and Plan of Merger dated as of the date hereof (the "Agreement"), which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into Edify. Upon the consummation of the Merger, Edify will become a wholly owned subsidiary of the Company. Under the terms set forth in the Agreement, at the effective time of the Merger, each share of common stock of Edify, par value $0.001 per share ("Edify Common Stock"), issued and outstanding prior to the effective time will be converted into the right to receive .330969 shares (the "Exchange Ratio") of common stock of the Company, par value $0.01 per share ("Company Common Stock"). The terms and conditions of the Merger are set out more fully in the Agreement.

     You have asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view and as of the date hereof, to the Company.

     For purposes of this opinion we have, among other things:

     (i) reviewed certain publicly available financial statements and other business and financial information of the Company and Edify, respectively;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Edify, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and Edify;

     (iii) reviewed certain financial forecasts and other forward looking financial information prepared by the managements of the Company and Edify, respectively;

     (iv) held discussions with the respective managements of the Company and Edify concerning the businesses, past and current operations, financial condition and future prospects of the Company and Edify, independently and combined, including discussions with the managements of the Company and Edify concerning cost savings and other synergies that are expected to result from the Merger, as well as their views regarding the strategic rationale for the Merger;

     (v) reviewed the financial terms and conditions set forth in the Agreement;

     (vi) reviewed the stock price and trading history of Company Common Stock and Edify Common Stock;

     (vii) compared the financial performance of the Company and Edify and the prices and trading activity of Company Common Stock and Edify Common Stock with that of certain other publicly traded companies comparable with the Company and Edify, respectively;

     (viii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions we deemed relevant;

     (ix) reviewed the pro forma impact of the Merger on the Company's earnings per share (the "Pro Forma Analysis");

     (x) reviewed and considered in the analysis information prepared by members of management of the Company and Edify relating to the relative contributions of the Company and Edify to the combined company;

     (xi)  prepared a discounted cash flow analysis of Edify;

     (xii) participated in discussions and negotiations among representatives of the Company and Edify and their financial and legal advisors; and

     (xiii) made such other studies and inquiries, and reviewed such other data and performed such other analyses, as we deemed relevant.

     We also understand that S1 Europe Holdings N.V., a Belgian entity in the process of incorporation ("S1 Holdings") and represented by the Company, is proposing to enter into a Share Purchase Agreement dated as of the date hereof (the "Share Purchase Agreement") with stockholders and bondholders of FICS Group N.V., a Belgian corporation ("FICS") and, for the limited purposes stated therein, the Company and FICS, and that the Company is proposing to enter into a Stock Purchase Agreement dated as of the date hereof (the "Stock Purchase Agreement" and, together with the Share Purchase Agreement, the "FICS Transaction Agreements") with stockholders and bondholders of FICS and, for the limited purposes stated therein, FICS, which agreements will provide, among other things, for the purchase by S1 Holdings of all of the issued and outstanding capital stock of FICS and all of the issued and outstanding securities otherwise convertible into capital stock of FICS (the transactions contemplated by the FICS Transaction Agreements being the "FICS Transaction"). The Company has informed us that the FICS Transaction could occur at approximately the same time as the Merger, but that neither the Merger nor the FICS Transaction is contingent upon the other occurring. As a result, we have conducted the Pro Forma Analysis as if the Merger and the FICS Transaction are both consummated (based upon the information that has been provided to us and reviewed by us related to FICS) and also as if the Merger is consummated and the FICS Transaction is not consummated.

     In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by management of the Company, Edify and FICS) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of management of the Company, Edify and FICS that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company, Edify or FICS, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of the Company, Edify and FICS that we have reviewed, upon the advice of the managements of the Company, Edify and FICS, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best available estimates and judgments as to the future financial condition and performance of the Company, Edify and FICS, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. In this regard, we note that each of the Company, Edify and FICS face exposure to the Year 2000 problem. We have not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of the Company, Edify and FICS with respect to the potential effect that the Year 2000 problem might have on their respective forecasts. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Agreement, including that the Merger will be accounted for as a "purchase" business combination in accordance with U.S. generally accepted accounting principles ("GAAP"), and that the FICS Transaction will be consummated in accordance with the terms set forth in the FICS Transaction Agreements, including that the FICS Transaction will be accounted for as a "purchase" business combination in accordance with GAAP. We have assumed that each of the Merger and the FICS Transaction will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. We have assumed that the historical financial statements of each of the Company, Edify and FICS reviewed by us have been prepared and fairly presented in accordance with GAAP consistently applied. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

     This opinion is necessarily based upon financial, market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, of the Exchange Ratio to the Company. We do not express any opinion as to (i) the value of any employee agreements or other employee arrangements entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger, (iii) what the value of Company Common Stock will be when issued to Edify's stockholders pursuant to the Merger or the price at which the shares of Company Common Stock that are issued pursuant to the Merger may be traded in the future or (iv) the fairness of the FICS Transaction. Our opinion does not address the relative merits of the Merger and the other business strategies that the Board of Directors of the Company has considered or may be considering, nor does it address the decision of the Board of Directors of the Company to proceed with the Merger.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee contingent upon the delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of such engagement. We are also acting as financial advisor to the Company in connection with the FICS Transaction and will receive a fee contingent upon the delivery of an opinion in connection with such transaction and an additional fee contingent upon the consummation of such transaction. The Company has also agreed to indemnify us for certain liabilities that may arise out of such engagement. In the past, we have provided certain investment banking services to the Company for which we will be paid fees, including acting as the Company's exclusive financial advisor in connection with an investment in the Company by Intuit, Inc. We have also provided certain investment banking services to FICS in the past, including acting as co-managing underwriter in connection with a potential initial public offering for FICS in the first half of this year. We maintain a market in the shares of Edify Common Stock. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company and Edify for our own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company or Edify as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

     Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Company from a financial point of view.

                                Very truly yours,

                                BANCBOSTON ROBERTSON STEPHENS INC.

PERSONAL AND CONFIDENTIAL

                                                                         ANNEX D

May 16, 1999

Board of Directors
Edify Corporation
2840 San Tomas Expressway
Santa Clara, CA 95051

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Edify Corporation ("Edify") of the exchange ratio of 0.330969 of a share of Common Stock, par value $0.01 per share ("S1 Common Stock"), of Security First Technologies Corporation ("S1") to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of May 16, 1999, among S1, Sahara Strategy Corporation, a wholly-owned subsidiary of S1 ("Merger Sub"), and Edify (the "Agreement"), providing for the merger of Merger Sub with and into Edify (the "Merger"). We understand that S1 Europe Holdings N.V., a Belgian corporation in the process of incorporation and a wholly-owned subsidiary of S1 ("S1 Europe Holdings"), has entered into a Share Purchase Agreement, dated as of May 16, 1999 (the "Share Purchase Agreement"), among S1 Europe Holdings, each of the stockholders and bondholders of FICS Group N.V., a Belgian corporation ("FICS"), and, for certain limited purposes stated therein, S1 and FICS pursuant to which S1 Europe Holdings will acquire all the issued and outstanding capital stock of FICS and all the issued and outstanding securities convertible into capital stock of FICS for an aggregate purchase price equal to the Transaction Consideration (as defined in the Share Purchase Agreement). We also understand that, concurrently with such acquisition of such capital stock and convertible securities of FICS, pursuant to the Stock Purchase Agreement, dated as of May 16, 1999 (the "Stock Purchase Agreement"), among S1, certain individuals party thereto (the "Purchasers") and FICS (for certain limited purposes), the Purchasers will subscribe for shares of S1 Common Stock as provided therein in exchange for payment by the Purchasers to S1 of the Transaction Consideration in cash. The transactions contemplated by the Share Purchase Agreement and the Stock Purchase Agreement are collectively referred to as the "FICS Transaction". We understand that, pursuant to the Agreement, consummation of the Merger is not conditioned upon consummation of the FICS Transaction.

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Edify, having provided certain investment banking services to Edify from time to time, including having acted as lead managing underwriter of the initial public offering of 2,875,000 Shares in May 1996, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Edify or S1 for its own account and for the accounts of customers. As of the date hereof, Goldman, Sachs & Co. accumulated a long position of 1,017,956 Shares.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Share Purchase Agreement; the Stock Purchase Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of Edify for the three years ended December 31, 1998 and S1 for the two years ended December 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Edify and S1; audited historical financial statements of FICS for the two years ended December 31, 1998; certain other communications from Edify and S1 to their respective stockholders; certain internal financial analyses and forecasts for Edify, S1 and FICS prepared by their respective managements; and certain pro forma combined financial analyses and forecasts for Edify, S1 and FICS prepared by the managements of Edify, S1 and FICS (the "Pro Forma Forecasts"), including certain cost savings and operating synergies projected by the managements of Edify, S1 and FICS to result from the Merger and the FICS Transaction. We also have held discussions with members of the senior management of Edify, S1 and FICS regarding the strategic rationale for, and the potential benefits of, the Merger and the FICS Transaction and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and S1 Common Stock, compared certain financial and stock market information for Edify and S1 with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the software industry and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the financial forecasts, including the Pro Forma Forecasts, prepared by the managements of Edify, S1 and FICS have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Edify, S1 and FICS, as the case may be, and that (i) if the FICS Transaction is consummated, the Pro Forma Forecasts will be realized in the amounts and time periods contemplated thereby, and (ii) if the FICS transaction is not consummated, the forecasts for S1 prepared by its management will be realized in the amounts and time periods contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Edify, S1 or FICS or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Edify in connection with its consideration of the transactions contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio is fair from a financial point of view to the holders of Shares.

Very truly yours,

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware sets forth certain circumstances under which directors, officers, employees and agents may be indemnified against liability that they may incur in their capacity as such.

     Section 6 of S1's amended and restated certificate of incorporation provides for indemnification of S1's directors, officers, employees and agents under certain circumstances. Section 6 of S1's amended and restated certificate of incorporation, which is filed as Exhibit 3.1 to this Registration Statement, is incorporated into this document by reference.

     S1 also has the power to purchase and maintain insurance on behalf of its directors, officers, employees and agents and certain other persons. S1 has in effect a policy of liability insurance covering its directors and officers, the effect of which is to reimburse its directors and officers against certain damages and expenses resulting from certain claims made against them caused by their negligent act, error or omission.

     The foregoing indemnity and insurance provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of S1 pursuant to the foregoing provisions, or otherwise, S1 has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by S1 of expenses incurred or paid by a director, officer or controlling person of S1 in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, S1 will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

EXHIBIT
  NO.                         EXHIBIT DESCRIPTION
-------                       -------------------
  2.1     Share Purchase Agreement, dated as of May 16, 1999, by and among S1 Holdings N.V. (a Belgian corporation in the process of incorporation, represented by S1) and the stockholders of
          FICS Group N.V., and for the limited purposes stated
          therein, S1 and FICS Group N.V. (filed as Exhibit 2.1 to
          S1's Current Report on Form 8-K filed with the SEC on May
          21, 1999 and incorporated herein by reference).
  2.2     Agreement and Plan of Merger, dated as of May 16, 1999, by and among S1, Sahara Strategy Corporation and Edify
          Corporation (filed as Exhibit 2.2 to S1's Current Report on
          Form 8-K filed with the SEC on May 21, 1999 and incorporated herein by reference).
  2.3     Option Agreement, dated as of May 16, 1999, between Edify
          Corporation and S1 (filed as Exhibit 2.3 to S1's Current
          Report on Form 8-K filed with the SEC on May 21, 1999 and
          incorporated herein by reference).

EXHIBIT
  NO.                         EXHIBIT DESCRIPTION
-------                       -------------------
  3.1     Amended and Restated Certificate of Incorporation of S1
          (filed as Exhibit 1 to S1's Registration Statement on Form
          8-A filed with the SEC on September 30, 1998 and
          incorporated herein by reference).
  3.2     Certificate of Amendment to Amended and Restated Certificate
          of Incorporation of S1 (filed as Exhibit 4.2 to S1's
          Registration Statement on Form S-8 (Reg. No. 333-82369) and
          incorporated herein by reference).
  3.3     Certificate of Designation for S1's Series B Redeemable
          Convertible Preferred Stock (filed as Exhibit 2 to S1's
          Registration Statement on Form 8-A filed with the SEC on
          September 30, 1998 and incorporated herein by reference).
  3.4     Certificate of Designation for S1's Series C Redeemable
          Convertible Preferred Stock (filed as Exhibit 3 to S1's
          Quarterly Report on Form 10-Q for the quarterly period
          ending March 31, 1999 and incorporated herein by reference).
  3.5     Amended and Restated Bylaws of S1 (filed as Exhibit 3 to
          S1's Registration Statement on Form 8-A filed with the SEC on September 30, 1998 and incorporated herein by reference).
  4.1     Specimen certificate for S1's common stock (filed as Exhibit
          4 to S1's Registration Statement on Form 8-A filed with the
          SEC on September 30, 1998 and incorporated herein by
          reference).
  4.2     Specimen certificate for S1's Series A Convertible Preferred
          Stock (filed as Exhibit 4.2 to S1's Annual Report on Form
          10-K for the fiscal year ended December 31, 1998 and
          incorporated herein by reference).
  4.3     Specimen certificate for S1's Series B Convertible
          Redeemable Preferred Stock (filed as Exhibit 4.3 to S1's
          Annual Report on Form 10-K for the fiscal year ended
          December 31, 1998 and incorporated herein by reference).
  4.4     Specimen certificate for S1's Series C Redeemable
          Convertible Preferred Stock (filed as Exhibit 4 to S1's
          Quarterly Report on Form 10-Q for the quarterly period
          ending March 31, 1999 and incorporated herein by reference).
  5.1*    Opinion of Hogan & Hartson L.L.P. as to the validity of the shares being registered.
  8.1     Form of Opinion of Hogan & Hartson L.L.P. regarding tax
          matters.
 10.1     Second Amended and Restated Plan of Reorganization, dated as of March 9, 1998, by and among Security First Network Bank
          ("SFNB"), S1 and New Security First Network Bank, as amended on June 4, 1998 and September 25, 1998 (filed as Exhibit
          10.2 to S1's Current Report on Form 8-K filed with the SEC on October 14, 1998 and incorporated herein by reference).
 10.2     Stock Purchase Agreement, dated as of March 9, 1998, by and among Royal Bank of Canada, RBC Holdings (Delaware) Inc.,
          SFNB and S1, as amended on June 5, 1998 (attached as
          Appendix C to the Proxy Statement/Prospectus that formed a part of S1's Registration Statement on Form S-4 (File No.
          333-56181) filed with the SEC on June 5, 1998 and
          incorporated herein by reference).
 10.3     Common Stock Purchase and Option Agreement, dated as of
          March 9, 1998, by and among SFNB, RBC Holdings (Delaware)
          Inc. and S1, as amended on June 5, 1998 (filed as Exhibit
          2.3 to S1's Registration Statement on Form S-4 (File No.
          333-56181) filed with the SEC on June 5, 1998 and
          incorporated herein by reference).
 10.4     Registration Rights Agreement, dated as of February 25,
          1999, by and among S1, Royal Bank of Canada and RBC Holdings
          (Delaware) Inc. (filed as Exhibit 10.1 to S1's Quarterly
          Report on Form 10-Q for the quarterly period ended March 31,
          1999 and incorporated herein by reference).
 10.5     Stock Purchase Agreement, dated as of June 29, 1998, by and among SFNB, S1 and State Farm Mutual Automobile Insurance
          Company (filed as Exhibit 10.4 to Pre-Effective Amendment
          No. 2 to the S1's Registration Statement on Form S-4 (File
          No. 333-56181) filed with the SEC on August 21, 1998 and
          incorporated herein by reference).

EXHIBIT
  NO.                         EXHIBIT DESCRIPTION
-------                       -------------------
 10.6     Stock Purchase Agreement, dated as of February 19, 1999, by and between S1 and Hewlett-Packard Company, as amended on
          April 30, 1999 (filed as Exhibit 10.2 to S1's Quarterly
          Report on Form 10-Q for the quarterly period ending March
          31, 1999 and incorporated herein by reference).
 10.7     Stock Purchase Agreement, dated as of February 19, 1999, by and between S1 and AC II Technology (ACT II) B.V., as
          amended on April 30, 1999 (filed as Exhibit 10.3 to S1's
          Quarterly Report on Form 10-Q for the quarterly period
          ending March 31, 1999 and incorporated herein by reference).
 10.8     Warrant, dated February 19, 1999, issued by S1 to Andersen
          Consulting LLP (filed as Exhibit 10.4 to S1's Quarterly
          Report on Form 10-Q for the quarterly period ending March
          31, 1999 and incorporated herein by reference).
 10.9     Warrant, dated February 25, 1999, issued by S1 to Royal Bank of Canada (filed as Exhibit 10.5 to S1's Quarterly Report on
          Form 10-Q for the quarterly period ending March 31, 1999 and incorporated herein by reference).
 10.10    Stock Purchase and Option Agreement, dated as of May 16,
          1999, by and between S1 and Intuit Inc. (filed as Exhibit
          10.1 to S1's Current Report on Form 8-K filed with the SEC on May 21, 1999 and incorporated herein by reference).
 10.11    Stock Purchase Agreement, dated as of May 16, 1999, by and among S1, the individuals identified on Schedule 1 thereto and FICS Group N.V. (filed as Exhibit 10.2 to S1's Current
          Report on Form 8-K filed with the SEC on May 21, 1999 and
          incorporated herein by reference).
 10.12    Security First Technologies Corporation Amended and Restated
          1995 Stock Option Plan (filed as Appendix B to S1's
          definitive proxy statement for S1's 1999 annual meeting of stockholders and incorporated herein by reference).
 10.13    Security First Network Bank Amended and Restated Directors'
          Stock Option Plan (filed as Exhibit 10.2 to Pre-Effective
          Amendment No. 2 to S1's Registration Statement on Form S-4
          (File No. 333-56181) filed with the SEC on August 21, 1998 and incorporated herein by reference).
 10.14    Security First Technologies Corporation 1998 Directors'
          Stock Option Plan (filed as Exhibit 10.3 to Pre-Effective
          Amendment No. 1 to S1's Registration Statement on Form S-4
          (File No. 333-56181) filed with the SEC on July 30, 1998 and incorporated herein by reference).
 10.15    Loan Agreement, dated May 16, 1999, entered into by and
          between S1 and FICS Group N.V.
 23.1     Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
 23.2     Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1).
 23.3*    Consent of BancBoston Robertson Stephens Inc.
 23.4*    Consent of Goldman, Sachs & Co.
 23.5     Consent of KPMG LLP regarding S1 financial statements.
 23.6     Consent of KPMG LLP regarding Edify Corporation financial
          statements.

EXHIBIT
  NO.                         EXHIBIT DESCRIPTION
-------                       -------------------
 23.7     Consent of PricewaterhouseCoopers & Co. Bedrijfsrevisoren.
 24.1     Power of Attorney (included at signature page to
          Registration Statement).
 99.1*    Consent of Persons to be named as directors.
 99.2     Proxy card of S1
 99.3     Proxy card of Edify

---------------
* To be filed by amendment.

     (b) FINANCIAL STATEMENT SCHEDULES

     (c) OPINIONS OF FINANCIAL ADVISORS (INCLUDED IN THE PROSPECTUS/PROXY STATEMENT)

ITEM 22.  UNDERTAKINGS.

     (a) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (c) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 (sec. 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undertaking concerning indemnification is included as part of the response to Item 20.

     (e) The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (g) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities registered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

          (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (h) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (i) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on July 9, 1999.

                                      SECURITY FIRST TECHNOLOGIES   CORPORATION

                                      By:       /s/ JAMES S. MAHAN III
                                         ---------------------------------------
                                                   JAMES S. MAHAN III
                                          CHAIRMAN OF THE BOARD, PRESIDENT AND
                                                 CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Security First Technologies Corporation, do hereby constitute and appoint James S. Mahan III and Robert F. Stockwell and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 9, 1999.

                     SIGNATURE                                            TITLE
                     ---------                                            -----
              /s/ JAMES S. MAHAN, III                Chairman, Chief Executive Officer, President
---------------------------------------------------    and Director (Principal Executive Officer)
                JAMES S. MAHAN  III

              /s/ ROBERT F. STOCKWELL                Chief Financial Officer and Treasurer
---------------------------------------------------    (Principal Financial Officer and Principal
                ROBERT F. STOCKWELL                    Accounting Officer)

               /s/ ROBERT W. COPELAN                 Director
---------------------------------------------------
                 ROBERT W. COPELAN

               /s/ DORSEY R. GARDNER                 Director
---------------------------------------------------
                 DORSEY R. GARDNER

               /s/ JOSEPH S. MCCALL                  Director
---------------------------------------------------
                 JOSEPH S. MCCALL

            /s/ HOWARD J. RUNNION, JR.               Director
---------------------------------------------------
              HOWARD J. RUNNION, JR.

                                 EXHIBIT INDEX

EXHIBIT
  NO.                         EXHIBIT DESCRIPTION
-------                       -------------------
  2.1     Share Purchase Agreement, dated as of May 16, 1999, by and among S1 Holdings N.V. (a Belgian corporation in the process of incorporation, represented by S1) and the stockholders of
          FICS Group N.V., and for the limited purposes stated
          therein, S1 and FICS Group N.V. (filed as Exhibit 2.1 to
          S1's Current Report on Form 8-K filed with the SEC on May
          21, 1999 and incorporated herein by reference).
  2.2     Agreement and Plan of Merger, dated as of May 16, 1999, by and among S1, Sahara Strategy Corporation and Edify
          Corporation (filed as Exhibit 2.2 to S1's Current Report on
          Form 8-K filed with the SEC on May 21, 1999 and incorporated herein by reference).
  2.3     Option Agreement, dated as of May 16, 1999, between Edify
          Corporation and S1 (filed as Exhibit 2.3 to S1's Current
          Report on Form 8-K filed with the SEC on May 21, 1999 and
          incorporated herein by reference).
  3.1     Amended and Restated Certificate of Incorporation of S1
          (filed as Exhibit 1 to S1's Registration Statement on Form
          8-A filed with the SEC on September 30, 1998 and
          incorporated herein by reference).
  3.2     Certificate of Amendment to Amended and Restated Certificate
          of Incorporation of S1 (filed as Exhibit 4.2 to S1's
          Registration Statement on Form S-8 (Reg. No. 333-82369) and
          incorporated herein by reference).
  3.3     Certificate of Designation for S1's Series B Redeemable
          Convertible Preferred Stock (filed as Exhibit 2 to S1's
          Registration Statement on Form 8-A filed with the SEC on
          September 30, 1998 and incorporated herein by reference).
  3.4     Certificate of Designation for S1's Series C Redeemable
          Convertible Preferred Stock (filed as Exhibit 3 to S1's
          Quarterly Report on Form 10-Q for the quarterly period
          ending March 31, 1999 and incorporated herein by reference).
  3.5     Amended and Restated Bylaws of S1 (filed as Exhibit 3 to
          S1's Registration Statement on Form 8-A filed with the SEC on September 30, 1998 and incorporated herein by reference).
  4.1     Specimen certificate for S1's common stock (filed as Exhibit
          4 to S1's Registration Statement on Form 8-A filed with the
          SEC on September 30, 1998 and incorporated herein by
          reference).
  4.2     Specimen certificate for S1's Series A Convertible Preferred
          Stock (filed as Exhibit 4.2 to S1's Annual Report on Form
          10-K for the fiscal year ended December 31, 1998 and
          incorporated herein by reference).
  4.3     Specimen certificate for S1's Series B Convertible
          Redeemable Preferred Stock (filed as Exhibit 4.3 to S1's
          Annual Report on Form 10-K for the fiscal year ended
          December 31, 1998 and incorporated herein by reference).
  4.4     Specimen certificate for S1's Series C Redeemable
          Convertible Preferred Stock (filed as Exhibit 4 to S1's
          Quarterly Report on Form 10-Q for the quarterly period
          ending March 31, 1999 and incorporated herein by reference).
  5.1*    Opinion of Hogan & Hartson L.L.P. as to the validity of the shares being registered.
  8.1     Form of Opinion of Hogan & Hartson L.L.P. regarding tax
          matters.

EXHIBIT
  NO.                         EXHIBIT DESCRIPTION
-------                       -------------------
 10.1     Second Amended and Restated Plan of Reorganization, dated as of March 9, 1998, by and among Security First Network Bank
          ("SFNB"), S1 and New Security First Network Bank, as amended on June 4, 1998 and September 25, 1998 (filed as Exhibit
          10.2 to S1's Current Report on Form 8-K filed with the SEC on October 14, 1998 and incorporated herein by reference).
 10.2     Stock Purchase Agreement, dated as of March 9, 1998, by and among Royal Bank of Canada, RBC Holdings (Delaware) Inc.,
          SFNB and S1, as amended on June 5, 1998 (attached as
          Appendix C to the Proxy Statement/Prospectus that formed a part of S1's Registration Statement on Form S-4 (File No.
          333-56181) filed with the SEC on June 5, 1998 and
          incorporated herein by reference).
 10.3     Common Stock Purchase and Option Agreement, dated as of
          March 9, 1998, by and among SFNB, RBC Holdings (Delaware)
          Inc. and S1, as amended on June 5, 1998 (filed as Exhibit
          2.3 to S1's Registration Statement on Form S-4 (File No.
          333-56181) filed with the SEC on June 5, 1998 and
          incorporated herein by reference).
 10.4     Registration Rights Agreement, dated as of February 25,
          1999, by and among S1, Royal Bank of Canada and RBC Holdings
          (Delaware) Inc. (filed as Exhibit 10.1 to S1's Quarterly
          Report on Form 10-Q for the quarterly period ended March 31,
          1999 and incorporated herein by reference).
 10.5     Stock Purchase Agreement, dated as of June 29, 1998, by and among SFNB, S1 and State Farm Mutual Automobile Insurance
          Company (filed as Exhibit 10.4 to Pre-Effective Amendment
          No. 2 to the S1's Registration Statement on Form S-4 (File
          No. 333-56181) filed with the SEC on August 21, 1998 and
          incorporated herein by reference).
 10.6     Stock Purchase Agreement, dated as of February 19, 1999, by and between S1 and Hewlett-Packard Company, as amended on
          April 30, 1999 (filed as Exhibit 10.2 to S1's Quarterly
          Report on Form 10-Q for the quarterly period ending March
          31, 1999 and incorporated herein by reference).
 10.7     Stock Purchase Agreement, dated as of February 19, 1999, by and between S1 and AC II Technology (ACT II) B.V., as
          amended on April 30, 1999 (filed as Exhibit 10.3 to S1's
          Quarterly Report on Form 10-Q for the quarterly period
          ending March 31, 1999 and incorporated herein by reference).
 10.8     Warrant, dated February 19, 1999, issued by S1 to Andersen
          Consulting LLP (filed as Exhibit 10.4 to S1's Quarterly
          Report on Form 10-Q for the quarterly period ending March
          31, 1999 and incorporated herein by reference).
 10.9     Warrant, dated February 25, 1999, issued by S1 to Royal Bank of Canada (filed as Exhibit 10.5 to S1's Quarterly Report on
          Form 10-Q for the quarterly period ending March 31, 1999 and incorporated herein by reference).
 10.10    Stock Purchase and Option Agreement, dated as of May 16,
          1999, by and between S1 and Intuit Inc. (filed as Exhibit
          10.1 to S1's Current Report on Form 8-K filed with the SEC on May 21, 1999 and incorporated herein by reference).
 10.11    Stock Purchase Agreement, dated as of May 16, 1999, by and among S1, the individuals identified on Schedule 1 thereto and FICS Group N.V. (filed as Exhibit 10.2 to S1's Current
          Report on Form 8-K filed with the SEC on May 21, 1999 and
          incorporated herein by reference).

EXHIBIT
  NO.                         EXHIBIT DESCRIPTION
-------                       -------------------
 10.12    Security First Technologies Corporation Amended and Restated
          1995 Stock Option Plan (filed as Appendix B to S1's
          definitive proxy statement for S1's 1999 annual meeting of stockholders and incorporated herein by reference).
 10.13    Security First Network Bank Amended and Restated Directors'
          Stock Option Plan (filed as Exhibit 10.2 to Pre-Effective
          Amendment No. 2 to S1's Registration Statement on Form S-4
          (File No. 333-56181) filed with the SEC on August 21, 1998 and incorporated herein by reference).
 10.14    Security First Technologies Corporation 1998 Directors'
          Stock Option Plan (filed as Exhibit 10.3 to Pre-Effective
          Amendment No. 1 to S1's Registration Statement on Form S-4
          (File No. 333-56181) filed with the SEC on July 30, 1998 and incorporated herein by reference).
 10.15    Loan Agreement, dated May 16, 1999, entered into by and
          between S1 and FICS Group N.V.
 23.1     Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
 23.2     Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1).
 23.3*    Consent of BancBoston Robertson Stephens Inc.
 23.4*    Consent of Goldman, Sachs & Co.
 23.5     Consent of KPMG LLP regarding S1 financial statements.
 23.6     Consent of KPMG LLP regarding Edify Corporation financial
          statements.
 23.7     Consent of PricewaterhouseCoopers & Co. Bedrijfsrevisoren.
 24.1     Power of Attorney (included at signature page to
          Registration Statement).
 99.1*    Consent of Persons to be named as directors.
 99.2     Proxy card of S1.
 99.3     Proxy card of Edify.

------------------

* To be filed by amendment.